CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Offering Price	Aggregate	Amount of
Securities Registered	Registered	per Unit	Offering Price	Registration Fee(1)
9.00% Senior Subordinated Notes due 2016	$400,000,000	96.865%	$387,460,000	$21,621
Subsidiary Guarantees	(2)	(2)	(2)	(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate registration fee is payable with regard to the guarantees.

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-158542
PROSPECTUS SUPPLEMENT
To Prospectus dated May 1, 2009

$400,000,000

Inverness Medical Innovations, Inc.

9.00% Senior Subordinated Notes due 2016

We are offering $400,000,000 aggregate principal amount of our 9.00% Senior Subordinated Notes due 2016. The notes will mature on May 15, 2016. Interest will be payable on May 15 and November 15 of each year, beginning on November 15, 2009.

We may redeem the notes in whole or in part on and after May 15, 2013 at the redemption prices described herein plus accrued and unpaid interest at the date of redemption. In addition, we may redeem up to 35% of the notes before May 15, 2012 with the proceeds of certain equity offerings. Prior to May 15, 2013, we may also redeem the notes upon payment of the make-whole premium described herein plus accrued and unpaid interest at the date of redemption. If we sell certain of our assets or experience specific kinds of changes in control, we may be required to offer to repurchase the notes. There is no sinking fund for the notes.

The notes are our senior subordinated unsecured obligations and will be subordinated in right of payment to all our existing and future senior debt. Subject to certain exceptions, our obligations under the notes are or will be guaranteed on a senior subordinated basis by our current and future domestic subsidiaries that guarantee certain of our other indebtedness. The notes will also be effectively subordinated to our and our guarantor subsidiaries’ existing and future secured debt and other secured obligations, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all obligations of our subsidiaries that do not guarantee the notes.

The notes have been authorized for listing on the New York Stock Exchange, subject to notice of issuance. Currently, there is no public market for the notes.

Investing in the notes involves substantial risk. See “Risk Factors” beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Public offering		Underwriting	Proceeds, before
price(1)		discount	expenses, to us

Per note	96.865%	2.000%	94.865%

Total	$387,460,000	$8,000,000	$379,460,000

(1)	Plus accrued interest from May 12, 2009 to the date of delivery.

We expect that delivery of the notes will be made to purchasers in book-entry form through The Depository Trust Company on or about May 12, 2009.

Joint Book-Running Managers

UBS Investment Bank
Goldman, Sachs & Co.
Banc of America Securities LLC

Co-Managers

Canaccord Adams	Leerink Swann	Stifel Nicolaus

The date of this prospectus supplement is May 7, 2009.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any issuer free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any other information. If anyone provides you with any other information, you should not rely on it. You should assume that the information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus or any issuer free writing prospectus is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus or any issuer free writing prospectus nor any sale made hereunder shall under any circumstance imply that the information contained or incorporated by reference in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained or incorporated by reference in the accompanying prospectus or any issuer free writing prospectus is correct as of any date subsequent to the dates on their respective covers.

We and the underwriters are offering to sell the notes only in places where such offers and sales are permitted.

S-i

Summary

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the following summary together with the more detailed information and consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

INVERNESS MEDICAL INNOVATIONS, INC.

Inverness Medical Innovations, Inc. enables individuals to take charge of improving their health and quality of life at home by developing new capabilities in near-patient diagnosis, monitoring and health management. Our global leading products and services, as well as our new product development efforts, focus on cardiology, women’s health, infectious disease, oncology and drugs of abuse. Our business is organized into four major reportable segments: professional diagnostics, health management, consumer diagnostics and vitamins and nutritional supplements. Through our professional diagnostics segment, we develop, manufacture and market an extensive array of innovative rapid diagnostic test products and other in vitro diagnostic tests to medical professionals and laboratories for detection of infectious diseases, cardiac conditions, drugs of abuse and pregnancy. Our health management segment provides comprehensive, integrated programs and services focused on wellness, disease and condition management, productivity enhancement and informatics, all designed to reduce health-related costs and enhance the health and quality of life of the individuals we serve. Our consumer diagnostic segment consists primarily of manufacturing operations related to our role as the exclusive manufacturer of products for SPD Swiss Precision Diagnostics, or SPD, our 50/50 joint venture with The Procter & Gamble Company, or P&G. SPD holds a leadership position in the worldwide over-the-counter pregnancy and fertility/ovulation test market. We also manufacture and market a variety of vitamins and nutritional supplements under our brands and those of private label retailers primarily in the U.S. consumer market. We have grown our businesses by leveraging our strong intellectual property portfolio and making selected strategic acquisitions. Our products are sold in approximately 90 countries through our direct sales force and an extensive network of independent global distributors.

ACON ACQUISITION

On April 30, 2009, we completed our acquisition of certain assets from ACON Laboratories, Inc. and certain related entities, whom we refer to collectively as ACON, relating to ACON’s lateral flow immunoassay business. ACON is a world-wide provider of diagnostic test kits in the consumer, point-of-care and laboratory markets. In connection with our March 2006 acquisition of the assets of ACON’s business of researching, developing, manufacturing, marketing and selling lateral flow immunoassay and directly related products, which we refer to as the ACON business, in the United States, Canada, Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand, which we refer to collectively as the first territory, we entered into an agreement with ACON that provided that in the event certain financial performance and operating conditions were satisfied, we would agree to acquire, and ACON would agree to sell, the ACON business for the remainder of the world, which we refer to as the ACON second territory business. The terms and conditions of our acquisition of the ACON second territory business, which includes the ACON business in China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe, are set forth in an agreement between ACON and us dated March 16, 2009. ACON will retain its other worldwide in-vitro diagnostics businesses including diabetes, clinical chemistry and immunoassay products.

As agreed to in connection with the acquisition of the ACON business in the first territory in March 2006, the aggregate purchase price for the ACON second territory business will be based on a multiple of either the ACON second territory business’ revenue or its pre-tax profits for calendar year 2008, subject to final determination of ACON’s financial results for calendar year 2008, as well as working capital and other customary adjustments. We currently expect that the purchase price for the ACON second territory business will be approximately $200.0 million, subject to the foregoing determination and adjustments.

At closing, we paid $80.0 million in cash toward the purchase price. Not later than ten business days following the closing of this offering, we expect to pay approximately an additional $30.5 million in cash, based on the estimated purchase price. On July 1, 2009, we must pay an amount equal to approximately $59.5 million in shares of our common stock or, at our election, cash, based on the estimated purchase price. Such amount shall bear interest at the rate of 4% per annum from the closing date. The remainder of the purchase price will be due in two installments, each comprising 7.5% of the total purchase price, or approximately $15.0 million, based on the estimated purchase price, on the dates that are 15 and 30 months after the closing. These installment amounts do not bear interest and may be paid in cash or a combination of cash (not less than approximately 71% of each payment) and shares of our common stock (not more than approximately 29% of each payment).

The actual number of shares of our common stock to be issued pursuant to the ACON acquisition agreement, if any, will be determined by reference to a formula by which the value of the common stock to be issued is divided by a price per share equal to the volume weighted average price of our common stock during the ten trading days immediately preceding the date of issuance.

In connection with the consummation of the acquisition of the ACON second territory business, we also entered into various other agreements with ACON, including an amended and restated investor rights agreement, transitional supply and distribution agreements, an amended and restated license agreement, a transition services agreement, and other ordinary and customary agreements.

We may use a portion of the proceeds of this offering to pay some or all of the purchase price that remains outstanding.

RECENT FINANCIAL RESULTS

We recently reported our preliminary unaudited financial results for the first quarter of 2009. We have not yet filed with the SEC our quarterly report on Form 10-Q for the first quarter of 2009, and our independent registered public accounting firm has not completed the review of our quarterly financial information required by Statement of Auditing Standards No. 100, Interim Financial Information.

In that quarter, we recorded net revenue of $443.9 million compared to net revenue of $372.2 million in the first quarter of 2008. The revenue increase was primarily due to $76.9 million of incremental revenue provided by our health management segment principally as a result of incremental revenues from recently acquired businesses, along with $10.2 million of incremental revenue contributed by our other recently acquired businesses, offset in part by the adverse impact of foreign currency translation, which reduced reported revenues by $16.6 million. A relatively mild flu season resulted in a reduction in sales of our influenza tests in North America by $12.4 million from the first quarter of 2008.

The following tables provide certain of our preliminary unaudited condensed consolidated financial data for the three months ended March 31, 2009 and 2008 and as of March 31, 2009.

For additional financial information relevant to our ability to meet our debt service obligations, please see “— Other Financial Information.”

	For the three
	months ended March 31,
Statement of operations data:	2009	2008

	(in thousands,
	except per share data)
	(unaudited)

Net product sales and services revenue	$434,800	$361,361
License and royalty revenue	9,060	10,872

Net revenue	443,860	372,233
Cost of net revenue	209,658	191,843

Gross profit	234,202	180,390

Operating expenses:
Research and development	27,052	30,925
Selling, general and administrative	178,996	134,687

Total operating expenses	206,048	165,612

Operating income	28,154	14,778
Interest and other income (expense), net	(20,671)	(20,753)
Income tax provision (benefit)	3,689	(880)
Equity earnings of unconsolidated entities, net of tax	2,497	921

Net income (loss)	6,291	(4,174)

Balance sheet data:	March 31, 2009

(in thousands)

Cash and cash equivalents	$205,181
Working capital	$514,134
Total assets	$5,902,506
Total debt	$1,516,032
Total stockholders’ equity	$3,257,677

PRINCIPAL EXECUTIVE OFFICES

Inverness Medical Innovations, Inc. is a Delaware corporation. Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 and our telephone number is (781) 647-3900. Our website is www.invernessmedical.com. The information found on our website is not part of this prospectus.

The offering

9.00% SENIOR SUBORDINATED NOTES DUE 2016

The following summary describes the principal terms of the notes. Some of the following description is subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the notes than this summary section.

Issuer	Inverness Medical Innovations, Inc., a Delaware corporation.

Notes Offered	$400,000,000 aggregate principal amount of our 9.00% Senior Subordinated Notes due 2016.

Maturity Date	May 15, 2016.

Interest	9.00% per annum, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2009.

Optional Redemption	We may, at our option, redeem the notes, in whole or part, at any time on or after May 15, 2013, at the redemption prices described in “Description of Notes—Redemption—Optional Redemption” plus accrued and unpaid interest to (but excluding) the redemption date.

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) until May 15, 2012, we can choose to redeem up to 35% of the notes (including any applicable notes issued after the issue date) with money that we raise in certain equity offerings, so long as:

➢ we pay 109.00% of the face amount of the notes, plus accrued and unpaid interest to (but excluding) the redemption date;

➢ we redeem the notes within 90 days of completing such equity offering; and

at least 65% of the aggregate principal amount of the notes (including any notes issued after the issue date) remains outstanding afterwards. See “Description of Notes—Redemption—Redemption with Proceeds from Equity Offerings.”

Make-Whole Redemption	Prior to May 15, 2013, we may redeem some or all of the notes by the payment of a make-whole premium described under “Description of Notes—Redemption—Make-whole Redemption,” plus accrued and unpaid interest to (but excluding) the redemption date.

Change of Control	If a change of control occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell the notes to us at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to (but excluding) the date of the purchase. The credit agreements governing our secured credit facilities prohibit us from repurchasing any of the notes in connection with a change of control before the repayment in full of all amounts outstanding under the secured credit facilities. Therefore, if a change of control were to occur, we may be unable to repurchase any of the notes due to this or similar prohibitions or because we do not have adequate funds. See “Description of Notes—Change of Control.”

Guarantees	The payment of the principal, premium and interest on the notes is or will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by, subject to certain exceptions, all of our current and future domestic subsidiaries that guarantee certain other of our indebtedness. A guarantee may be released if we dispose of the guarantor subsidiary or it ceases to guarantee certain other indebtedness of ours or any of our other subsidiaries. See “Description of Notes—Guarantees of the Notes.”

Ranking	The notes will be our general unsecured senior subordinated obligations and will be:

➢ junior in right of payment to all of our existing and future senior indebtedness, including indebtedness arising under our secured credit facilities; see “Description of Notes—Subordination of the Notes”;

➢ pari passu in right of payment with all of our existing and future senior subordinated indebtedness, including indebtedness arising under our outstanding senior subordinated convertible notes;

➢ senior in right of payment to any of our existing or future indebtedness that is, by its terms, subordinated in right of payment to the notes;

➢ unconditionally guaranteed by the guarantor subsidiaries; see “Description of Notes—Guarantees of the Notes”;

➢ effectively subordinated to all of our existing and future secured indebtedness, including indebtedness arising under our secured credit facilities, to the extent of the assets securing such indebtedness; and

➢ structurally subordinated to all of the existing and future obligations of each of our subsidiaries that does not guarantee the notes; see “Description of Notes—Ranking of the Notes and the Guarantees.”

The guarantees will be general unsecured obligations of the guarantor subsidiaries and will be:

➢ junior in right of payment to all existing and future senior indebtedness of the guarantor subsidiaries, including indebtedness arising under our secured credit facilities; see “Description of Notes—Subordination of the Guarantees of the Notes”;

➢ pari passu in right of payment with any existing or future senior subordinated indebtedness of the guarantor subsidiaries;

➢ senior in right of payment to any existing or future indebtedness of guarantor subsidiaries that is, by its terms, subordinated to the guarantees;

➢ effectively subordinated to all existing and future secured indebtedness of the guarantor subsidiaries, including the indebtedness arising under our secured credit facilities, to the extent of the assets securing such indebtedness; and

➢ structurally subordinated to all existing and future obligations of each of our subsidiaries that is not also a guarantor subsidiary; see “Description of Notes—Ranking of the Notes and the Guarantees.”

As of December 31, 2008, we had approximately $1.37 billion in principal amount of senior debt outstanding, including approximately $1.35 billion in aggregate principal amount of debt outstanding under our secured credit facilities.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of Notes—Certain Covenants—Limitations on Asset Sales.”

Certain Covenants	We will issue the notes under an indenture with U.S. Bank National Association, as trustee. The indenture governing the notes contains covenants that limit our ability and our restricted subsidiaries’ ability to, among other things:

➢ incur additional debt;

➢ pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

➢ make certain investments;

➢ create liens on our assets;

➢ transfer or sell assets;

➢ engage in transactions with our affiliates;

➢ create restrictions on the ability of our subsidiaries to pay dividends or make loans, asset transfers or other payments to us;

➢ issue capital stock of our subsidiaries;

➢ engage in any business, other than our existing businesses and related businesses;

➢ enter into sale and leaseback transactions;

➢ incur layered indebtedness; and

➢ consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of Notes—Certain Covenants.”

Use of Proceeds	We expect to use the net proceeds from this offering for working capital and other general corporate purposes, including the financing of potential acquisitions or other investments, if and when suitable opportunities arise, and for capital expenditures, in our sole discretion. We may use a portion of the net proceeds from this offering to pay some or all of our remaining obligations relating to our recently completed acquisition of the second territory business from ACON. See “Use of Proceeds.”

Book-Entry Form	Initially, the notes will be represented by one or more global notes in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Listing	The notes have been authorized for listing on the New York Stock Exchange, subject to notice of issuance.

RISK FACTORS

You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement for a discussion of risks relating to our business and an investment in the notes.

Summary consolidated financial information

The following tables provide our summary consolidated financial data as of the dates and for the periods shown. Our summary consolidated statement of operations data for the years ended December 31, 2006, 2007 and 2008 and our summary consolidated balance sheet data as of December 31, 2007 and 2008 are derived from our audited consolidated financial statements included elsewhere in this prospectus supplement, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm, as indicated in their report. Our summary consolidated balance sheet data as of December 31, 2006 are derived from our audited consolidated financial statements not included in this prospectus supplement, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm. The summary consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus supplement, “Selected Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	For the year ended December 31,
Statement of operations data:	2008		2007	2006

	(in thousands, except per share data and ratios)

Net product sales and services revenue	$1,645,600		$817,561	$552,130
License and royalty revenue	25,826		21,979	17,324

Net revenue	1,671,426		839,540	569,454

Cost of net revenue	810,867		445,813	340,231

Gross profit	860,559		393,727	229,223
Operating expenses:
Research and development	111,828		69,547	48,706
Purchase of in-process research and development	—		173,825	4,960
Selling, general and administrative	684,879		326,208	165,688
Loss on dispositions, net	—		—	3,498

Operating income (loss)	63,852		(175,853)	6,371
Interest expense and other expenses, net, including amortization of original issue discounts and write-off of deferred financing costs	(103,356)		(74,251)	(17,822)

Loss before (benefit) provision for income taxes	(39,504)		(250,104)	(11,451)
(Benefit) provision for income taxes	(16,686)		(979)	5,727
Equity earnings of unconsolidated entities, net of tax	1,050		4,372	336

Net loss	(21,768)		(244,753)	(16,842)

Other financial data(1)(2):
Ratio of earnings to fixed charges	0.7	x	—	0.6	x
Ratio of earnings to combined fixed charges and preference dividends	0.5	x	—	0.6	x

(footnotes on following page)

	December 31,
Balance sheet data:	2008	2007	2006

	(in thousands)

Cash and cash equivalents	$141,324	$414,732	$71,104
Working capital	$457,198	$674,066	$133,313
Total assets	$5,955,360	$4,880,759	$1,085,771
Total debt	$1,520,534	$1,387,849	$202,976
Total stockholders’ equity	$3,278,838	$2,586,667	$714,138

(1)	For the purpose of computing our ratio of earnings to fixed charges, “earnings” consist of pre-tax income before adjustment for income from equity investees plus fixed charges (excluding capitalized interest). “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. This ratio is adjusted to include preference dividends in the ratio of earnings to combined fixed charges and preference dividends. “Preference dividends” equal the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

(2)	Due to the net losses for the years ended December 31, 2008, 2007 and 2006, there were insufficient earnings of $38.1 million, $248.9 million and $11.8 million, respectively, to cover fixed charges and $61.4 million, $248.9 million and $11.8 million, respectively, to cover fixed charges and preference dividends.

OTHER FINANCIAL INFORMATION

This section presents additional financial information relevant to our ability to meet our debt service obligations, including our ratio of earnings to fixed charges, information from our statement of cash flows, and a presentation of our “Adjusted EBITDA.” EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization. Our Adjusted EBITDA represents EBITDA plus:

➢	non-cash stock-based compensation;

➢	the amortization of inventory write-ups related to acquisitions;

➢	net realized non-cash foreign exchange losses on the settlement of certain inter-company transactions; and

➢	charges for purchased in-process research and development.

For an explanation of these items, please see notes 17 (regarding stock-based compensation), 2(b) (regarding foreign exchange losses) and 14 (regarding in-process research and development) of the notes to our audited consolidated financial statements included elsewhere in this prospectus supplement and the discussion of inventory write-ups related to our acquisitions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Adjusted EBITDA is presented because we believe that it provides useful information to investors relevant to our ability to meet our requirements for debt service, capital expenditures and working capital. We believe that EBITDA, with and without adjustments, is widely used by investors, analysts and ratings agencies in valuation, comparison, rating and investment recommendations and decisions regarding companies in our industry. Our management also evaluates the performance of our businesses using Adjusted EBITDA measures. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or net income, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP. Our calculation of Adjusted EBITDA is different from the calculations that may be used by other companies and, accordingly, comparability may be limited. In addition, our calculation of Adjusted EBITDA is different than that used in the covenants concerning our secured credit facilities and the definition of consolidated cash flow used in the indenture governing the notes.

Information for the twelve months ended March 31, 2009 was prepared by subtracting information for the three months ended March 31, 2008 from the information for the year ended December 31, 2008 and by adding information for the three months ended March 31, 2009, in accordance with GAAP.

This table does not present any information relating to our recently completed acquisition of ACON, which is described in more detail above.

			Twelve months
			ended
	Year ended December 31,		March 31,
	2007	2008	2009

	(in thousands, except ratios)

Net cash provided by operating activities	$88,755	$147,844	$170,979
Net cash used in investing activities	$(1,786,530)	$(713,332)	$(519,855)
Net cash provided by financing activities	$2,032,384	$297,769	$153,464

Computation of Adjusted EBITDA:
Net loss (GAAP)	$(244,753)	$(21,768)	$(11,303)
Income tax benefit	(979)	(16,686)	(12,117)
Depreciation and amortization	92,886	266,855	286,553
Interest, net	71,539	94,426	90,173
Non-cash stock-based compensation	57,463	26,405	26,724
Amortization of inventory write-up related to acquisitions	8,227	2,021	313
Net realized non-cash foreign exchange loss	1,999	1,691	—
Charge for purchased in-process research and development	173,825	—	—

Adjusted EBITDA(1)(2)	$160,207	$352,944	$380,343

(1)	Net loss (GAAP) includes non-interest related restructuring charges of $6.7 million, $43.7 million and $34.7 million for the years ended December 31, 2007 and 2008 and the twelve months ended March 31, 2009, respectively, which have not been added back for purposes of computing Adjusted EBITDA. Net loss (GAAP) for the twelve months ended March 31, 2009 also includes a charge of $4.7 million associated with the expensing of certain acquisition-related costs in connection with the adoption of SFAS No. 141-R, effective January 1, 2009, which also has not been added back for purposes of computing Adjusted EBITDA.

(footnotes continued on following page)

(2)	The information in the foregoing table does not reflect any information for Matria Healthcare, Inc., or Matria, prior to the date of its acquisition on May 9, 2008. Matria is a provider of comprehensive, integrated health management services particularly in the areas of women’s and children’s health, cardiology and oncology. Adjusted EBITDA for Matria for certain periods ending on or before May 8, 2008 is computed as indicated in the following table. For the three months ended March 31, 2008, Matria’s net cash provided by operating activities was $7.3 million, its net cash used in investing activities was $3.4 million and its net cash used in financing activities was $319,000.

		Period from	Period from
	Three months	April 1, 2008	January 1, 2008
	ended March 31,	to May 8,	to May 8,
Matria financial information:	2008	2008	2008

Matria net income from continuing operations (GAAP)	$224	$(22,334)	$(22,110)
Income tax provision	162	(10,195)	(10,033)
Depreciation and amortization	5,387	2,304	7,691
Interest, net	4,883	15,321	20,204
Non-cash stock-based compensation	1,839	7,749	9,588

Matria Adjusted EBITDA(3)	$12,495	$(7,155)	$5,340

(3)	Matria net income from continuing operations (GAAP) includes restructuring charges and expenses related to our acquisition of Matria of $3.5 million and $12.0 million for the three months ended March 31, 2008 and the period from April 1, 2008 to May 8, 2008, respectively, which have not been added back for purposes of computing Adjusted EBITDA for Matria.

Risk factors

You should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. The occurrence of any of the events or actions described in the following risk factors may have a material adverse effect on our business or financial performance. This prospectus supplement and the accompanying prospectus contain or incorporate statements that constitute forward-looking statements regarding, among other matters, our intentions, beliefs or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions, as further described in the section entitled “Special Note Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS

Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers.

The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers and suppliers. These disruptions could adversely affect our ability to draw on our bank revolving credit facility, which is dependent on the ability of the banks that are parties to the facility to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments, as well as our ability to effectively hedge our currency or interest rate. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

Our business has substantial indebtedness, which could, among other things, make it more difficult for us to satisfy our debt obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions, place us at a competitive disadvantage and expose us to interest rate fluctuations.

We currently have, and will likely continue to have, a substantial amount of indebtedness. The issuance of the notes will add significantly to our indebtedness. As of December 31, 2008, we had total debt outstanding of approximately $1.5 billion, which included approximately $1.1 billion in aggregate principal amount of indebtedness outstanding under our senior secured credit facility, $250.0 million in aggregate principal amount of indebtedness outstanding under our junior secured credit facility, which we refer to, together with the senior secured credit facility, as our secured credit facilities, and $150.0 million in indebtedness under our outstanding senior subordinated convertible notes.

Our substantial indebtedness could affect our future operations in important ways. For example, it could:

➢	make it more difficult to satisfy our obligations under the notes, the senior subordinated convertible notes, our secured credit facilities and our other debt-related instruments;

➢	require us to use a large portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and service obligations, to delay or reduce capital expenditures or the introduction of new products and/or forego business opportunities, including acquisitions, research and development projects or product design enhancements;

Risk factors

➢	limit our flexibility to adjust to market conditions, leaving us vulnerable in a downturn in general economic conditions or in our business and less able to plan for, or react to, changes in our business and the industries in which we operate;

➢	impair our ability to obtain additional financing;

➢	place us at a competitive disadvantage compared to our competitors that have less debt; and

➢	expose us to fluctuations in the interest rate environment with respect to our indebtedness that bears interest at variable rates.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, the senior subordinated convertible notes, our secured credit facilities and our other debt from cash flow from our operations and potentially from other debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If our cash flow and capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, including the notes, seek additional equity capital or borrow more money. We cannot guarantee that we will be able to do so on acceptable terms. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, the credit agreements governing our secured credit facilities and the indenture governing the senior subordinated convertible notes, may restrict us from adopting any of these alternatives.

The agreements governing our indebtedness subject us to various restrictions that may limit our ability to pursue business opportunities.

The agreements governing our indebtedness, including the credit agreements governing our secured credit facilities and the indentures governing the notes and the senior subordinated convertible notes, subject us to various restrictions on our ability to engage in certain activities, including, among other things, our ability to:

➢	incur additional debt;

➢	pay dividends or make distributions or repurchase or redeem our stock or subordinated debt;

➢	acquire other businesses;

➢	make investments;

➢	make loans to or extend credit for the benefit of third parties or their subsidiaries;

➢	prepay indebtedness;

➢	enter into transactions with affiliates;

➢	raise additional capital;

➢	make capital or finance lease expenditures;

➢	dispose of or encumber assets; and

➢	consolidate, merge or sell all or substantially all of our assets.

These restrictions may limit or restrict our cash flow and our ability to pursue business opportunities or strategies that we would otherwise consider to be in our best interests.

Risk factors

Our secured credit facilities contain certain financial covenants that we may not satisfy, which, if not satisfied, could result in the acceleration of the amounts due under our secured credit facilities and the limitation of our ability to borrow additional funds in the future.

The agreements governing our secured credit facilities subject us to various financial and other restrictive covenants with which we must comply on an on-going or periodic basis. These include covenants pertaining to maximum consolidated leverage ratios, minimum consolidated interest coverage ratios and limits on capital expenditures. If we violate any of these covenants, we may suffer a material adverse effect. Most notably, our outstanding debt under our secured credit facilities could become immediately due and payable, our lenders could proceed against any collateral securing such indebtedness and our ability to borrow additional funds in the future may be limited. Alternatively, we could be forced to refinance or renegotiate the terms and conditions of our secured credit facilities, including the interest rates, financial and restrictive covenants and security requirements of the secured credit facilities, on terms that may be significantly less favorable to us.

Our acquisitions may not be profitable, and the integration of these businesses may be costly and difficult and may cause disruption to our business.

Since commencing activities in November 2001, we have acquired and integrated into our operations numerous businesses. Since the beginning of 2006, we have acquired and integrated, or are in the process of integrating, the ACON second territory business; the ACON first territory business; Instant Technologies, Inc., or Instant; Biosite Incorporated, or Biosite; Cholestech Corporation, or Cholestech; HemoSense, Inc., or HemoSense; Alere Medical, Inc., or Alere Medical; Redwood Toxicology Laboratory, Inc., or Redwood; ParadigmHealth, Inc., or ParadigmHealth; Panbio Limited, or Panbio; BBI Holdings Plc, or BBI; and Matria Healthcare, Inc., or Matria. We have also made a number of smaller acquisitions. The ultimate success of all of these acquisitions depends, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating these businesses or assets into our existing businesses. However, the successful integration of independent businesses or assets is a complex, costly and time-consuming process. The difficulties of integrating companies and acquired assets include, among others:

➢	consolidating manufacturing, research and development operations and health management information technology platforms, where appropriate;

➢	integrating newly-acquired businesses or product lines into a uniform financial reporting system;

➢	coordinating sales, distribution and marketing functions and strategies, including the integration of our current health management products and services;

➢	establishing or expanding manufacturing, sales, distribution and marketing functions in order to accommodate newly-acquired businesses or product lines or rationalizing these functions to take advantage of synergies;

➢	preserving the important licensing, research and development, manufacturing and supply, distribution, marketing, customer and other relationships;

➢	minimizing the diversion of management’s attention from on-going business concerns; and

➢	coordinating geographically separate organizations.

We may not accomplish the integration of our acquisitions smoothly or successfully. The diversion of the attention of our management from current operations to integration efforts and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from these acquisitions and adversely affect our other businesses. Additionally, the costs associated with the integration of our acquisitions may be substantial. To the extent that we incur integration costs that are not anticipated when we finance our acquisitions, these unexpected costs could adversely impact our liquidity or force us to borrow additional funds. Ultimately, the value of any business or asset that we have acquired may not be greater than or equal to the purchase price of that business or asset.

Risk factors

If we choose to acquire or invest in new and complementary businesses, products or technologies rather than developing them internally, such acquisitions or investments could disrupt our business and, depending on how we finance these acquisitions or investments, could result in the use of significant amounts of cash.

Our success depends in part on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time, we may seek to acquire or invest in businesses, products or technologies instead of developing them internally. Acquisitions and investments involve numerous risks, including:

➢	the inability to complete the acquisition or investment;

➢	disruption of our on-going businesses and diversion of management attention;

➢	difficulties in integrating the acquired entities, products or technologies;

➢	difficulties in operating the acquired business profitably;

➢	difficulties in transitioning key customer, distributor and supplier relationships;

➢	risks associated with entering markets in which we have no, or limited, prior experience; and

➢	unanticipated costs.

In addition, any future acquisitions or investments may result in:

➢	issuances of dilutive equity securities, which may be sold at a discount to market price;

➢	use of significant amounts of cash;

➢	the incurrence of debt;

➢	the assumption of significant liabilities, including litigation;

➢	unfavorable financing terms;

➢	large one-time expenses; and

➢	the creation of intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.

Our joint venture transaction with P&G may not realize all of its intended benefits.

In connection with SPD, our 50/50 joint venture with P&G, we may experience:

➢	difficulties in integrating our corporate culture and business objectives with that of P&G into the joint venture;

➢	difficulties or delays in transitioning clinical studies;

➢	diversion of our management’s time and attention from other business concerns;

➢	higher than anticipated costs of integration at the joint venture;

➢	difficulties in retaining key employees who are necessary to manage the joint venture; or

➢	difficulties in working with an entity based in Switzerland and thus remote or inconvenient to our Waltham, Massachusetts headquarters.

Moreover, because SPD is a 50/50 joint venture, we do not have complete control over its operations, including business decisions which may impact SPD’s profitability.

Risk factors

For any of these reasons, or as a result of other factors, we may not realize the anticipated benefits of the joint venture and cash flow or profits derived from our ownership interest in SPD may be less than the cash flow or profits that could have been derived had we retained the transferred assets and continued to operate the consumer diagnostics business ourselves. P&G retains an option to require us to purchase P&G’s interest in SPD at fair market value during the 60-day period beginning on May 17, 2011. Moreover, certain subsidiaries of P&G have the right, at any time upon certain material breaches by us or our subsidiaries of our obligations under the joint venture documents, to acquire all of our interest in the joint venture at fair market value less damages.

We may not be successful in conducting future joint venture transactions.

In addition to SPD, our 50/50 joint venture with P&G, we may enter into additional joint venture transactions in the future. We may experience unanticipated difficulties in connection with those joint venture transactions. We cannot assure you that any such joint venture transaction will be profitable or that we will receive any of the intended benefits of such a transaction.

If goodwill and/or other intangible assets that we have recorded in connection with our acquisitions of other businesses become impaired, we could have to take significant charges against earnings.

In connection with the accounting for our acquisitions we have recorded, or will record, a significant amount of goodwill and other intangible assets. Under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could materially adversely affect our reported results of operations in future periods.

We may experience manufacturing problems or delays due to, among other reasons, our volume, specialized processes or our Chinese operations, which could result in decreased revenue or increased costs.

Many of our manufacturing processes are complex and require specialized and expensive equipment. Replacement parts for our specialized equipment can be expensive and, in some cases, can require lead times of up to a year to acquire. In addition, our private label consumer diagnostics business, and our private label and bulk nutritional supplements business in particular, rely on operational efficiency to mass produce products at low margins per unit. We also rely on numerous third parties to supply production materials and, in some cases, there may not be alternative sources immediately available.

In addition, during 2008, we began the process of closing the manufacturing operations that we acquired with Cholestech, and shifting the production of products from these facilities to our San Diego campus. We also began the process of closing our manufacturing facility in Bedford, England, and shifting the production of units manufactured there to China and to other lower-cost facilities. We have previously shifted the production of other products to our manufacturing facilities in China. Moving the production of products is difficult and involves significant risk. Problems establishing relationships with local materials suppliers; acquiring or adapting the new facility and its equipment to the production of new products; hiring, training and retaining personnel; and establishing and maintaining compliance with governmental regulations and industry standards can cause delays and inefficiencies which could have a material negative impact on our financial performance. We also currently rely on a number of significant third-party manufacturers to produce certain of our professional diagnostics. Any event which negatively impacts our manufacturing facilities, our manufacturing systems or equipment, or our contract manufacturers or suppliers, including, among others, wars, terrorist activities, natural disasters and outbreaks of infectious disease, could delay or suspend shipments of products or the release of new products or could result in the delivery of inferior products. Our revenues from the affected products would decline or we could incur losses until such time as it is able to restore its production processes or put in place alternative contract manufacturers or suppliers.

Risk factors

Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies.

We may experience difficulties that may delay or prevent our development, introduction or marketing of new or enhanced products or services.

We intend to continue to invest in product and technology development. The development of new or enhanced products or services is a complex and uncertain process. We may experience research and development, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products, services or enhancements. We cannot be certain that:

➢	any of the products or services under development will prove to be effective in clinical trials;

➢	any products or services under development will not infringe on intellectual property rights of others;

➢	we will be able to obtain, in a timely manner or at all, regulatory approval to market any of our products or services that are in development or contemplated;

➢	the products and services we develop can be manufactured or provided at acceptable cost and with appropriate quality; or

➢	these products and services, if and when approved, can be successfully marketed.

The factors listed above, as well as manufacturing or distribution problems, or other factors beyond our control, could delay new product or service launches. In addition, we cannot assure you that the market will accept these products and services. Accordingly, there is no assurance that our overall revenue will increase if and when new products or services are launched.

If the results of clinical studies required to gain regulatory approval to sell our products are not available when expected or do not demonstrate the anticipated safety and effectiveness of those potential products, we may not be able to sell future products and our sales could be adversely affected.

Before we can sell certain of our products, we must conduct clinical studies intended to demonstrate that our potential products are safe, effective, and perform as expected. The results of these clinical studies are used as the basis to obtain regulatory approval from government authorities such as the Food and Drug Administration, or FDA. Clinical studies are experiments conducted using potential products and human patients having the diseases or medical conditions that the product is trying to evaluate or diagnose. Conducting clinical studies is a complex, time-consuming and expensive process. In some cases, we may spend several years completing certain studies.

If we fail to adequately manage our clinical studies, those clinical studies and corresponding regulatory approvals may be delayed or we may fail to gain approval for our potential product candidates altogether. Even if we successfully manage our clinical studies, we may not obtain favorable results and may not be able to obtain regulatory approval. If we are unable to market and sell our new products or are unable to obtain approvals in the timeframe needed to execute our product strategies, our business and results of operations would be materially and adversely affected.

If we are unable to obtain required clearances or approvals for the commercialization of our products in the United States, we may not be able to sell future products and our sales could be adversely affected.

Our future performance depends on, among other matters, our estimates as to when and at what cost we will receive regulatory approval for new products. Regulatory approval can be a lengthy, expensive and uncertain process, making the timing, cost and ability to obtain approvals difficult to predict. In addition, regulatory processes are subject to change, and new or changed regulations can result in increased costs and unanticipated delays.

Risk factors

In the United States, clearance or approval to commercially distribute new medical devices is received from the FDA through clearance of a Premarket Notification, or 510(k), or through approval of a Premarket Approval, or PMA. To receive 510(k) clearance, a new product must be substantially equivalent to a medical device first marketed in interstate commerce prior to May 1976. The FDA may determine that a new product is not substantially equivalent to a device first marketed in interstate commerce prior to May 1976 or that additional information is needed before a substantial equivalence determination can be made. A “not substantially equivalent” determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. The 510(k) clearance and PMA review processes can be expensive, uncertain and lengthy. It generally takes from three to five months from submission to obtain 510(k) clearance, and from six to eighteen months from submission to obtain a PMA approval; however, it may take longer, and 510(k) clearance or PMA approval may never be obtained.

Modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, require new 510(k) or PMA submissions. We have made modifications to some of our products since receipt of initial 510(k) clearance or PMA. With respect to several of these modifications, we filed new 510(k)s describing the modifications and received FDA 510(k) clearance. We have made other modifications to some of our products that we believe do not require the submission of new 510(k)s or PMAs. The FDA may not agree with any of our determinations not to submit a new 510(k) or PMA for any of these modifications made to our products. If the FDA requires us to submit a new 510(k) or PMA for any device modification, we may be prohibited from marketing the modified products until the new submission is cleared by the FDA.

We are also subject to applicable regulatory approval requirements of the foreign countries in which we sell products, which are costly and may prevent or delay us from marketing our products in those countries.

In addition to regulatory requirements in the United States, we are subject to the regulatory approval requirements for each foreign country to which we export our products. In the European Union, regulatory compliance requires affixing the “CE” mark to product labeling. Although our products are currently eligible for CE marking through self-certification, this process can be lengthy and expensive. In Canada, as another example, our products require approval by Health Canada prior to commercialization, along with International Standards Organization, or ISO, 13485/CMDCAS certification. It generally takes from three to six months from submission to obtain a Canadian Device License. Any changes in foreign approval requirements and processes may cause us to incur additional costs or lengthen review times of our products. We may not be able to obtain foreign regulatory approvals on a timely basis, if at all, and any failure to do so may cause us to incur additional costs or prevent us from marketing our products in foreign countries, which may have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with on-going regulations applicable to our businesses may result in significant costs or, in certain circumstances, the suspension or withdrawal of previously obtained clearances or approvals.

Our businesses are extensively regulated by the FDA and other federal, state and foreign regulatory agencies. These regulations impact many aspects of our operations, including manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping. For example, our manufacturing facilities and those of our suppliers and distributors are, or can be, subject to periodic regulatory inspections. The FDA and foreign regulatory agencies may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any product approvals that could restrict the commercial applications of those products. In addition, the subsequent discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. We are also subject to routine inspection by the FDA and certain state agencies for compliance with the Quality System Regulation and Medical Device Reporting requirements in the United States and other applicable

Risk factors

regulations worldwide, including but not limited to ISO requirements. Certain portions of our health management business are subject to unique licensing or permit requirements. For example, we may be required to obtain certification to participate in governmental payment programs, such as state Medicaid programs, we may need an operating license in some states, and some states have established Certificate of Need programs regulating the expansion of healthcare operations. In addition, we believe certain of our health management services are educational in nature, do not constitute the practice of medicine or provision of healthcare, and thus do not require that we maintain federal or state licenses to provide such services. However, it is possible that federal or state laws regarding the provision of “virtual” or telephonic medicine could be revised or interpreted to include our services, or that other laws may be enacted which require licensure or otherwise relate to our health management services. In such event, we may incur significant costs to comply with such laws and regulations. In addition, we are subject to numerous federal, state and local laws relating to such matters as privacy, healthcare kickbacks and false claims, safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with these laws and regulations. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products or injunctions against our distribution, termination of our service agreements by our customers, disgorgement of money, operating restrictions and criminal prosecution.

New federal or state laws may be enacted, or regulatory agencies may also impose new or enhanced standards that would increase our costs as well as the risks associated with non-compliance. For example, our manufacturing facilities for nutritional supplements will be subject to new Good Manufacturing Practices, or GMP, standards starting mid-2009. While our manufacturing facilities for nutritional supplements have been subjected to, and passed, third-party inspections assessing GMP compliance, the on-going compliance required in order to meet GMP standards could involve additional costs and could present new risks associated with any failure to comply with the regulations in the future. In addition, the federal government recently enacted the Genetic Information Non-discrimination Act of 2008 (GINA), and we may incur additional costs in assisting our customers with their efforts to comply with GINA while continuing to offer certain of our services.

Healthcare reform legislation could adversely affect our revenue and financial condition.

In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for, the availability of and reimbursement for healthcare services in the United States. These initiatives have ranged from proposals to fundamentally change federal and state healthcare reimbursement programs, including providing comprehensive healthcare coverage to the public under governmental funded programs, to minor modifications to existing programs. In particular, federal legislation has reduced or significantly altered Medicare and Medicaid reimbursements. Legislative and regulatory bodies are likely to continue to pursue healthcare reform initiatives and may continue to reduce the funding of the Medicare and Medicaid programs, including Medicare Advantage, in an effort to reduce overall federal healthcare spending. The ultimate content or timing of any future healthcare reform legislation, and its impact on us, is impossible to predict. If significant reforms are made to the healthcare system in the United States, or in other jurisdictions, those reforms may have an adverse effect on our financial condition and results of operations.

If we deliver products with defects, our credibility may be harmed, market acceptance of our products may decrease and we may be exposed to liability in excess of our product liability insurance coverage.

The manufacturing and marketing of professional and consumer diagnostics involve an inherent risk of product liability claims. For example, a defect in one of our diagnostic products may cause the product to report inaccurate information, such as a false positive result, a false negative result or an error message. In addition, our product development and production are extremely complex and could expose

Risk factors

our products to defects. Any defects could harm our credibility and decrease market acceptance of our products. In addition, our marketing of monitoring services and vitamins and nutritional supplements may cause us to be subjected to various product liability claims, including, among others, claims that inaccurate monitoring results lead to injury or death or that the vitamins and nutritional supplements have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. In the event that we are held liable for a claim for which we are not indemnified, or for damages exceeding the limits of our insurance coverage, that claim could materially damage our business and financial condition.

The effect of market saturation may negatively affect the sales of our products, including our Triage BNP tests.

Our meter-based Triage BNP test, launched domestically in January 2001, was the first blood test available to aid in the detection of heart failure and benefited from a first-to-market position until the entry of direct competition in June 2003. As the acute care and initial diagnosis market segment for BNP testing in the U.S. hospital setting becomes saturated, unless we are able to successfully introduce new products into the market and achieve market acceptance of those products in a timely manner, we expect the growth rates of sales unit volume for our Triage BNP tests in 2009 and future periods to be lower than the growth rates experienced over the past several years. In addition, as the market for BNP testing matures and more competitive products become available, the average sales price for the Triage BNP tests is likely to decline, which will adversely impact our product sales, gross margins and our overall financial results.

The health management business is a relatively new component of the overall healthcare industry.

The health management services provided by our Alere health management business and our subsidiary Quality Assured Services, Inc., or QAS, are relatively new components of the overall healthcare industry. Accordingly, our health management customers have not had significant experience in purchasing, evaluating or monitoring such services, which can result in a lengthy sales cycle. The success of our health management business depends on a number of factors. These factors include:

➢	our ability to differentiate our health management services from those of our competitors;

➢	the extent and timing of the acceptance of our services as a replacement for, or supplement to, traditional managed care offerings;

➢	the effectiveness of our sales and marketing and engagement efforts with customers and their health plan participants;

➢	our ability to sell and implement new and additional services beneficial to health plans and employers and their respective participants or employees;

➢	our ability to achieve, measure and effectively communicate cost savings for health plans and employers through the use of our services; and

➢	our ability to retain health plan and employee accounts as competition increases.

Since the health management business is continually evolving, we may not be able to anticipate and adapt to the developing market. Moreover, we cannot predict with certainty the future growth rate or the ultimate size of the market.

Increasing health insurance premiums and co-pays may cause individuals to forgo health insurance and avoid medical attention, either of which may reduce demand for our products and services.

Health insurance premiums and co-pays have generally increased in recent years. Increased premiums may cause individuals to forgo health insurance, as well as medical attention. This may reduce demand for our point-of-care diagnostic products and also reduce the number of lives managed by our health management

Risk factors

programs. Increased co-pays may cause insured individuals to forgo medical attention thereby reducing demand for our professional diagnostic tests, as well as revenues under certain health management programs.

Our health management business may be adversely affected by cost reduction pressures among our customers.

Our customers continue to face cost reduction pressures that may cause them to curtail their use of, or reimbursement for, health management services, to negotiate reduced fees or other concessions or to delay payment. In addition, the loss of jobs due to the recent economic crisis may cause the number of lives we manage to decrease. These financial pressures could have an adverse impact on our business.

Rising unemployment may negatively impact the collectibility of uninsured accounts and patient due accounts and/or reduce total health plan populations.

One of the primary collection risks of our health management business’ accounts receivable relates to uninsured patient accounts and patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. As unemployment rates rise nationally, these uninsured and patient due accounts could make up a greater percentage of the health management business’ accounts receivable. Deterioration in the collectibility of these accounts could adversely affect the health management business’ collection of accounts receivable, cash flows and results of operations.

Additionally, certain of our health management contracts provide reimbursement to us based on total relevant populations managed by health plans. As unemployment rates rise, certain of our revenues may be reduced under these contracts as managed lives may decrease.

If we are unable to retain and negotiate favorable contracts with managed care plans, our revenues may be reduced.

The ability of our health management business to obtain favorable contracts with health maintenance organizations, preferred provider organizations and other managed care plans significantly affects the revenues and operating results of our health management business. The business’ future success will depend, in part, on its ability to retain and renew its managed care contracts and to enter into new managed care contracts on terms favorable to us. If the health management business is unable to retain and negotiate favorable contracts with managed care plans, our revenues may be reduced.

A portion of our health management fees are contingent upon performance.

Some of our existing health management agreements contain savings or other guarantees, which provide that our revenues, or a portion of them, are contingent upon projected cost savings or other quality performance measures related to our health management programs. There is no guarantee that we will accurately forecast cost savings and clinical outcome improvements under our health management agreements or meet the performance criteria necessary to recognize potential revenues under the agreements. Additionally, untimely, incomplete or inaccurate data from our customers, or flawed analysis of such data, could have a material adverse impact on our ability to recognize revenues.

If our costs of providing health management services increase, we may not be able to pass these cost increases on to our customers.

Many of our health management services are provided pursuant to long-term contracts that we may not be able to re-negotiate. If our costs increase, we may not be able to increase our prices, which would adversely affect results of operations. Accordingly, any increase in our costs could reduce our overall profit margin.

Risk factors

Demands of non-governmental payers may adversely affect our growth in revenues.

Our ability to negotiate favorable contracts with non-governmental payers, including managed care plans, significantly affects the revenues and operating results of our health management business. These non-governmental payers increasingly are demanding discounted fee structures, and the trend toward consolidation among non-governmental payers tends to increase their bargaining power over fee structures. Reductions in price increases or the amounts received from managed care, commercial insurance or other payers could have a material, adverse effect on the financial position and results of operations of our health management business.

Our data management and information technology systems are critical to maintaining and growing our business.

Our businesses, and in particular our health management business, are dependent on the effective use of information technology and, consequently, technology failure or obsolescence may negatively impact our businesses. In addition, data acquisition, data quality control, data security, and data analysis, which are a cornerstone of our health management programs, are intense and complex processes subject to error. Untimely, incomplete or inaccurate data, flawed analysis of such data or our inability to properly integrate, implement and update systems could have a material adverse impact on our business and results of operations.

Our sales of branded nutritional supplements have been trending downward since 1998 due to the maturity of the market segments they serve and the age of that product line, and we may experience further declines in sales and/or profitability of those products.

Our aggregate sales of all of our brand name nutritional products, including, among others, Ferro-Sequels, Stresstabs, Protegra, Posture, SoyCare, ALLBEE and Z-BEC, have declined each year since 1998 through the year 2008, except in 2002 when they increased slightly as compared to 2001. We believe that these products have under-performed because they are, for the most part, aging brands with limited brand recognition that face increasing private label competition. The overall age of this product line means that we are subject to future distribution loss for under-performing brands, while its opportunities for new distribution on the existing product lines are limited. As a result, we do not expect significant sales growth of our existing brand name nutritional products, and we may experience further declines in overall sales of our brand name nutritional products in the future.

Our sales of specific vitamins and nutritional supplements could be negatively affected by media attention or other news developments that challenge the safety and effectiveness of those specific vitamins and nutritional supplements.

Most growth in the vitamin and nutritional supplement industry is attributed to new products that tend to generate greater attention in the marketplace than do older products. Positive media attention resulting from new scientific studies or announcements can spur rapid growth in individual segments of the market, and also affect individual brands. Conversely, news that challenges individual segments or products can have a negative impact on the industry overall, as well as on sales of the challenged segments or products. Most of our vitamin and nutritional supplement products serve well-established market segments and, absent unforeseen new developments or trends, are not expected to benefit from rapid growth. A few of our vitamin and nutritional supplement products are newer products that are more likely to be the subject of new scientific studies or announcements, which could be either positive or negative. News or other developments that challenge the safety or effectiveness of these products could negatively affect the profitability of our vitamin and nutritional supplements business.

Risk factors

Because sales of our private label nutritional supplements are generally made at low margins, the profitability of these products may suffer significantly as a result of relatively small increases in raw material or other manufacturing costs.

Sales of our private label nutritional supplements, which for the years ended December 31, 2008 and 2007 provided approximately 6% and 7%, respectively, of our net product sales, generate low profit margins. We rely on our ability to efficiently mass produce nutritional supplements in order to make meaningful profits from these products. Changes in raw material or other manufacturing costs can drastically cut into or eliminate the profits generated from the sale of a particular product. For the most part, we do not have long-term supply contracts for our required raw materials and, as a result, our costs can increase with little notice. The private label nutritional supplements business is also highly competitive, such that our ability to raise prices as a result of increased costs is limited. Customers generally purchase private label products via purchase order, not through long-term contracts, and they often purchase these products from the lowest bidder on a product by product basis. The internet has enhanced price competition among private label manufacturers through the advent of on-line auctions, where customers will auction off the right to manufacture a particular product to the lowest bidder.

Our financial condition or results of operations may be adversely affected by international business risks.

We generate a significant percentage of our net revenue from outside the United States and a significant number of our employees, including manufacturing, sales, support and research and development personnel, are located in foreign countries, including England, Scotland, Japan, China, Australia, Germany and Israel. Conducting business outside the United States subjects us to numerous risks, including:

➢	increased costs or reduced revenue as a result of movements in foreign currency exchange rates;

➢	decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

➢	lower productivity resulting from difficulties managing sales, support and research and development operations across many countries;

➢	lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

➢	lost revenues resulting from the imposition by foreign governments of trade protection measures;

➢	higher cost of sales resulting from import or export licensing requirements;

➢	lost revenues or other adverse effects as a result of economic or political instability in or affecting foreign countries in which we sell our products or operate; and

➢	adverse effects resulting from changes in foreign regulatory or other laws affecting the sales of our products or our foreign operations.

Because our business relies heavily on foreign operations and revenues, changes in foreign currency exchange rates and our need to convert currencies may negatively affect our financial condition and results of operations.

Our business relies heavily on our foreign operations. Three of our four largest manufacturing operations are conducted outside the United States in Hangzhou and Shanghai, China; and Matsudo, Japan, and we also have manufacturing operations in the United Kingdom, Australia, South Africa and Israel. We also have significant research and development operations in Jena, Germany and Stirling, Scotland, as well as in the United Kingdom, Australia and Israel. In addition, approximately 28% of our net revenue was derived from sales outside the United States. Because of our foreign operations and foreign sales, we face exposure to movements in foreign currency exchange rates. Our primary exposures are related to the operations of our European and Asia Pacific subsidiaries and our manufacturing facilities in China and Japan. These exposures

Risk factors

may change over time as business practices evolve and could result in increased costs or reduced revenue and could affect our actual cash flow.

Intense competition could reduce our market share or limit our ability to increase market share, which could impair the sales of our products and harm our financial performance.

The medical products industry is rapidly evolving, and developments are expected to continue at a rapid pace. Competition in this industry, which includes both our professional diagnostics and consumer diagnostics businesses, is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions.

Our future success depends upon maintaining a competitive position in the development of products and technologies in our areas of focus. Our competitors may:

➢	develop technologies and products that are more effective than our products or that render our technologies or products obsolete or noncompetitive;

➢	obtain patent protection or other intellectual property rights that would prevent us from developing potential products; or

➢	obtain regulatory approval for the commercialization of our products more rapidly or effectively than we do.

Also, the possibility of patent disputes with competitors holding patent rights may limit or delay expansion possibilities for our diagnostic businesses and new product launches. In addition, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

The market for the sale of vitamins and nutritional supplements is also highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the vitamins and nutritional supplements industry selling products to retailers, such as mass merchandisers, drug store chains, independent drug stores, supermarkets, groceries and health food stores. As most of these companies are privately-held, we are unable to obtain the information necessary to assess precisely the size and success of these competitors. However, we believe that a number of our competitors, particularly manufacturers of nationally-advertised brand name products, are substantially larger than we are and have greater financial resources.

We could suffer monetary damages, incur substantial costs or be prevented from using technologies important to our products as a result of a number of pending legal proceedings.

We are involved in various legal proceedings arising out of our businesses, including those matters discussed in the section entitled “Business—Legal Proceedings.” Because of the nature of our business, we may be subject at any particular time to commercial disputes, product liability claims, negligence claims or various other lawsuits arising in the ordinary course of our business, including infringement, employment or investor matters, and we expect that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts, for commercial or personal injuries allegedly suffered and can include claims for punitive or other special damages. An adverse ruling or rulings in one or more such lawsuits could, individually or in the aggregate, have a material adverse effect on our sales, operations or financial performance. In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties. These suits can be expensive and result in counterclaims challenging the validity of our patents and other rights. We cannot assure you that these lawsuits or any future lawsuits relating to our business will not have a material adverse effect on us.

Risk factors

The rights we rely upon to protect the intellectual property underlying our products may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market.

Our success will depend in part on our ability to develop or acquire commercially valuable patent rights and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. The degree of present and future protection for our proprietary rights is uncertain.

The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

➢	the pending patent applications we have filed, or to which we have exclusive rights, may not result in issued patents or may take longer than we expect to result in issued patents;

➢	the claims of any patents which are issued may not provide meaningful protection;

➢	we may not be able to develop additional proprietary technologies that are patentable;

➢	the patents licensed or issued to us or our customers may not provide a competitive advantage;

➢	other parties may challenge patents or patent applications licensed or issued to us or our customers;

➢	patents issued to other companies may harm our ability to do business; and

➢	other companies may design around technologies we have patented, licensed or developed.

In addition to patents, we rely on a combination of trade secrets, non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If these measures do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. Our trade secrets may also become known through other means not currently foreseen by us. Despite our efforts to protect our intellectual property, our competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights, or design around our proprietary technologies.

Claims by others that our products infringe on their proprietary rights could adversely affect our ability to sell our products and services and could increase our costs.

Substantial litigation over intellectual property rights exists in both the professional and consumer diagnostics industries. We expect that our products and services could be increasingly subject to third-party infringement claims, as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents which our products and services or technology may infringe. Any of these third parties might make a claim of infringement against us. Any litigation could result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, have an impact on prospective customers, cause product delays, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, we may be forced to stop selling current products or abandon new products under development and we could be exposed to legal actions by our customers.

Risk factors

We have initiated, and may need to further initiate, lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would reduce our ability to compete in the market.

We rely on patents to protect a portion of our intellectual property and our competitive position. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

➢	assert claims of infringement;

➢	enforce our patents;

➢	protect our trade secrets or know-how; or

➢	determine the enforceability, scope and validity of the proprietary rights of others.

Currently, we have initiated a number of lawsuits against competitors whom we believe to be selling products that infringe our proprietary rights. These current lawsuits and any other lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us.

Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any of these suits and the damages or other remedies awarded, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, the trading price of the notes may decline.

Non-competition obligations and other restrictions will limit our ability to take full advantage of our management team, the technology we own or license and our research and development capabilities.

Members of our management team have had significant experience in the diabetes field. In addition, technology we own or license may have potential applications to this field and our research and development capabilities could be applied to this field. However, in conjunction with our split-off from Inverness Medical Technology, Inc., or IMT, we agreed not to compete with IMT and Johnson & Johnson in the field of diabetes through 2011. In addition, our license agreement with IMT prevents us from using any of the licensed technology in the field of diabetes. As a result of these restrictions, we are limited in our ability to pursue opportunities in the field of diabetes at this time.

Our operating results may fluctuate due to various factors and as a result period-to-period comparisons of our results of operations will not necessarily be meaningful.

Factors relating to our business make our future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:

➢	the timing of new product announcements and introductions by us and our competitors;

➢	market acceptance of new or enhanced versions of our products;

➢	the extent to which our current and future products rely on rights belonging to third parties;

➢	changes in manufacturing costs or other expenses;

➢	competitive pricing pressures;

➢	changes in healthcare reimbursement policies and amounts;

➢	regulatory changes;

Risk factors

➢	the gain or loss of significant distribution outlets or customers;

➢	increased research and development expenses;

➢	liabilities and costs associated with litigation;

➢	length of sales cycle and implementation process for new health management customers;

➢	the costs and timing of any future acquisitions;

➢	general economic conditions; or

➢	general stock market conditions or other economic or external factors.

Because our operating results may fluctuate from quarter to quarter, it may be difficult for us or our investors to predict future performance by viewing historical operating results.

Period-to-period comparisons of our operating results may not be meaningful due to our acquisitions.

We have engaged in a number of acquisitions in recent years, which makes it difficult to analyze our results and to compare them from period to period. Significant acquisitions since 2006 include our acquisitions of the ACON business in the first territory in March 2006, Instant in March 2007, Biosite in June 2007, Cholestech in September 2007 and Matria in May 2008. Period-to-period comparisons of our results of operations may not be meaningful due to these acquisitions and are not indications of our future performance. Any future acquisitions will also make our results difficult to compare from period to period in the future.

The terms of the Series B Preferred Stock may limit our ability to raise additional capital through subsequent issuances of preferred stock.

For so long as any shares of Series B Preferred Stock remain outstanding, we are not permitted, without the affirmative vote or written consent of the holders of at least two-thirds of the Series B Preferred Stock then outstanding, to authorize or designate any class or series of capital stock having rights on liquidation or as to distributions (including dividends) senior to the Series B Preferred Stock. This restriction could limit our ability to plan for or react to market conditions or meet extraordinary capital needs, which could have a material adverse impact on our business.

RISKS RELATED TO THIS OFFERING

A default under any of the agreements governing our indebtedness could result in a default and acceleration of indebtedness under other agreements.

The agreements governing our indebtedness, including the credit agreements governing our secured credit facilities and the indentures governing the notes and the senior subordinated convertible notes, contain cross-default provisions whereby a default under one agreement could result in a default and acceleration of our repayment obligations under other agreements. If a cross-default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. If some or all of our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our secured credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are

Risk factors

otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our secured credit facilities and the indenture governing the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our secured credit facilities to avoid being in default. If we breach our covenants under our secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Your right to receive payments on the notes and the related guarantees is subordinated to our and our guarantor subsidiaries’ senior debt.

The indebtedness evidenced by the notes and the related guarantees are our senior subordinated obligations and those of our guarantor subsidiaries. The payment of the principal of, premium on, if any, and interest on the notes and the payment of the related subsidiary guarantees are each subordinate in right of payment, as set forth in the indenture governing the notes, to the prior payment in full of all of our senior indebtedness and obligations or the senior indebtedness and obligations of our subsidiary guarantors, as the case may be, including our obligations under, and the guarantee obligations of our guarantor subsidiaries with respect to, our secured credit facilities. Any future subsidiary guarantee of the notes will be similarly subordinated to the senior indebtedness and obligations of such guarantor subsidiary.

As of December 31, 2008, we had approximately $1.37 billion of senior debt outstanding, including approximately $1.35 billion of debt in aggregate principal amount of indebtedness outstanding under our secured credit facilities. Any additional borrowings pursuant to our existing or future credit facilities would also be senior indebtedness if incurred. Although the indenture governing the notes contains limitations on the amount of additional indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be senior indebtedness. See “Description of Notes—Certain Covenants—Limitations on Additional Indebtedness.”

Because the notes are unsecured and because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, or that of any subsidiary guarantor, our assets and the assets of the subsidiary guarantors would be available to pay obligations under the notes only after all payments had been made on our and the subsidiary guarantors’ senior indebtedness, including under our secured credit facilities. We cannot assure you that, after all these payments have been made, sufficient assets will remain to make any payments on the notes, including payments of interest when due. These subordination provisions may cause you to recover less ratably than our other creditors in a bankruptcy, liquidation or dissolution. In addition, all payments on the notes and the related guarantees will be prohibited in the event of a payment default on certain senior indebtedness as designated under the indenture governing the notes, including our secured credit facilities, and may be prohibited for up to 180 days in the event of non-payment defaults on certain of our senior indebtedness, including the secured credit facilities. See “Description of Notes—Ranking of the Notes and the Guarantees.”

The notes are not secured by our assets or those of our guarantor subsidiaries.

The notes and the related guarantees are our and our guarantor subsidiaries’ general unsecured obligations and are effectively subordinated in right of payment to all of our and our guarantor subsidiaries’ secured indebtedness and obligations, including secured obligations that are otherwise subordinated. Accordingly, our

Risk factors

secured indebtedness and obligations, including secured obligations that are otherwise subordinated, would effectively be senior to the notes to the extent of the value of the collateral securing that indebtedness.

Your right to receive payment on the notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries.

Some of our existing and future domestic subsidiaries will guarantee our obligations under the notes. However, our foreign subsidiaries and our other domestic subsidiaries will not be required by the indenture to guarantee the notes. Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or the guarantees of the notes or to provide us or the guarantors with funds for our payment obligations. Our cash flow and our ability to service our debt, including the notes, depend in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. For the fiscal year ended December 31, 2008, our subsidiaries that will not guarantee the notes (which includes all of our foreign subsidiaries and certain of our domestic subsidiaries) had net revenues of approximately $499 million, or approximately 29.9% of our consolidated 2008 revenues, and operating income of approximately $13.2 million, or approximately 20.7% of our consolidated 2008 operating income. As of December 31, 2008, our subsidiaries that will not guarantee the notes had assets of approximately $1,157 million, or approximately 19.4% of our consolidated assets. Payments to us or a guarantor subsidiary by these non-guarantor subsidiaries will be contingent upon their earnings and their business considerations.

The notes will be structurally subordinated to all current and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us or our guarantor subsidiaries. As of December 31, 2008, the non-guarantor subsidiaries had approximately $467.8 million of total indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.

The lenders under our secured credit facilities will have the discretion to release the guarantors under the secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under our secured credit facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes offered hereby if the related guarantor is no longer a guarantor of obligations under the secured credit facilities or certain other indebtedness. See “Description of Notes—Guarantees of the Notes.” The lenders under the secured credit facilities or such other indebtedness will have the discretion to release the guarantees under the secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes.

If we undergo a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, holders of the notes will have the right to require us to purchase all or any part of such holders’ notes at a price equal to

Risk factors

101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase. The events that constitute a change of control under the indenture may also constitute:

➢	a default under our secured credit facilities, which prohibit the purchase of the notes by us in the event of certain changes of control, unless and until our indebtedness under the secured credit facilities is repaid in full; and

➢	a fundamental change under the indenture governing our senior subordinated convertible notes, which would give the holders of the senior subordinated convertible notes the right to require us to purchase all or any part of such notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

There can be no assurance that either we or our guarantor subsidiaries would have sufficient financial resources available to satisfy all of our or their obligations under the notes or the related guarantees, our secured credit facilities or our senior subordinated convertible notes in the event of a change of control. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under that indenture, the indenture governing the senior subordinated convertible notes and under our secured credit facilities, each of which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

The trading prices of the notes will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets.

The trading prices of the notes in the secondary market will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets. It is impossible to predict the prevailing interest rates or the condition of the financial and credit markets. Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

The notes will be guaranteed by some of our domestic subsidiaries that are guarantors or borrowers under our secured credit facilities. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or another similar case or lawsuit is commenced by or on behalf of our or a guarantor subsidiary’s unpaid creditors or another authorized party. Under these laws, if a court were to find that, at the time any guarantor subsidiary issued a guarantee of the notes, either it issued the guarantee to delay, hinder or defraud present or future creditors, or it received less than reasonably equivalent value or fair consideration for issuing the guarantee and at the time:

➢	it was insolvent or rendered insolvent by reason of issuing the guarantee;

➢	it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business;

➢	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

➢	it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied,

then the court could void the obligations under the guarantee, subordinate the guarantee of the notes to other debt or take other action detrimental to holders of the notes.

Risk factors

We cannot be sure as to the standard that a court would use to determine whether a guarantor subsidiary was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or that the guarantees would not be subordinated to other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor subsidiary, the obligations of the applicable guarantor subsidiary were incurred for less than fair consideration. A court could thus void the obligations under the guarantee, subordinate the guarantee to the applicable guarantor subsidiary’s other debt or take other action detrimental to holders of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor subsidiary. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantor subsidiaries, if any. In addition, the court might direct you to repay any amounts that you already received from or are attributable to the guarantor subsidiary.

Each subsidiary guarantee contains a provision intended to limit the guarantor subsidiary’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

➢	the original issue price for the notes; and

➢	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not accreted as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Because the notes will be issued with original issue discount, holders will be required to pay tax on amounts included in gross income before cash payments with respect to the original issue discount are received.

The notes will be issued with original issue discount for U.S. federal income tax purposes. Consequently, U.S. holders will be required to include such original issue discount in their gross income for U.S. federal income tax purposes as it accrues, regardless of their method of tax accounting. U.S. holders should be aware that the amount of interest (including original issue discount) that a U.S. holder is required to include in gross income for each year for U.S. federal income tax purposes will exceed the amount of cash interest that is received by the holder during each such year. Special rules will apply to a holder that is not a U.S. person for U.S. federal income tax purposes. All holders should read the section entitled “Material U.S. Federal Income Tax Consequences” regarding the tax consequences of the purchase, ownership and disposition of the notes.

Interest on the notes may not be deductible by us for United States federal income tax purposes.

The deductibility of interest is subject to many limitations under the Internal Revenue Code. We may not be able to deduct, in whole or in part, the interest on the notes. The availability of an interest deduction on the notes was not determinative in our issuance of the notes.

Risk factors

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use a portion of the net proceeds from this offering for general corporate purposes. Except as otherwise described in “Use of Proceeds,” we have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds from this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the net proceeds from this offering will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There may be no active trading market for the notes.

The notes have been authorized for listing on the New York Stock Exchange, subject to notice of issuance. The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so and may cease their market-making activities at any time. The liquidity of the trading market in the notes, if any, and any market price quoted for the notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, no active trading market for the notes may develop or be maintained. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. Moreover, notes frequently trade in blocks of large principal amounts, and retail and other small investors may have limited liquidity for positions consisting of only a small principal amount of notes.

Certain covenants contained in the indenture will not be applicable during any period in which the notes are rated investment grade.

The indenture governing the notes will provide that certain covenants will not apply to us during any period in which the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on our and our restricted subsidiaries’ ability to pay dividends, incur additional indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such ratings. See “Description of Notes — Certain Covenants — Suspension of Covenants.”

Special note regarding forward-looking statements

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. There may be events in the future that we are unable to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus supplement and the accompanying prospectus. These differences may be the result of various factors, including the factors identified in the section entitled “Risk Factors” in this prospectus supplement, the factors identified in the section entitled “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2008 and other factors identified from time to time in our periodic filings with the SEC. Some important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

➢	our inability to predict the effects of the current national and worldwide financial and economic crisis, including disruptions in the capital and credit markets;

➢	our inability to predict the effects of anticipated United States national healthcare reform legislation and similar initiatives in other countries;

➢	economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

➢	competitive factors, including technological advances achieved and patents attained by competitors and general competition;

➢	domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

➢	government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and environmental protection;

➢	manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products, including our ability to successfully maintain relationships with suppliers, or to put in place alternative suppliers on terms that are acceptable to us;

➢	difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals or clearances in the United States and abroad and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

➢	significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims;

➢	product efficacy or safety concerns resulting in product recalls or declining sales;

➢	the impact of business combinations and organizational restructurings consistent with evolving business strategies;

➢	our ability to satisfy the financial covenants and other conditions contained in the agreements governing our indebtedness;

➢	our ability to effectively manage the integration of our acquisitions into our operations;

➢	our ability to obtain required financing on terms that are acceptable to us; and

➢	the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC.

The foregoing list provides many, but not all, of the factors that could impact our ability to achieve the results described in any forward-looking statement. Readers should not place undue reliance on our forward-looking statements. Before you invest in the notes, you should be aware that the occurrence of the events described above and elsewhere in this prospectus supplement or the accompanying prospectus could seriously harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statement as a result of future events or developments.

Market and industry data

Some of the market data and other statistical information used throughout this prospectus supplement is based on independent industry publications or other independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some market and industry information is also based on our good faith estimates, which are derived from our review of internal data, as well as the independent sources.

Use of proceeds

We estimate that our net proceeds from the sale of the notes in this offering will be approximately $378,460,000, after deducting the underwriting discount and our estimated offering expenses.

We intend to use our net proceeds from the sale of the notes for working capital and other general corporate purposes, including the financing of potential acquisitions or other investments, if and when suitable opportunities arise, and for capital expenditures, in our sole discretion. We currently have no agreements or commitments to complete any material acquisition that we intend to fund using the net proceeds from this offering. We may use a portion of the net proceeds of this offering to pay some or all of our remaining obligations relating to our recently completed acquisition of the second territory business from ACON.

Due to the rapidly changing nature of the markets in which we operate, the amounts we actually spend on general corporate purposes will depend on a number of factors, including revenue growth, if any, and the amount of cash we generate from operations. Until allocated for specific use, we intend to invest our net proceeds from the sale of the notes in government securities and other short-term, investment-grade securities.

Capitalization

The following table provides our cash and cash equivalents and our capitalization as of December 31, 2008:

➢	on an actual basis; and

➢	on an as-adjusted basis to give effect to the receipt of the estimated net proceeds of this offering, after deducting the underwriting discount and our estimated offering expenses.

The following table does not give any effect to the closing of our acquisition of the ACON second territory business on April 30, 2009. The final purchase price for the acquisition of the ACON second territory business will be based on the audited financial statements of ACON, which are not yet available. We currently expect that the purchase price for the ACON second territory business will be approximately $200.0 million, subject to adjustments, of which we paid $80.0 million on April 30, 2009. Depending on the results of the audit of ACON’s financial statements, the final purchase price could be materially larger or smaller than our estimate. Not later than ten business days following the closing of this offering, we expect to pay approximately an additional $30.5 million in cash, based on the estimated purchase price. On July 1, 2009, we must pay an amount equal to approximately $59.5 million in shares of our common stock or, at our election, cash, based on the estimated purchase price. Such amount shall bear interest at the rate of 4% per annum from the closing date. The remainder of the purchase price will be due in two installments, each comprising 7.5% of the total purchase price, or approximately $15.0 million, based on the estimated purchase price, on the dates that are 15 and 30 months after the closing. These installment amounts do not bear interest, and we may pay up to approximately 29% of each of these payments in shares of our common stock.

The information in the table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Capitalization

	December 31, 2008
	Actual	As adjusted

	(In thousands)

Cash and cash equivalents	$141,324	$519,784

Debt:
Revolving credit facility(1)	$142,000	$142,000
First lien term loan	960,750	960,750
Second lien term loan	250,000	250,000
Capital lease obligations	919	919
Other secured indebtedness	16,865	16,865

Total secured debt	1,370,534	1,370,534
3% convertible senior subordinated notes	150,000	150,000
Notes offered hereby	—	387,460

Total debt	1,520,534	1,907,994

Stockholders’ equity:
Series B preferred stock, $0.001 par value (liquidation preference, $751,479), 2,300 shares authorized, 1,879 shares issued and outstanding	671,501	671,501
Common stock, $0.001 par value, 150,000 shares authorized, 78,431 shares issued and outstanding	78	78
Additional paid-in capital	3,029,694	3,029,694
Accumulated deficit	(393,590)	(393,590)
Accumulated other comprehensive (loss) income	(28,845)	(28,845)

Total stockholders’ equity	3,278,838	3,278,838

Total capitalization	$4,799,372	$5,186,832

(1)	Our revolving credit facility provides for commitments of up to $150.0 million. As of December 31, 2008, we had outstanding borrowings under the revolving credit facility in the aggregate principal amount of $142.0 million.

Selected consolidated financial information

The following tables provide our selected consolidated financial data as of the dates and for the periods shown. Our selected consolidated statement of operations data for the years ended December 31, 2006, 2007 and 2008 and our selected consolidated balance sheet data as of December 31, 2007 and 2008 are derived from our consolidated financial statements included elsewhere in this prospectus supplement, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm, as indicated in their report. Our selected consolidated statement of operations data for the years ended December 31, 2004 and 2005 and our selected consolidated balance sheet data as of December 31, 2004, 2005 and 2006 are derived from our consolidated financial statements not included in this prospectus supplement, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	For the year ended December 31,
Statement of Operations Data:	2008	2007	2006	2005	2004

	(in thousands, except per share data)

Net product sales	$1,240,138	$800,915	$552,130	$406,457	$365,432
Services revenue	405,462	16,646	—	—	—

Net product sales and services revenue	1,645,600	817,561	552,130	406,457	365,432
License and royalty revenue	25,826	21,979	17,324	15,393	8,559

Net revenue	1,671,426	839,540	569,454	421,850	373,991

Cost of net product sales	624,654	431,403	334,799	264,999	223,669
Cost of services revenue	177,098	5,261	—	—	—
Cost of license and royalty revenue	9,115	9,149	5,432	4,539	3,318

Cost of net revenue	810,867	445,813	340,231	269,538	226,987

Gross profit	860,559	393,727	229,223	152,312	147,004
Operating expenses:
Research and development	111,828	69,547	48,706	30,992	31,954
Purchase of in-process research and development	—	173,825	4,960	—	—
Sales and marketing	386,284	167,770	94,445	72,103	57,957
General and administrative	298,595	158,438	71,243	59,990	52,707
Loss on dispositions, net	—	—	3,498	—	—

Operating income (loss)	63,852	(175,853)	6,371	(10,773)	4,386
Interest expense and other expenses, net, including amortization of original issue discounts and write-off of deferred financing costs	(103,356)	(74,251)	(17,822)	(1,617)	(18,707)

Loss before (benefit) provision for income taxes	(39,504)	(250,104)	(11,451)	(12,390)	(14,321)
(Benefit) provision for income taxes	(16,686)	(979)	5,727	6,819	2,275
Equity earnings of unconsolidated entities, net of tax	1,050	4,372	336	—	—

(footnotes on following page)

Selected consolidated financial information

	For the year ended December 31,
	2008		2007	2006		2005		2004

	(in thousands, except per share data and ratios)

Net loss	(21,768)		(244,753)	(16,842)		(19,209)		(16,596)
Preferred stock dividends	(13,989)		—	—		—		(749)

Net loss available to common stockholders(1)	$(35,757)		$(244,753)	$(16,842)		$(19,209)		$(17,345)

Net loss per common share—basic and diluted(1)	$(0.46)		$(4.75)	$(0.49)		$(0.79)		$(0.87)

Other financial data:
Ratio of earnings to fixed charges(2)(3)	0.7	x	—	0.6	x	0.5	x	0.4	x
Ratio of earnings to combined fixed charges and preference dividends(2)(3)	0.5	x	—	0.6	x	0.5	x	0.4	x

	December 31,
Balance Sheet Data:	2008	2007	2006	2005	2004

		(in thousands)

Cash and cash equivalents	$141,324	$414,732	$71,104	$34,270	$16,756
Working capital	$457,198	$674,066	$133,313	$84,523	$62,615
Total assets	$5,955,360	$4,880,759	$1,085,771	$791,166	$568,269
Total debt	$1,520,534	$1,387,849	$202,976	$262,504	$191,224
Total stockholders’ equity	$3,278,838	$2,586,667	$714,138	$397,308	$271,416

(1)	Net loss available to common stockholders and basic and diluted net loss per common share are computed as described in Notes 2(n) and 15 of our consolidated financial statements included elsewhere in this prospectus supplement.

(2)	For the purpose of computing our ratio of earnings to fixed charges, “earnings” consist of pre-tax income before adjustment for income from equity investees plus fixed charges (excluding capitalized interest). “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. This ratio is adjusted to include preference dividends in the ratio of earnings to combined fixed charges and preference dividends. “Preference dividends” equal the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

(3)	Due to the net losses for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, there were insufficient earnings of $38.1 million, $248.9 million, $11.8 million, $12.4 million and $14.3 million, respectively, to cover fixed charges, and $61.4 million, $248.9 million, $11.8 million, $12.4 million and $15.6 million, respectively, to cover fixed charges and preference dividends.

Management’s discussion and analysis of
financial condition and results of operations

You should read the following discussion in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement. In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus supplement.

OVERVIEW

We enable individuals to take charge of improving their health and quality of life at home by developing new capabilities in near patient diagnosis, monitoring and health management. Our global leading products and services, as well as our new product development efforts, focus on cardiology, women’s health, infectious disease, oncology, and drugs of abuse. With our 2007 acquisitions of Biosite, Cholestech, and HemoSense, we established our company as a leading supplier of cardiology diagnostic products. Our acquisitions of Biosite, Instant and Redwood during 2007 and Ameditech, Inc., or Ameditech, in 2008 enhanced our position in drugs of abuse testing. Additionally, with our December 2007 acquisition of Matritech, Inc., or Matritech, we also established a presence in oncology, by acquiring the unique NMP-22 ELISA and rapid point-of-care tests for the screening and monitoring of bladder cancer in conjunction with standard diagnostic procedures. We expect to continue to expand in all of these product categories through focused research and development projects and further development of our distribution capabilities.

During 2007 and 2008, we entered the growing health management market with our acquisitions of Alere Medical, ParadigmHealth and more recently, Matria. With the acquisition of Matria, we are now a leader in this field offering a broad range of services aimed at lowering costs for health plans, hospitals, employers and patients. Our health management services are focused in the areas of women’s and children’s health, cardiology and oncology. We are confident that our ability to offer near patient monitoring tools combined with value-added healthcare services will improve care and lower healthcare costs for both providers and patients. During the third quarter of 2008, we began efforts to consolidate the health management businesses under a single brand. Today, Matria, ParadigmHealth and Alere Medical, each a leader in their respective areas, are united as one business under the name Alere. Also, during the third quarter of 2008, we acquired an overseas health management business enabling us to establish a presence in the newly-developing international health management market.

Our research and development programs have two general focuses. We are developing new technology platforms that will facilitate our primary objective of enabling individuals to take charge of improving their health and quality of life by moving testing out of the hospital and central laboratory, and into the physician’s office and ultimately the home. Additionally, through our strong pipeline of novel proteins or combinations of proteins that function as disease biomarkers, we are developing new tests targeted towards all of our areas of focus.

We continue to advance toward our goal of establishing a worldwide distribution network that will allow us to bring both our current and future diagnostic products to the global professional market. In addition, we continue to focus on improving our margins through consolidation of certain of our higher cost manufacturing operations into lower cost facilities, including our 300,000 square foot manufacturing facility located in Hangzhou, China, as well as our jointly-owned facility in Shanghai, China, and we are already seeing improved margins on some of our existing products that we have moved to these facilities. Our business integration activities remain on track and we have seen positive results from the integrations completed to date and as we continue to aggressively integrate acquired operations in order to achieve further synergies within expected timelines. During the second half of 2007, we began implementation of a plan to

Management’s discussion and analysis of financial condition and results of operations consolidate sales processing and certain other back-office services from seven of our U.S. operations into a shared services center, located in Orlando, Florida. This shared services center commenced operations at the beginning of the second quarter of 2008.

2008 FINANCIAL HIGHLIGHTS

Net revenue in 2008 of $1.7 billion increased by $831.9 million, or 99%, from $839.5 million in 2007. Net revenue increased primarily as a result of our professional diagnostics-related acquisitions which contributed $397.8 million of the increase. Additionally, net revenue increased as a result of our newly-formed health management segment which provided $357.6 million of incremental revenue and primarily included the activities of our recent acquisitions of QAS, Alere Medical, ParadigmHealth and Matria. Partially offsetting the increased revenue as a result of acquisitions was the decrease in revenue associated with the completion of our 50/50 joint venture (SPD) with P&G in May 2007 in which we transferred substantially all of the assets of our consumer diagnostics business, other than our manufacturing and core intellectual property assets. Upon completion of the arrangement to form the joint venture, we ceased to consolidate the operating results of our consumer diagnostics business related to the joint venture and instead account for our 50% interest in the results of the joint venture under the equity method of accounting in accordance with Accounting Principles Board, or APB, Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Organic growth, particularly from our professional cardiology, infectious disease and drugs of abuse products, also contributed to the revenue growth, as well as higher license and royalty revenue.

Gross profit increased by $466.8 million, or 119%, to $860.6 million in 2008 from $393.7 million in 2007, principally as a result of gross profit earned on incremental revenue from acquired businesses, primarily in our professional diagnostics and health management businesses, as well as increased license and royalty revenue. Offsetting these increases was a decrease in our consumer diagnostics business gross margin, principally as a result of the formation of our 50/50 joint venture with P&G in May 2007. During 2008, gross profit was adversely impacted by a $17.9 million restructuring charge related to the closure of various manufacturing and operating facilities and a charge of $2.0 million associated with the write-up of inventory acquired to fair value in connection with two of our 2008 acquisitions. Gross profit in 2007 was adversely impacted by a $2.0 million charge associated with our various restructuring plans and a charge of $8.2 million associated with the write-up of inventory acquired to fair value in connection with three of our 2007 acquisitions.

We continue to invest aggressively in research and development of new products and technologies as evidenced by our increased research and development expense of $111.8 million in 2008, from $69.5 million in 2007. Expenditures in 2007 are reported net of $18.5 million arising from the co-development funding arrangement that we entered into with ITI Scotland Limited, or ITI, in February 2005. Research and development expense before considering the co-development funding was $88.0 million in 2007. The increase in spending resulted principally from expenditures related to our cardiology research programs. Offsetting these increases was the favorable impact of the 50/50 joint venture with P&G. Our co-development funding arrangement with ITI expired in the first quarter of 2008. The final payment under this agreement was received and earned in the fourth quarter of 2007, and as such, no funding was earned in 2008.

RESULTS OF OPERATIONS

Year ended December 31, 2008 compared to year ended December 31, 2007

Net Product Sales.  Net product sales increased by $439.2 million, or 55%, to $1.2 billion in 2008 from $800.9 million in 2007. Excluding the unfavorable impact of currency translation, net product sales in 2008 grew by approximately $439.5 million, or 55%, over 2007. Of the currency adjusted increase, revenue increased primarily as a result of our professional diagnostic-related acquisitions which contributed $363.8 million of the increase. Organic growth, particularly from our professional infectious disease, drugs of abuse products and vitamin and nutritional supplements, also contributed to the growth.

Management’s discussion and analysis of financial condition and results of operations

Net Product Sales by Business Segment.  Net product sales by business segment for 2008 and 2007 are as follows (in thousands):

			% increase
	2008	2007	(decrease)

Professional diagnostics	$1,000,190	$565,265	77%
Health management	18,632	9,210	102%
Consumer diagnostics	132,443	153,616	(14)%
Vitamins and nutritional supplements	88,873	72,824	22%

Net product sales	$1,240,138	$800,915	55%

Professional diagnostics

The increase in net product sales from our professional diagnostics business segment was $434.9 million, or 77%, resulting in $1.0 billion of net product sales in 2008. Of the increase, revenue increased primarily as a result of our acquisitions of: (i) Biosite, in June 2007, which contributed additional product revenue of $161.7 million in excess of those earned in the prior year’s comparative period, (ii) Cholestech, in September 2007, which contributed additional product revenue of $49.4 million in excess of those earned in the prior year’s comparative period, (iii) Bio-Stat Healthcare Group, or Bio-Stat, in October 2007, which contributed additional product revenue of $21.6 million in excess of those earned in the prior year’s comparative period, (iv) HemoSense, in November 2007, which contributed additional product revenue of $27.2 million in excess of those earned in the prior year’s comparative period, (v) Redwood, in December 2007, which contributed additional product revenue of $23.9 million in excess of those earned in the prior year’s comparative period, (vi) BBI, in February 2008, which contributed product revenue of $32.4 million and (vii) various less significant acquisitions, which contributed an aggregate of $47.6 million of such increase. Organic growth, particularly from our professional infectious disease products, also contributed to the growth. The currency adjusted organic growth for our professional diagnostics net product sales, excluding the impact of acquisitions, was 13%.

Health management

Our health management net product sales increased $9.4 million, or 102%, to $18.6 million in 2008. The increase in net product sales represents additional sales related to our acquisition of QAS in June 2007.

Consumer diagnostics

The decrease in net product sales from our consumer diagnostics business segment was $21.2 million, or 14%, resulting in $132.4 million of net product sales for 2008. The decrease was primarily driven by the completion of our 50/50 joint venture with P&G in May 2007 in which we transferred substantially all of the assets of our consumer diagnostics business, other than our manufacturing and core intellectual property assets. Upon completion of the arrangement to form the joint venture, we ceased to consolidate the operating results of our consumer diagnostics business related to the joint venture and instead account for our 50% interest in the results of the joint venture under the equity method of accounting. Net product sales from our consumer diagnostics business segment for 2008 and 2007 included $103.0 million and $65.0 million, respectively, of manufacturing revenue associated with our manufacturing agreement with SPD, whereby we manufacture and sell consumer diagnostics to the joint venture. Partially offsetting the impact of the joint venture was an increase $13.5 million of net product sales attributed to our acquisitions of: (i) First Check Diagnostics LLC, or First Check, in January 2007, which contributed additional product revenue of $1.1 million in excess of those earned in the prior year’s comparative period, (ii) Bio-Stat, in October 2007, which contributed additional product revenue of $4.6 million in excess of those earned in the prior year’s comparative period and (iii) BBI, in February 2008, which contributed product revenue of $7.8 million.

Management’s discussion and analysis of financial condition and results of operations

Vitamins and nutritional supplements

Our vitamins and nutritional supplements net product sales increased by $16.0 million, or 22%, to $88.9 million in 2008. The increase is primarily a result of increased private label nutritional sales to our existing and new customers.

Services Revenue.  Services revenue was $405.5 million in 2008, as compared to $16.6 million in 2007. Services revenue is principally related to our newly-formed health management business segment which primarily includes our recent acquisitions of QAS, Alere Medical, ParadigmHealth and Matria. In addition to the services revenue generated by our health management businesses, services revenue also includes revenue generated by our professional drugs of abuse testing and screening business, along with revenue associated with our long-term services agreement related to our consumer diagnostics joint venture formed with P&G in May 2007, pursuant to which we provide certain operational support services to the joint venture.

Services Revenue by Business Segment.  Services revenue by business segment for 2008 and 2007 are as follows (in thousands):

	2008	2007

Professional diagnostics	$29,338	$—
Health management	373,767	14,164
Consumer diagnostics	2,357	2,482

Total services revenue	$405,462	$16,646

Professional diagnostics

Services revenue provided by our professional diagnostics business segment of $29.3 million in 2008 represents revenue related to the laboratory-based professional drugs of abuse testing and screening business at Redwood, which was acquired in December 2007.

Health management

Services revenue provided by our newly-formed health management business segment was $373.8 million in 2008, with Matria contributing services revenue of $197.7 million, Alere Medical contributing services revenue of $91.2 million, ParadigmHealth contributing services revenue of $71.3 million and QAS contributing services revenue of $12.1 million.

Consumer diagnostics

Services revenue provided by our consumer diagnostics business segment decreased by $0.1 million, or 5%, to $2.4 million in 2008. Services revenue provided by our consumer diagnostics business segment represents revenue related to our long-term services agreements with our 50/50 joint venture with P&G formed in May 2007, pursuant to which we provide certain operational support services to the joint venture.

Net Product Sales and Services Revenue by Geographic Location.  Net product sales and services revenue by geographic location for 2008 and 2007 are as follows (in thousands):

			% increase
	2008	2007	(decrease)

United States	$1,186,583	$511,941	132%
Europe	283,552	196,379	44%
Other	175,465	109,241	61%

Net product sales and services revenue	$1,645,600	$817,561	101%

Management’s discussion and analysis of financial condition and results of operations

Net product sales and services revenue of $1.2 billion and $511.9 million generated in the United States were approximately 72% and 63%, respectively, of total net product sales and services revenue for the year ended December 31, 2008 and 2007, respectively. The growth in net product sales and services revenue in all geographic regions resulted from the various acquisitions discussed above and organic growth, partially offset by the decrease in revenue associated with the formation of our 50/50 joint venture with P&G in May 2007.

License and Royalty Revenue.  License and royalty revenue represents license and royalty fees from intellectual property license agreements with third parties. License and royalty revenue increased by $3.8 million, or 18%, to $25.8 million in 2008, from $22.0 million in 2007. License and royalty revenue for 2008 increased primarily as a result of our acquisition of Biosite in June 2007, which contributed an additional $1.9 million of royalty revenue in excess of those earned in 2007. Additionally, incremental royalty revenue was derived from new royalty agreements entered into during 2008, along with increases associated with certain existing royalty agreements, partially offset by decreases in other royalty agreements.

Gross Profit and Margin.  Gross profit increased by $466.8 million, or 119%, to $860.6 million in 2008, from $393.7 million in 2007. Gross profit during 2008 benefited from higher than average margins earned on revenue from our recently acquired businesses and from the favorable impact of our low cost manufacturing facilities in China. Included in gross profit in 2008 were restructuring charges totaling $17.9 million associated with the closure of various manufacturing and operating facilities, a $2.0 million charge related to the write-up to fair market value of inventory acquired in connection with our first quarter acquisitions of BBI and Panbio, and $1.5 million of stock-based compensation expense. Included in gross profit in 2007 were restructuring charges totaling $2.0 million associated with the closure of various manufacturing and operating facilities, an $8.2 million charge related to the write-up to fair market value of inventory acquired in connection with our acquisitions of Biosite, Cholestech and HemoSense and $0.6 million of stock-based compensation expense. Cost of net revenue included amortization expense of $43.4 million and $24.0 million in 2008 and 2007, respectively. Overall gross margin was 52% in 2008, compared to 47% in 2007.

Gross Profit from Net Product Sales by Business Segment.  Gross profit from net product sales represents total gross profit less gross profit associated with services revenue and license and royalty revenue. Gross profit from net product sales increased by $246.0 million to $615.5 million in 2008, from $369.5 million in 2007. Gross profit from net product sales by business segment for 2008 and 2007 is as follows (in thousands):

			% increase
	2008	2007	(decrease)

Professional diagnostics	$581,806	$306,710	90%
Health management	2,729	3,076	(11)%
Consumer diagnostics	23,413	52,760	(56)%
Vitamins and nutritional supplements	7,536	6,966	8%

Gross profit from net product sales	$615,484	$369,512	67%

Professional diagnostics

Gross profit from our professional diagnostics net product sales increased by $275.1 million, or 90%, comparing 2008 to 2007, principally as a result of gross profit earned on revenue from acquired businesses, as discussed above, which contributed higher than average gross profits. The higher than average profits were partially offset by a $2.0 million charge related to the write-up to fair market value of inventory acquired in connection with our acquisitions of BBI and Panbio and $17.9 million in restructuring charges. Reducing gross profit for 2007 was an $8.2 million charge related to the write-up to fair market value of inventory acquired in connection with our acquisitions of Biosite, Cholestech and HemoSense and $0.5 million in restructuring charges.

Management’s discussion and analysis of financial condition and results of operations

As a percentage of our professional diagnostics net product sales, gross profit from our professional diagnostics business was 58% in 2008, compared to 54% in 2007.

Health management

Gross profit from our health management net product sales decreased by $0.3 million, or 11%, to $2.7 million during 2008, compared to $3.1 million during 2007.

As a percentage of our health management net product sales, gross profit from our health management business was 15% in 2008, compared to 33% in 2007.

Consumer diagnostics

Gross profit from our consumer diagnostics net product sales decreased $29.3 million, or 56%, comparing 2008 to 2007. The decrease is primarily a result of the formation of our 50/50 joint venture with P&G for our consumer diagnostics business in May 2007, partially offset by the gross profit earned on revenue from acquired businesses, primarily our BBI acquisition and the manufacturing profit associated with products sold under our manufacturing agreement with the joint venture. Gross profit for 2007 was adversely impacted by restructuring charges totaling $1.5 million related to the formation of the joint venture.

As a percentage of our consumer diagnostics net product sales, gross profit from our consumer diagnostics business was 18% for 2008, compared to 34% in 2007. The decrease in gross margin percentage for 2008, as compared to 2007, is driven by the formation of our 50/50 joint venture with P&G in May 2007. As a result of the joint venture, our consumer diagnostics net product sales consist of the manufacturing revenue associated with our manufacturing agreement with the joint venture, whereby we manufacture and sell consumer diagnostics to the joint venture.

Vitamins and nutritional supplements

Gross profit from our vitamins and nutritional supplements net product sales increased $0.6 million, or 8%, comparing 2008 to 2007. The increase is primarily the result of higher private label sales.

As a percentage of our vitamin and nutritional supplements net product sales, gross profit from our vitamins and nutritional supplements business was 9% in 2008, compared to 10% in 2007.

Gross Profit from Services Revenue.  Gross profit from services revenue primarily represents gross profit related to our newly-formed health management business segment which includes our recent acquisitions of QAS, Alere Medical, ParadigmHealth and Matria. In addition to the gross profit from services revenue generated by our health management businesses, gross profit from services revenue also includes gross profit generated by our professional drugs of abuse testing and screening business, along with gross profit associated with our long-term services agreement related to our consumer diagnostics joint venture formed with P&G in May 2007, pursuant to which we provide certain operational support services to the joint venture. Our gross profit from services revenue was $228.4 million in 2008 as compared to $11.4 million in 2007.

Gross Profit from Services Revenue by Business Segment.  Gross profit from services revenue was $228.4 million and $11.4 million in 2008 and 2007, respectively, and represents gross profit related to services revenue associated with our newly-formed health management business segment, which includes our recent acquisitions of QAS, Alere Medical, ParadigmHealth and Matria, our professional drugs of abuse testing and screening businesses, and our long-term services agreement related to our consumer diagnostics

Management’s discussion and analysis of financial condition and results of operations joint venture formed with P&G in May 2007. Gross profit from services revenue by segment for 2008 and 2007 is as follows (in thousands):

	2008	2007

Professional diagnostics	$14,380	$—
Health management	211,627	8,903
Consumer diagnostics	2,357	2,482

Gross profit from services revenue	$228,364	$11,385

Professional diagnostics

Gross profit from services revenue for our professional diagnostics business segment was $14.4 million in 2008 and represents gross profit related to the services provided by our professional drugs of abuse testing and screening business, Redwood, which was acquired in December 2007.

As a percentage of our professional diagnostics services revenue, gross margin for 2008 was 49%.

Health management

Gross profit from services revenue for our newly-formed health management business segment was $211.6 million and $8.9 million in 2008 and 2007, respectively, and represents gross profit related to the services provided by our health management businesses, primarily Alere Medical, ParadigmHealth, QAS and Matria.

As a percentage of our health management services revenue, gross margin for 2008 and 2007 was 57% and 63%, respectively.

Consumer diagnostics

Gross profit from services revenue for our consumer diagnostics business segment was $2.4 million and $2.5 million in 2008 and 2007, respectively, and represents gross profit from services revenue related to our long-term services agreements with the joint venture, pursuant to which we provide certain operational support services to the joint venture. We presently do not allocate any cost of goods sold to the services revenue related to this long-term service agreement. All costs for this segment are recorded in the gross profit from net product sales.

Research and Development Expense.  Research and development expense increased by $42.3 million, or 61%, to $111.8 million in 2008 from $69.5 million in 2007. The year over year increase in research and development expense is primarily the result of increased spending related to our cardiology research programs, partially offset by the transition of our consumer-related research and development efforts into our 50/50 joint venture with P&G. Additionally, our funding relationship with ITI was complete as of December 31, 2007 and, as such, no funding was earned during 2008. This funding relationship was reflected as an offset to research and development expense totaling $18.5 million during 2007. Also included in research and development expense is $4.6 million of stock-based compensation expense, representing an increase of approximately $2.4 million from 2007. Restructuring charges associated with our various restructuring plans to integrate our newly-acquired businesses totaling $7.2 million were included in research and development expense during 2008, representing an increase of approximately $4.7 million from 2007. Amortization expense of $3.7 million and $2.9 million was included in research and development expense for 2008 and 2007, respectively.

Research and development expense as a percentage of net revenue decreased to 7% for 2008, from 8% for 2007.

Management’s discussion and analysis of financial condition and results of operations

Purchase of In-Process Research and Development, or IPR&D.  In connection with two of our acquisitions since 2007, we have acquired various IPR&D projects. Substantial additional research and development will be required prior to any of our acquired IPR&D programs and technology platforms reaching technological feasibility. In addition, once research is completed, each product candidate acquired will need to complete a series of clinical trials and receive FDA or other regulatory approvals prior to commercialization. Our current estimates of the time and investment required to develop these products and technologies may change depending on the different applications that we may choose to pursue. We cannot give assurances that these programs will ever reach technological feasibility or develop into products that can be marketed profitably. For example, we have discontinued funding certain of the programs listed below. In addition, we cannot guarantee that we will be able to develop and commercialize products before our competitors develop and commercialize products for the same indications. The following table sets forth IPR&D projects for companies and certain assets we have acquired since 2007 (in thousands):

				Discount rate
				used in
Company/				estimating	Year of	Estimated
year assets	Purchase		Programs	cash	expected	cost to
acquired	price	IPR&D(1)	acquired	flows(1)	launch	complete

Diamics/2007	$4,000	$682	PapMap (Pap Screening Methods)	63%	2009-2010
		1,049	C-Map (Automated Pap Screening)	63%	2009-2010
		3,094	POC (Point of Care Systems)	63%	2009-2010

		$4,825				$7,476

Biosite/2007	$1,800,000	$13,000	Triage Sepsis Panel	15%	2008-2010
		156,000	Triage NGAL	15%	2008-2010

		$169,000				$6,000

(1)	Management assumes responsibility for determining the valuation of the acquired IPR&D projects. The fair value assigned to IPR&D for each acquisition is estimated by discounting, to present value, the cash flows expected once the acquired projects have reached technological feasibility. The cash flows are probability adjusted to reflect the risks of advancement through the product approval process. In estimating the future cash flows, we also considered the tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D projects and adjusted future cash flows for a charge reflecting the contribution to value of these assets.

Sales and Marketing Expense.  Sales and marketing expense increased by $218.5 million, or 130%, to $386.3 million in 2008, from $167.8 million in 2007. The increase in sales and marketing expense primarily relates to additional spending related to newly-acquired businesses. Also included in sales and marketing expense is $4.3 million of stock-based compensation expense, representing an increase of approximately $2.6 million from 2007. Partially offsetting the increases was the favorable impact of the formation of our 50/50 joint venture with P&G. Restructuring charges associated with our various restructuring plans to integrate our newly-acquired businesses totaling $4.2 million were included in sales and marketing expense during 2008, representing an increase of approximately $3.4 million from 2007. Amortization expense of $148.6 million and $34.5 million was included in sales and marketing expense for 2008 and 2007, respectively.

Sales and marketing expense as a percentage of net revenue increased to 23% for 2008, from 20% for 2007.

General and Administrative Expense.  General and administrative expense increased by $140.2 million, or 89%, to $298.6 million in 2008, from $158.4 million in 2007. The increase in general and administrative expense relates primarily to additional spending related to newly-acquired businesses. Legal spending increased by approximately $9.4 million in 2008, as compared to 2007. Also included in general and administrative expense is $16.0 million of stock-based compensation expense, representing a decrease of

Management’s discussion and analysis of financial condition and results of operations approximately $36.9 million from 2007 which included a charge of $45.2 million related to our acquisition of Biosite. Partially offsetting the increases was the favorable impact from the formation of our 50/50 joint venture with P&G. Amortization expense of $18.4 million and $0.3 million was included in general and administrative expense for 2008 and 2007, respectively.

General and administrative expense as a percentage of net revenue decreased to 18% for 2008, from 19% for 2007.

Interest Expense.  Interest expense includes interest charges and the amortization of deferred financing costs associated with our debt issuances. Interest expense in 2007 also includes the write-off of deferred financing costs and early termination fees associated with the repayment of outstanding debt. Interest expense increased by $18.1 million, or 22%, to $101.1 million in 2008, from $83.0 million in 2007. The increase in interest expense in 2008 was due to higher average outstanding borrowing balances in 2008 and $6.6 million in interest expense related to the accelerated present value accretion of our lease restoration costs due to the early termination of our facility lease in Bedford, England recorded in connection with our 2008 restructuring plans. Also contributing to the increase in 2008 was $0.8 million of interest expense recorded in connection with a legal settlement with one of our distributors in June 2008. Interest expense for 2007 included the write-off of $15.6 million of deferred financing costs and prepayment premium related to the repayment of outstanding debt, in conjunction with our financing arrangements related to our Biosite acquisition.

Other Income (Expense), Net.  Other income (expense), net, includes interest income, realized and unrealized foreign exchange gains and losses, and other income and expense. The components and the respective amounts of other income (expense), net, are summarized as follows (in thousands):

	2008	2007	Change

Interest income	$6,718	$11,486	$(4,768)
Foreign exchange gains (losses), net	(897)	(1,609)	712
Other	(8,033)	(1,103)	(6,930)

Other income (expense), net	$(2,212)	$8,774	$(10,986)

Other income (expense), net, for 2008 includes a $12.5 million charge associated with an arbitration decision, partially offset by $5.5 million of income associated with settlements of prior year’s royalties during 2008.

Other income (expense), net, for 2007 includes a foreign exchange gain of $1.9 million realized on the settlement of intercompany notes and $3.9 million in unrealized foreign currency loss associated with a cash escrow established in connection with the acquisition of BBI.

(Benefit) Provision for Income Taxes.  (Benefit) provision for income taxes increased by $15.7 million, to a $16.7 million benefit in 2008, from a $1.0 million benefit in 2007. The effective tax rate in 2008 was 43%, compared to 0.4% in 2007. The increase in the benefit for income taxes from 2007 to 2008 is primarily related to the recognition of the benefit of losses in Germany, Japan and the United Kingdom.

The primary components of the 2008 provision for income taxes relates to U.S. federal and state income taxes, taxes on foreign income and the recognition of benefit on German and U.K. losses. The primary components of the 2007 provision for income taxes relates to the recognition of benefit on U.S. and U.K. losses, state income taxes and taxes on foreign income. We recognized the benefit of U.S. net operating loss, or NOL, carryforwards and other U.S. deferred tax assets due to the U.S. non-current deferred tax liabilities recorded in purchase accounting for 2007 acquisitions. During 2007, we released approximately $83.0 million of valuation allowance for these pre- acquisition U.S. deferred tax assets, which was released to goodwill. Thereafter, we recognized a benefit or recorded a provision, as appropriate, for the current year U.S. losses.

Management’s discussion and analysis of financial condition and results of operations

Net Loss.  We incurred a net loss of $21.8 million in 2008, while we incurred a net loss of $244.8 million in 2007. Net loss per common share available to common stockholders was $0.46 per basic and diluted common share in 2008, as compared to net loss of $4.75 per basic and diluted common share in 2007. The net loss in 2008 and 2007 resulted from the various factors as discussed above. See Note 15 of our consolidated financial statements included elsewhere in this prospectus supplement for the calculation of net loss per common share.

Year ended December 31, 2007 compared to year ended December 31, 2006

During 2007 and 2008, we entered the growing health management market with our acquisitions of QAS, Alere Medical, ParadigmHealth and more recently Matria. As a result of these acquisitions, we formed our health management reporting unit in 2008. For presentation and comparative purposes certain amounts for prior periods have been reclassified to conform to the current period classification.

Net Product Sales.  Net product sales increased by $248.8 million, or 45%, to $800.9 million in 2007, from $552.1 million in 2006. Excluding the favorable impact of currency translation, net product sales in 2007 grew by approximately $237.8 million, or 43%, over 2006. Of the currency adjusted increase, revenue increased primarily as a result of our acquisitions of: (i) First Check, in January 2007, which contributed revenue of $12.9 million, (ii) Instant, in March 2007, which contributed revenue of $22.8 million, (iii) Biosite, in June 2007, which contributed revenue of $167.8 million, (iv) Cholestech, in September 2007, which contributed revenue of $24.1 million, (v) Bio-Stat, in October 2007, which contributed revenue of $8.1 million, (vi) HemoSense, in November 2007, which contributed revenue of $3.5 million and (vii) various less significant acquisitions, which contributed an aggregate of $19.4 million of such increase. Partially offsetting the increased revenue as a result of acquisitions was the decrease in revenue associated with the formation of our 50/50 joint venture with P&G on May 17, 2007 in which we transferred substantially all of the assets of our consumer diagnostics business, other than our manufacturing and core intellectual property assets. Upon completion of the transaction to form the joint venture, we ceased to consolidate the operating results of our consumer diagnostics business related to the joint venture and instead account for our 50% interest in the results of the joint venture under the equity method of accounting. We recorded $76.1 million of net product sales in 2007 (through the date the joint venture was formed), as compared to $171.6 million of net product sales in 2006. During 2007, we recorded $65.0 million of manufacturing revenue associated with our manufacturing agreement with the joint venture, whereby we manufacture and sell consumer diagnostics to the joint venture. Organic growth, particularly from our professional infectious disease and drugs of abuse products, also contributed to the growth, as well as higher license and royalty revenue.

Net Product Sales by Business Segment.  Net product sales by business segment for 2007 and 2006 are as follows (in thousands):

			% increase
	2007	2006	(decrease)

Professional diagnostics	$565,265	$298,472	89%
Health management	9,210	—	—%
Consumer diagnostics	153,616	171,607	(11)%
Vitamins and nutritional supplements	72,824	82,051	(11)%

Net product sales	$800,915	$552,130	45%

Professional diagnostics

The increase in net product sales from our professional diagnostics business segment was $266.8 million, or 88%, comparing 2007 to 2006. Revenue increased primarily as a result of our acquisitions of: (i) Instant, in March 2007, which contributed revenue of $22.8 million, (ii) Biosite, in June 2007, which contributed revenue of $167.8 million, (iii) Cholestech, in September 2007, which contributed revenue of $24.1 million,

Management’s discussion and analysis of financial condition and results of operations

(iv) Bio-Stat, in October 2007, which contributed revenue of $8.1 million, (v) HemoSense, in November 2007, which contributed revenue of $3.5 million and (vi) various less significant acquisitions, which contributed an aggregate of $17.2 million of such increase. Organic growth, particularly from our professional infectious disease and drugs of abuse products, also contributed to the growth.

Health management

Effective January 1, 2008, we formed our health management business segment which includes the activities of our recent acquisitions of QAS, which was acquired in June 2007; Alere Medical, which was acquired in November 2007; and ParadigmHealth, which was acquired in December 2007. Net product sales associated with our recently acquired health management businesses was $9.2 million during 2007.

Consumer diagnostics

The decrease in net product sales from our consumer diagnostics business segment was $18.0 million, or 11%, comparing 2007 to 2006. The decrease was primarily driven by the formation of our 50/50 joint venture with P&G on May 17, 2007 in which we transferred substantially all of the assets of our consumer diagnostics business, other than our manufacturing and core intellectual property assets. Upon completion of the transaction to form the joint venture, we ceased to consolidate the operating results of our consumer diagnostics business related to the joint venture and instead account for our 50% interest in the results of the joint venture under the equity method of accounting. Net product sales of our consumer diagnostics for 2007 included $65.0 million of manufacturing revenue associated with our manufacturing agreement with SPD, whereby we manufacture and sell consumer diagnostics to the joint venture. Partially offsetting the impact of the joint venture was $12.9 million of net product sales from our First Check consumer drugs of abuse product line which was acquired in January 2007.

Vitamins and nutritional supplements

Our vitamins and nutritional supplements net product sales decreased by $9.2 million, or 11%, comparing 2007 to 2006. The decrease was driven primarily by our private label business.

Services Revenue.  Services revenue of $16.6 million in 2007 represents revenue related to our health management businesses, Alere Medical, ParadigmHealth and QAS, all of which were acquired during 2007.

Net Product Sales and Services Revenue by Geographic Location.  Net product sales and services revenue by geographic location for 2007 and 2006 are as follows (in thousands):

			% Increase
	2007	2006	(decrease)

United States	$511,941	$323,046	58%
Europe	196,379	134,528	46%
Other	109,241	94,556	16%

Net product sales and services revenue	$817,561	$552,130	48%

Net product sales and services revenue of $511.9 million and $323.0 million generated in the United States were approximately 63% and 59%, respectively, of total net product sales and services revenue for the year ended December 31, 2007 and 2006, respectively. The growth in net product sales and services revenue in all geographic regions resulted from the various acquisitions discussed above and organic growth, partially offset by the decrease in revenue associated with the formation of our 50/50 joint venture with P&G in May 2007.

License and Royalty Revenue.  License and royalty revenue represents license and royalty fees from intellectual property license agreements with third parties. License and royalty revenue increased by $4.7 million, or 27%, to $22.0 million in 2007, from $17.3 million in 2006. The increase primarily relates to $3.9 million of royalty revenue contributed by Biosite, which was acquired in June 2007. Additionally,

Management’s discussion and analysis of financial condition and results of operations incremental royalty revenue was derived from new royalty agreements entered into during 2007, along with increases associated with certain existing royalty agreements, partially offset by decreases in other royalty agreements.

Gross Profit and Margin.  Gross profit increased by $164.5 million, or 72%, to $393.7 million in 2007, from $229.2 million in 2006. Gross profit during 2007 benefited from higher than average margins earned on revenue from our recently acquired businesses and from the favorable impact of our low cost manufacturing facilities in China. Included in cost of net revenue in 2007 were restructuring charges totaling $2.0 million associated with our joint venture related restructuring plans, a charge of $8.2 million associated with the write-up of inventory acquired to fair value in connection with our acquisitions of Biosite, Cholestech and HemoSense, and $0.6 million of stock-based compensation expense. Additionally, gross profit in 2007 was unfavorably impacted by the formation of our 50/50 joint venture with P&G. Included in cost of net revenue during 2006 was a restructuring charge of $9.5 million related to the closure of our ABI operation in San Diego, California, along with the write-off of fixed assets at other facilities impacted by our 2006 restructuring plans and the closure of CDIL, our manufacturing facility in Galway, Ireland. Cost of net revenue during 2006 also included a $0.4 million charge for stock-based compensation expense. Cost of net revenue included amortization expense of $24.0 million and $11.2 million in 2007 and 2006, respectively.

Overall gross margin was 47% in 2007, compared to 40% in 2006.

Gross Profit from Net Product Sales by Business Segment.  Gross profit from net product sales represents total gross profit less gross profit associated with services revenue and license and royalty revenue. Gross profit from net product sales increased by $152.2 million to $369.5 million in 2007, from $217.3 million in 2006. Gross profit from net product sales by business segment for 2007 and 2006 is as follows (in thousands):

			% Increase
	2007	2006	(decrease)

Professional diagnostics	$306,710	$129,636	137%
Health management	3,076	—	—%
Consumer diagnostics	52,760	82,658	(36)%
Vitamins and nutritional supplements	6,966	5,037	38%

Gross profit from net product sales	$369,512	$217,331	70%

Professional diagnostics

Gross profit from our professional diagnostics net product sales increased by $177.1 million, or 137%, comparing 2007 to 2006, principally as a result of gross profit earned on revenue from acquired businesses, as discussed above, which contributed higher than average gross profits. The higher than average profits were partially offset by an $8.2 million charge associated with the write-up of inventory acquired to fair value in connection with our acquisitions of Biosite, Cholestech and HemoSense, $0.5 million in restructuring charges and $0.3 million of stock-based compensation expense. Reducing gross profit for 2006 was a $7.2 million restructuring charge associated with management’s decision to close our ABI operations in San Diego, California.

As a percentage of our professional diagnostics net product sales, gross profit from our professional diagnostics business was 54% in 2007, compared to 43% in 2006.

Health management

Effective January 1, 2008, we formed our health management business segment which includes the activities of our recent acquisitions of QAS, which was acquired in June 2007; Alere Medical, which was acquired in

Management’s discussion and analysis of financial condition and results of operations

November 2007; and ParadigmHealth, which was acquired in December 2007. Net product sales associated with our recently-acquired health management businesses was $3.1 million during 2007.

As a percentage of our health management net product sales, gross margin for 2007 was 33%.

Consumer diagnostics

Gross profit from our consumer diagnostics net product sales decreased $29.9 million, or 36%, comparing 2007 to 2006. The decrease is primarily a result of the formation of our 50/50 joint venture with P&G for our consumer diagnostics business in May 2007, partially offset by the gross profit earned on revenue from acquired businesses, primarily our First Check acquisition, as discussed above; the 5% mark-up on products sold under our manufacturing agreement with the joint venture, a restructuring charge of $1.5 million associated with the decision to close facilities and the formation of our joint venture with P&G and $0.3 million of stock-based compensation expense. Gross profit for 2006 was adversely impacted by restructuring charges totaling $2.2 million related to the closure of our CDIL manufacturing facility and $0.4 million of stock-based compensation expense.

As a percentage of our consumer diagnostics net product sales, gross profit from our consumer diagnostics business was 34% for 2007, compared to 48% in 2006.

Vitamins and nutritional supplements

Gross profit from our vitamins and nutritional supplements net product sales increased $1.9 million, or 38%, comparing 2007 to 2006. The increase is primarily the result of improved customer mix, improved factory utilization and our cost reduction initiatives in our private label manufacturing business.

As a percentage of our vitamins and nutritional supplements net product sales, gross profit from our vitamins and nutritional supplements business was 10% in 2007, compared to 6% in 2006.

Gross Profit from Services Revenue.  Gross profit from services revenue was $11.4 million in 2007, and represents gross profit related to services revenue associated with our newly-formed health management business segment, which includes our recent acquisitions of QAS, Alere Medical, ParadigmHealth and Matria, our professional drugs of abuse testing and screening businesses, and our long-term services agreement related to our consumer diagnostics joint venture formed with P&G in May 2007.

Research and Development Expense.  Research and development expense increased by $20.8 million, or 43%, to $69.5 million in 2007, from $48.7 million in 2006. Research and development expense in 2007 and 2006 is reported net of co-development funding of $18.5 million and $16.6 million, respectively, arising from the co-development funding arrangement that we entered into with ITI in February 2005. The year over year increase in research and development expense is primarily the result of increased spending related to our cardiology research programs and $21.5 million of spending related to our 2007 acquisitions, partially offset by the transition of our consumer-related research and development efforts into our 50/50 joint venture with P&G in the second quarter of 2007. Also included in research and development expense is $2.2 million of stock-based compensation expense, representing an increase of approximately $0.8 million from 2006. Restructuring charges associated with the formation of our 50/50 joint venture and our 2007 restructuring plan to integrate our newly-acquired businesses totaling $2.5 million were included in research and development expense during 2007. Amortization expense of $2.9 million and $3.3 million was included in research and development expense for 2007 and 2006, respectively.

Research and development expense as a percentage of net product revenue decreased to 9% for 2007, from 10% for 2006.

Purchase of In-Process Research and Development.  In connection with three of our acquisitions since 2006, we have acquired various IPR&D projects. Substantial additional research and development will be required prior to any of our acquired IPR&D programs and technology platforms reaching technological feasibility. In

Management’s discussion and analysis of financial condition and results of operations addition, once research is completed, each product candidate acquired will need to complete a series of clinical trials and receive FDA or other regulatory approvals prior to commercialization. Our current estimates of the time and investment required to develop these products and technologies may change depending on the different applications that we may choose to pursue. We cannot give assurances that these programs will ever reach technological feasibility or develop into products that can be marketed profitably. For example, we have discontinued funding certain of the programs listed below. In addition, we cannot guarantee that we will be able to develop and commercialize products before our competitors develop and commercialize products for the same indications. If products based on our acquired IPR&D programs and technology platforms do not become commercially viable, our results of operations could be materially adversely affected. The following table sets forth IPR&D projects for companies and certain assets we have acquired since 2006 (in thousands):

				Discount rate
				used in
Company/				estimating	Year of	Estimated
year assets	Purchase			cash	expected	cost to
acquired	price	IPR&D(1)	Programs acquired	flows(1)	launch	complete

Diamics/2007	$4,000	$682	PapMap (Pap Screening Methods)	63%	2009-2010
		1,049	C-Map (Automated Pap Screening)	63%	2009-2010
		3,094	POC (Point of Care Systems)	63%	2009-2010

		$4,825				$7,476

Biosite/2007	$1,800,000	$13,000	Triage Sepsis Panel	15%	2008-2010
		156,000	Triage NGAL	15%	2008-2010

		$169,000				$6,000

Clondiag/2006	$24,000	$1,800	CHF (Congestive Heart Failure)	37%	2008-2009
		2,500	ACS (Acute Coronary Syndrome)	37%	2009-2010
		660	HIV (Human Immuno-deficiency Virus)	37%	2008-2009

		$4,960				$9,500

(1)	Management assumes responsibility for determining the valuation of the acquired IPR&D projects. The fair value assigned to IPR&D for each acquisition is estimated by discounting, to present value, the cash flows expected once the acquired projects have reached technological feasibility. The cash flows are probability adjusted to reflect the risks of advancement through the product approval process. In estimating the future cash flows, we also considered the tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D projects and adjusted future cash flows for a charge reflecting the contribution to value of these assets.

Sales and Marketing Expense.  Sales and marketing expense increased by $73.3 million, or 78%, to $167.8 million in 2007, from $94.4 million in 2006. The increase in sales and marketing expense is primarily the result of approximately $56.1 million of additional spending related to newly-acquired businesses, primarily Biosite, Instant, Cholestech and the various less significant acquisitions. Also included in sales and marketing expense is $1.7 million of stock-based compensation expense, representing an increase of approximately $1.0 million from 2006. Partially offsetting the increases was the favorable impact of the formation of our 50/50 joint venture with P&G. Amortization expense of $36.9 million and $6.8 million was included in sales and marketing expense for 2007 and 2006, respectively.

Sales and marketing expense as a percentage of net product sales and services revenue increased to 21% for 2007, from 17% for 2006.

General and Administrative Expense.  General and administrative expense increased by $87.2 million, or 122%, to $158.4 million in 2007, from $71.2 million in 2006. The increase in general and administrative

Management’s discussion and analysis of financial condition and results of operations expense is primarily the result of approximately $26.9 million of additional spending related to newly-acquired businesses, primarily Biosite, Instant, Cholestech and the various less significant acquisitions. Also included in general and administrative expense is $53.0 million of stock-based compensation expense, representing an increase of approximately $50.0 million from 2006. The $53.0 million stock-based compensation expense includes a one-time charge of $45.2 million associated with the stock option acceleration and conversion in connection with the acquisition of Biosite. Partially offsetting the increases was the favorable impact of the formation of our 50/50 joint venture with P&G. Amortization expense of $0.3 million and $0.4 million was included in general and administrative expense for 2007 and 2006, respectively.

General and administrative expense as a percentage of net product sales and services revenue increased to 19% for 2007, from 13% for 2006.

Interest Expense.  Interest expense in 2007 includes interest charges, amortization of deferred financing costs, prepayment premiums and the amortization of non-cash discounts associated with our debt issuances. Interest expense for 2006 includes interest charges, the write-off and amortization of deferred financing costs and the amortization of non-cash discounts associated with our debt issuances in 2004. Interest expense increased by $56.4 million, or 212%, to $83.0 million in 2007, from $26.6 million in 2006. Interest expense increased in 2007 as a result of higher debt balances than in the prior period. Additionally, in 2007 we recorded a write-off of $15.6 million of deferred financing costs and prepayment premium related to the repayment of outstanding debt, in conjunction with our financing arrangements related to our Biosite acquisition. In 2006, we recorded a charge of $1.3 million related to prepayment penalties and the write-off of debt origination costs resulting from the early repayment of our $20.0 million, 10% subordinated promissory notes on September 8, 2006.

Other Income (Expense), Net.  Other income (expense), net, includes interest income, realized and unrealized foreign exchange gains and losses, and other income and expense. The components and the respective amounts of other income (expense), net, are summarized as follows (in thousands):

	2007	2006	Change

Interest income	$11,486	$1,693	$9,793
Foreign exchange gains (losses), net	(1,609)	2,643	(4,252)
Other	(1,103)	4,412	(5,515)

Other income (expense), net	$8,774	$8,748	$26

Other income (expense), net, for 2007 includes a foreign exchange gain of $1.9 million realized on the settlement of intercompany notes and $3.9 million in unrealized foreign currency loss associated with a cash escrow established in connection with the acquisition of BBI.

Other income (expense), net, for 2006 includes a foreign exchange gain of $4.3 million associated with the closure of our Galway, Ireland manufacturing operation and $4.7 million in other income, related to the portion of our settlement with Vedalab S.A., relating to periods prior to 2006.

(Benefit) Provision for Income Taxes.  (Benefit) provision for income taxes decreased by $6.7 million, to a $1.0 million benefit in 2007, from a $5.7 million provision in 2006. The effective tax rate in 2007 was 0.4%, compared to (52)% in 2006. The decrease in the provision for income taxes from 2006 to 2007 is primarily related to the recognition of the benefit of current year losses in the U.S. and the United Kingdom.

The primary components of the 2007 provision for income taxes relates to the recognition of benefit on U.S. and U.K. losses, state income taxes, and taxes on foreign income. We recognized the benefit of U.S. NOL carryforwards and other U.S. deferred tax assets due to the U.S. non-current deferred tax liabilities recorded in purchase accounting for 2007 acquisitions. We released approximately $83.0 million of valuation allowance for these U.S. deferred tax assets, which was released to goodwill. Thereafter, we recognized a benefit for the current year U.S. losses. The primary components of the 2006 provision for income taxes are

Management’s discussion and analysis of financial condition and results of operations related to the recognition of U.S. deferred tax liabilities for temporary differences between the book and tax bases of goodwill and certain intangible assets with indefinite lives and to taxes on foreign income.

Net Loss.  We incurred a net loss of $244.8 million in 2007, while we incurred a net loss of $16.8 million in 2006. Net loss per common share available to common stockholders was $4.75 per basic and diluted common share in 2007, as compared to net loss of $0.49 per basic and diluted common share in 2006. The net loss in 2007 and 2006 resulted from the various factors as discussed above. See Note 15 of our consolidated financial statements included elsewhere in this prospectus supplement for the calculation of net loss per common share.

LIQUIDITY AND CAPITAL RESOURCES

Based upon our current working capital position, current operating plans and expected business conditions, we currently expect to fund our short and long-term working capital needs and other commitments primarily through our operating cash flow, and we expect our working capital position to improve as we improve our operating margins and grow our business through new product introductions and by continuing to leverage our strong intellectual property position. At this point in time, our liquidity has not been materially impacted by the recent and unprecedented disruption in the current capital and credit markets and we do not expect that it will be materially impacted in the near future. However, because of the unprecedented nature and severity of the ongoing financial crisis in the capital and credit markets, we cannot predict with certainty the ultimate impact of these events on us. We will therefore continue to closely monitor our liquidity and capital resources.

In addition, we may also utilize our revolving credit facility, or other sources of financing, to fund a portion of our capital needs and other future commitments, including future acquisitions. If the capital and credit markets continue to experience volatility and the availability of funds remains limited, we may incur increased costs associated with issuing commercial paper and/or other debt instruments. In addition, it is possible that our ability to access the capital and credit markets may be limited by these or other factors at a time when we would like, or need, to do so, which could have an impact on our ability to refinance maturing debt and/or react to changing economic and business conditions.

Our funding plans for our working capital needs and other commitments may be adversely impacted by unexpected costs associated with prosecuting and defending our existing lawsuits and/or unforeseen lawsuits against us, integrating the operations of newly-acquired companies and executing our cost savings strategies. We also cannot be certain that our underlying assumed levels of revenues and expenses will be realized. In addition, we intend to continue to make significant investments in our research and development efforts related to the substantial intellectual property portfolio we own. We may also choose to further expand our research and development efforts and may pursue the acquisition of new products and technologies through licensing arrangements, business acquisitions, or otherwise. We may also choose to make significant investment to pursue legal remedies against potential infringers of our intellectual property. If we decide to engage in such activities, or if our operating results fail to meet our expectations, we could be required to seek additional funding through public or private financings or other arrangements. In such event, adequate funds may not be available when needed, or, may be available only on terms which could have a negative impact on our business and results of operations. In addition, if we raise additional funds by issuing equity or convertible securities, dilution to then existing stockholders may result.

As of December 31, 2008, in addition to other indebtedness, we had approximately $1.1 billion in aggregate principal amount of indebtedness outstanding under our senior secured credit facility, $250.0 million in aggregate principal amount of indebtedness outstanding under our junior secured credit facility, and $150.0 million in indebtedness under our outstanding senior subordinated convertible notes. Included in the secured credit facilities is a revolving line-of-credit of $150.0 million, of which $142.0 million was outstanding as of December 31, 2008.

Management’s discussion and analysis of financial condition and results of operations

Interest accrues on indebtedness arising under the senior secured credit facility as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Revolving Loans that are Base Rate Loans, each as in effect from time to time. The Base Rate is a floating rate which approximates the U.S. Prime rate and changes on a periodic basis. The Eurodollar Rate is equal to the LIBOR rate and is set for a period of one to three months at our election. Applicable margin with respect to Base Rate Loans is 1.00% and with respect to Eurodollar Rate Loans is 2.00%. Applicable margin ranges for our revolving line-of-credit with respect to Base Rate Loans is 0.75% to 1.25% and with respect to Eurodollar Rate Loans is 1.75% to 2.25%.

The outstanding indebtedness under the junior secured credit facility is a term loan in the amount of $250.0 million. Interest on this term loan, as defined in the credit agreement, is as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Base Rate Loans, as in effect from time to time. Applicable margin with respect to Base Rate Loans is 3.25% and with respect to Eurodollar Rate Loans is 4.25%.

For the year ended December 31, 2008, interest expense, including amortization of deferred financing costs, under the secured credit facilities was $85.2 million. As of December 31, 2008, accrued interest related to the secured credit facilities amounted to $3.4 million. As of December 31, 2008, we were in compliance with all debt covenants related to the above debt, which consisted principally of maximum consolidated leverage and minimum interest coverage requirements.

Interest expense related to our senior subordinated convertible notes for the year ended December 31, 2008, including amortization of deferred financing costs, was $5.0 million. As of December 31, 2008, accrued interest related to the senior subordinated convertible notes amounted to $0.6 million.

In August 2007, we entered into interest rate swap contracts, with an effective date of September 28, 2007, that have a total notional value of $350.0 million and have a maturity date of September 28, 2010. These interest rate swap contracts pay us variable interest at the three-month LIBOR rate, and we pay the counterparties a fixed rate of 4.85%. These interest rate swap contracts were entered into to convert $350.0 million of the $1.2 billion variable rate term loan under the secured credit facility into fixed rate debt.

In January 2009, we entered into interest rate swap contracts, with an effective date of January 14, 2009, that have a total notional value of $500.0 million and have a maturity date of January 5, 2011. These interest rate swap contracts pay us variable interest at the one-month LIBOR rate, and we pay the counterparties a fixed rate of 1.195%. These interest rate swap contracts were entered into to convert $500.0 million of the $1.2 billion variable rate term loan under the secured credit facility into fixed rate debt.

As of December 31, 2008, we had 1.9 million shares of our Series B preferred stock issued and outstanding. Upon a conversion of these shares of Series B preferred stock, we may, at our option and in our sole discretion, satisfy the entire conversion obligation in cash, or through a combination of cash and common stock, to the extent permitted under our secured credit facilities and under Delaware law.

Summary of changes in cash position

As of December 31, 2008, we had cash and cash equivalents of $141.3 million, a $273.4 million decrease from December 31, 2007. Our primary sources of cash during the year ended December 31, 2008 included $147.8 million generated by our operating activities, $20.7 million from common stock issues under employee stock option and stock purchase plans, $137.2 million from borrowing under our existing credit facilities, and a decrease of $139.2 million in restricted cash. Investing activities during the year ended

Management’s discussion and analysis of financial condition and results of operations

December 31, 2008 used a total of $713.3 million of cash, net of cash acquired, primarily related to our acquisition activities and capital expenditures. Our financing activities, aside from the decrease in restricted cash, proceeds from borrowings under our secured credit facilities and cash received from common stock issues under employee stock option and stock purchase plans, used $15.1 million of cash related to repayments under our secured credit facilities and capital lease obligations. Fluctuations in foreign currencies negatively impacted our cash balance by $5.7 million during the year ended December 31, 2008.

Operating cash flows

Net cash provided by operating activities during the year ended December 31, 2008 was $147.8 million, which resulted from $287.0 million of non-cash items, offset by our net loss of $21.8 million and $117.4 million of cash used to meet net working capital requirements during the period. The $287.0 million of non-cash items included $267.9 million related to depreciation and amortization, $24.2 million related to the impairment of assets, $26.4 million related to non-cash stock-based compensation expense and $5.9 million related to the amortization of deferred financing costs, partially offset by a $41.8 million decrease related to the recognition of a tax benefit for current year losses and a $1.1 million decrease related to equity investments in unconsolidated entities.

Investing cash flows

Our investing activities during the year ended December 31, 2008 utilized $713.3 million of cash, including $649.9 million used for acquisitions and transaction-related costs, net of cash acquired, $65.0 million of capital expenditures, net of proceeds from sale of equipment, partially offset by a $1.6 million decrease in investments and other assets, which included an $11.2 million return of cash from our 50/50 joint venture with P&G.

The acquisitions of Matria, BBI and Panbio during 2008 accounted for approximately $576.5 million of the $649.9 million of cash used for acquisitions.

Financing cash flows

Net cash provided by financing activities during the year ended December 31, 2008 was $297.8 million. During 2007, in connection with our acquisition of BBI, a restricted cash balance was created in the amount of approximately $140.5 million. Subsequent to the acquisition of BBI in February 2008, this cash balance became unrestricted and available for future financing-related activities. Additionally, financing activities provided $20.7 million from issuance of common stock under employee stock option and stock purchase plans, as well as $137.2 million from borrowings under existing credit facilities.

As of December 31, 2008, we had an aggregate of $1.0 million in outstanding capital lease obligations which are payable through 2013.

Income taxes

As of December 31, 2008, we had approximately $256.6 million of domestic NOL carryforwards and $15.9 million of foreign NOL carryforwards, respectively, which either expire on various dates through 2027 or may be carried forward indefinitely. These losses are available to reduce federal, state and foreign taxable income, if any, in future years. These losses are also subject to review and possible adjustments by the applicable taxing authorities. In addition, the domestic NOL carryforward amount at December 31, 2008 included approximately $199.2 million of pre-acquisition losses at Matria, Alere Medical, Paradigm Health, Biosite, Cholestech, Diamics, Inc., or Diamics, HemoSense, IMN, Ischemia and Ostex. Prior to adoption of Statement of Financial Accounting Standards, or SFAS, No. 141-R, Business Combinations, these losses were applied first to reduce to zero any goodwill and other non-current intangible assets related to the acquisitions, prior to reducing our income tax expense. Upon adoption of SFAS No. 141-R the reduction of a valuation allowance is generally recorded to reduce our income tax expense. Also included in our domestic

Management’s discussion and analysis of financial condition and results of operations

NOL carryforwards at December 31, 2008 is approximately $17.5 million resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of income tax.

Furthermore, all domestic losses are subject to the Internal Revenue Service Code Section 382 limitation and may be limited in the event of certain cumulative changes in ownership interests of significant shareholders over a three-year period in excess of 50%. Section 382 imposes an annual limitation on the use of these losses to an amount equal to the value of the company at the time of the ownership change multiplied by the long term tax exempt rate. We have recorded a valuation allowance against a portion of the deferred tax assets related to our NOL’s and certain of our other deferred tax assets to reflect uncertainties that might affect the realization of such deferred tax assets, as these assets can only be realized via profitable operations.

OFF-BALANCE SHEET ARRANGEMENTS

We had no material off-balance sheet arrangements as of December 31, 2008.

CONTRACTUAL OBLIGATIONS

The following table summarizes our principal contractual obligations as of December 31, 2008 and the effects such obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

	Payments due by period
Contractual obligations	Total	2009	2010-2011	2012-2013	Thereafter

Long-term debt obligations(1)	$1,519,615	$19,058	$26,530	$20,027	$1,454,000
Capital lease obligations(2)	973	495	446	32	—
Operating lease obligations(3)	94,382	25,377	34,539	20,996	13,470
Long-term and other liabilities(4)	3,403	469	938	938	1,058
Minimum royalty obligations	220	220	—	—	—
Acquisition-related obligations(5)	6,473	5,428	1,045	—	—
Purchase obligations—capital expenditure	17,492	17,492	—	—	—
Purchase obligations—other(6)	69,763	68,996	767	—	—
Interest on debt(7)	33,177	4,500	9,000	9,000	10,677

Total	$1,745,498	$142,035	$73,265	$50,993	$1,479,205

(1)	See description of various financing arrangements in this section and Note 6 of our consolidated financial statements included elsewhere in this prospectus supplement.

(2)	See Note 8 of our consolidated financial statements included elsewhere in this prospectus supplement.

(3)	See Note 11(a) of our consolidated financial statements included elsewhere in this prospectus supplement.

(4)	Included in long-term and other liabilities are $0.2 million in technology license payment obligations and $3.4 million in pension obligations. Our liability associated with Financial Accounting Standards Board, or FASB, Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109, has not been included in the table above, as we estimate payments annually.

(5)	Amounts represent obligations associated with our acquisitions which are discussed in more detail below.

(6)	Other purchase obligations relate to inventory purchases and other operating expense commitments.

(7)	Amounts are based on $150.0 million senior subordinated notes. Amounts exclude interest on all other debt due to variable interest rates. See Note 6 of our consolidated financial statements included elsewhere in this prospectus supplement.

Management’s discussion and analysis of financial condition and results of operations

We have contingent consideration contractual terms related to our acquisitions of Alere Medical, Ameditech, Binax, Inc., or Binax, Bio-Stat, CLONDIAG chip technologies GmbH, or Clondiag, Diamics, First Check, Gabmed GmbH, or Gabmed, Global Diagnostics CC, or Global, Matritech, Promesan S.r.l., or Promesan, Spectral Diagnostics Private Limited and its affiliate Source Diagnostics (India) Private Limited, or Spectral/Source, Vision Biotech Pty Ltd, or Vision, and our most recently acquired healthcare business. With the exception of Alere Medical, the contingent considerations will be accounted for as increases in the aggregate purchase prices if and when the contingencies occur.

With respect to Alere Medical, the terms of the acquisition agreement provided for contingent consideration payable to each Alere Medical stockholder who owned shares of our common stock or retained the option to purchase shares of our common stock on the six-month anniversary of the closing of the acquisition. The contingent consideration, payable in cash or stock at our election, was equal to the number of such shares of our common stock or options to purchase our common stock held on the six-month anniversary multiplied by the amount that $58.31 exceeded the greater of the average price of our common stock for the ten business days preceding the six-month anniversary date, or 75% of $58.31. Accordingly, based on the price of our common stock for the ten business days preceding the six-month anniversary of the closing of the acquisition, we issued approximately 0.1 million shares of our common stock on May 30, 2008 to the Alere Medical stockholders based on the remaining outstanding shares at that time. Payment of this contingent consideration did not impact the purchase price for this acquisition.

With respect to Ameditech, the terms of the acquisition agreement require us to pay an earn-out upon successfully meeting certain revenue targets for the one-year period ending on the first anniversary of the acquisition date and the one-year period ending on the second anniversary of the acquisition date. The maximum amount of incremental consideration payable is $4.0 million.

With respect to Binax, the terms of the acquisition agreement provide for $11.0 million of contingent cash consideration payable to the Binax shareholders upon the successful completion of certain new product developments during the five years following the acquisition. As of December 31, 2008, the remaining contingent consideration to be earned is approximately $7.3 million.

With respect to Bio-Stat, the terms of the acquisition provided for contingent consideration payable in the form of loan notes to the Bio-Stat shareholders, if certain EBITDA (earnings before interest, taxes, depreciation and amortization) milestones were met for 2007. The EBITDA milestones were met in 2007 and loan notes totaling £3.4 million ($6.2 million) were issued during the third quarter of 2008. As of December 31, 2008, the loan notes remain outstanding with an approximate value of $4.9 million.

With respect to Clondiag, the terms of the acquisition agreement provided for $8.9 million of contingent consideration, consisting of approximately 0.2 million shares of our common stock and approximately $3.0 million of cash or stock in the event that four specified products were developed on Clondiag’s platform technology during the three years following the acquisition date. Successful completion of the second milestone occurred during the first quarter of 2008 for which we made a payment for $0.9 million and issued 56,080 shares of our common stock during the first quarter of 2008. Successful completion of the third and fourth milestones occurred during the third quarter of 2008 for which we made payment for $1.6 million and issued 0.1 million shares of our common stock during the fourth quarter of 2008. No further milestones exist.

With respect to Diamics, the terms of the acquisition agreement provide for contingent consideration payable upon the successful completion of certain milestones, including development of business plans and marketable products. As of December 31, 2008, the remaining contingent consideration to be earned is approximately $2.3 million.

With respect to First Check, the terms of the acquisition agreement required us to pay an earn-out to First Check equal to the incremental revenue growth of the acquired products for 2007 and for the first nine months of 2008, as compared to the immediately preceding comparable periods. The 2007 milestone, totaling

Management’s discussion and analysis of financial condition and results of operations

$2.2 million, was met and accrued as of December 31, 2007 and was paid during the first quarter of 2008. The 2008 milestone, totaling $0.3 million, was met and accrued during the third quarter of 2008 and was paid in the fourth quarter of 2008. No further milestones exist.

With respect to Gabmed, the terms of the acquisition agreement provide for contingent consideration totaling up to €750,000 payable in up to five annual amounts beginning in 2007, upon successfully meeting certain revenue and EBIT (earnings before interest and taxes) milestones in each of the respective annual periods. The 2007 milestone, totaling €0.1 million ($0.2 million), was met and accrued as of June 30, 2008 and was paid during the third quarter of 2008.

With respect to Global, the terms of the acquisition agreement provided for contingent consideration payable upon successfully meeting certain revenue targets in 2008. As of December 31, 2008, the 2008 revenue targets were met resulting in accrued contingent consideration totaling $0.2 million. No further milestones exist.

With respect to Matritech, the terms of the acquisition agreement required us to pay an earn-out to the former Matritech shareholders upon successfully meeting certain revenue targets in 2008. As of December 31, 2008, the milestones were not achieved. No further milestones exits.

With respect to Promesan, the terms of the acquisition agreement provide for contingent consideration payable upon successfully meeting certain annual revenue targets. Total contingent consideration of up to €0.6 million is payable in three equal annual amounts of €0.2 million beginning in 2007 and ending in 2009. The 2007 milestone, totaling €0.2 million ($0.3 million), was met and accrued as of December 31, 2007 and was paid during the first quarter of 2008. The 2008 milestone, totaling €0.2 million ($0.3 million), was met and accrued as of December 31, 2008.

With respect to Spectral/Source, the terms of the acquisition agreement required us to pay an earn-out equal to two times the consolidated revenue of Spectral/Source less $4.0 million, if the consolidated profits before tax of Spectral/Source was at least $0.9 million on the one year anniversary (“milestone period”) following the acquisition date. If consolidated profits before tax of Spectral/Source for the milestone period were less than $0.9 million, then the amount of the payment would be equal to seven times Spectral/Source’s consolidated profits before tax less $4.0 million. The contingent consideration was payable 60% in cash and 40% in stock. The revenue and profit milestones were met and accrued during the fourth quarter of 2008 for which we made payment for $1.6 million and issued 53,372 shares of our common stock during the fourth quarter of 2008. No further milestones exist.

With respect to Vision, the terms of the acquisition agreement provide for incremental consideration payable to the former Vision shareholders. The maximum amount of incremental consideration payable is approximately $3.2 million, of which $1.0 million is guaranteed and accrued as of December 31, 2008. The remaining contingent consideration is payable upon the completion of certain milestones and successfully maintaining certain production levels and product costs during each of the two years following the acquisition date. As of December 31, 2008, no milestones have been met.

With respect to our most recently acquired healthcare business, the terms of the acquisition agreement provide for contingent consideration payable upon successfully meeting certain revenue and EBITDA targets for the twelve months ending June 30, 2009 and December 31, 2010, respectively. We accrued a liability in the amount of $3.8 million to avoid recognition of negative goodwill, as a result of not recognizing additional purchase price consideration that is contingent on future events. As of December 31, 2008, the $3.8 million liability remains accrued.

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements included elsewhere in this prospectus supplement are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The accounting policies discussed below are considered by our management and our audit committee to be critical

Management’s discussion and analysis of financial condition and results of operations to an understanding of our financial statements because their application depends on management’s judgment, with financial reporting results relying on estimates and assumptions about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment. In addition, the notes to our audited consolidated financial statements for the year ended December 31, 2008 included elsewhere in this prospectus supplement include a comprehensive summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements.

Revenue recognition

We primarily recognize revenue when the following four basic criteria have been met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collection is reasonably assured.

The majority of our revenue is derived from product revenue. We recognize revenue upon title transfer of the products to third-party customers, less a reserve for estimated product returns and allowances. Determination of the reserve for estimated product returns and allowances is based on our management’s analyses and judgments regarding certain conditions. Should future changes in conditions prove management’s conclusions and judgments on previous analyses to be incorrect, revenue recognized for any reporting period could be adversely affected.

Additionally, we generate services revenue in connection with contracts with leading healthcare organizations whereby we distribute clinical expertise through fee-based arrangements. Revenue for fee-based arrangements is recognized over the period in which the services are provided. Some contracts provide that a portion of our fees are at risk if our customers do not achieve certain financial cost savings over a period of time, typically one year. Revenue subject to refund is not recognized if (i) sufficient information is not available to calculate performance measurements, or (ii) interim performance measurements indicate that we are not meeting performance targets. If either of these two conditions exists, we record the amounts as other current liabilities in the consolidated balance sheet, deferring recognition of the revenue until we establish that we have met the performance criteria. If we do not meet the performance targets at the end of the contractual period we are obligated under the contract to refund some or all of the at risk fees.

In connection with the acquisition of the Determine business in June 2005 from Abbott Laboratories, we entered into a transition services agreement with Abbott, whereby Abbott would continue to distribute the acquired products until both parties agreed the transition was completed. During the transition period, we recognized revenue on sales of the products when title transferred from Abbott to third party customers.

We also receive license and royalty revenue from agreements with third-party licensees. Revenue from fixed fee license and royalty agreements are recognized on a straight-line basis over the obligation period of the related license agreements. License and royalty fees that the licensees calculate based on their sales, which we have the right to audit under most of our agreements, are generally recognized upon receipt of the license or royalty payments unless we are able to reasonably estimate the fees as they are earned. License and royalty fees that are determinable prior to the receipt thereof are recognized in the period they are earned.

Use of estimates for sales returns and other allowances and allowance for doubtful accounts

Certain sales arrangements require us to accept product returns. From time to time, we also enter into sales incentive arrangements with our retail customers, which generally reduce the sale prices of our products. As a result, we must establish allowances for potential future product returns and claims resulting from our sales incentive arrangements against product revenue recognized in any reporting period. Calculation of these allowances requires significant judgments and estimates. When evaluating the adequacy of the sales returns and other allowances, our management analyzes historical returns, current economic trends, and changes in customer and consumer demand and acceptance of our products. When such analysis is not available and a

Management’s discussion and analysis of financial condition and results of operations right of return exists, we record revenue when the right of return is no longer applicable. Material differences in the amount and timing of our product revenue for any reporting period may result if changes in conditions arise that would require management to make different judgments or utilize different estimates.

Our total provision for sales returns and other allowances related to sales incentive arrangements amounted to $48.0 million, $48.9 million and $52.8 million, or 4%, 6% and 10%, respectively, of net product sales in 2008, 2007 and 2006, respectively, which have been recorded against product sales to derive our net product sales.

Similarly, our management must make estimates regarding uncollectible accounts receivable balances. When evaluating the adequacy of the allowance for doubtful accounts, management analyzes specific accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms and patterns. Our accounts receivable balance was $280.6 million and $163.4 million, net of allowances for doubtful accounts of $12.8 million and $12.2 million, as of December 31, 2008 and December 31, 2007, respectively.

Additionally, we generate services revenue in connection with contracts with leading healthcare organizations whereby we distribute clinical expertise through fee-based arrangements. Revenue for fee-based arrangements is recognized over the period in which the services are provided. Some contracts provide that a portion of our fees are at risk if our customers do not achieve certain financial cost savings over a period of time, typically one year. Revenue subject to refund is not recognized if (i) sufficient information is not available to calculate performance measurements, or (ii) interim performance measurements indicate that we are not meeting performance targets. If either of these two conditions exists, we record the amounts as other current liabilities in the consolidated balance sheet, deferring recognition of the revenue until we establish that we have met the performance criteria. If we do not meet the performance targets at the end of the contractual period we are obligated under the contract to refund some or all of the at risk fees. Our deferred revenue balance was $22.0 million and $5.3 million, as of December 31, 2008 and December 31, 2007, respectively.

Valuation of inventories

We state our inventories at the lower of the actual cost to purchase or manufacture the inventory or the estimated current market value of the inventory. In addition, we periodically review the inventory quantities on hand and record a provision for excess and obsolete inventory. This provision reduces the carrying value of our inventory and is calculated based primarily upon factors such as forecasts of our customers’ demands, shelf lives of our products in inventory, loss of customers and manufacturing lead times. Evaluating these factors, particularly forecasting our customers’ demands, requires management to make assumptions and estimates. Actual product and services revenue may prove our forecasts to be inaccurate, in which case we may have underestimated or overestimated the provision required for excess and obsolete inventory. If, in future periods, our inventory is determined to be overvalued, we would be required to recognize the excess value as a charge to our cost of sales at the time of such determination. Likewise, if, in future periods, our inventory is determined to be undervalued, we would have over-reported our cost of sales, or understated our earnings, at the time we recorded the excess and obsolete provision. Our inventory balance was $199.1 million and $148.2 million, net of a provision for excess and obsolete inventory of $10.8 million and $8.1 million, as of December 31, 2008 and 2007, respectively.

Valuation of goodwill and other long-lived and intangible assets

Our long-lived assets include (1) property, plant and equipment, (2) goodwill and (3) other intangible assets. As of December 31, 2008, the balances of property, plant and equipment, goodwill and other intangible assets, net of accumulated depreciation and amortization, were $284.5 million, $3.0 billion and $1.7 billion, respectively.

Goodwill and other intangible assets are initially created as a result of business combinations or acquisitions of intellectual property. The values we record for goodwill and other intangible assets represent fair values

Management’s discussion and analysis of financial condition and results of operations calculated by accepted valuation methods. Such valuations require us to provide significant estimates and assumptions which are derived from information obtained from the management of the acquired businesses and our business plans for the acquired businesses or intellectual property. Critical estimates and assumptions used in the initial valuation of goodwill and other intangible assets include, but are not limited to: (1) future expected cash flows from product sales, customer contracts and acquired developed technologies and patents, (2) expected costs to complete any in-process research and development projects and commercialize viable products and estimated cash flows from sales of such products, (3) the acquired companies’ brand awareness and market position, (4) assumptions about the period of time over which we will continue to use the acquired brand and (5) discount rates. These estimates and assumptions may be incomplete or inaccurate because unanticipated events and circumstances may occur. If estimates and assumptions used to initially value goodwill and intangible assets prove to be inaccurate, ongoing reviews of the carrying values of such goodwill and intangible assets, as discussed below, may indicate impairment which will require us to record an impairment charge in the period in which we identify the impairment.

Where we believe that property, plant and equipment and intangible assets have finite lives, we depreciate and amortize those assets over their estimated useful lives. For purposes of determining whether there are any impairment losses, as further discussed below, our management has historically examined the carrying value of our identifiable long-lived tangible and intangible assets and goodwill, including their useful lives where we believe such assets have finite lives, when indicators of impairment are present. In addition, SFAS No. 142, Goodwill and Other Intangible Assets, requires that impairment reviews be performed on the carrying values of all goodwill on at least an annual basis. For all long-lived tangible and intangible assets and goodwill, if an impairment loss is identified based on the fair value of the asset, as compared to the carrying value of the asset, such loss would be charged to expense in the period we identify the impairment. Furthermore, if our review of the carrying values of the long-lived tangible and intangible assets with finite lives indicates impairment of such assets, we may determine that shorter estimated useful lives are more appropriate. In that event, we will be required to record higher depreciation and amortization in future periods, which will reduce our earnings.

Valuation of goodwill

We perform an impairment review on the carrying value of goodwill at least annually, or more frequently if events occur or circumstances exist that indicate that a reporting unit’s carrying value exceeds its fair value. We performed our annual impairment review as of September 30, 2008, using the discounted cash flows approach and, based upon this review, we do not believe that the goodwill related to our professional diagnostics, health management and consumer diagnostics reporting units was impaired. Because future cash flows and operating results used in the impairment review are based on management’s projections and assumptions, future events can cause such projections to differ from those used at September 30, 2008, which could lead to significant impairment charges of goodwill in the future. As of December 31, 2008, we have goodwill balances related to our professional diagnostics, health management and consumer diagnostics reporting units, which amounted to $1.7 billion, $1.3 billion and $52.7 million, respectively.

Despite current economic conditions and the fluctuation in our common stock price during the fourth quarter of 2008, we determined that, based on our 2008 financial performance, our unchanged expectations of future financial performance and the improvement in our common stock price subsequent to year end, a triggering event that would warrant further impairment testing had not occurred and therefore no updated testing was performed and no goodwill impairment was recorded during 2008. Should economic conditions deteriorate further or remain depressed for a prolonged period of time, estimates of future cash flows for each reporting unit may be insufficient to support carrying value and the goodwill assigned to it, requiring us to test for impairment. Impairment charges, if any, may be material to our results of operations and financial position.

Management’s discussion and analysis of financial condition and results of operations

Valuation of other long-lived tangible and intangible assets

Factors we generally consider important which could trigger an impairment review on the carrying value of other long-lived tangible and intangible assets include the following: (1) significant underperformance relative to expected historical or projected future operating results; (2) significant changes in the manner of our use of acquired assets or the strategy for our overall business; (3) underutilization of our tangible assets; (4) discontinuance of product lines by ourselves or our customers; (5) significant negative industry or economic trends; (6) significant decline in our stock price for a sustained period; (7) significant decline in our market capitalization relative to net book value; and (8) goodwill impairment identified during an impairment review under SFAS No. 142. Although we believe that the carrying value of our long-lived tangible and intangible assets was realizable as of December 31, 2008, future events could cause us to conclude otherwise.

Stock-based compensation

We account for stock-based compensation in accordance with SFAS No. 123-R, Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating our stock price volatility and employee stock option exercise behaviors. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Our expected volatility is based upon the historical volatility of our stock. The expected term is based on the assumption that all outstanding options will exercise at the midpoint of the vesting date and the full contractual term, including data on experience to date. As stock-based compensation expense is recognized in our consolidated statement of operations is based on awards ultimately expected to vest, the amount of expense has been reduced for estimated forfeitures. SFAS No. 123-R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. If factors change and we employ different assumptions in the application of SFAS No. 123-R, the compensation expense that we record in future periods may differ significantly from what we have recorded in the current period.

Accounting for income taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure and assessing temporary differences resulting from differing treatment of items, such as reserves and accruals and lives assigned to long-lived and intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered through future taxable income and, to the extent we believe that recovery is not more likely than not, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within our tax provision.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a valuation allowance of $12.7 million as of December 31, 2008 due to uncertainties related to the future benefits, if any, from our deferred tax assets related primarily to our foreign businesses and certain U.S. net operating losses and tax credits. Included in this valuation allowance is $3.7 million for deferred tax assets of acquired companies, the future benefits of which will be generally applied to reduce our income tax expense as required SFAS No. 141-R, Business Combinations. This is a reduction of $6.2 million from the valuation allowance of $18.9 million as of December 31, 2007, and resulted in additional goodwill. The decrease is primarily related to the recognition of foreign NOL’s. The valuation allowance is based on our

Management’s discussion and analysis of financial condition and results of operations estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance or reduce our current valuation allowance which could materially impact our tax provision.

On January 1, 2007 we adopted FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109. In accordance with FIN 48, we established reserves for tax uncertainties that reflect the use of the comprehensive model for the recognition and measurement of uncertain tax positions. We are currently undergoing routine tax examinations by various state and foreign jurisdictions. Tax authorities periodically challenge certain transactions and deductions we reported on our income tax returns. We do not expect the outcome of these examinations, either individually or in the aggregate, to have a material adverse effect on our financial position, results of operations, or cash flows.

Loss contingencies

In the section of this prospectus supplement entitled “Business—Legal Proceedings” we have reported on material legal proceedings. In addition, because of the nature of our business, we may from time to time be subject to commercial disputes, consumer product claims or various other lawsuits arising in the ordinary course of our business, including employment matters, and we expect this will continue to be the case in the future. These lawsuits generally seek damages, sometimes in substantial amounts, for commercial or personal injuries allegedly suffered and can include claims for punitive or other special damages. In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties, which can be expensive and can result in counterclaims against us.

We do not accrue for potential losses on legal proceedings where our company is the defendant when we are not able to reasonably estimate our potential liability, if any, due to uncertainty as to the nature, extent and validity of the claims against us, uncertainty as to the nature and extent of the damages or other relief sought by the plaintiff and the complexity of the issues involved. Our potential liability, if any, in a particular case may become reasonably estimable and probable as the case progresses, in which case we will begin accruing for the expected loss.

RECENT ACCOUNTING PRONOUNCEMENTS

Recently issued standards

In June 2008, the FASB ratified Emerging Issue Task Force, or EITF, Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock, which addresses the accounting for certain instruments as derivatives under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Under this new pronouncement, specific guidance is provided regarding requirements for an entity to consider embedded features as indexed to the entity’s own stock. This Issue is effective for fiscal years beginning after December 15, 2008. We are currently in the process of evaluating the impact of adopting this pronouncement.

In May 2008, the FASB issued FASB Staff Position, or FSP, APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled In Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. This FSP should be applied retrospectively for all periods presented. We are currently in the process of evaluating the impact of adopting this pronouncement.

Management’s discussion and analysis of financial condition and results of operations

In April 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets. FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, as well as interim periods within those fiscal years. We are currently in the process of evaluating the impact of adopting this pronouncement.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133. This statement requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. It also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS No. 133 have been applied and the impact that hedges have on an entity’s financial position, financial performance and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently in the process of evaluating the impact of adopting this pronouncement.

In December 2007, the FASB ratified the consensus reached by the EITF in EITF Issue No. 07-01, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property. The EITF concluded that a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. Revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, and other accounting literature. Payments to or from collaborators would be evaluated and presented based on the nature of the arrangement and its terms, the nature of the entity’s business, and whether those payments are within the scope of other accounting literature. The nature and purpose of collaborative arrangements are to be disclosed along with the accounting policies and the classification and amounts of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however required disclosure under EITF Issue No. 07-01 applies to the entire collaborative agreement. This Issue is effective for fiscal years beginning after December 15, 2008, and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. We are currently in the process of evaluating the impact of adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin (ARB) No. 51. This statement amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity and should therefore be reported as equity in the consolidated financial statements. The statement also establishes standards for presentation and disclosure of the non-controlling results on the consolidated income statement. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. We are currently in the process of evaluating the impact of adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 141-R, Business Combinations. This statement replaces SFAS No. 141, but retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting be used for all business combinations. This statement requires an acquirer to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their fair values as of the acquisition date. The statement requires acquisition costs and any restructuring costs associated with the business combination to be recognized separately from the fair value of the business combination. SFAS No. 141-R establishes requirements for recognizing and measuring goodwill acquired in the business combination or a gain from a bargain purchase as well as disclosure requirements designed to enable users to better interpret the results of the business combination.

Management’s discussion and analysis of financial condition and results of operations

SFAS No. 141-R is effective for fiscal years beginning on or after December 15, 2008. Given our history of acquisition activity, we anticipate the adoption of SFAS No. 141-R to have a significant impact on our consolidated financial statements. Early adoption of this statement is not permitted. As of December 31, 2008 there were $3.8 million in capitalized acquisition costs classified in other non-current assets. The capitalized costs will be written off in January 2009 when this statement becomes effective.

Recently adopted standards

Effective October 2008, we adopted FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP 157-3 clarifies the application of SFAS No. 157 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. The adoption of these provisions did not have a material impact on our consolidated financial statements.

Effective January 1, 2008, we adopted EITF Issue No. 07-03, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. EITF 07-03 concludes that non-refundable advance payments for future research and development activities should be deferred and capitalized until the goods have been delivered or the related services have been performed. If an entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. The effect of applying this EITF is prospective for new contracts entered into on or after the date of adoption. The adoption of this EITF did not have a material impact on our consolidated financial statements.

Effective January 1, 2008, we adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB No. 115. This Statement provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. The standard also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. If the fair value option is elected, the effect of the first remeasurement to fair value is reported as a cumulative effect adjustment to the opening balance of retained earnings. The statement is to be applied prospectively upon adoption. The adoption of these provisions did not have a material impact on our consolidated financial statements.

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The standard applies whenever other standards require, (or permit), assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. The FASB has provided a one-year deferral for the implementation for other non-financial assets and liabilities. The adoption of these provisions did not have a material impact on our consolidated financial statements. For further information about the adoption of the required provisions of SFAS No. 157 see note 7 of the notes to our consolidated financial statements included elsewhere in this prospectus supplement.

Business

Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life at home by developing new capabilities in near-patient diagnosis, monitoring and health management. Our global leading products and services, as well as our new product development efforts, focus on cardiology, women’s health, infectious disease, oncology and drugs of abuse. We are a Delaware corporation that was formed to acquire the women’s health, nutritional supplements and professional diagnostics businesses of its predecessor, Inverness Medical Technology, Inc., through a split-off and merger transaction, which occurred in November 2001. We became an independent, publicly-traded company immediately after the split-off and our common stock was listed on the American Stock Exchange under the symbol “IMA.” We are now listed on the New York Stock Exchange under the symbol “IMA.” Since the split-off, we have grown our businesses through strategic use of our superior intellectual property portfolio and through strategic acquisitions. Our Alere health management business, which represents the union of Matria Healthcare, LLC, or Matria, acquired in 2008; Alere Medical, Inc., or Alere Medical, and ParadigmHealth, Inc., or ParadigmHealth, each acquired during 2007, is a leading provider of health management services to insurers and employers and we are confident that our unique ability to offer rapid diagnostic tools combined with value-added healthcare services will improve care and lower healthcare costs for both providers and patients.

SEGMENTS

Our major reportable operating segments are professional diagnostics, health management, consumer diagnostics and vitamins and nutritional supplements. Below are discussions of each of these reportable segments. Financial information about our reportable segments is provided in Note 20 of the “Notes to Consolidated Financial Statements” included elsewhere in this prospectus supplement.

PRODUCTS AND SERVICES

Professional Diagnostics.  Professional diagnostics are generally designed to assist medical professionals in both preventative and interventional medicine, and includes testing or monitoring performed in hospitals and doctors’ offices and, increasingly, testing or monitoring done at home at the direction of the medical professional, or through patient self-testing. Professional diagnostic products provide for qualitative or quantitative analysis of a patient’s body fluids or tissue for evidence of a specific medical condition or disease state or to measure response to therapy. Within professional diagnostics, we focus on point-of-care, rapid diagnostic testing and the developing patient self-testing market. We distinguish the point-of-care and patient self-testing markets from clinical diagnostic markets consisting of large, centralized laboratories offering a wide range of highly-automated laboratory services in hospital or related settings. The point-of-care market for rapid diagnostic products consists primarily of small and medium size laboratories and testing locations, such as physician office laboratories, specialized mobile clinics, emergency rooms and some rapid-response laboratories in larger medical centers.

In the market for rapid diagnostic products, the ability to deliver faster, accurate results at reasonable prices generally drives demand. This means that, while there is certainly demand for faster, more efficient automated equipment from large hospitals and major reference testing laboratories, there is also growing demand by point-of-care facilities and smaller laboratories for fast, high-quality, less expensive, self-contained diagnostic kits. As the speed and accuracy of such products improve, we believe that these products will play an increasingly important role in achieving early diagnosis, timely intervention and therapy monitoring outside of acute medicine environments, especially where supplemented by the support and management services that we also provide.

Business

Our current professional diagnostic products test for over 100 disease states and conditions and include point-of-care and laboratory tests in the following areas:

Cardiology.  Cardiovascular disease encompasses a spectrum of conditions and illnesses, including high blood pressure, high cholesterol, metabolic syndrome, coronary artery disease, heart attack, heart failure and stroke. It is estimated that 80 million (one out of every three) American adults alone have one or more types of cardiovascular disease. The worldwide cardiology diagnostic market, including the markets for heart failure diagnostics, coronary artery disease risk assessment, coagulation testing and acute coronary syndrome, exceeds $1.5 billion and, in the near-patient categories where we focus, annual growth is estimated at 15% to 20%. Our Biosite Triage, Cholestech LDX and HemoSense INRatio products, all acquired through acquisitions in 2007, have established us as a leader in this market. Our Triage system is used in approximately 63% of U.S. hospitals and in over 50 countries worldwide. The Triage system consists of a portable fluorometer that interprets consumable test devices for cardiovascular conditions, as well as the detection of certain drugs of abuse. The Biosite Triage cardiovascular tests include the following:

➢	Triage BNP Test. An immunoassay that measures B-type Natriuretic Peptide, or BNP, in whole blood or plasma, used as an aid in the diagnosis and assessment of severity of heart failure. The test is also used for the risk stratification of patients with acute coronary syndrome and heart failure. We also offer a version of the Triage BNP Test for use on Beckman Coulter lab analyzers.

➢	Triage Cardiac Panel. An immunoassay for the quantitative determination of CK-MB, myoglobin and troponin I in whole blood or plasma, used as an aid in the diagnosis of acute myocardial infarction.

➢	Triage CardioProfilER Panel. An immunoassay for use as an aid in the diagnosis of acute myocardial infarction, the diagnosis and assessment of severity of congestive heart failure, risk stratification of patients with acute coronary syndromes and risk stratification of patients with heart failure. This panel combines troponin I, CK-MB, myoglobin and BNP to provide rapid, accurate results in whole blood and plasma.

➢	Triage Profiler Shortness of Breath (S.O.B.) Panel. An immunoassay for use as an aid in the diagnosis of myocardial infarction, the diagnosis and assessment of severity of congestive heart failure, the assessment and evaluation of patients suspected of having disseminated intravascular coagulation and thromboembolic events, including pulmonary embolism and deep vein thrombosis, and the risk stratification of patients with acute coronary syndromes. This panel combines troponin I, CK-MB, myoglobin, BNP and d-dimer to provide rapid, accurate results in whole blood and plasma.

➢	Triage D-Dimer Test. An immunoassay for use as an aid in the assessment and evaluation of patients suspected of having disseminated intravascular coagulation or thromboembolic events, including pulmonary embolism and deep vein thrombosis.

The Cholestech LDX System is a point-of-care monitor of blood cholesterol and related lipids which is used to test patients at risk of, or suffering from, heart disease and related conditions. The Cholestech LDX System makes it possible to provide a complete lipid profile with tests for total cholesterol, or TC, HDL & LDL cholesterol, triglycerides, and glucose (GLU), as well as tests for ALT and AST (for liver enzyme monitoring), and high sensitivity C-reactive protein, or hs-CRP. The Cholestech LDX System can also provide coronary heart disease risk assessment from the patient’s results as measured on the lipid profile cassette. The Cholestech LDX System provides results in five minutes per test cassette (seven minutes for CRP) and is CLIA-waived, meaning that the United States Food and Drug Administration, or FDA, has waived the more stringent requirements for laboratory testing applicable to moderate or high complexity laboratories based on the Cholestech LDX System’s ease of use and accuracy. This allows the Cholestech LDX System to be marketed to physicians’ offices, rather than hospitals or larger laboratories, and it is present in approximately 12% of U.S. CLIA-waived physicians’ office laboratories with an installed base of approximately 10,000 units in regular use.

The HemoSense INRatio System is an easy-to-use, hand-held blood coagulation monitoring system for use by patients and healthcare professionals in the management of warfarin, a commonly prescribed medication used to prevent blood clots. The HemoSense INRatio System measures PT/INR, which is the patient’s blood

Business

clotting time reported pursuant to an internationally normalized ratio, to help ensure that patients with risk of blood clot formation are maintained within the therapeutic range with the proper dosage of oral anticoagulant therapy. The INRatio System is 510(k) cleared by the FDA for use by healthcare professionals, as well as for patient self-testing, and is also CE marked in Europe. The INRatio System is targeted to both the professional, or point-of-care market, as well as the patient self-testing market. Recently we introduced the INRatio2 System, which targets the patient self-testing market and offers enhanced ease of use. Patient self-testing has gained significant momentum since March 2008 when Centers for Medicare & Medicaid Services expanded coverage of home INR monitoring to include chronic atrial fibrillation and venous thromboembolism patients on warfarin.

We also sell disposable, lateral flow rapid diagnostic tests for d-dimer and troponin I under our Clearview brand. These tests offer efficiency, as well as ease of use and accuracy, to clinics, hospitals and laboratories around the world.

Women’s Health.  Since women’s health and general sexual health issues are a global health concern, this remains a priority area for us. In the professional marketplace, we are a global leader in pregnancy fertility/ovulation testing and bone therapy (osteoporosis) monitoring. Our professional pregnancy tests are generally urine-based, CLIA-waived rapid tests in dipstick or cassette format.

Our professional women’s health products also target diseases, such as rubella and Group B strep, which pose unique threats to unborn or newborn babies and, in addition, we market a portfolio of tests for sexually-transmitted diseases. Our women’s health products are sold under our Acceava, Clearview, Sure-Step, Inverness Medical TestPack and Osteomark brands.

Infectious Disease.  We believe that the demand for infectious disease diagnostic products is growing faster than many other segments of the immunoassay market due to the increasing incidence of certain diseases or groups of diseases, including viral hepatitis, respiratory syncytial virus (RSV), influenza, tuberculosis, acquired immunodeficiency syndrome, or AIDS, herpes and other sexually-transmitted diseases. To meet this demand, we have continued to expand our product offerings and now offer one of the world’s largest infectious disease test menus. We develop and market a wide variety of point-of-care tests for Influenza A/B, strep throat, HIV, HSV-2, malaria, C.difficile, infectious mononucleosis, lyme disease, chlamydia, H.pylori, RSV, rubella and other infectious diseases. Our tests for infectious disease are sold under brand names which include Acceava, BinaxNOW, Clearview, Determine, Inverness Medical TestPack, DoubleCheckGold, Panbio and TECHLAB®.

In addition to point-of-care products, we also offer a line of indirect fluorescent antibody, or IFA, assays for over 20 viral, bacterial and autoimmune diseases, a full line of serology diagnostic products covering a broad range of disease categories and over 70 enzyme-linked immunosorbent assays, or ELISA, tests for a wide variety of infectious and autoimmune diseases, as well as a full line of automated instrumentation for processing ELISA assays. We are the exclusive U.S. distributor of the AtheNA Multi-Lyte® Test System, a multiplexed, fluorescent bead-based system designed to simultaneously perform multiple assays from a single sample using just one well. It offers a simple and streamlined alternative to IFA and ELISA testing, providing improved clinical sensitivity and comparable clinical specificity in a labor-saving, automation-friendly format. Our IFA, serology and ELISA products, which generally serve the clinical diagnostics laboratory markets, are generally marketed under our Wampole brand.

Demand for certain infectious disease tests, primarily Influenza A/B, or flu, is significantly affected by the seasonal nature of the cold and flu season. As a result, we typically experience higher sales of our flu tests in the first and fourth quarters. Sales of our flu products also vary from year to year based in large part on the severity, length and timing of the onset of the cold and flu season. While we believe that the severity, length and timing of the onset of the cold and flu season will continue to impact sales of certain of our infectious disease products, there can be no assurance that our future sales of these products will necessarily follow historical patterns.

Business

Oncology.  Among chronic disease categories, we are focused on oncology diagnostics as an area of significant future opportunity. The Matritech NMP22 BladderChek Test is the only in-office test approved by the FDA as an aid in the diagnosis of bladder cancer. The NMP22 BladderChek Test is a non-invasive assay, performed on a single urine sample, that detects elevated levels of NMP22 protein. The test can be performed in a physician’s office with results delivered during the patient visit, allowing a rapid, accurate and cost-effective means of aiding the detection of bladder cancer in patients at risk, when used in conjunction with standard diagnostic procedures. We also offer the NMP22 Test Kit, a quantitative ELISA also designed to detect elevated levels of NMP22 protein.

Our Clearview FOB and Ultra FOB rapid tests aid in the early detection of colorectal cancer, the third most common type of cancer in men and women.

Drugs of Abuse.  Drug abuse is a major global health problem, as well as a social and economic burden. In addition to being a primary cause of lost workforce productivity, family conflict and drug-related crime, drug abuse is linked to the spread of HIV/AIDS through contaminated needles. Drug abuse is one of the most costly health problems in the United States. As a result, employers, law enforcement officials and others expend considerable effort to be sure their employees and constituents are free of substance abuse, creating a significant market for simple, reliable tests to detect the most commonly abused substances. Urine-based screening tests for drugs of abuse range from simple immunoassay tests to complex analytical procedures. The speed and sensitivity of immunoassays have made them the most widely-accepted method for screening urine for drugs of abuse.

We offer one of the broadest and most comprehensive lines of drugs of abuse tests available today. We offer tests to detect alcohol, as well as the following illicit and prescription drugs of abuse: amphetamines/methamphetamines, cocaine, opiates, phencyclidine, tetrahydrocannabinol, acetaminophen, barbiturates, benzodiazepines, methadone, propoxyphene and tricyclic antidepressants, using both urine and saliva body fluids.

Our rapid drugs of abuse tests are sold primarily under the brands Triage, iScreen and SureStep. The TOX Drug Screen panel sold for use with the Biosite Triage System detects the presence of any illicit or prescription drugs listed above at the point-of-care in approximately 15 minutes.

Through our subsidiary Redwood Toxicology Laboratories, or Redwood, we also offer comprehensive, low-cost laboratory testing services. Through its laboratory services, Redwood offers its clients, including law enforcement agencies, penal systems, insurers and employers, the certainty of science, the dependability of proven processes and the assurance of legally defensible results.

Health Management.  We believe that by utilizing both existing professional diagnostic devices and new devices under development to enhance the delivery of health management and other services to healthcare providers, we can further facilitate cost containment and outcome-driven decision making. Accordingly, during 2007, we entered the growing health management marketplace with our acquisitions of Alere Medical and ParadigmHealth, and in May 2008 we acquired Matria. Combined as Alere, our health management business strives to empower participants of our programs and physicians so that they can work together towards better health. Our expert-designed programs:

➢	Embrace the entire lifespan, from pre-cradle to end-of-life, and targeted health states, from wellness to prevention to complex care;

➢	Target high-cost chronic conditions with programs designed to improve outcomes and reduce expenditures;

➢	Provide health coaches who engage and motivate participants during teachable moments;

➢	Help participants improve their health by supporting their individual health goals;

➢	Bring greater clarity to healthcare with empowering technologies that lead to better outcomes;

➢	Offer 2,200+ healthcare professionals who share a passion for excellence in everything we do.

Business

Our key health management programs are:

Care.  The Alere Disease Management Program provides technology-enabled, evidence-based solutions for managing chronic and high-cost conditions, improving productivity and reducing healthcare costs. The Alere Disease Management Program assists individuals with chronic diseases or conditions to better manage their care by increasing their knowledge about their illnesses, potential complications and the importance of medication and treatment plan compliance. Alere’s highly-trained clinicians proactively contact participants to monitor their progress and ensure they are following the plan of care set by their physician. They work with participants to identify potential gaps in care, which occur when individuals do not receive national standards of care, or best practices, or when an individual fails to comply with their treatment plan. Alere offers a personal health support model of care. This model differs from providers of traditional, total population health models in several ways, including how individuals are selected, as well as a more disciplined approach to defining who can benefit from what kinds of ‘touches’ and how these specific interactions are best accomplished. A second key differentiator is the use of the Alere DayLink Monitor for persons participating in higher risk health management programs. The DayLink Monitor records a participant’s weight and/or answers to questions regarding their symptoms. This information is gathered daily and sent to Alere clinicians for review. The Alere Disease Management Program currently assists individuals with the following diseases or conditions: asthma, coronary artery disease, chronic obstructive pulmonary disease, diabetes, heart failure, pain, weight management and depression. In addition, Alere also offers Complex Care Management and Chronic Care Management for participants who require more attention and care than a traditional disease management program provides. What distinguishes our two programs is that Complex Care provides on-site care, and the Chronic Complex program involves telephone contact with Alere clinicians.

Women’s & Children’s Health.  Alere’s Women’s and Children’s Health division delivers a total spectrum of obstetrical care services, ranging from a risk assessment to identify women at risk for preterm birth to a neonatal program for early infant care management. In between are home-based obstetrical programs to manage and monitor pregnant women who have medical or pregnancy-related problems that could harm the health of the mother or baby. Alere delivers telephonic and home-based nursing services that support physician and patient goals. Alere has developed and refined these services over the years to accommodate physician plans of care. We focus on assessment of patient data and providing education. Our high-risk pregnancy management program revenues tend to be seasonal. Revenues tend to decrease with the onset of the holiday season starting with Thanksgiving. As a result, first and fourth quarter revenues of each year tend to be lower than second and third quarter revenues.

Oncology.  The Alere Oncology Program is the most comprehensive, experienced and long-running cancer management program in the nation, managing 122 cancer types, covering more than eight million lives and effectively managing more than 50,000 participants. Cancer continues to challenge employers and health plans as they search for tools to compassionately manage this condition among their population in the most cost-effective manner. By incorporating “best of breed” practices and coordinating with physicians and participants, Alere provides an integrated solution to proactively manage this expensive and debilitating disease.

Wellness.  Wellness Solutions is a suite of integrated wellness programs and resources designed to help organizations reduce health risks and improve the health and productivity of their employees while reducing healthcare-related costs. Wellness programs include screening for risk factors associated with diabetes, cardiovascular heart disease, hypertension and obesity; screening for high-risk pregnancies; assessments of health risks for broad populations; programs that promote better health by encouraging sustainable changes in behavior; and health coaching. In addition, the Alere Health Portal provides employers and health plans with a powerful “front door” to Alere’s continuum of healthcare services and the Alere Personal Health Record allows individuals to create a completely confidential on-line record of all of their personal healthcare data.

Business

Consumer Diagnostics.  On May 17, 2007, we and affiliates of P&G commenced a 50/50 joint venture for the development, manufacturing, marketing and sale of existing and to-be-developed consumer diagnostic products, outside the cardiology, diabetes and oral care fields. As part of this arrangement we transferred essentially all of the assets of our consumer diagnostics business, other than our manufacturing and core intellectual property assets, to the joint venture, and P&G acquired its interest in the joint venture. Accordingly, substantially all of the consumer diagnostics business conducted by us prior to the joint venture, including all of our products targeting the worldwide over-the-counter pregnancy and fertility/ovulation test market, are now sold by the joint venture, which is an unconsolidated entity operating primarily under the name SPD Swiss Precision Diagnostics GmbH.

As part of the SPD joint venture with P&G, we entered into a finished product purchase agreement, pursuant to which we currently manufacture and sell to SPD substantially all of the consumer diagnostic products which it sells. We also entered into certain transition and long-term services agreements with SPD, pursuant to which we provide certain operational support services to the joint venture. Our consumer diagnostics segment recognizes the revenue and costs arising from these arrangements.

Our other current consumer diagnostic products consist of our market-leading First Check brand of over- the-counter drugs of abuse tests for at-home testing for marijuana, cocaine, methamphetamines and opiates, as well as First Check brand over-the-counter tests for alcohol abuse, cholesterol monitoring and colon cancer screening. Taking advantage of our leadership in the field of women’s health, we also sell Balance Activ Vaginal Gel directly to consumers and health care professionals alike for the effective treatment of bacterial vaginosis without antibiotics.

Vitamins and Nutritional Supplements.  We also market a wide variety of vitamins and nutritional supplements primarily within the United States. Most growth in this market is attributed to new products that generate attention in the marketplace. Well-established market segments, where competition is greater and media commentary less frequent, are generally stable. Slow overall growth in the industry has resulted in retailers reducing shelf space for nutritional supplements and has forced many under-performing items out of distribution, including several broad product lines. Sales growth of private label products has generally outpaced the overall industry growth, as retailers continue to add to the number of private label nutritional products on their shelves.

Our subsidiary, Inverness Medical Nutritionals Group, or IMN, is a national supplier of private label vitamins and nutritional products for major drug and food chains and also manufactures bulk vitamins, minerals, nutritional supplements and over-the-counter drug products under contract for unaffiliated brand name distributors. IMN also manufactures an assortment of vitamin, mineral and nutritional supplement products for sale under Inverness Medical brand names.

Our Inverness Medical branded nutritional products are high-quality products sold at moderate prices through national and regional drug stores, groceries and mass merchandisers. These branded products include Stresstabs, a B-complex vitamin with added antioxidants; Ferro-Sequels, a time-release iron supplement; and Posture-D, a calcium supplement.

METHODS OF DISTRIBUTION AND CUSTOMERS

In the United States, Canada, the United Kingdom, Germany, Italy, Spain, the Netherlands, France, Austria, India, Japan, China, Australia, South Africa, Brazil, Colombia and Israel, we distribute our professional diagnostic products to hospitals, reference laboratories, physicians’ offices and other point-of-care settings through our own sales forces and distribution networks. In these countries, as well as in all other major world markets, we also utilize third-party distributors to sell our products. In the United States, we have distribution relationships with all of the major distributors to hospitals and reference laboratories, as well as with the major distributors serving physicians’ offices and other non-hospital, point-of-care settings. One of our distributors of cardiology and other professional diagnostic products, Thermo Fisher Scientific, accounted for 22% of our consolidated net revenue in 2008. Our QAS subsidiary facilitates the distribution of our

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HemoSense INRatio and INRatio2 coagulation monitors by contacting targeted customers and facilitating the Medicare reimbursement process for physicians and for patients monitoring at home. Under the terms of our acquisition of our Determine products from Abbott Laboratories in June 2005, Abbott distributes a portion of our Determine products, which are sold outside of the United States, in certain countries where we do not currently have suitable distribution capabilities. We also sell these products to Abbott as the exclusive supplier of its global “Access to HIV Care” program, through which Abbott provides free or low-cost testing products for HIV testing in underdeveloped countries around the world.

We market our health management programs primarily to health plans (both commercial and governmental) and self-insured employers, and to a lesser extent to pharmaceutical companies and physicians, through our employee sales force and channel partners.

We market and sell our First Check consumer drug testing products in the United States and Canada through retail drug stores, drug wholesalers, groceries and mass merchandisers. These products compete intensively with other brand name drug testing products based on price, performance and brand awareness, which is achieved through targeted print advertising.

We primarily market and sell our vitamins and nutritional supplements in the United States through private label arrangements with retail drug stores, groceries, mass merchandisers and warehouse clubs who sell our products under their store brands. We also sell a variety of branded products to the retail drug stores, groceries and mass merchandisers.

MANUFACTURING

Our major manufacturing facilities are located in Hangzhou and Shanghai, China; Matsudo, Japan; and San Diego, California. We are in the process of closing another significant facility in Bedford, England and transferring the manufacturing operations located there to our low-cost production facilities mainly in China. We also manufacture products at a number of other facilities in the United States and in the United Kingdom, as well as in Israel, Australia and South Africa. All of our important manufacturing facilities are ISO certified and registered with the FDA. We manufacture substantially all of our consumable diagnostic products and nutritional products at these facilities. We also manufacture the consumable diagnostic devices containing the diagnostic chemistry or other proprietary diagnostic technology which are used in conjunction with our diagnostic or monitoring systems, including our Biosite Triage system, our Cholestech LDX monitoring devices, our INRatio monitoring devices and the digital pregnancy and ovulation prediction tests and fertility monitors that we supply to the SPD joint venture. We contract with third parties to supply the electronic reader portion of these diagnostic or monitoring systems and to supply various other products which we sell, including our Triage® BNP Test for use on Beckman Coulter systems, a majority of our IFA and ELISA tests and our TECHLAB® products.

We manufacture substantially all of our vitamin and nutritional products at IMN’s facilities in Freehold and Irvington, New Jersey. IMN internally manufactures substantially all of its softgel requirements at the Irvington facility. Both facilities manufacture to the GMP standards.

RESEARCH AND DEVELOPMENT

Our primary research and development centers are in Jena, Germany; Stirling, Scotland; and San Diego, California. We also conduct research and development in Bedford and Cambridge, England; Hangzhou, China; Scarborough, Maine; Hayward, California; Brisbane, Australia; and Yavne, Israel; and, to a lesser extent, at certain of our other facilities. Our research and development programs currently focus on the development of cardiology, infectious disease, oncology, HIV and women’s health diagnostic products.

Our facility in Stirling, Scotland was formed in connection with a February 2005 co-development agreement with ITI Scotland Limited, or ITI, whereby ITI agreed to provide us with approximately £30.0 million over three years to partially fund research and development programs and we agreed to invest at least

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£37.5 million in these programs over three years. The funding arrangement with ITI, as well as our investment commitments related thereto, expired during the first quarter of 2008.

Global Operations

We are a global company. We have major manufacturing facilities in San Diego, California; Hangzhou and Shanghai, China; and Matsudo, Japan and significant research and development operations in Jena, Germany and Stirling, Scotland. Our distribution network supporting our professional diagnostics business includes offices in the United States, Canada, England, France, Spain, Germany, Italy, Switzerland, Austria, Australia, New Zealand, Japan, South Africa, Israel, India, Brazil and Colombia.

Our professional diagnostic products are sold throughout the world. Our health management programs are offered almost exclusively in the United States and our vitamins and nutritional supplements are sold primarily in the United States and, to a lesser extent, in Canada. During 2008 and 2007, respectively, approximately 72% and 63% of our net revenues were generated from the United States, approximately 17% and 24% of our net revenues were generated from Europe, and approximately 11% and 13% of our net revenues were generated from customers located elsewhere. Revenues from the United States increased during 2008 due to the disproportionate impact of our newly-established health management business and, in particular, our acquisition of Matria in May 2008.

COMPETITION

Professional Diagnostics.  The main competitors for our professional rapid diagnostic products are Becton Dickinson and Quidel. Some competitors in this market, such as Becton Dickinson, are large companies with substantial resources, while numerous smaller, yet aggressive companies are also competitors. Some automated immunoassay systems can be considered competitors when labor shortages force laboratories to automate or when the costs of such systems are lower. Such systems are provided by Abbott, Siemens AG, Beckman Coulter, Johnson & Johnson, Roche Diagnostics and other large diagnostic companies. In the infectious disease area, new technologies utilizing amplification techniques for analyzing molecular DNA gene sequences, from companies such as Abbott, Roche Diagnostics, Cepheid and Gen-Probe, are making in-roads into this market. Competition for rapid diagnostics is intense and is primarily based on price, breadth of product line and distribution capabilities.

Our competitors in the ELISA diagnostics market include the large diagnostics companies named above, which manufacture state-of-the-art automated immunoassay systems and a wide array of diagnostic products designed for processing on those systems. Other competitors in this market, DiaSorin and Diamedx, in particular, are smaller companies who compete based on quality and service. In the United States and Canada, we focus on matching the instrumentation and product testing requirements of our customers by offering a wide selection of diagnostic products and test equipment.

The markets for our serology and our IFA and microbiology products are mature and competition is based primarily on price and customer service. Our main competitors in serology and microbiology testing include Remel and Biokit. Our main competitors in IFA testing are Bio-Rad Laboratories, INOVA Diagnostics, Immuno Concepts, The Binding Site, Trinity Biotech, Meridian Biosciences and DiaSorin. However, products in these categories also compete to a large extent against rapid membrane and ELISA products, which are often easier to perform and read and can be more precise.

In cardiology, the majority of diagnostic immunoassays utilized by physicians and other healthcare providers are performed by independent clinical reference laboratories and hospital-based laboratories using automated analyzers for batch testing. As a result, the primary competitors of our Triage and LDX point-of-care testing systems, which consist of rapid diagnostic devices interpreted by portable electronic readers, are the large diagnostic companies identified above who produce automated immunoassay systems. We expect these large companies to continue to compete vigorously to maintain their dominance of the cardiology testing market. Although we offer our Triage BNP test for use on Beckman Coulter Immunoassay Systems, our other primary

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cardiology products are not currently designed for automated batch testing. Our Triage products face strong competition from Abbott Laboratories’ i-Stat handheld system and our LDX system also faces direct competition from Abaxis Medical Diagnostics, which markets its point-of-care blood laboratory systems to physicians’ office laboratories and Polymer Technology Systems, which sells a home cholesterol test system. The primary competitors for our INRatio coagulation monitoring system are Roche Diagnostics and International Technidyne Corporation, a division of Thoratec, who together currently account for over 75% of the domestic sales of PT/INR point-of-care and patient self-testing devices.

In oncology, our Matritech NMP-22 diagnostic products aid in diagnosing and monitoring bladder cancer patients, in conjunction with standard diagnostic procedures, and are based on our proprietary nuclear matrix protein technology. Our NMP-22 BladderChek Test is currently the only in-office test approved by the FDA as an aid in the diagnosis of bladder cancer. However, competition in the development and marketing of cancer diagnostics and therapeutics, using a variety of other technologies, is intense. Competing diagnostic products based on other technologies may be introduced by other companies and could adversely affect our competitive position. In a larger sense, our tests also compete with more invasive or expensive procedures, such as surgery, bone scans, magnetic resonance imaging and other in vivo imaging techniques. In the market for urine-based diagnostic tests, our NMP-22 tests also compete with existing cellular-based tests, such as the microscopic examination of suspicious cells and a test known as UroVysiontm, which is a fluorescent in-situ hybridization test.

Generally, our professional diagnostic products’ competitive positions may be based on, among other things, being first to market with a novel product, product performance, accuracy, convenience, cost-effectiveness, the strength of our intellectual property and price, as well as on the effectiveness of our sales force and our marketing and distribution partners. Where we face competition from large diagnostic companies, these competitors have greater resources than we do. In addition, certain competitors may have more favorable competitive positions than we do in markets outside of the United States.

We believe that our dedication to research and development and our strong intellectual property portfolio, coupled with our advanced manufacturing expertise, diversified product positioning, global market presence and established distribution networks, provide us with a competitive advantage in the point-of-care markets in which we compete.

Health Management.  Competition for our health management services is also intense. Other health management service providers include Health Dialog and Healthways. Our competitors and potential competitors also include health plans, self-insured employers, healthcare providers, pharmaceutical companies, pharmacy benefit management companies, case management companies and other organizations that provide services to health plans and self-insured employers. Some of these entities, health plans and self-insured employers in particular, may be customers or potential customers and may own, acquire or establish health management service providers or capabilities for the purpose of providing health management services in-house. Many of these competitors are considerably larger than us, with access to greater resources. We believe however that our ability to improve clinical and financial outcomes and our highly-regarded technology platforms will enable us to compete effectively.

Consumer Diagnostics.  Our First Check tests compete against over-the-counter diagnostic tests sold primarily by Phamatech, Inc., but also by other smaller competitors. Essentially all of our remaining consumer diagnostic product sales are to SPD, our joint venture. These products are sold by SPD in retail markets where competition is intense and based primarily on brand recognition and price. Our revenues, as well as our share of the profits from the sale of these products by SPD, are dependent upon SPD’s ability to effectively compete in these markets.

Vitamins and Nutritional Supplements.  The market for private label vitamins and nutritional supplements is extremely price sensitive, with quality, customer service and marketing support also being important. Many of the companies that mass market branded vitamins and nutritionals, including U.S. Nutrition and Pharmavite, also sell to private label customers and constitute our major competitors for private label business. In addition, there are several companies, such as Perrigo Company, that compete only in the private label business.

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In the branded nutritional supplements industry, competition is based upon brand name recognition, price, quality, customer service and marketing support. There are many companies, both small and large, selling vitamin products to retailers. A number of these companies, particularly manufacturers of nationally advertised brand name products, are substantially larger than we are and have greater financial resources. Among the major competitors of our branded products that are sold through groceries and other mass retailers are U.S. Nutrition, Wyeth, Pharmavite and GlaxoSmithKline.

PATENTS AND PROPRIETARY TECHNOLOGY; TRADEMARKS

We have built a strong intellectual property portfolio in the area of lateral flow immunoassays, the technology which underlies many rapid diagnostic test formats, including most one-step home pregnancy and fertility/ovulation tests and most of our rapid membrane products for the point-of-care marketplaces that we serve. We believe that our intellectual property rights in the major patent families in this area of technology give us a distinct advantage and underpin our continuing success in this area. In addition, our intellectual property portfolio also includes an increasing number of other patents, patent applications and licensed patents protecting our vision of the technologies and products of the future. Our intellectual property portfolio consists of patents that we own and, in some cases, licenses to patents or other proprietary rights of third parties which may be limited in terms of field of use, transferability or may require royalty payments.

The medical products industry, including the diagnostic testing industry, historically has been characterized by extensive litigation regarding patents, licenses and other intellectual property rights. As the fact of our pending litigation with Healthways, Inc. and Robert Bosch North America Corp. and with Health Hero Network Inc. suggests, litigation relating to intellectual property rights is also prevalent in the health management industry. For more information regarding these pending matters see “Business—Legal Proceedings.”

We believe that our history of successfully enforcing our intellectual property rights in the United States and abroad demonstrates our resolve in enforcing our intellectual property rights, the strength of our intellectual property portfolio and the competitive advantage that we have in this area. We have incurred substantial costs, both in asserting infringement claims against others and in defending ourselves against patent infringement claims, and we expect to incur substantial litigation costs as we continue to aggressively protect our technology and defend our proprietary rights.

Finally, we believe that certain of our trademarks are valuable assets that are important to the marketing of both our products and services. Many of these trademarks have been registered with the United States Patent and Trademark Office or internationally, as appropriate.

The medical products industry, including the diagnostic testing industry, and the health management industry place considerable importance on obtaining and enforcing patent and trade secret protection for new technologies, products, services and processes. Trademark protection is an important factor in the success of certain of our product lines and health management programs. Our success therefore depends, in part, on our ability to obtain and enforce the patents and trademark registrations necessary to protect our products, to preserve our trade secrets and to avoid or neutralize threats to our proprietary rights from third parties. We cannot, however, guarantee our success in enforcing or maintaining our patent rights; in obtaining future patents or licensed patents in a timely manner or at all; or as to the breadth or degree of protection that our patents or trademark registrations or other intellectual property rights might afford us. For more information regarding the risks associated with our reliance on intellectual property rights see “Risk Factors.”

GOVERNMENT REGULATION

Our businesses are subject to extensive and frequently changing federal, state and local regulations. Changes in applicable laws or any failure to comply with existing or future laws, regulations or standards could have a material adverse effect on our results of operations, financial condition, business and prospects. We believe our current arrangements and practices are in material compliance with applicable laws and regulations.

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There can be no assurance that we are in compliance with all applicable existing laws and regulations or that we will be able to comply with new laws or regulations.

Our research, development and clinical programs, as well as our manufacturing and marketing operations, are subject to extensive regulation in the United States and other countries. Most notably, all of our products sold in the United States are subject to the Federal Food, Drug and Cosmetic Act, or the FDCA, as implemented and enforced by the FDA. All of our diagnostic products sold in the United States require FDA clearance to market under Section 510(k) of the FDCA, which may require pre-clinical and clinical trials. Foreign countries may require similar or more onerous approvals to manufacture or market these products. The marketing of our consumer diagnostic products is also subject to regulation by the U.S. Federal Trade Commission, or the FTC. In addition, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice.

The manufacturing, processing, formulation, packaging, labeling and advertising of our nutritional supplements are subject to regulation by one or more federal agencies, including the FDA, the Drug Enforcement Administration, the Federal Trade Commission, or FTC, and the Consumer Product Safety Commission. These activities are also regulated by various agencies of the states, localities and foreign countries in which our nutritional supplements are now sold or may be sold in the future. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, as well as food additives, over-the-counter and prescription drugs and cosmetics. The GMP standards promulgated by the FDA are different for nutritional supplement, drug and device products. In addition, the FTC has jurisdiction along with the FDA to regulate the promotion and advertising of dietary supplements, over-the-counter drugs, cosmetics and foods.

Certain of our clinicians, such as nurses, must comply with individual licensing requirements. All of our clinicians who are subject to licensing requirements are licensed in the state in which they are physically present, such as the location of the call center from which they operate. In the future, multiple state licensing requirements for healthcare professionals who provide services telephonically over state lines may require us to license some of our clinicians in more than one state. New judicial decisions, agency interpretations or federal or state legislation or regulations could increase the requirement for multi-state licensing of a greater number of our clinical staff, which would increase our administrative costs.

Certain aspects of our health management business are subject to unique licensing or permit requirements by state and local heath agencies. In addition, our health management business is subject to the security regulations of the Health Insurance Portability and Accountability Act, or HIPAA. We may also be required to obtain certification to participate in governmental payment programs, such as state Medicaid programs. Some states have established Certificate of Need, or CON, programs regulating the expansion of healthcare operations. The failure to obtain, renew or maintain any of the required licenses, certifications or CONs could adversely affect our business.

EMPLOYEES

As of January 31, 2009, we had approximately 8,300 employees, including temporary and contract employees, of which approximately 5,900 employees are located in the United States. In addition, we utilize consultants specializing in areas such as research and development, risk management, regulatory compliance, strategic planning and marketing.

LEGAL PROCEEDINGS

On September 19, 2008, the Estate of Melissa Prince Quisenberry filed a class action complaint in the Superior Court of California against Alere Medical, Inc.; certain executive officers, directors and/or significant shareholders of Alere Medical; and several unaffiliated entities. On April 13, 2009, the plaintiff amended the class action complaint, dismissing several of the unaffiliated entities. The plaintiff and the class owned stock in Alere Medical and allege that the defendants approved the March 14, 2007 sale of Alere

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Medical to an unaffiliated entity at a price substantially lower than the price at which Inverness bought Alere Medical in November 2007, forcing plaintiff and the class either to tender their stock or seek appraisal. The plaintiff also alleges that the defendants failed to disclose material facts concerning the valuation of Alere, misleading the plaintiff and the class to tender their shares rather than seek appraisal. The plaintiff alleges that, through the foregoing actions, the individual defendants breached fiduciary duties of good faith, fair dealing, loyalty and candor; and that Alere Medical and an unaffiliated entity aided and abetted the breaches. We believe that we have strong defenses to all of the allegations and we intend to defend the claims vigorously. However, an outcome against Alere Medical could potentially have a material adverse impact on our sales, operations or financial performance.

Healthways, Inc. and Robert Bosch North America Corp. filed a complaint in U.S. District Court in the Northern District of Illinois on November 5, 2008 against Alere Medical alleging infringement of 11 patents, licensed by Bosch from Healthways. Alere Medical answered the complaint and filed counterclaims seeking declarations that the patents are invalid and not infringed. The plaintiffs subsequently filed an amended complaint substituting Alere LLC, or Alere, our consolidated health management subsidiary, as the defendant in place of Alere Medical. We believe that we have strong defenses to Healthways’ allegations and we intend to defend them vigorously. However, a ruling against Alere could potentially have a material adverse impact on our sales, operations or financial performance or could limit our current or future business opportunities.

We are not a party to any other pending legal proceedings that we currently believe could have a material adverse impact on our sales, operations or financial performance. However, because of the nature of our business, we may be subject at any particular time to commercial disputes, consumer product claims, negligence claims or various other lawsuits arising in the ordinary course of our business, including infringement, employment or investor matters, and we expect that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts.

As an example, as we have previously reported, in April 2008, Pyramid Holdings Inc., a purchaser in our November 2007 public offering of our common stock, filed a putative securities class action against us, Ron Zwanziger, our chairman, chief executive officer and president, and David Teitel, our chief financial officer, in the United States District Court for the District of Massachusetts, alleging that the prospectus supplement and registration statement with respect to the November 2007 public offering were inaccurate and misleading and omitted to state material facts. The plaintiffs have subsequently filed their amended class action complaint, adding as defendants each of our then current directors, a former director, and a former chief financial officer. We believe that the allegations are baseless, and we intend to defend against them vigorously.

Also, our subsidiary Alere Medical continues to defend infringement claims brought by Health Hero Network, Inc., a subsidiary of Robert Bosch North America Corp., which alleges to have patented certain processes related to home monitoring of patients.

While we believe that we have strong defenses to the claims brought by Pyramid Holdings and Health Hero and we intend to defend them vigorously, these, or other claims, could potentially have a negative impact on our sales, operations or financial performance or could limit our existing or future business opportunities.

In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties. These suits can be expensive and result in counterclaims challenging the validity of our patents and other rights.

Finally, we were recently notified by the SEC that its 2005 formal order of investigation in connection with the previously disclosed revenue recognition matter at one of our diagnostic divisions has been completed and that the SEC does not intend to recommend any enforcement actions against us.

Management

The following biographical descriptions set forth certain information with respect to our executive officers and directors.

Name	Age	Position

Ron Zwanziger	55	Chairman of the Board, Chief Executive Officer and President
David Scott, Ph.D.	52	Director, Chief Scientific Officer
Jerry McAleer, Ph.D.	53	Director, Vice President, Research and Development and Vice President, Cardiology
Hilde Eylenbosch, M.D.	45	Vice President, Marketing
David Toohey	52	President, Europe/Middle East
John Yonkin	49	President, Inverness Medical Innovations North America, Inc., and President, Nutritionals
John Bridgen, Ph.D.	62	Vice President, Strategic Business Development
David Teitel	45	Chief Financial Officer
Jon Russell	44	Vice President, Finance
Michael K. Bresson	51	Vice President, Mergers & Acquisitions
Paul T. Hempel	60	Senior Vice President, Leadership Development and Special Counsel and Secretary
Ellen Chiniara	50	General Counsel and Assistant Secretary
Ron Geraty, M.D.	62	Chief Executive Officer, Alere LLC
Emanuel Hart	59	Vice President, International Business, LAmARCIS
David Walton	55	Vice President, Asia Pacific
Eli Y. Adashi, M.D.	64	Director
Carol R. Goldberg	78	Director
Robert P. Khederian	57	Director
John F. Levy	62	Director
John A. Quelch	57	Director
James Roosevelt, Jr.	63	Director
Peter Townsend	74	Director

Ron Zwanziger has served as our Chairman, Chief Executive Officer and President since our inception on May 11, 2001. Mr. Zwanziger served as Chairman, Chief Executive Officer and President of our predecessor company, Inverness Medical Technology, from its inception in 1992 through November 2001 when that company was acquired by Johnson & Johnson. From 1981 to 1991, he was Chairman and Chief Executive Officer of MediSense, a medical device company. Mr. Zwanziger also serves as a director, as a member of the Compensation Committee and as Chairperson of the Nominating and Corporate Governance Committee of AMAG Pharmaceuticals, Inc.

David Scott, Ph.D., has served on the Board since July 31, 2001 and is our Chief Scientific Officer. Dr. Scott served as Chairman of Inverness Medical Limited, a subsidiary of our predecessor company, Inverness Medical Technology, from July 1999 through November 2001, when that company was acquired by Johnson & Johnson, and as a managing director of Inverness Medical Limited from July 1995 to July 1999. Dr. Scott served as Managing Director of Great Alarm Limited, a consulting company, from October 1993 to April 1995. Between October 1984 and September 1993, he held several positions at MediSense UK, serving most recently as Managing Director where he was responsible for managing product development, as well as the mass manufacture of one of its principal products, ExacTech.

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Jerry McAleer, Ph.D., joined the Board on March 10, 2003. Dr. McAleer has also served as our Vice President, Research and Development since our inception in May 2001 and has served as our Vice President, Cardiology since early 2006. Dr. McAleer served as Vice President of Research and Development of our predecessor company, Inverness Medical Technology, from 1999 through November 2001, when that company was acquired by Johnson & Johnson. From 1995 to 1999, Dr. McAleer served as Director of Development of Inverness Medical Limited, Inverness Medical Technology’s primary research and development unit, where he headed the development of Inverness Medical Technology’s electrochemical glucose strips. Prior to joining Inverness Medical Technology, Dr. McAleer held senior research and development positions at MediSense, a medical device company, and Ecossensors, Inc., an environmental research company.

Hilde Eylenbosch, M.D., has served as our Vice President of Marketing since April 1, 2009. Prior to that, she served as Chief Executive Officer of SPD Swiss Precision Diagnostics GmbH, our 50/50 joint venture with P&G, since its inception on May 18, 2007. Dr. Eylenbosch has also served as our President, Consumer Diagnostics since June 2006. Prior to assuming that title she served as Vice President, Consumer Diagnostics from July 2005 to June 2006, Vice President, Consumer Marketing from October 2004 to July 2005 and Vice President of International Women’s Health from November 2001 to October 2004. Dr. Eylenbosch served in the same capacity for our predecessor company, Inverness Medical Technology, from August 2001 until that company was acquired by Johnson & Johnson in November 2001. Prior to that, she held various positions at Inverness Medical Technology, including Director of U.S. Women’s Health from September 1998 through October 2000. When she joined Inverness Medical Technology in January 1995, Dr. Eylenbosch was responsible for marketing that company’s women’s health products in Europe. Before joining Inverness Medical Technology, Dr. Eylenbosch was employed by Synthelabo, a French pharmaceutical company, where she held various marketing positions.

David Toohey was appointed President, Europe/Middle East in January 2008. Prior to that, he served as President, Professional Diagnostics from December 2005, as Vice President, Professional Diagnostics from October 2002, as Vice President, European Operations from February 2002, and as Vice President, New Products from November 2001. He also served as Managing Director of our Unipath Limited subsidiary from December 2001 through October 2002. Mr. Toohey was employed by our predecessor company, Inverness Medical Technology, as its Vice President, New Products from May 2001 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, Mr. Toohey served as Vice President of Operations at Boston Scientific Corporation’s Galway, Ireland facility where he oversaw its growth, from a start-up to Boston Scientific Corporation’s largest manufacturing facility, between 1995 and 2001. Prior to that time he held various executive positions at Bausch & Lomb, Inc., Digital Equipment Corp. and Mars, Inc.

John Yonkin was appointed President, Inverness Medical Innovations North America, Inc. in January 2008. Prior to that, he served as President, U.S. Point of Care from June 2006. Mr. Yonkin also continues to serve as President, Nutritionals, a role he has had since June 2006. Prior to that, he served as our Vice President, Nutritionals from April 2005 to June 2006 and Vice President, U.S. Sales and Marketing from November 2001 to April 2005. Mr. Yonkin served as Vice President of U.S. Sales of our predecessor company, Inverness Medical Technology, from October 1998 through January 2000 and as its General Manager from January 2000 through November 2001, when that company was acquired by Johnson & Johnson. He also served as Manager of Product Development for Inverness Medical Technology from October 1997 until October 1998. From January 1995 to September 1997, Mr. Yonkin was Director of National Accounts for Genzyme Genetics, a subsidiary of Genzyme, Inc., a leader in genetic testing services for hospitals, physicians and managed healthcare companies.

John Bridgen, Ph.D., joined our Company in September 2002 upon our acquisition of Wampole Laboratories, LLC. Dr. Bridgen served as President of Wampole from August 1984 until September 2005. He currently serves as our Vice President, Strategic Business Development. Prior to joining Wampole, Dr. Bridgen

Management

had global sales and marketing responsibility for the hematology and immunology business units of Ortho Diagnostic Systems Inc., a Johnson & Johnson company.

David Teitel has served as our Chief Financial Officer since December 2006. Mr. Teitel has over 20 years of public and private company finance experience, including nine years of audit experience at Arthur Andersen and senior financial positions with Thermo Electron, which is now Thermo Fisher Scientific and Deknatel Snowden Pencer Inc. Mr. Teitel joined the Company in December 2003 as Director of Finance Operations and assumed the title Vice President, Finance in December 2004.

Jon Russell has served as our Vice President, Finance since December 2006. In this role, Mr. Russell oversees financial systems management and integration and shares responsibility for external communications with the Chief Executive Officer. Previously, Mr. Russell was Chief Financial Officer of Wampole Laboratories, LLC. He has 20 years of experience in finance and operations management, including senior operational finance positions in North America and Europe with Precision Castparts Corporation, Vertex Interactive, Inc. and Genicom Corporation. Mr. Russell began his career at Ernst & Young LLP.

Michael K. Bresson rejoined us as Vice President, Mergers & Acquisitions, in January 2007 after serving as President of LifeTrac Systems Incorporated from February 2006 to December 2006. Previously, Mr. Bresson served as our Vice President, Business Development from May 2005 to February 2006. From 1998 until January 2005, he was employed at Apogent Technologies Inc. (now part of Thermo Fisher Scientific Inc.), last serving as Apogent’s Executive Vice President—Administration, General Counsel and Secretary. Prior to joining Apogent in 1998, Mr. Bresson was a partner at the law firm of Quarles & Brady LLP.

Paul T. Hempel served as our General Counsel and Secretary since our inception on May 11, 2001. In April 2006, Mr. Hempel became Senior Vice President in charge of Leadership Development, while retaining his role as Secretary and oversight of legal affairs. Mr. Hempel served as General Counsel and Assistant Secretary of our predecessor company, Inverness Medical Technology, from October 2000 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, he was a founding stockholder and Managing Director of Erickson Schaffer Peterson Hempel & Israel PC from 1996 to 2000. Prior to 1996, Mr. Hempel was a partner and managed the business practice at Bowditch & Dewey LLP.

Ellen Chiniara serves as General Counsel and Assistant Secretary and is responsible for managing legal matters for our Company. Ms. Chiniara joined our Company in October 2006 as General Counsel of the Professional Diagnostics strategic business unit and became General Counsel of our Company in May 2007. From 2002 to 2006, Ms. Chiniara was Associate General Counsel, Neurology of Serono, Inc., a biopharmaceutical company. Previously, she served as General Counsel to a healthcare venture capital fund and a healthcare management services organization, where she also was Chief Operating Officer of its clinical trial site management division. From 1994 to 1997, Ms. Chiniara was Assistant General Counsel at Value Health, a specialty managed healthcare company. Prior to 1994, Ms. Chiniara was a corporate attorney in Boston with Hale and Dorr (now Wilmer Cutler Pickering Hale and Dorr LLP).

Ron Geraty, M.D., serves as Chief Executive Officer of Alere LLC, our health management subsidiary. Dr. Geraty joined us when Alere Medical was purchased in November 2007. Prior to our purchase of Alere Medical, Dr. Geraty had served on the board and as Chief Executive Officer of Alere Medical since late 2001. Prior to Alere Medical, Dr. Geraty was Chief Executive Officer of American Imaging Management, a radiology benefits management company, from 1999 to 2000. In 1989, Dr. Geraty founded Assured Health, Inc. (an employee assistance company) which was sold to American Biodyne, Inc. where he was a board member and executive through several company transitions until the company was sold to a competitor in 1998. Dr. Geraty was a Fellow at the Harvard School of Medicine School of Public Policy in 1998. In 1984, Dr. Geraty founded Monarch Health Corporation, which was sold to Parkside Medical Corporation in 1986 where he served as an executive.

Management

Emanuel Hart has served as Vice President for International Business responsible for the Latin America, Africa, Russia, ex-Soviet Union countries and Israel territories (LAmARCIS) for all of our products since August 2007. Mr. Hart has also served as Chief Executive Officer and President of Orgenics Ltd., one of our subsidiaries, since 1997.

David Walton serves as Vice President, Asia Pacific.  Mr. Walton joined our Company in December 2001 when we acquired the Unipath business from Unilever, where he was previously International Director for the Consumer and Professional Diagnostic business units. Prior to this, Mr. Walton held various senior global sales and marketing roles in the Diagnostics Division of Eli Lilly based at Hybritech in San Diego, California and Liege, Belgium, Biorad U.K. and Corning Medical U.K.

Eli Y. Adashi, M.D., M.S., F.A.C.O.G., joined the Board on April 1, 2009. Dr. Adashi, a Professor of Medical Science at The Warren Alpert Medical School of Brown University since 2004, is a Physician-Scientist-Executive with over 25 years of experience in Health Care and in the Life Sciences. A member of the Institute of Medicine of the National Academy of Sciences and of its Committees on Human Embryonic Stem Cell Research and on Women’s Health Research, Dr. Adashi is the founder and former leader of the multidisciplinary Ovarian Cancer Program of the NCI-designated Huntsman Cancer Research Institute. Dr. Adashi also served on sabbatical on the Quality Improvement Group of the Office of Clinical Standards and Quality, Centers for Medicare and Medicaid Services (CMS) and is a current ad hoc member of the Reproductive Health Drugs Advisory Committee of the U.S. Food & Drug Administration. A fellow of the American Association for the Advancement of Science and a member of the Association of American Physicians, Dr. Adashi is the author or co-author of over 250 peer-reviewed publications, over 120 book chapters/reviews, and 13 books focusing on ovarian biology, ovarian cancer and reproductive health. Dr. Adashi is a member of the Board’s Compensation Committee.

Carol R. Goldberg has served on the Board since May 30, 2001. Ms. Goldberg served as a director of our predecessor company, Inverness Medical Technology, from August 1992 through November 2001, when that company was acquired by Johnson & Johnson. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is Chairperson of the Board’s Compensation Committee and a member of the Board’s Nominating and Corporate Governance Committee.

Robert P. Khederian has served on the Board since July 31, 2001. Mr. Khederian is the Chairman of Belmont Capital, a venture capital firm he founded in 1996, and Provident Corporate Finance, an investment banking firm he founded in 1998. From 1984 through 1996, he was founder and Chairman of Medical Specialties Group, Inc., a nationwide distributor of medical products which was acquired by Bain Capital. Mr. Khederian is a member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

John F. Levy has served on the Board since May 30, 2001. Mr. Levy served as director of Inverness Medical Technology from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. Since 1993, he has been an independent consultant. Mr. Levy served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is Chairperson of the Board’s Audit Committee and is a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

John A. Quelch joined the Board on March 10, 2003.  Since June, 2001, Mr. Quelch has been a professor and Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Mr. Quelch also serves as a director of WPP plc, one of the world’s largest communications groups, Gentiva Health Services, Inc., as member of the Compensation Committee of Pepsi Bottling Group and as Chairman of the Massachusetts Port Authority. He is Chairperson of the Board’s Nominating and Corporate Governance Committee.

Management

James Roosevelt, Jr. joined the Board on February 6, 2009. Mr. Roosevelt has served as the President and Chief Executive Officer of Tufts Health Plan since 2005. From 1999 to 2005, Mr. Roosevelt was Vice President and General Counsel of Tufts Health Plan. Mr. Roosevelt also serves as Co-Chair of the Rules and By-laws Committee of the Democratic National Committee, Co-Chair of the Board of Directors for the Tufts Health Care Institute, and member of the Board of Directors at American Health Insurance Plans, Emmanuel College and PointRight Inc. Mr. Roosevelt is a member of The Board’s Nominating and Corporate Governance Committee.

Peter Townsend has served on the Board since May 30, 2001. Mr. Townsend served as a director of our predecessor company, Inverness Medical Technology, from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. From 1991 to 1995, when he retired, Mr. Townsend served as Chief Executive Officer and a director of Enviromed plc, a medical products company. Mr. Townsend is a member of the Board’s Audit Committee.

Description of other indebtedness

SECURED CREDIT FACILITIES

On June 26, 2007, in conjunction with our acquisition of Biosite, Inc., we entered into a secured First Lien Credit Agreement, which we refer to as our senior secured credit facility, with certain lenders, General Electric Capital Corporation as administrative agent and collateral agent, and certain other agents and arrangers, a secured Second Lien Credit Agreement, which we refer to as our junior secured credit facility (and together with the senior secured credit facility, as our secured credit facilities), with certain lenders, General Electric Capital Corporation as administrative agent and collateral agent, and certain other agents and arrangers, and certain related guaranty and security agreements. On November 15, 2007 we amended the senior secured credit facility. As amended, the senior secured credit facility provides for term loans in the aggregate amount of $975.0 million and, subject to our continued compliance with the senior secured credit facility, a $150.0 million revolving line of credit. The junior secured credit facility provides for term loans in the aggregate amount of $250.0 million.

As of December 31, 2008, the term loans and the revolving line of credit under the senior secured credit facility bore interest at 3.89% and 3.64%, respectively, and the term loans under the junior secured credit facility bore interest at 6.14%. As of December 31, 2008, aggregate outstanding borrowings under the secured credit facilities included $960.8 million under the senior secured credit facility term loans, $142.0 million under the senior secured credit facility revolving line of credit and $250.0 million in borrowings under the junior secured credit facility term loans. Interest expense (including amortized deferred borrowing costs) related to our secured credit facilities, which included the term loans and revolving line of credit, for the year ended December 31, 2008 was $85.2 million. As of December 31, 2008, we were in compliance with all debt covenants related to the secured credit facilities, which consisted principally of maximum consolidated leverage and minimum interest coverage requirements.

We must repay the senior secured credit facility term loans as follows: (a) in two initial installments in the amount of $2,250,000 each on September 30, 2007 and December 31, 2007 (each of which installment payment has been made), (b) in twenty-five consecutive quarterly installments, beginning on March 31, 2008 and continuing through March 31, 2014, in the amount of $2,437,500 each (each of which installment payments through March 31, 2009 has been made) and (c) in a final installment on June 26, 2014 in an amount equal to the then outstanding principal balance of the senior secured credit facility term loans. We may repay borrowings under the senior secured credit facility revolving line of credit at any time, but in no event later than June 26, 2013. We must repay the entire junior credit facility term loans on June 26, 2015.

In August 2007, we entered into interest rate swap contracts, with an effective date of September 28, 2007, that fix our floating rate interest obligations under the secured credit facilities with respect to a total notional value of $350.0 million and have a maturity date of September 28, 2010. In January 2009, we entered into additional interest rate swap contracts, with an effective date of January 14, 2009, that fix our floating rate interest obligations under the secured credit facilities with respect to a total notional value of $500.0 million and have a maturity date of January 5, 2011.

We are required to make mandatory prepayments of the term loans and the revolving credit loans in various amounts under the secured credit facilities if we make certain sales of assets outside the ordinary course of business above certain thresholds, if we suffer certain property loss events above certain thresholds, if we issue certain types of debt, or if we have excess cash flow, as that term is defined in the secured credit facilities. We may make optional prepayments of the senior secured credit facility term loan from time to time without premium or penalty. If, after June 26, 2008 and on or prior to June 26, 2009, we optionally prepay the junior secured credit facility term loan or mandatorily prepay the junior secured credit facility term loan as a result of our issuing certain types of debt, we must pay a prepayment premium equal to 1.0% of principal amount prepaid; after June 26, 2009, we may make optional prepayments of the second lien

Description of other indebtedness

term loan from time to time without premium or penalty. Once repaid in full or in part, no reborrowings of the term loans under either secured credit facility may be made.

The senior secured credit facility term loans bear interest at a rate per annum of, at our option, either (a) the base rate, as defined in the secured credit facilities, plus 1.00%, or (b) LIBOR plus 2.00%. The borrowings pursuant to the revolving line of credit under the senior secured credit facility bear interest at a rate per annum of, at our option, either (a) the base rate plus an applicable margin, which varies between 0.75% and 1.25% depending on our consolidated leverage ratio, or (b) LIBOR plus an applicable margin, which varies between 1.75% and 2.25% depending on our consolidated leverage ratio. We are obligated to pay fees on the unused portion of our revolving line of credit at a rate per annum of 0.50%. The junior secured credit facility term loan bears interest at a rate per annum of, at our option, either (a) the base rate plus 3.25%, or (b) LIBOR plus 4.25%.

Under the secured credit facilities, we must comply with various customary financial and non-financial covenants. The primary financial covenants under the senior secured credit facility consist of a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a limit on capital expenditures. The primary financial covenants under the junior secured credit facility consist of a maximum consolidated leverage ratio and a limit on capital expenditures. The primary non-financial covenants under the secured credit facilities limit our ability to pay dividends or other distributions on our capital stock, to repurchase our capital stock, to conduct mergers or acquisitions, to make investments and loans, to incur future indebtedness, to place liens on assets, to prepay other indebtedness, to alter our capital structure and to sell assets. The non-financial covenants under both the senior secured credit facility and the junior secured credit facility are substantially similar, with the non-financial covenants under the junior secured credit facility providing us some increased flexibility in some respects.

The respective lender groups under the secured credit facilities are entitled to accelerate repayment of the loans under the respective secured credit facilities upon the occurrence of any of various customary events of default, which include, among other events, failure to pay when due any principal, interest or other amounts in respect of the loans, breach of any of our covenants (subject, in some cases, to certain grace periods) or representations under the loan documents, default under any other of our or our material subsidiaries’ significant indebtedness agreements, a bankruptcy or insolvency event with respect to us or any of our material subsidiaries, a significant unsatisfied judgment against us or any of our material subsidiaries, any exercise by Procter & Gamble of its option to put its joint venture interest back to us if we are not then in pro forma compliance with our financial covenants under the secured credit facilities, or if we undergo a change of control (including any “fundamental change” or “termination of trading” event as defined under the indenture governing our senior subordinated convertible notes).

Borrowings under the secured credit facilities are guaranteed by us and substantially all of our United States subsidiaries and are secured by the stock of substantially all of our United States subsidiaries, portions of the stock of certain of our foreign subsidiaries, substantially all of the intellectual property rights of our United States subsidiaries and substantially all of the other assets of our businesses in the United States. Pursuant to the terms of an intercreditor agreement entered into at the closing of the secured credit facilities between the administrative agents for the respective lender groups under the secured credit facilities, the liens securing the loans and other obligations arising under senior secured credit facility are senior to the liens securing the loans and other obligations arising under the junior secured credit facility.

3% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2016

On May 14, 2007, we sold $150.0 million in principal amount of 3% convertible senior subordinated notes due May 15, 2016, which we refer to as our senior subordinated convertible notes, in a private placement to qualified institutional buyers pursuant to the terms of Securities Purchase Agreements dated May 9, 2007. The senior subordinated convertible notes pay interest semiannually at a rate of 3.00% per annum and were initially convertible into shares of our common stock at a conversion price of approximately $52.30 per

Description of other indebtedness

share. At the initial conversion price, the senior subordinated convertible notes were convertible into an aggregate 2,868,120 shares of our common stock. On May 9, 2008, pursuant to the terms of the indenture governing the terms of the senior subordinated convertible notes, the conversion price was adjusted to $43.98. At the adjusted conversion price, the senior subordinated convertible notes are convertible into an aggregate 3,410,641 shares of our common stock.

We may not redeem the senior subordinated convertible notes prior to their stated maturity. In the event of certain fundamental changes, as defined in the indenture governing the senior subordinated convertible notes, we may be required to repurchase the senior subordinated convertible notes for cash at a price equal to 100% of the unconverted principal plus any accrued but unpaid interest. The senior subordinated convertible notes are equal in right of payment to the notes offered hereby and subordinate in right of payment to the prior payment of our senior indebtedness, including the secured credit facilities. The senior subordinated convertible notes contain customary events of default entitling the trustee or the holders thereof to declare all amounts owed pursuant to the senior subordinated convertible notes immediately payable if we violate certain of our obligations.

As of December 31, 2008, $150.0 million in principal amount of the senior subordinated convertible notes was outstanding. Interest expense related to the senior subordinated convertible notes for the year ended December 31, 2008, including amortized deferred borrowing costs, was $5.0 million.

Description of notes

GENERAL

The terms of our 9.00% Senior Subordinated Notes due 2016, which we refer to as the “Notes,” are described below. Our debt securities are described generally in the accompanying prospectus. The following description of the particular terms of the Notes in this prospectus supplement overrides and supersedes in its entirety the description of the general terms and provisions of our debt securities included in the accompanying prospectus.

The Notes will be issued under an indenture dated as of May 12, 2009, between Inverness Medical Innovations, Inc., as issuer, and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by a supplemental indenture dated as of May 12, 2009, among Inverness Medical Innovations, Inc., as issuer, the Guarantors named therein, as guarantors, and U.S. Bank National Association, as trustee (the “Supplemental Indenture”; the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all those terms, and you should review the Indenture and the Trust Indenture Act for a statement of the terms.

The following is a summary of the material provisions of the Indenture. It does not purport to be complete and does not restate the Indenture in its entirety. You are encouraged to read the Indenture because it, and not this description, defines your rights as holder of the Notes. A copy of the Indenture may be obtained as described under “Where You Can Find More Information” below.

You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” As used below in this “Description of Notes” section, the “Issuer” means Inverness Medical Innovations, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries, and “Notes” means the Notes described in this prospectus supplement that the Issuer will issue in this offering, along with any additional Notes issued under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

The Notes will mature on May 15, 2016. The Notes will bear interest at a rate of 9.00% per annum, payable semi-annually on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing on November 15, 2009, to holders of record at the close of business on the May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will be required to pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium and installments of interest, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes.

The Notes will be issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000.

An aggregate principal amount of Notes equal to $400.0 million is being issued in this offering. The Issuer may issue additional Notes in an unlimited principal amount having identical terms and conditions to the Notes being issued in this offering, subject to compliance with the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.” Any additional Notes will be part of the same issue as the Notes being issued in this offering and will be treated as a single class for all purposes under the Indenture.

Description of notes

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a Holder has given wire transfer instructions to the Issuer at least 10 Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

RANKING OF THE NOTES AND THE GUARANTEES

The Notes will be:

➢	general unsecured senior subordinated obligations of the Issuer;

➢	junior in right of payment to all existing and future senior indebtedness of the Issuer, including indebtedness arising under the Credit Facilities; see “—Subordination of the Notes” below;

➢	pari passu in right of payment with all existing and future senior subordinated indebtedness of the Issuer, including indebtedness arising under the Issuer’s outstanding 2007 Convertible Notes and any indebtedness of the Issuer that ranks pari passu in right of payment with the 2007 Convertible Notes;

➢	senior in right of payment to any existing or future indebtedness of the Issuer that is, by its terms, subordinated in right of payment to the Notes;

➢	unconditionally guaranteed by the Guarantors; see “—Guarantees of the Notes” below;

➢	effectively subordinated to all existing and future secured indebtedness of the Issuer, including indebtedness arising under the secured Credit Facilities, to the extent of the assets securing such indebtedness; and

➢	structurally subordinated to all existing and future obligations of each of the Issuer’s Subsidiaries that is not a Guarantor.

Each Guarantee will be:

➢	a general unsecured senior subordinated obligation of the Guarantor thereunder;

➢	junior in right of payment to all existing and future senior indebtedness of that Guarantor, including indebtedness arising under the Credit Facilities; see “—Subordination of the Guarantees of the Notes” below;

➢	pari passu in right of payment with any existing or future senior subordinated indebtedness of that Guarantor;

➢	senior in right of payment to any existing or future indebtedness of that Guarantor that is, by its terms, subordinated in right of payment to the Guarantee of that Guarantor;

➢	effectively subordinated to all existing and future secured indebtedness of that Guarantor, including indebtedness arising under the secured Credit Facilities, to the extent of the assets securing such obligations; and

➢	structurally subordinated to all existing and future obligations of each Subsidiary of that Guarantor that is not also a Guarantor.

SUBORDINATION OF THE NOTES

The payment of all Obligations owing to the Holders in respect of the Notes will be subordinated in right of payment to the prior payment in full in cash of all Senior Debt (including all Obligations under any Credit Facility (including any Credit Agreement)), whether outstanding on the Issue Date or incurred after that date.

The Notes shall in all respects rank pari passu in right of payment with the 2007 Convertible Notes and any Indebtedness of the Issuer that ranks pari passu in right of payment with the 2007 Convertible Notes, and

Description of notes

only Indebtedness of the Issuer which is Senior Debt shall rank senior to the Notes in accordance with the provisions of the Indenture.

The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due on all Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in any Credit Facility (including any Credit Agreement), whether or not such interest is an allowed claim in any such proceeding) before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character made on account of any Obligations on or relating to the Notes (other than Permitted Junior Securities) in the event of any payment or distribution of assets of the Issuer of any kind or character, whether in cash, assets or securities, to creditors:

➢	in any total or partial liquidation, dissolution or winding-up of the Issuer;

➢	in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Issuer or its assets (whether voluntary or involuntary);

➢	in any assignment for the benefit of creditors; or

➢	in any marshalling of the Issuer’s assets and liabilities.

In addition, the Issuer may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any of the Notes for cash or assets or otherwise (other than, in either case, Permitted Junior Securities) if:

➢	any payment default on any Designated Senior Debt occurs and is continuing; or

➢	any other event of default occurs and is continuing on any Designated Senior Debt that permits the holders of such Designated Senior Debt to accelerate its maturity (a “non-payment default”) and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt (including, as applicable, the administrative agent under any Credit Facility (including any Credit Agreement)).

Payments on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

➢	in the case of a payment default, upon the date on which all payment defaults are cured or waived (so long as no other event of default exists); and

➢	in case of a non-payment default, on the earliest of (1) the date on which all such non-payment defaults are cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless in each case the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such non-payment default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action, or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that, in either case, would give rise to a non-payment default pursuant to any provisions under which a non-payment default previously existed or was continuing will constitute a new non-payment default for this purpose.

Notwithstanding anything to the contrary, payments and distributions (i) of Permitted Junior Securities and (ii) made from the trust established pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” will be permitted and will not be subordinated so long as, with respect to clause (ii), the payments into the trust were made in accordance with the requirements described under “—Legal

Description of notes

Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made.

The Issuer must promptly notify the holders of Senior Debt and Guarantor Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuer, Holders of the Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. See “Risk Factors—Risks related to this offering—Your right to receive payments on the notes and the related guarantees is subordinated to our and our guarantor subsidiaries’ senior debt.”

As of December 31, 2008, the Issuer and its Restricted Subsidiaries had approximately $1.37 billion in aggregate principal amount of Senior Debt outstanding, including approximately $1.35 billion in aggregate principal amount of secured indebtedness outstanding under the Credit Facilities.

GUARANTEES OF THE NOTES

The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed by each Restricted Subsidiary that is a Domestic Subsidiary that guarantees any Indebtedness or other Obligation under any Credit Agreement; provided, however, that neither of the following shall be a Guarantor unless the Issuer so elects:

(a)  SPDH, Inc.; and

(b)  Diamics, Inc., until such time, if ever, that it becomes a Wholly-Owned Restricted Subsidiary.

Not all of our Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries, Foreign Subsidiaries, the Subsidiaries named above, and Domestic Subsidiaries that do not guarantee any Indebtedness or other Obligation under the Credit Agreements will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the fiscal year ended December 31, 2008, our non-guarantor Subsidiaries had net revenues of approximately $499 million, or approximately 29.9% of our consolidated 2008 revenues, and operating income of approximately $13.2 million, or approximately 20.7% of our consolidated 2008 operating income. As of December 31, 2008, our non-guarantor Subsidiaries had assets of approximately $1,157 million, or approximately 19.4% of our consolidated assets. In addition, as of December 31, 2008, our non-guarantor Subsidiaries had total indebtedness and other liabilities of approximately $467.8 million, excluding intercompany payable balances. For additional information, see note 26 of the notes to our audited financial statements included elsewhere in this prospectus supplement and “Risk Factors—Risks related to this offering” under the subheadings “—The notes are not secured by our assets or those of our guarantor subsidiaries” and “—Your right to receive payment on the notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries,” respectively.

Under the circumstances described below under the subheading “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate some of our Subsidiaries as “Unrestricted Subsidiaries.” On the Issue Date, no Subsidiary will be an Unrestricted Subsidiary and all Subsidiaries of the Issuer will be Restricted Subsidiaries. The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

➢	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

➢	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee; and

➢	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants

Description of notes

contained in the Indenture, except for income of the Unrestricted Subsidiary to the extent any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries.

The Obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any guarantees under any Credit Facility (including any Credit Agreement) permitted under clause (1) of “—Certain Covenants—Limitations on Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

A Guarantor shall be released from its obligations under its Guarantee and the Indenture:

(1)  in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2)  if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(3)  if such Guarantor does not guarantee any Indebtedness or other Obligation under any Credit Agreement (other than if such Guarantor no longer guarantees any Indebtedness or other Obligation under such Credit Agreement as a result of payment under any guarantee of any such Indebtedness or other Obligation by such Guarantor); provided, however, that a Guarantor shall not be permitted to be released from its Guarantee if it is an obligor with respect to any Indebtedness or other Obligation that would not, under “—Certain Covenants—Limitations on Additional Indebtedness,” be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor.

SUBORDINATION OF THE GUARANTEES OF THE NOTES

Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt.

REDEMPTION

Optional redemption

Except as set forth below, the Notes may not be redeemed at the Issuer’s option prior to May 15, 2013. At any time on or after May 15, 2013, the Issuer, at its option, may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to but excluding the redemption date, if redeemed during the 12-month period beginning May 15 of the years indicated:

Optional
Redemption
Year	Price

2013	104.500%
2014	102.250%
2015 and thereafter	100.000%

Description of notes

Redemption with proceeds from equity offerings

At any time prior to May 15, 2012, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 109.00% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date of redemption; provided, however, that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Make-whole redemption

At any time prior to May 15, 2013, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount (or portion thereof) of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the date of redemption.

Mandatory redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Other acquisitions of notes

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, in accordance with applicable securities laws, so long as the acquisition does not otherwise violate the terms of the Indenture.

SELECTION AND NOTICE OF REDEMPTION

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, a redemption with proceeds from Qualified Equity Offerings or a make-whole redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, however, partial redemption of Notes of any Holder may only be made of principal equal to $1,000 or integral multiples thereof (provided, however, that no Note will be purchased in part if such Note would have a remaining principal amount of less than $2,000). In addition, if a partial redemption is made pursuant to the provisions described in “—Redemption—Redemption with Proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption will be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at the Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. The notice, if given in the manner provided above and in the Indenture, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying

Description of notes

agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest, if any, on the Notes to be redeemed) pursuant to the Indenture.

CHANGE OF CONTROL

Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase all or any part (equal to $1,000 or an integral multiple thereof (provided, however, that no Note will be purchased in part if such Note would have a remaining principal amount of less than $2,000)) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

(1)  describing the transaction or transactions that constitute the Change of Control;

(2)  offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3)  describing the procedures that Holders must follow to accept the Change of Control Offer.

The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

In the event that at the time of such Change of Control the terms of the Indebtedness under any Credit Agreement restrict or prohibit the purchasing of the Notes upon a Change of Control, then prior to mailing the notice described above to the Holders, but in any event within 30 days following any Change of Control, the Issuer must either repay in full the Indebtedness and terminate all commitments under the Credit Agreement that contains the prohibition or obtain the requisite consent of the applicable lenders to permit the purchase of Notes. The Issuer shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes upon a Change of Control or to send the notice pursuant to the provisions described above. The Issuer’s failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice described above to the Holders because the same is prohibited by the second preceding sentence) may (with notice and lapse of time) constitute an Event of Default described in clause (3) of the definition of “Event of Default” below but shall not constitute an Event of Default described in clause (2) of the definition of “Event of Default” below.

Our existing Credit Agreements currently prohibit us from purchasing any Notes, and also provide that some change of control events with respect to us would constitute a default under these Credit Agreements. Any future Credit Agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, if the Issuer does not obtain all required consents of our senior lenders to purchase the Notes or repay or refinance the borrowings that contain the prohibition, the Issuer will remain prohibited from purchasing Notes. In that case, our failure to obtain such consents or repay or refinance such borrowings so that we may purchase the Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreements and any such other Senior Debt. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Description of notes

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of “Change of Control” under the Indenture contains important exceptions for certain types of transactions. The occurrence of transactions within these exceptions would not constitute a “Change of Control” for purposes of the Indenture, and would therefore not trigger the Holders’ right to require the Issuer to purchase Notes as set forth above. The definition of “Change of Control” is set forth below under “—Certain Definitions.”

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

CERTAIN COVENANTS

The Indenture contains, among others, the following covenants:

Limitations on additional indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided, however, that the Issuer or any Restricted Subsidiary may incur additional Indebtedness, and the Issuer or any Restricted Subsidiary may incur Acquired Indebtedness, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

Notwithstanding the above, each of the following will be permitted to be incurred (the “Permitted Indebtedness”):

(1)  Indebtedness of the Issuer or any Restricted Subsidiary under any Credit Facility (including any Credit Agreement) (including the issuance or creation of letters of credit and bankers’ acceptances thereunder) so long as the aggregate amount of all Indebtedness of the Issuer and its Restricted Subsidiaries (without duplication) at any time outstanding under all Credit Facilities (including all Credit Agreements) (excluding Hedging Obligations related to the Indebtedness thereunder) does not exceed the greater of (x) $1.75 billion, less the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreements in accordance with the covenant described under “—Limitations on Asset Sales,” and (y) 85% of the book value of the accounts receivable of the Issuer and the Restricted Subsidiaries plus 65% of the book value of inventory of the Issuer and the

Description of notes

Restricted Subsidiaries, in each case calculated on a consolidated basis and in accordance with GAAP as of the last day of the last full fiscal quarter for which financial statements are available;

(2)  the Notes being issued on the Issue Date and the related Guarantees;

(3)  Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above);

(4)  Indebtedness of the Issuer or any Restricted Subsidiary under Hedging Obligations (i) entered into for bona fide purposes of hedging against fluctuations in interest rates with respect to Indebtedness under any Credit Facility (including any Credit Agreement) or (ii) entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation that are designed to protect against fluctuations in interest rates, foreign currency exchange rates and commodity prices, provided that if, in the case of either (i) or (ii), such Hedging Obligations are of the type described in clause (1) of the definition thereof, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5)  Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary, provided that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)(i)  Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), and (ii) Indebtedness of the Issuer or any Restricted Subsidiary consisting of reimbursement obligations with respect to commercial letters of credit and letters of credit issued to landlords, in each case in the ordinary course of business in an aggregate face amount not to exceed $10.0 million at any time;

(7)  Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount not to exceed $50.0 million at any time;

(8)  Indebtedness of the Issuer or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of incurrence;

(9)  Indebtedness of the Issuer or any Restricted Subsidiary arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10)  (i) Capitalized Lease Obligations arising under Sale and Leaseback Transactions with respect to any of the real property currently owned by Biosite Incorporated or any of its Restricted Subsidiaries in San Diego, California or San Clemente, California, and Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount for all such transactions under this clause (i) not to exceed $150.0 million at any time and (ii) Capitalized Lease Obligations arising under any other Sale and Leaseback Transactions, and Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount for all such transactions under this clause (ii) not to exceed $50.0 million at any time;

(11)  guarantee Obligations of the Issuer or any of its Restricted Subsidiaries with respect to Indebtedness of the Issuer or any of its Restricted Subsidiaries;

Description of notes

(12)  (i) Indebtedness incurred by the Issuer or any Restricted Subsidiary for the purpose of financing all or any part of the cost of, or in order to consummate, the acquisition of (x) Equity Interests of another Person engaged in the Permitted Business that becomes a Restricted Subsidiary, (y) all or substantially all of the assets of such a Person or a line of business, division or business unit within the Permitted Business by the Issuer or a Restricted Subsidiary, or (z) any other Permitted Business assets by the Issuer or a Restricted Subsidiary and (ii) Acquired Indebtedness incurred by the Issuer or any Restricted Subsidiary in connection with an acquisition by the Issuer or a Restricted Subsidiary; provided, however, that, in each of the foregoing cases, on the date of the incurrence of such Indebtedness or Acquired Indebtedness, after giving effect to the incurrence thereof and the use of any proceeds therefrom and otherwise determined on a pro forma basis for such transaction in accordance with the provisions set forth in the definition of “Consolidated Interest Coverage Ratio” in “— Certain Definitions” below, either:

(a)  the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception, or

(b)  the Consolidated Interest Coverage Ratio would be greater than the Consolidated Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness;

(13)  guarantees by the Issuer or any of its Restricted Subsidiaries of the performance by any Restricted Subsidiary of its obligations under the P&G JV Agreements or the joint venture agreement or other related agreements, instruments or documents relating to any other joint venture entered into by the Issuer of any of its Restricted Subsidiaries in compliance with the Indenture (for the avoidance of doubt this clause shall not be read to allow guarantees of Indebtedness of any joint venture or joint venture partner or their Affiliates);

(14)  Refinancing Indebtedness incurred by the Issuer or any Restricted Subsidiary with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2), (3) or (12) or this clause (14) in this section;

(15)  Indebtedness of any Foreign Restricted Subsidiary or of any Domestic Subsidiary that is not a Guarantor in an aggregate outstanding principal amount for all such Indebtedness at any time not to exceed $50.0 million; and

(16)  any other Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate outstanding principal amount for all such Indebtedness not to exceed $50.0 million at any time.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify (and may later redivide and reclassify) such Indebtedness in more than one of the types of Indebtedness described in this covenant in any manner that complies with this covenant, except that Indebtedness incurred under any Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) above. Any item of Indebtedness entitled to be incurred pursuant to the Coverage Ratio Exception and classified by the Issuer within such type of Indebtedness shall retain such classification (and the amount thereof shall not be counted in the determination of the amount of Indebtedness under any of clauses (1) through (16) of this covenant notwithstanding that the Coverage Ratio Exception is not available at any later time). In addition, for purposes of determining any particular amount of Indebtedness under this covenant or any category of Permitted Indebtedness, guarantees, Liens, letter of credit obligations or other obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends

Description of notes

on Disqualified Equity Interests of the Issuer in the form of additional shares of the same class of Disqualified Equity Interest (or in the form of Qualified Equity Interests) will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitations on layering indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is or purports to be senior in right of payment to the Notes or the Guarantee, if any, of such Restricted Subsidiary and subordinated in right of payment to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of structural subordination.

Limitations on restricted payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)  a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)  the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)  the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2) through (7), (8) (with respect to non-cash dividends only), (10) and (11) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a)  50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)  100% of the aggregate net proceeds, including cash and the Fair Market Value of the equity of a Person or of assets used in or constituting a line of business, in each case which becomes or becomes owned by a Restricted Subsidiary, received by the Issuer from the issuance and sale of Qualified Equity Interests after the Issue Date, other than any such proceeds which are used to redeem Notes in accordance with the second paragraph under “Redemption—Redemption with Proceeds from Equity Offerings,” provided that the Issuer delivers to the Trustee:

(x)  with respect to any equity or assets with a Fair Market Value in excess of $15.0 million, an Officers’ Certificate setting forth such Fair Market Value and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Fair Market Value; and

(y)  with respect to any equity or assets with a Fair Market Value in excess of $50.0 million, the certificates described in the preceding clause (x) and a written opinion as to the Fair Market Value of such equity or assets received by the Issuer

Description of notes

from the issuance and sale of such Qualified Equity Interests to the Issuer issued by an Independent Financial Advisor (which opinion may be in the form of a fairness opinion with respect to the transaction in which the equity or assets are acquired), plus

(c)  100% of the aggregate net cash proceeds received by the Issuer as contributions to the common or preferred equity (other than Disqualified Equity Interests) of the Issuer after the Issue Date, other than any such proceeds which are used to redeem Notes in accordance with the second paragraph under “—Redemption—Redemption with Proceeds from Equity Offerings,” plus

(d)  the aggregate amount by which Indebtedness incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) of Indebtedness into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(e)  in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(f)  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

(1)  the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2)  the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (and any payment of cash in lieu of delivering fractional shares in connection therewith);

(3)  the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (and any payment of cash in lieu of delivering fractional shares in connection therewith) or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “—Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4)  the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) upon their death, disability, retirement, severance or termination of employment or service; provided, however, that the aggregate cash consideration paid for all such redemptions shall not exceed $10.0 million during any calendar year;

(5)  repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represents a portion of the exercise price thereof;

Description of notes

(6)  the redemption of any Indebtedness of the Issuer or any Restricted Subsidiary owing to any Restricted Subsidiary or the Issuer;

(7)  upon the occurrence of a Change of Control and within 120 days after the completion of the offer to repurchase the Notes pursuant to the provisions of the Indenture described under “—Change of Control,” any redemption of Indebtedness of the Issuer required pursuant to the terms thereof;

(8)  the payment by the Issuer of any dividend on shares of the Series B Preferred Stock, in accordance with the terms thereof set forth in the Issuer’s certificate of incorporation as in effect on the Issue Date (as may be modified thereafter in a manner not adverse to the Holders), whether paid in cash or Equity Interests (other than Disqualified Equity Interests);

(9)  payments of dividends on Disqualified Equity Interests issued in compliance with the covenant described under “—Limitations on Additional Indebtedness”;

(10)  payments made using any Net Proceeds Deficiency (as such term is defined in “—Limitations on Asset Sales” below); or

(11)  other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (11), does not exceed $50.0 million in the aggregate (with the amount of each Restricted Payment being determined as of the date made and without regard to subsequent changes in value);

provided, however, that (a) in the case of any Restricted Payment pursuant to clause (3)(b), (10) or (11) above, no Default shall have occurred and be continuing or will occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

Limitations on dividend and other restrictions affecting restricted subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)  pay dividends or make any other distributions on or in respect of its Equity Interests;

(b)  make loans or advances, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary; or

(c)  transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1)  encumbrances or restrictions existing under or by reason of applicable law;

(2)  encumbrances or restrictions existing under the Indenture (including the Guarantees) and the Notes;

(3)  non-assignment provisions or other restrictions on transfer contained in any lease, license or other contract;

(4)  encumbrances or restrictions existing under agreements existing on the date of the Indenture (including any Credit Facility or Credit Agreement) (with similar restrictions under any such agreement applicable to future Restricted Subsidiaries being permitted hereunder);

(5)  encumbrances or restrictions under any Credit Facility (including any Credit Agreement) (including with regard to future Restricted Subsidiaries);

Description of notes

(6)  restrictions on the transfer of assets subject to any Lien imposed by the holder of such Lien;

(7)  restrictions on the transfer of assets imposed under any agreement to sell such assets to any Person pending the closing of such sale;

(8)  encumbrances or restrictions under any instrument governing Acquired Indebtedness that are not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(9)  encumbrances or restrictions under any other agreement entered into after the Issue Date that are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary (or any future Restricted Subsidiary) pursuant to agreements in effect on the Issue Date (including the Indenture and the Credit Agreements);

(10)  restrictions under customary provisions in partnership agreements, limited liability company organizational or governance documents, joint venture agreements, corporate charters, stockholders’ agreements, and other similar agreements and documents on the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(11)  encumbrances or restrictions imposed under Purchase Money Indebtedness on the assets acquired that are of the nature described in clause (c) above, provided such Purchase Money Indebtedness is incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness”;

(12)  restrictions of the nature described in clause (c) above contained in any security agreement or mortgage securing Indebtedness or other obligations of the Issuer or any Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreement or mortgage; and

(13)  any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such encumbrances or restrictions are, in the good faith judgment of the Issuer, no more materially restrictive, taken as a whole, than those in effect prior to such amendment or refinancing.

Limitations on transactions with affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1)  such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2)  the Issuer delivers to the Trustee:

(a)  with respect to any Affiliate Transaction involving aggregate value expended by the Issuer or any Restricted Subsidiary in a consecutive twelve-month period in excess of $15.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Affiliate Transaction; and

Description of notes

(b)  with respect to any Affiliate Transaction involving aggregate value expended by the Issuer or any Restricted Subsidiary in a consecutive twelve-month period of $50.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1)  transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries, provided in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2)  director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and insurance arrangements;

(3)  the entering into of any tax sharing agreement, or the making of payments pursuant to any such agreement, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Subsidiaries are not materially in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4)  any Permitted Investments;

(5)  Restricted Payments which are made in accordance with the covenant described above under “—Limitations on Restricted Payments” (including payments and transactions that would constitute Restricted Payments but for the exclusions in clauses (1) and (2) of the definition thereof);

(6)  any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests (and any payments of cash in lieu of delivering fractional shares in connection therewith);

(7)  the sale to an Affiliate of the Issuer of Equity Interests of the Issuer that do not constitute Disqualified Equity Interests, and the sale to an Affiliate of the Issuer of Indebtedness (including Disqualified Equity Interests) of the Issuer in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction who are not Affiliates;

(8)  any transaction with a joint venture in which the Issuer or a Restricted Subsidiary is a joint venturer and no other Affiliate is a joint venturer, or with any Subsidiary thereof or other joint venturer therein, pursuant to the joint venture agreement or related agreements for such joint venture, including any transfers of any equity or ownership interests in any such joint venture to any other joint venturer therein pursuant to the performance or exercise of any rights or obligations to make such transfer under the terms of the agreements governing such joint venture; or

(9)  without limiting clause (8) immediately above, (a) any transaction with a P&G JV Company or any Subsidiary or member thereof pursuant to the P&G JV Agreements or (b) any other transactions with a P&G JV Company or any Subsidiary or member thereof for the manufacturing, packaging, supply or distribution of products or materials, or the provision of other administrative or operational services (whether on a transitional or ongoing basis), solely with respect to the consumer diagnostic business, so long as, with respect to this clause (b), the charges for manufacturing such products are on a “cost-plus” basis.

Description of notes

The foregoing restrictions in clause (2) of the first paragraph of this covenant shall not apply to ordinary course transactions between the Issuer or any Restricted Subsidiary and an Unrestricted Subsidiary.

Limitations on liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever (other than Permitted Liens) against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, in each case securing an obligation that ranks pari passu in right of payment with, or that is subordinated in right of payment to, the Notes or any Guarantee, unless contemporaneously therewith:

(1)  in the case of any Lien securing an obligation that ranks pari passu in right of payment with the Notes or any Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)  in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on asset sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)  the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2)  at least 75% (or, solely in the case of any Asset Sale to create any Health Management Joint Venture, 50%) of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (2) (and not for purposes of determining the Net Available Proceeds with respect to the application and purchase offer provisions in this covenant), the following shall be deemed to be cash:

(a)  the amount (without duplication) of any Indebtedness of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is released by the holder of such Indebtedness;

(b)  the amount of any obligations received from such transferee that are within 180 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received);

(c)  the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii); and

(d)  the Fair Market Value of any Equity Interests for which the Issuer or such Restricted Subsidiary has a contractual right to require the registration of such Equity Interests under the Securities Act or the applicable securities laws of the jurisdiction in which such Securities are listed on a Major Foreign Exchange (“Designated Non-Cash Consideration”); provided, however, that no consideration

Description of notes

received in an Asset Sale will constitute Designated Non-Cash Consideration if and to the extent that the classification of such consideration as Designated Non-Cash Consideration would cause the aggregate amount of all such Designated Non-Cash Consideration outstanding at that time to exceed 2.5% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

If at any time any non-cash consideration (including any Designated Non-Cash Consideration) received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 360 days following the consummation thereof, apply all or any (or, in the Issuer’s discretion, none) of the Net Available Proceeds therefrom to:

(1)  repay Senior Debt or Guarantor Senior Debt, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, in each case if and to the extent permitted under the terms of such Senior Debt or Guarantor Senior Debt;

(2)  repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3)  (a) invest all or any part of the Net Available Proceeds thereof in assets (other than securities), including expenditures for research and development activities, to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (b) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (c) a combination of (a) and (b).

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.” The Issuer or such Restricted Subsidiary may repay Senior Debt or Guarantor Senior Debt under a revolving Credit Facility during the 360 days following the consummation of such Asset Sale without effecting a permanent reduction in the availability under such revolving credit facility, pending application of such proceeds pursuant to clause (1), (2) or (3) above or their use as Excess Proceeds in accordance with the next paragraph, and such repayment shall not be considered an application of Net Available Proceeds for purposes of this paragraph; provided, however, that, if such Net Available Proceeds are not applied after 360 days for any purpose other than the repayment of a revolving credit facility, a permanent reduction in the availability under such revolving credit facility shall then be required in order for such repayment to be considered an application of Net Available Proceeds for purposes of this paragraph.

When the aggregate amount of Excess Proceeds equals or exceeds $50.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Pari Passu Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1)  the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, on a pro rata basis (or on as nearly a pro rata basis as is practicable) in proportion to the respective principal amounts of the Notes and such other Pari Passu Indebtedness required to be redeemed, the maximum principal amount of Notes (in each case in whole in a principal amount of $1,000 or integral multiples thereof; provided, however, that no Note

Description of notes

will be purchased in part if such Note would have a remaining amount of less than $2,000) and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2)  the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3)  if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis (or on as nearly a pro rata basis as is practicable); and

(4)  upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture, and the amount of Excess Proceeds with respect to such Net Proceeds Offer shall be deemed to be zero.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the covenant described under “—Limitations on Asset Sales,” the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described under “—Limitations on Asset Sales” by virtue of this compliance.

Limitations on designation of unrestricted subsidiaries

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)  the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date less, for this purpose, the amount of any intercompany loan from the Issuer or any Restricted Subsidiary to such Subsidiary that was treated as a Restricted Payment.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1)  has no Indebtedness other than Non-Recourse Debt;

(2)  is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

Description of notes

(3)  is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4)  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary in excess of $25.0 million in the aggregate, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “—Limitations on Restricted Payments.”

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” above, or the Lien is not permitted under the covenant described under “—Limitations on Liens” above, the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)  no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)  all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by (1) resolutions of the Board of Directors of the Issuer, and (2) an Officer’s Certificate certifying compliance with the foregoing provisions, in each case delivered to the Trustee.

Limitations on sale and leaseback transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided, however, that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1)  the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitations on Additional Indebtedness” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “—Limitations on Liens”;

(2)  the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3)  the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “—Limitations on Asset Sales.”

Limitations on the issuance or sale of equity interests of restricted subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) by any Wholly-Owned Restricted Subsidiary

Description of notes

to the Issuer or any Restricted Subsidiary, (2) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value, or (3) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under “—Limitations on Asset Sales.”

Limitations on mergers, consolidations, etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into any other Person (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s name or jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) to any other Person or (b) effect a Plan of Liquidation unless, in either case:

(1)  either (x) the Issuer will be the surviving or continuing Person or (y) the Person formed by or surviving such consolidation or merger (if not the Issuer) or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the Notes and the Indenture;

(2)  immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(y) above, if applicable, and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3)  except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Issuer, immediately after giving effect to such transaction and the assumption of the obligations set forth in clause (1)(y) above, if applicable, and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) either (i) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio of the Issuer or the Successor, as the case may be, determined on a pro forma basis for such transaction, would not be lower than the Consolidated Interest Coverage Ratio of the Issuer immediately prior to such transaction.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under the caption “—Guarantees of the Notes,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Issuer or another Guarantor), whether or not affiliated with such Guarantor, unless:

(1)  either:

(a)  such Guarantor will be the surviving or continuing Person; or

(b)  the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in the form of Exhibit B attached to the Indenture, all of the

Description of notes

obligations of such Guarantor under the Guarantee of such Guarantor and the Indenture; and

(2)  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of this covenant, the sale, lease, transfer, conveyance or other disposition or assignment of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

Except as provided under the caption “—Guarantees of the Notes,” upon any consolidation, combination or merger of the Issuer or a Guarantor, or any sale, lease, transfer, conveyance or other disposition or assignment of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor or continuing guarantor, as the case may be, under the Notes or its Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the entity to which the sale, lease, transfer, conveyance or other disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Guarantee with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor, and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary.

Additional guarantees

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary acquires or creates a Domestic Subsidiary that guarantees any Indebtedness or other Obligation under any Credit Agreement (other than a Subsidiary that has been designated an Unrestricted Subsidiary), (b) any Unrestricted Subsidiary that is a Domestic Subsidiary that guarantees any Indebtedness or other Obligation under any Credit Agreement is redesignated a Restricted Subsidiary, or (c) if the proviso in the definition of “Domestic Subsidiary” shall cease to apply with respect to Inverness Medical Investments, LLC, BBI Research, Inc. or Seravac USA Inc. such that any such Subsidiary shall become a Domestic Subsidiary (and provided that such Domestic Subsidiary is a Restricted Subsidiary and guarantees any Indebtedness or other Obligations under any Credit Agreement), then, in each such case, the Issuer shall cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B attached to the Indenture, pursuant to which such Restricted Subsidiary shall unconditionally and irrevocably guarantee all of the Issuer’s obligations under the Notes and the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Conduct of business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

SEC reports

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, cause the Trustee to furnish to the Holders, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system, including the Interactive Data Electronic Applications System), within the time periods (including any

Description of notes

extensions thereof) applicable to (or that would be applicable to) the Issuer under the SEC’s rules and regulations:

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q or 10-K (or any successor forms), as the case may be, if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent accountants; and

(2)  all current reports that would be required to be filed with the SEC on Form 8-K (or any successor form) if the Issuer were required to file these reports.

In addition, whether or not required by the SEC’s rules and regulations, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept the filing, in which case the Issuer shall make the information available to securities analysts and prospective investors upon request). The Issuer also shall comply with the other provisions of Trust Indenture Act § 314(a).

Suspension of covenants

If during any period of time following the issuance of the Notes that (i) the Notes have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if both will not make a rating on the Notes publicly available, from a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer that will be substituted for Moody’s or S&P or both, as the case may be (Moody’s, S&P or such other agency or agencies, as the case may be, the “Rating Agencies”), an equivalent rating by such other agency or agencies, as the case may be (any such rating, an “Investment Grade Rating”), and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants described above under the following headings:

(1)  “—Limitations on Additional Indebtedness”

(2)  “—Limitations on Restricted Payments”

(3)  “—Limitations on Dividend and other Restrictions Affecting Restricted Subsidiaries”

(4)  “—Limitations on Transactions with Affiliates”

(5)  “—Limitations on Asset Sales”

(6)  “—Limitations on Sale and Leaseback Transactions” and

(7)  clause (3) under “—Limitations on Mergers, Consolidations, Etc.”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Net Available Proceeds with respect to any applicable Asset Sale will be set at zero at such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, but only with respect to events after the Reversion Date. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

Description of notes

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be subject to the covenant described above under the caption “—Limitations on Additional Indebtedness.” To the extent such Indebtedness would not be so permitted to be incurred pursuant to the covenant described below under the caption “—Limitations on Additional Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the definition of “Permitted Indebtedness.”

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described above under the caption “—Limitations on Restricted Payments” will be made as though such covenant had been in effect from the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will be deemed to have been permitted but will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described below under the caption “—Limitations on Restricted Payments.”

During a Suspension Period, the Issuer may not designate a Subsidiary as an Unrestricted Subsidiary under the covenant described under the caption “—Limitations on Designation of Unrestricted Subsidiaries.”

Notwithstanding the foregoing, neither (a) the continued existence, after the Reversion Date, of facts and circumstances or obligations that occurred, were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any Suspended Covenant set forth in the Indenture or cause a Default thereunder, provided that (1) the Issuer and the Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade Rating and (2) the Issuer reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

EVENTS OF DEFAULT

Each of the following is an “Event of Default”:

(1)  failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 consecutive days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(2)  failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase, if required) (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(3)  failure by the Issuer to comply with any other agreement or covenant in the Indenture and the continuance of any such failure for 60 consecutive days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding (except in the case of a default with respect to the covenant described under “—Limitations on Mergers, Consolidations, Etc.” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)  default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a)  is caused by a failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) principal on such Indebtedness, or

(b)  results in the acceleration of such Indebtedness prior to its express final maturity, and

Description of notes

in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $50.0 million or more;

(5)  entry by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary of one or more final judgments or orders for the payment of money that exceed $50.0 million in the aggregate (net of amounts covered by insurance or bonded) and such judgments or orders have not been satisfied, stayed, annulled or rescinded within 60 days of entry (or such longer period as may be permitted for timely appeal under applicable law);

(6)  the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)  commences a voluntary case,

(b)  consents to the entry of an order for relief against it in an involuntary case,

(c)  consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d)  makes a general assignment for the benefit of its creditors;

(7)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)  is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b)  appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c)  orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(8)  (a) the Guarantee of any Significant Subsidiary (i) ceases to be in full force and effect (other than in accordance with the terms of the Indenture (including such Guarantee)) or (ii) is declared null and void and unenforceable or found to be invalid, and such circumstance or event remains uncured for a period of 30 days, or (b) any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture (including such Guarantee)).

If an Event of Default (other than an Event of Default specified in clause (6) or (7) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable, which notice shall specify each applicable Event of Default and that it is a “notice of acceleration” (an “Acceleration Notice”). Upon proper delivery of an Acceleration Notice, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable (a) if there is any Designated Senior Debt outstanding at such time, with respect to any acceleration arising out of any Event of Default other than a payment default under clause (1) or (2) above, upon the earlier of (x) the date which is 5 Business Days after receipt by the Representatives of such Acceleration Notice or (y) the date of acceleration of any Designated Senior Debt and (b) if otherwise, immediately, but, in any case, only if one or more of the Events of Default specified in such Acceleration Notice are then continuing; provided, however, that after such declaration of acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances and on behalf of all the Holders, rescind and annul such declaration of acceleration and its consequences if all existing Events of Default, other than the nonpayment of accelerated principal and

Description of notes

interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (6) or (7) with respect to the Issuer occurs, all outstanding Notes shall become immediately due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes or, if later, after a responsible officer of the Trustee has knowledge of such Default, give the Holders notice of all uncured Defaults thereunder of which it received written notice; provided, however, that, except in the case of a Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee will be protected in withholding such notice if and so long as the board of directors, the executive committee or a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1)  has failed to act for a period of 60 consecutive days after receiving written notice of a continuing Event of Default from such Holder and a request to act by Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(2)  has been offered indemnity satisfactory to it in its reasonable judgment; and

(3)  has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes and the Guarantees (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and the Guarantees, except as to:

(1)  the rights of Holders of outstanding Notes to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below;

(2)  the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)  the rights, powers, trust, duties, and immunities of the Trustee under the Indenture and the Issuer’s obligation in connection therewith; and

(4)  the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of each of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of

Description of notes

Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, funds in Dollars or U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify to the Trustee whether the Notes are being defeased to such stated date for payment or to a particular redemption date, as the case may be, and the Issuer must specify to the Trustee whether the Notes are being defeased to such stated date for payment or particular redemption date and the Holders must have a valid, perfected, exclusive security interest in such trust;

(2)  in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)  the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)  since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)  the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under (other than a default resulting solely from the borrowing of funds to be applied to such deposit and the grant of any Lien on such deposit in favor of the Trustee and/or the Holders), any Credit Agreement or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)  the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

Description of notes

(7)  the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, stating, in the case of the Officers’ Certificate, that the conditions provided for in clauses (1) through (6) of this paragraph have been complied with and stating, in the case of the opinion of counsel, that clause (1) (with respect to the validity and perfection of the security interest) and the conditions provided for in clause (2) or (3), as applicable, and clause (5) of this paragraph have been complied with.

Notwithstanding anything to the contrary herein, the borrowing of funds to be applied to any deposit, and the grant of any Lien securing such borrowing, in order to effect any Legal Defeasance or Covenant Defeasance will not constitute a Default under the Indenture.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

SATISFACTION AND DISCHARGE

The Indenture and the Guarantees will be discharged and will cease to be of further effect as to all outstanding Notes when either:

(1)  all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2)  (a) all Notes that have not been delivered to the Trustee for cancellation either (i) have become due and payable by reason of the mailing of a notice of redemption as described in “—Redemption” or otherwise or (ii) will become due and payable within one year, and in each of the foregoing cases the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders funds in Dollars or U.S. Government Obligations in amounts sufficient (without reinvestment) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation to the date of maturity or redemption,

     (b)  the Issuer or any Guarantor has paid or caused to be paid all other sums payable by the Issuer under the Indenture,

     (c)  the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

     (d)  the Holders have a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed, (2) to register the transfer of or exchange any Note selected for redemption or (3) to register the transfer or exchange of a Note between a record date for the payment of interest and the next succeeding interest payment date.

Description of notes

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Notes for all purposes.

The Notes will be initially issued in the form of one or more global notes in registered form and deposited with the Trustee as custodian for the Depository.

AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture (including the Guarantees) or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that without the consent of each Holder affected, no amendment or waiver may:

(1)  reduce the principal, or change the stated maturity of any Note;

(2)  reduce the rate or extend the time for payment of interest on any Note;

(3)  reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the purchase of Notes described above under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(4)  make the principal of or interest, if any, on any Note payable in money or currency other than that stated in the Notes;

(5)  modify or change any provision of the Indenture or the related definitions affecting the subordination of the Notes or the Guarantees in a manner that adversely affects the Holders in any material respect;

(6)  release any Guarantor which is a Significant Subsidiary from any of its obligations under its guarantee or Indenture other than as provided in the Indenture;

(7)  waive a Default in the payment of principal of or interest on any Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the outstanding Notes as provided in the Indenture and a waiver of the payment Default that resulted from such acceleration);

(8)  impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor;

(9)  reduce the principal amount of outstanding Notes whose Holders must consent to an amendment, supplement or waiver to or under the Indenture (including the Guarantees) or the Notes; or

(10)  make any change in (a) certain provisions of the Indenture relating to the right of Holders to receive payments when due or (b) these amendment or waiver provisions.

Notwithstanding the foregoing, the Issuer, the Guarantors and the Trustee, together, may amend or supplement the Indenture, the Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated

Description of notes

Notes, to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s assets, to add Guarantees with respect to the Notes, to release any Guarantor from its Guarantee or any of its other obligations under the Indenture (to the extent permitted by the Indenture), to make any change that would provide any additional rights or benefits to the Holders or that adds covenants of the Issuer or any Guarantor for the benefit of the Holders, to surrender any right or power conferred upon the Issuer or any Guarantor, to make any change that does not materially adversely affect the rights of any Holder, to maintain the qualification of the Indenture under, or otherwise comply with, the Trust Indenture Act, to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” section of this prospectus supplement to the extent that such provision in this “Description of Notes” section was intended to be a substantially verbatim recitation of a provision of the Indenture or the Notes, or to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes and to add or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee.

No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the Indenture without the consent of such holder.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, MEMBERS OR MANAGERS

No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Guarantee or the Indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

CONCERNING THE TRUSTEE

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of at least a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions. The Indenture provides that, in case a Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder offers to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

The Indenture (including the Guarantees) and the Notes will be, as the case may be, governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable

Description of notes

principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“2007  Convertible Notes” means those certain 3% convertible senior subordinated notes due 2016 in the principal amount of $150.0 million issued by the Issuer to certain holders thereof under that certain Indenture between the Issuer and U.S. Bank Trust National Association, as trustee, dated as of May 14, 2007.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into, or consolidated with, the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of any Person or any asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger, consolidation or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlling,” “controlled by,” and “under common control” shall have correlative meanings.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to the principal amount of any Note to be redeemed on any redemption date, the greater of:

(1)  1.0% of the principal amount (or portion thereof) of such Note to be redeemed; and

(2)  the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note (or portion of the principal amount thereof to be redeemed) at May 15, 2013 (such redemption price being set forth in the table appearing above in “—Redemption—Optional Redemption”), plus (ii) all required interest payments due on such Note (or portion of the principal amount thereof to be redeemed) through May 15, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount (or portion thereof) of such Note to be redeemed.

“asset” means any asset or property.

Description of notes

“Asset Acquisition” means:

(1)  an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer; or

(2)  the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, conveyance, transfer, lease, assignment, license or other disposition on or after the Issue Date by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)  transfers of cash or Cash Equivalents;

(2)  transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3)  Permitted Investments, Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments” and transfers that would constitute Restricted Payments but for the exclusions in clauses (1) and (2) of the definition thereof; provided, however, that any sale, conveyance, contribution, transfer, lease, assignment, license or other disposition of assets by the Issuer or any of its Restricted Subsidiaries to any Health Management Joint Venture pursuant to clause (13) of the definition of “Permitted Investments” in connection with the creation thereof shall be deemed to be an “Asset Sale” for purposes of this definition;

(4)  the creation or realization of any Permitted Lien;

(5)  transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or the Restricted Subsidiaries;

(6)  any license of intellectual property not otherwise in the ordinary course of business, other than the license of all or substantially all of the rights associated with any intellectual property owned or controlled by the Issuer or any of the Restricted Subsidiaries if (i) such rights are used or could be used in a line of business then being conducted by the Issuer or any of the Restricted Subsidiaries and such rights and line of business are material to the business of the Issuer and the Restricted Subsidiaries taken as a whole, as reasonably determined by the Issuer, (ii) such license is for all or substantially all of the remaining contractual or useful life of such intellectual property, whichever is shorter, determined as of the date such license is granted, and (iii) the Fair Market Value of such license, together with that of any other such licenses meeting the criteria in clauses (i) and (ii) (with the Fair Market Value of any such license being determined at the time thereof and without regard to subsequent changes in value), exceeds $25.0 million in any fiscal year of the Issuer; and

(7)  any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed, in the aggregate with all other such transactions or series of related transactions (with the Fair Market Value of any such transaction being determined at the time thereof and without regard to subsequent changes in value), $25.0 million in any fiscal year of the Issuer.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted

Description of notes

average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing, or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in The City of New York, New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)  marketable obligations with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or issued by any agency or instrumentality thereof and the full faith and credit of the United States of America is pledged in support thereof;

(2)  any marketable direct obligations issued by any other agency of the United States of America, any State of the United States of America or the District of Columbia, or any political subdivision of any such state or instrumentality thereof, in each case having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)  demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

(4)  commercial paper maturing no more than one year from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(5)  repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (3) above;

(6)  investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above; and

(7)  other short-term investments utilized by any Foreign Subsidiary in accordance with normal investment practices for cash management, and other investments by Foreign Subsidiaries in or with foreign obligors that, in the reasonable judgment of the Issuer, are of a credit quality comparable to those listed in clauses (1) through (6) above.

Description of notes

“Change of Control” means the occurrence of any of the following events:

(1)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(2)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Issuer’s Board of Directors (together with any new directors whose election to the Issuer’s Board of Directors or whose nomination for election by the Issuer’s stockholders was approved by a vote of at least a majority of the directors of the Issuer then still in office either who were directors of the Issuer at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Issuer’s Board of Directors;

(3)  consummation of (a) any share exchange, consolidation or merger of the Issuer or series of such related transactions (excluding a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s name or jurisdiction of incorporation) or (b) any sale, lease or other transfer, in one transaction or a series of related transactions, of all or substantially all of the consolidated assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” within the meaning thereof in Section 13(d) of the Exchange Act, other than one or more of the Wholly-Owned Restricted Subsidiaries; provided, however, that a transaction described in foregoing clause (a) or (b) where the holders of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the continuing, surviving or resulting entity or the transferee immediately after such event shall not be a Change of Control; or

(4)  the Issuer shall adopt a Plan of Liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

Notwithstanding anything herein to the contrary, neither the creation by the Issuer or any of its Subsidiaries of any Health Management Joint Venture nor the sale, conveyance, contribution, transfer, lease, assignment, license or other disposition by the Issuer or any of its Subsidiaries of any Health Management Business assets to any such Health Management Joint Venture in connection with such creation shall constitute a Change of Control for purposes of clause (3)(b) of this definition, so long as (i) the holders of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer immediately after such transaction and (ii) on the date of such transaction, after giving effect to such transaction, the Consolidated Total Leverage Ratio would be less than or equal to 4.0 to 1.0.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of:

(1)  Consolidated Net Income; plus

(2)  in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to

Description of notes

any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a)  Consolidated Income Tax Expense,

(b)  Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)  Consolidated Depreciation Expense,

(d)  Consolidated Interest Expense, and

(e)  all other non-cash items reducing Consolidated Net Income for such period, including any stock-based compensation expense,

in each case determined on a consolidated basis in accordance with GAAP; minus

(3)  the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income (including the reversal of accruals or reserves for charges that increased Consolidated Net Income at any time during the Four-Quarter Period ending on the Issue Date or thereafter) for such period; minus

(4)  cash disbursements in respect of previously accrued or reserved items increasing Consolidated Cash Flow in that or prior periods.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of (x) Consolidated Cash Flow during the Four-Quarter Period ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to (y) Consolidated Interest Expense for such Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)  the incurrence of any Indebtedness or the issuance of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or the redemption of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, issuance, redemption or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first (1st) day of the Four-Quarter Period; and

(2)  any Asset Sale or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if

Description of notes

such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Acquired Indebtedness) occurred on the first (1st) day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1)  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)  notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication:

(1)  imputed interest on Capitalized Lease Obligations and Attributable Indebtedness;

(2)  commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(3)  the net costs associated with Hedging Obligations;

(4)  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses (other than the write-off of deferred debt issuance costs resulting from the initial offering of the Notes);

(5)  the interest portion of any deferred payment obligations;

(6)  all other non-cash interest expense;

(7)  capitalized interest;

(8)  the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal;

(9)  all interest payable with respect to discontinued operations; and

(10)  all interest on any Indebtedness of any other Person guaranteed by the Issuer or any Restricted Subsidiary.

Description of notes

Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations (including associated costs) described in clause (1) of the definition of “Hedging Obligations,” but excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)  the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2)  except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)  the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4)  for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5)  other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6)  any gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)  any unrealized gains and losses with respect to Hedging Obligations;

(8)  any extraordinary, unusual or nonrecurring gain, charges and losses (including all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Equity Interests or warrants or options to purchase Equity Interests), and the related tax effects according to GAAP;

(9)  any acquisition-related expenses expensed in accordance with Statement of Financial Accounting Standards No. 141(R) promulgated by the Financial Accounting Standards Board (“SFAS 141(R)”) and any gains or losses on any earn-out payments, contingent consideration or deferred purchase price in conjunction with any Asset Acquisition determined in accordance with SFAS 141(R);

(10)  any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

Description of notes

(11)  any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by the Issuer or any Restricted Subsidiary in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; and

(12)  inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisition transactions.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(e) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (15) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

“Consolidated Total Assets” means, at any time of determination, the consolidated total assets of the Issuer and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the most recent date for which financial statements of the Issuer are then available.

“Consolidated Total Debt” means all Indebtedness of a type described in clause (1), (2), (3), (4)(i), (6), (7), or (9) of the definition thereof and all guarantee Obligations with respect to any such Indebtedness of another Person, in each case of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means the ratio of (x) Consolidated Total Debt as of the last day of the most recent fiscal quarter of the Issuer for which financial statements are available ending on or prior to the date of the Health Management Joint Venture transaction giving rise to the need to calculate the Consolidated Total Leverage Ratio (the “HMJV Transaction Date”) to (y) Consolidated Cash Flow for the Four-Quarter Period ending on or prior to the HMJV Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition, (i) there shall deducted from “Consolidated Total Debt” in the calculation thereof the amount of all cash and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries as consideration in connection with the relevant Health Management Joint Venture transaction and not applied by the Issuer or any of its Restricted Subsidiaries on the HMJV Transaction Date to repay Indebtedness of the Issuer or any of its Restricted Subsidiaries of any type included within the definition of “Consolidated Total Debt”, and (ii) “Consolidated Total Debt” and “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)  the incurrence of any Indebtedness or the issuance of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or the redemption of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the HMJV Transaction Date, as if such incurrence, issuance, redemption or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

Description of notes

(2)  any Asset Sale or Asset Acquisition (including any Asset Sale constituting a Health Management Joint Venture transaction described in the last paragraph of the definition of “Change of Control” above giving rise to the need to make such calculation, also including any Asset Acquisition resulting in the Issuer or any Restricted Subsidiary incurring any Acquired Indebtedness, and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with or attributable to any such Asset Sale or Asset Acquisition or the assets which are the subject of any such Asset Sale or Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the HMJV Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Acquired Indebtedness) occurred on the first (1st) day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement, and “Credit Agreement” means the First Lien Credit Agreement or the Second Lien Credit Agreement.

“Credit Facilities” means, with respect to the Issuer or any Subsidiary, one or more debt facilities (including any Credit Agreement) or commercial paper facilities with banks or institutional or other similar lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other similar debt financing arrangements, in each case, as amended, restated, supplemented, modified, extended, renewed, refunded, replaced, refinanced or otherwise restructured (including any increase in the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depository” means The Depository Trust Company, New York, New York, or a successor thereto that is a clearing agency registered under the Exchange Act or other applicable statute or regulation.

“Designated Senior Debt” means (1) Senior Debt under or in respect of any Credit Facility (including any Credit Agreement), and (2) any other Indebtedness constituting Senior Debt that, in the case of clause (2), at the time of determination, (x) has an aggregate principal amount of at least $25.0 million and (y) is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt” for purposes of the Indenture.

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof (but excluding redemption at the option of such Person), or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or

Description of notes

otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests (other than the payment of cash in lieu of delivery of fractional shares of Equity Interests), and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests (other than the payment of cash in lieu of delivery of fractional shares of Equity Interests); provided further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change of control or an asset disposition occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset disposition provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively; provided further, however, in no event shall the Series B Preferred Stock on the terms thereof existing on the Issue Date (or any other Preferred Stock issued by the Issuer on substantially similar terms with regard to the foregoing matters in this definition) be deemed to be Disqualified Equity Interests.

“Dollars” and “$” means the currency of The United States of America.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is not a Foreign Subsidiary; provided, however, that (without limiting the definition of “Foreign Subsidiary” below) each of Inverness Medical Investments, LLC, BBI Research, Inc. and Seravac USA Inc., respectively, shall not be a Domestic Subsidiary for so long as it is a Subsidiary of a Foreign Subsidiary.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person; provided, however, that no Indebtedness under the 2007 Convertible Notes or any other Indebtedness of the Issuer or any Subsidiary of the Issuer that is convertible into Equity Interests of such Person shall be deemed to be Equity Interests of such Person prior to conversion thereof into such Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board of Directors or committee.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of June 26, 2007 among, inter alia, the Issuer, the lenders party thereto and General Electric Capital Corporation as administrative agent, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time before, on or after the date of the Indenture, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the

Description of notes

Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agent or agents, creditor, lender or group of creditors or lenders.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Subsidiary of such Foreign Subsidiary.

“Four-Quarter Period” means the most recent four consecutive full fiscal quarters of the Issuer for which financial statements are available.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), and “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee” means the senior subordinated guarantee by each of the Guarantors of the Issuer’s obligations under the Indenture and the Notes as provided under the section of the Indenture described under “—Guarantees of the Notes.”

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantees and the Notes.

Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)  all obligations of every nature of such Guarantor under, or with respect to, any Credit Facility (including any Credit Agreement), including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof), and including all obligations of each Guarantor under guarantees under or with respect to any of the foregoing or otherwise under or with respect to any Credit Facility (including any Credit Agreement); and

(2)  all obligations of every nature of such Guarantor under or with respect to any Hedging Obligations in respect of any Credit Facility (including any Credit Agreement) (and guarantees thereof);

in each case whether outstanding on the Issue Date or thereafter incurred.

Description of notes

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1)  any Indebtedness of such Guarantor to the Issuer or any of its Subsidiaries;

(2)  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its Subsidiaries (including amounts owed for compensation);

(3)  obligations to trade creditors and other amounts incurred (but not under any Credit Facility (including any Credit Agreement)) in connection with obtaining goods, materials or services;

(4)  Indebtedness represented by Disqualified Equity Interests;

(5)  any liability for taxes owed or owing by such Guarantor;

(6)  that portion of any Indebtedness incurred in violation of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate (and/or representation or warranty) of such Guarantor (any such Officers’ Certificate, notwithstanding the definition of such term, to be executed by analogous officers of the Guarantor rather than the Issuer) to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the provisions of the Indenture);

(7)  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8)  any Indebtedness (including any Pari Passu Indebtedness or Subordinated Indebtedness) which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Guarantors” means (1) each party named as such on the signature pages of the Indenture, which (subject to the proviso below), collectively, consist of each Domestic Subsidiary on the Issue Date that guarantees any Indebtedness or other Obligation under any Credit Agreement, and (2) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of the Indenture; provided, however, in each case, that in any event neither of the following Subsidiaries of the Issuer shall be a Guarantor unless the Issuer so elects by notice to the Trustee delivered in accordance with the Indenture (in which case such Subsidiary shall become a Guarantor as provided in the section of the Indenture described under “—Certain Covenants—Additional Guarantees”):

(a)  SPDH, Inc.; and

(b)  Diamics, Inc., until such time, if ever, that it becomes a Wholly-Owned Restricted Subsidiary of the Issuer.

“Health Management Joint Venture” means a single joint venture (which may be conducted through more than one joint venture entity) created by the Issuer or any of its Restricted Subsidiaries, on the one hand, and any joint venture partner or partners who are not Affiliates of the Issuer, on the other hand, for the purpose of developing or conducting any business within the fields of business described or otherwise included in the definition of “Health Management Business” below.

“Health Management Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date focused on wellness, disease and condition management, productivity enhancement or informatics, any businesses that are otherwise within any of such business fields (whether or not engaged in by the Issuer on the Issue Date), and any businesses that are a reasonable extension, development or expansion of, any of the foregoing (whether or not engaged in by the Issuer on the Issue Date).

Description of notes

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to alter the risks to that Person arising from fluctuations in interest rates, (2) agreements or arrangements designed to alter the risks to that Person arising from fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided, however, that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)  all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)  (i) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, and (ii) all obligations of such Person under conditional sale or other title retention agreements relating to the assets purchased by such Person; provided, however, that in no event shall the following constitute “Indebtedness” under the Indenture: (x) trade payables and other accrued liabilities incurred by such Person in the ordinary course of business and (y) customary adjustments of purchase price, contingent payments, earnout payments or similar obligations of such Person arising under any of the documents pertaining to any acquisition of any Person or assets or Equity Interests of any Person or any sale, transfer or other disposition of assets to any Person, in each case to the extent not yet determined, due and payable;

(5)  the maximum fixed involuntary redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6)  all Capitalized Lease Obligations of such Person;

(7)  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)  all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided, however, that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9)  all Attributable Indebtedness; and

(10)  to the extent not otherwise included in this definition, Hedging Obligations of such Person, determined as the net amount of all payments that would be required to be made in respect thereof in the event of a termination (including an early termination) on the date of determination.

Description of notes

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed involuntary redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed involuntary redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means a director of the Issuer who:

(1)  is independent with respect to the transaction at issue;

(2)  does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3)  has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“Investments” of any Person means:

(1)  all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)  all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)  all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; and

(4)  the Designation after the Issue Date of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” Notwithstanding the foregoing, neither (a) purchases or redemptions of Equity Interests of the Issuer nor (b) acquisitions of assets by any Person shall be deemed to be Investments.

“Issue Date” means the date on which the Notes being issued in this offering are originally issued.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, charge, security interest or other similar encumbrance of any kind or nature in respect

Description of notes

of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Major Foreign Exchange” means an exchange which is the primary non-U.S. trading location for one or more stocks included in the Morgan Stanley Capital International Europe, Australasia and Far East Index (or if such index does not exist a comparable then existing index).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

(1)  brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) incurred in connection with such Asset Sale;

(2)  provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)  amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)  payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 180 days after the date of, such Asset Sale; and

(5)  appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1)  as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; provided, however, that an intercompany loan from the Issuer or any Restricted Subsidiary to an Unrestricted Subsidiary shall be deemed Non-Recourse Debt if such loan at the time such Subsidiary is designated an Unrestricted Subsidiary or if made later, at the time such intercompany loan is made, was permitted under and made in compliance with the covenant described under “—Certain Covenants—Limitations on Restricted Payments”; and

(2)  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder or holders of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary in an aggregate principal amount of $50.0 million or more to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

Description of notes

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantees, as applicable, including the 2007 Convertible Notes and any Indebtedness of the Issuer that ranks pari passu in right of payment with the 2007 Convertible Notes.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus supplement, businesses that are otherwise within the healthcare, life sciences or diagnostic industries, and businesses that are reasonably similar, ancillary or related to, or that are a reasonable extension, development or expansion of, any of the foregoing.

“Permitted Indebtedness” has the meaning given to such term in the second paragraph of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.”

“Permitted Investments” means:

(1)  Investments by the Issuer or any Restricted Subsidiary (a) in any Restricted Subsidiary or (b) including the purchase price paid for and reasonable transaction costs related thereto, in any Person that is or will become immediately after or substantially concurrent with such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary (including the exercise or performance of any rights or obligations to acquire any equity or ownership interest in any joint venture under the terms of the agreements governing such joint venture);

(2)  Investments in the Issuer by any Restricted Subsidiary;

(3)  loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for (a) bona fide business purposes and (b) to purchase Equity Interests of the Issuer not in excess of $5.0 million at any one time outstanding, in each case, in addition to any such loans outstanding on the Issue Date;

(4)  Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5)  cash and Cash Equivalents;

(6)  receivables owing to the Issuer or any Restricted Subsidiary and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8)  Investments made by the Issuer or any Restricted Subsidiary in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales” using consideration received in connection with an Asset Sale;

(9)  lease, utility and other similar deposits in the ordinary course of business;

(10)  Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11)  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12)  Investments existing on the Issue Date;

(13)  non-cash and non-Cash Equivalents Investments by the Issuer or any Restricted Subsidiary in a single Health Management Joint Venture (which may be conducted through more than one joint venture entity) in connection with the creation thereof;

Description of notes

(14)  acquisitions (including the purchase price paid for and reasonable transaction costs related thereto) by the Issuer or any Restricted Subsidiary of (i) Equity Interests of another Person engaged in the Permitted Business and who will thereafter become a Restricted Subsidiary (including the exercise or performance of any rights or obligations to acquire any equity or ownership interest in any joint venture under the terms of the agreements governing such joint venture), (ii) all or a substantial portion of the assets of a Person engaged in or of a line of business, in each case, within the Permitted Business, or (iii) any other assets within the Permitted Business; and

(15)  other Investments having an aggregate Fair Market Value at any one time outstanding not to exceed 3.0% of Consolidated Total Assets (with the Fair Market Value of each Investment being determined as of the date made and without regard to subsequent changes in value) (it being understood that any Investment permitted under this clause (15) shall remain so permitted notwithstanding any decrease in Consolidated Total Assets). (For avoidance of doubt, in determining the amount of any Investments made and outstanding under this clause (15) in any joint venture in connection with any contribution, transfer or other disposition of assets by the Issuer or any of its Restricted Subsidiaries to such joint venture, the aggregate amount of cash and Cash Equivalents received by the Issuer and its Restricted Subsidiaries in consideration for such contribution, transfer or disposition shall be netted against the Fair Market Value of the assets so contributed, transferred or disposed of.)

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a)  upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b)  upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Junior Securities” means:

(1)  Equity Interests in the Issuer or any Guarantor; and

(2)  debt securities,

in the case of each of clauses (1) and (2), provided for by a plan of reorganization or readjustment and that are subordinated to (a) all Senior Debt and Guarantor Senior Debt and (b) any securities issued in exchange for Senior Debt, in each case, to substantially the same extent as, or to a greater extent than, the Notes and the Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under the Indenture.

“Permitted Liens” means the following types of Liens:

(1)  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or payable without penalty or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)  statutory, contractual or common law Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or workmen and other Liens imposed by law or arising in the ordinary course of business for sums not yet delinquent or

Description of notes

being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)  Liens arising or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security or other types of government insurance benefits, or made in lieu of, or to secure the performance of tenders, statutory obligations, surety, customs, reclamation, performance or appeal bonds, bids, leases, government, sales or other trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)  Liens upon specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)  attachment or judgment Liens not giving rise to a Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired, and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in connection with the foregoing;

(6)  easements, rights-of-way, zoning restrictions and other similar charges, restrictions, licenses, reservations, covenants, encroachments or other similar encumbrances in respect of real property or immaterial imperfections of title which are customary or do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7)  (i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents, goods covered thereby, and other assets relating to such letters of credit and products and proceeds thereof and (ii) Liens securing reimbursement obligations with respect to letters of credit issued to landlords in an aggregate face amount not exceeding $10.0 million at any time;

(8)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9)  bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements (including any Liens securing Permitted Indebtedness incurred in reliance on clause (8) of the definition thereof in the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” above); provided, however, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness (except such Permitted Indebtedness expressly referenced above);

(10)  leases or subleases (or any Liens on the property related thereto) granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11)  licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

(12)  Liens arising from filing Uniform Commercial Code financing statements regarding leases or other transactions that are not secured transactions;

(13)  Liens securing all of the Notes and Liens securing any Guarantee;

Description of notes

(14)  (i) Liens securing Senior Debt or Guarantor Senior Debt (including, in each case, Indebtedness under any Credit Facility or Credit Agreement (including with respect to letters of credit or bankers’ acceptances issued thereunder)); and (ii) Liens securing Hedging Obligations permitted under clause (4)(i) in “—Certain Covenants—Limitations on Additional Indebtedness” with respect to Indebtedness under any Credit Facility or Credit Agreement, which Liens in this clause (ii) extend only to assets securing such Indebtedness under such Credit Facility or Credit Agreement;

(15)  Liens securing Indebtedness of any Domestic Subsidiary that is not a Guarantor (other than Indebtedness that is Subordinated Indebtedness or that ranks pari passu in right of payment with the Notes or any Guarantee), provided that such Liens do not extend to the assets of a Person who is not liable for such Indebtedness, whether as a borrower, a guarantor or otherwise;

(16)  Liens securing Indebtedness of Foreign Subsidiaries that relate solely to the Equity Interests or assets of Foreign Subsidiaries;

(17)  Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(18)  Liens in favor of the Issuer or a Restricted Subsidiary;

(19)  Liens securing Purchase Money Indebtedness;

(20)  Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided, however, that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(21)  Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(22)  Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (17), (20) and (21) and this clause (22); provided, however, that in each case such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(23)  Liens to secure Attributable Indebtedness and/or that are incurred pursuant to the covenant described under “—Certain Covenants—Limitations on Sale and Leaseback Transactions”; provided, however, that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(24)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)  Liens securing Permitted Indebtedness incurred in reliance on clause (16) in the “—Limitations on Additional Indebtedness” covenant; provided, however, that this clause (25) shall not permit Liens on the assets of any Domestic Subsidiary to secure Indebtedness of any Foreign Subsidiary; and

(26)  Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $25.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“P&G Joint Venture” means the joint venture between the Issuer and The Proctor & Gamble Company conducted through the P&G JV Companies pursuant to the P&G JV Agreements for the purpose of

Description of notes

developing, acquiring and marketing consumer diagnostic and monitoring products (excluding products in the cardiology, diabetes and oral care fields).

“P&G JV Agreements” means the various joint venture, limited liability company, asset transfer and contribution agreements dated on or about May 17, 2007 among the Issuer and certain of its Subsidiaries and Procter & Gamble RHD, Inc., Proctor & Gamble International Operations, SA and certain of their Affiliates, and the other agreements, instruments and documents executed or delivered in connection therewith on or after such date.

“P&G JV Companies” means US CD LLC, a Delaware limited liability company, and SPD Swiss Precision Diagnostics GmbH, a company organized under the laws of Switzerland, and any subsidiaries of either of them.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” of a Note means the principal of the Note plus, when appropriate, the premium, if any, on the Note.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days before or after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer.

“redeem” means to redeem, repurchase, purchase, defease, discharge or otherwise acquire or retire for value, and “redemption” has a correlative meaning; provided, however, that this definition shall not apply for purposes of the provisions described under “—Redemption—Optional Redemption.”

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided, however, that:

(1)  the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the

Description of notes

Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)  the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(3)  if the Refinanced Indebtedness was subordinated to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated to, the Notes or the Guarantees, as the case may be;

(4)  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(5)  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6)  the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided, however, that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Payment” means any of the following:

(1)  the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary (in respect of such Equity Interests) by the Issuer or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Issuer, but excluding (a) dividends, distributions or payments payable or paid solely in Qualified Equity Interests (and payments of cash in lieu of delivering fractional shares in connection therewith) and (b) in the case of Restricted Subsidiaries, dividends, distributions or payments payable or paid to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)  the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including any payment by the Issuer or any Restricted Subsidiary in connection with any merger or consolidation involving the Issuer, but excluding (i) any such Equity Interests held by the Issuer or any Restricted Subsidiary and (ii) any redemptions to the extent payable or paid in Equity Interests of the Issuer or of an acquiror of the Issuer (and payments of cash in lieu of delivering fractional shares in connection therewith), in either case in this clause (ii) other than Disqualified Equity Interests;

(3)  any Investment other than a Permitted Investment; or

(4)  any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness, but excluding (i) any redemptions to the extent payable or paid in Qualified Equity Interests (and payments of cash in lieu of delivering fractional shares in connection therewith), (ii) any redemptions of any Indebtedness the incurrence of which is permitted pursuant to clause (5) of the definition of

Description of notes

Permitted Indebtedness, or (iii) any redemption of Indebtedness of the Issuer or any Restricted Subsidiary purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such redemption.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary or Assistant Secretary of the Issuer.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of June 26, 2007 among, inter alia, the Issuer, the lenders party thereto and General Electric Capital Corporation as administrative agent, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time before, on or after the date of the Indenture, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agent or agents, creditor, lender or group of creditors or lenders.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)  all obligations of every nature of the Issuer under, or with respect to, any Credit Facility (including any Credit Agreement), including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof), and including all obligations under guarantees of the Issuer under or with respect to any of the foregoing or otherwise under or with respect to any Credit Facility (including any Credit Agreement); and

(2)  all obligations of every nature of the Issuer under, or with respect to, any Hedging Obligations in respect of any Credit Facility (including any Credit Agreement);

Description of notes

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1)  any Indebtedness of the Issuer to any of its Subsidiaries;

(2)  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any of its Subsidiaries (including amounts owed for compensation);

(3)  obligations to trade creditors and other amounts incurred (but not under any Credit Facility (including any Credit Agreement)) in connection with obtaining goods, materials or services;

(4)  Indebtedness represented by Disqualified Equity Interests;

(5)  any liability for taxes owed or owing by the Issuer;

(6)  that portion of any Indebtedness incurred in violation of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate (and/or representation or warranty) of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the provisions of the Indenture);

(7)  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer;

(8)  Indebtedness under or evidenced by the 2007 Convertible Notes and any Indebtedness that expressly provides that it ranks pari passu in right of payment to the 2007 Convertible Notes; and

(9)  any Indebtedness (including any Pari Passu Indebtedness or Subordinated Indebtedness) which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer.

“Series B Preferred Stock” means the Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, of the Issuer.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (6) or (7) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1)  any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Description of notes

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer. Based on the capital structure and ownership of the P&G JV Companies as of the Issue Date, the P&G JV Companies are not Subsidiaries of the Issuer.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2013; provided, however, that if the period from the redemption date to May 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means U.S. Bank National Association until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such Person who is then a Trustee under the Indenture.

“Unrestricted Subsidiary” means, (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary. As of the Issue Date, no Subsidiary has been designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

The Notes will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the Notes in minimum denominations of $2,000 and integral multiples of $1,000 through its book-entry facilities.

Description of notes

DTC has advised the Issuer as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depository’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depository’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depository’s Participants or the Depository’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depository’s Participants) and the records of the Depository’s Participants (with respect to the interests of the Depository’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depository’s Participants and the Depository’s Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository’s Participants or the Depository’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depository or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if the Depository notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes.

Description of notes

Neither the Issuer nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Underwriting

We and the underwriters named in the following table have entered into an underwriting agreement with respect to the notes. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Principal
amount
Underwriters	of notes

UBS Securities LLC	$122,511,000
Goldman, Sachs & Co.	118,011,000
Banc of America Securities LLC	78,674,000
Canaccord Adams Inc.	26,225,000
Leerink Swann LLC	26,290,000
Stifel, Nicolaus & Company, Incorporated	28,289,000

Total	$400,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Public offering	Underwriting	Proceeds, before
	price(1)	discount	expenses, to us

Per note	96.865%	2.000%	94.865%
Total	$387,460,000	$8,000,000	$379,460,000

(1)	Plus accrued interest from May 12, 2009 to the date of delivery.

We estimate that our share of the total expenses related to the offering of the notes, excluding underwriting discounts, will be approximately $1.0 million.

The notes are a new issue of securities with no established trading market. The notes have been authorized for listing on the New York Stock Exchange, subject to notice of issuance. We have been advised by the underwriters that certain of the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If any active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. See “Risk Factors—There may be no active trading market for the notes.”

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering of the notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering of the notes is in progress.

Underwriting

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because a representative of the underwriters has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers the notes or has in its possession or distributes the prospectus supplement.

In relation to each Member State of the European Economic Area (namely, the European Union, Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

➢	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

➢	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

➢	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

➢	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

➢	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

➢	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Underwriting

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We have agreed to indemnify the underwriters and certain of their affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments they may be required to make in respect of those liabilities.

Certain of the underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various commercial banking, financial advisory, investment banking and other services for us and our affiliates, for which they received or will receive customary fees and expenses. Certain of the underwriters or their respective affiliates are lenders and/or agents under our secured credit facilities, for which they receive customary payments and fees. In addition, from time to time, the underwriters and their

Underwriting

affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Material United States federal income tax consequences

The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the final, temporary and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations thereof, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or different interpretations. There can be no assurance that the Internal Revenue Service, or IRS, will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This discussion does not address the U.S. federal income tax consequences to subsequent purchasers of notes and is limited to holders who both purchase the notes pursuant to this offering at the public offering price set forth on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular holders in light of their specific circumstances or to certain types of holders subject to special treatment under U.S. federal tax laws (such as U.S. holders having a functional currency other than the U.S. dollar, taxpayers holding the notes through a partnership or similar pass-through entity, persons subject to special rules applicable to former citizens and residents of the United States, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, persons holding the notes in connection with a hedging transaction, straddle, conversion or other integrated transaction, controlled foreign corporations, passive foreign investment companies or non-U.S. holders that are owned or controlled by U.S. holders).

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. We suggest that partners of a partnership holding notes consult their tax advisors.

Prospective holders should consult their own tax advisors as to the particular tax consequences to them of their participation in the offering and their ownership and disposition of the notes, including the applicability of any U.S. income, estate, gift or other federal tax laws and any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in applicable tax laws or interpretations thereof.

Under certain circumstances, we may be required to pay holders amounts in excess of the stated interest and principal payable on the notes. We have determined (and this discussion assumes) that as of the date of issuance of the notes, the possibility that amounts will be paid in such circumstances is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Based on this determination, we do not intend to treat the possibility of such payments as either affecting the determination of the yield to maturity of (or OID on) the notes or resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on you unless you explicitly disclose on a statement attached to your timely filed income tax return that your determination is different. However, the IRS may take a different position, in which case the tax consequences to a holder could differ materially and adversely from those described below. Prospective holders are urged to consult their own tax advisors regarding the potential effect, if any, of these matters on their particular situation.

Material United States federal income tax consequences

U.S. HOLDERS

As used in this section, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

➢	an individual citizen or resident of the United States;

➢	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

➢	an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

➢	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Stated interest

The stated interest on the notes will be included in income by a U.S. holder in accordance with such U.S. holder’s usual method of accounting for U.S. federal income tax purposes. Interest income generally is taxed as ordinary income.

Original issue discount

The notes will be treated as issued with original issue discount, or OID, for U.S. federal income tax purposes in an amount equal to the excess of the “stated redemption price at maturity” of the notes over their “issue price.” The “stated redemption price at maturity” of a debt instrument is the sum of all payments to be made under the debt instrument other than “qualified stated interest.” “Qualified stated interest” means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments. All of the stated interest with respect to the notes will be qualified stated interest, and thus the stated redemption price at maturity will equal the stated principal amount of the notes. The “issue price” of the notes will be the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

A U.S. holder of a note generally must include OID in income as it accrues, based on a constant yield method (which includes at least annual compounding) and regardless of the U.S. holder’s regular method of tax accounting. Thus, U.S. holders generally will be taxed on OID income in advance of the receipt of cash attributable to that income (but will not be taxed again when such cash is received).

A U.S. holder generally may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. U.S. holders should consult their own tax advisors about this election.

Sale, exchange, redemption or other disposition

Unless a nonrecognition provision applies, the sale, exchange, redemption or other disposition of a note will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. holder generally will recognize gain or loss equal to the difference between (a) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income) and (b) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the price paid for the note by such U.S. holder, increased by any OID previously included in income with respect to such note (including OID accrued to such U.S. holder in the year of the disposition)

Material United States federal income tax consequences

and decreased by the amount of any cash payments previously received with respect to the note (other than payments of qualified stated interest). Gain or loss recognized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder’s holding period for the note is more than one year. For non-corporate taxpayers, net long-term capital gains are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

As used in this section, the term “non-U.S. holder” means a beneficial owner of a note that is an individual, corporation, trust or estate for U.S. federal income tax purposes and is not a U.S. holder.

Interest on notes

Generally, any interest (including OID) paid to a non-U.S. holder of a note that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income (including withholding) tax if the interest qualifies as “portfolio interest.” Interest on the notes generally will qualify as portfolio interest if (a) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all our voting stock, (b) such holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code, (c) either the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner’s name and address, or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes certifies, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and (d) the non-U.S. holder is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

The gross amount of payments to a non-U.S. holder of interest (including OID) that is not effectively connected with a U.S. trade or business and that does not qualify for the portfolio interest exemption will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax.

Payments of interest (including OID) that are effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder and, to the extent an applicable treaty so provides, are attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States will be taxed on a net basis at regular U.S. rates in the same manner as such payments to U.S. holders. In the case of a non-U.S. holder that is a corporation, such effectively connected income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. If payments of interest (including OID) are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (whether or not a treaty applies), the 30% withholding tax discussed above will not apply provided the appropriate certification discussed below is provided.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8ECI (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Material United States federal income tax consequences

Sale, exchange, redemption or other disposition

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale, exchange, redemption or other disposition of a note unless:

➢	the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except to the extent otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. losses; or

➢	such gain is effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder and, to the extent an applicable treaty so provides, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States, in which case such gain will be taxable in the same manner as effectively connected interest as discussed above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its correct taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of non-U.S. holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Legal matters

Our legal counsel, Foley Hoag llp, Boston, Massachusetts, will pass upon certain legal matters in connection with the offered securities. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

Inverness Medical Innovations, Inc. and subsidiaries

Consolidated financial statements

Inverness Medical Innovations, Inc. and subsidiaries

Report of independent registered public accounting firm

The Board of Directors and Stockholders of
Inverness Medical Innovations, Inc.:

We have audited the accompanying consolidated balance sheets of Inverness Medical Innovations, Inc. and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inverness Medical Innovations, Inc. and Subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated February 27, 2009, expressed an unqualified opinion thereon.

/s/ BDO Seidman, LLP

Boston, Massachusetts
February 27, 2009
(Except for Note 26, which is dated April 10, 2009)

Inverness Medical Innovations, Inc. and subsidiaries

Consolidated statements of operations

	2008	2007	2006

	(in thousands, except per share amounts)

Net product sales	$1,240,138	$800,915	$552,130
Services revenue	405,462	16,646	—

Net product sales and services revenue	1,645,600	817,561	552,130
License and royalty revenue	25,826	21,979	17,324

Net revenue	1,671,426	839,540	569,454

Cost of net product sales	624,654	431,403	334,799
Cost of services revenue	177,098	5,261	—
Cost of license and royalty revenue	9,115	9,149	5,432

Cost of net revenue	810,867	445,813	340,231

Gross profit	860,559	393,727	229,223
Operating expenses:
Research and development	111,828	69,547	48,706
Purchase of in-process research and development	—	173,825	4,960
Sales and marketing	386,284	167,770	94,445
General and administrative	298,595	158,438	71,243
Loss on dispositions, net	—	—	3,498

Operating income (loss)	63,852	(175,853)	6,371
Interest expense, including amortization of original issue discounts and write-off of deferred financing costs	(101,144)	(83,025)	(26,570)
Other (expense) income, net	(2,212)	8,774	8,748

Loss before (benefit) provision for income taxes	(39,504)	(250,104)	(11,451)
(Benefit) provision for income taxes	(16,686)	(979)	5,727
Equity earnings of unconsolidated entities, net of tax	1,050	4,372	336

Net loss	(21,768)	(244,753)	(16,842)
Preferred stock dividends	(13,989)	—	—

Net loss available to common stockholders	$(35,757)	$(244,753)	$(16,842)

Net loss per common share—basic and diluted	$(0.46)	$(4.75)	$(0.49)

Weighted average shares—basic and diluted	77,778	51,510	34,109

The accompanying notes are an integral part of these consolidated financial statements.

Inverness Medical Innovations, Inc. and subsidiaries

Consolidated balance sheets

	December 31,
	2008	2007

	(in thousands, except par value amounts)

ASSETS
Current assets:
Cash and cash equivalents	$141,324	$414,732
Restricted cash	2,748	141,869
Marketable securities	1,763	2,551
Accounts receivable, net of allowances of $12,835 and $12,167 at December 31, 2008 and 2007, respectively	280,608	163,380
Inventories, net	199,131	148,231
Deferred tax assets	104,311	18,170
Income tax receivable	6,406	5,256
Receivable from joint venture, net	12,018	—
Prepaid expenses and other current assets	74,234	58,785

Total current assets	822,543	952,974
Property, plant and equipment, net	284,483	267,880
Goodwill	3,046,083	2,148,850
Other intangible assets with indefinite lives	42,984	43,097
Core technology and patents, net	459,307	432,583
Other intangible assets, net	1,169,330	869,644
Deferred financing costs, net, and other non-current assets	46,884	51,747
Investments in unconsolidated entities	68,832	77,753
Marketable securities	591	20,432
Deferred tax assets	14,323	15,799

Total assets	$5,955,360	$4,880,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$19,058	$20,320
Current portion of capital lease obligations	451	776
Accounts payable	112,704	72,061
Accrued expenses and other current liabilities	233,132	174,935
Payable to joint venture, net	—	10,816

Total current liabilities	365,345	278,908

Long-term liabilities:
Long-term debt, net of current portion	1,500,557	1,366,395
Capital lease obligations, net of current portion	468	358
Deferred tax liabilities	462,787	326,128
Deferred gain on joint venture	287,030	293,078
Other long-term liabilities	60,335	29,225

Total long-term liabilities	2,311,177	2,015,184

Commitments and contingencies (Notes 8, 9 and 11)
Stockholders’ equity:
Series B preferred stock, $0.001 par value (liquidation preference, $751,479)
Authorized: 2,300 shares
Issued and outstanding: 1,879 shares	671,501	—
Common stock, $0.001 par value
Authorized: 150,000 shares
Issued and outstanding: 78,431 shares at December 31, 2008 and 76,789 shares at December 31, 2007	78	77
Additional paid-in capital	3,029,694	2,937,143
Accumulated deficit	(393,590)	(371,822)
Accumulated other comprehensive (loss) income	(28,845)	21,269

Total stockholders’ equity	3,278,838	2,586,667

Total liabilities and stockholders’ equity	$5,955,360	$4,880,759

The accompanying notes are an integral part of these consolidated financial statements.

Inverness Medical Innovations, Inc. and subsidiaries

Consolidated statements of stockholders’ equity and comprehensive loss

	Preferred stock		Common stock			Notes		Accumulated
		$0.001		$0.001	Additional	receivable		other	Total	Total
	Number of	par	Number of	par	paid-in	from	Accumulated	comprehensive	stockholders’	comprehensive
	shares	value	shares	value	capital	stockholders	deficit	income	equity	loss

	(in thousands, except par value amounts)
Balance, December 31, 2005	—	$—	27,497	$27	$515,147	$(14,691)	$(110,227)	$7,052	$397,308
Issuance of common stock in connection with acquisitions and equity offering, net of issuance costs of $9,617	—	—	10,893	11	295,488	—	—	—	295,499
Exercise of common stock options and warrants and shares issued under employee stock purchase plan	—	—	825	1	10,330	—	—	—	10,331
Stock-based compensation related to grants of common stock options	—	—	—	—	5,455	—	—	—	5,455
Stock option income tax benefits	—	—	—	—	567	—	—	—	567
Repayment of notes receivable from stockholder options	—	—	—	—	—	14,691	—	—	14,691
Effect of adoption of SFAS No. 158	—	—	—	—	—	—	—	(3,738)	(3,738)
Changes in cumulative translation adjustment	—	—	—	—	—	—	—	10,823	10,823	$10,823
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	—	44	44	44
Net loss	—	—	—	—	—	—	(16,842)	—	(16,842)	(16,842)

Total comprehensive loss										$(5,975)

Balance, December 31, 2006	—	$—	39,215	$39	$826,987	$—	$(127,069)	$14,181	$714,138

The accompanying notes are an integral part of these consolidated financial statements.

Inverness Medical Innovations, Inc. and subsidiaries

Consolidated statements of stockholders’ equity and comprehensive loss (continued)

	Preferred stock		Common stock				Accumulated
		$0.001		$0.001	Additional		other	Total	Total
	Number of	par	Number of	par	paid-in	Accumulated	comprehensive	stockholders’	comprehensive
	shares	value	shares	value	capital	deficit	income	equity	loss

	(in thousands, except par value amounts)

Balance, December 31, 2006	—	$—	39,215	$39	$826,987	$(127,069)	$14,181	$714,138
Issuance of common stock in connection with acquisitions and equity offerings, net of issuance costs of $44,204	—	—	35,204	35	1,859,985	—	—	1,860,020
Exercise of common stock options and warrants and shares issued under employee stock purchase plan	—	—	2,370	3	55,095	—	—	55,098
Stock-based compensation related to grants of common stock options	—	—	—	—	57,480	—	—	57,480
Fair value associated with options exchanged in acquisitions	—	—	—	—	135,022	—	—	135,022
Stock option income tax benefits	—	—	—	—	2,574	—	—	2,574
Minimum pension liability adjustment	—	—	—	—	—	—	341	341	$341
Changes in cumulative translation adjustment	—	—	—	—	—	—	12,758	12,758	12,758
Unrealized loss on interest rate swap (Note 10)	—	—	—	—	—	—	(9,518)	(9,518)	(9,518)
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	3,507	3,507	3,507
Net loss	—	—	—	—	—	(244,753)	—	(244,753)	(244,753)

Total comprehensive loss									$(237,665)

Balance, December 31, 2007	—	$—	76,789	$77	$2,937,143	$(371,822)	$21,269	$2,586,667

The accompanying notes are an integral part of these consolidated financial statements.

Inverness Medical Innovations, Inc. and subsidiaries

Consolidated statements of stockholders’ equity and comprehensive loss (continued)

			Common stock				Accumulated
	Preferred stock			$0.001	Additional		other	Total	Total
	Number of		Number of	par	paid-in	Accumulated	comprehensive	stockholders’	comprehensive
	shares	Amount	shares	value	capital	deficit	income (loss)	equity	loss

	(in thousands, except par value amounts)
Balance, December 31, 2007	—	$—	76,789	$77	$2,937,143	$(371,822)	$21,269	$2,586,667
Issuance of Series B preferred stock in connection with acquisition of Matria Healthcare, Inc., net of issuance costs of $350	1,788	657,573	—	—	—	—	—	657,573
Issuance of common stock in connection with acquisitions, net of issuance costs of $219	—	—	580	—	20,945	—	—	20,945
Exercise of common stock options and warrants and shares issued under employee stock purchase plan	—	—	1,062	1	20,712	—	—	20,713
Preferred stock dividends (Note 16)	91	13,928	—	—	(14,026)	—	—	(98)
Fair value associated with options exchanged in acquisitions	—	—	—	—	20,973	—	—	20,973
Stock-based compensation related to grants of common stock options	—	—	—	—	26,405	—	—	26,405
Stock option income tax benefits	—	—	—	—	17,542	—	—	17,542
Minimum pension liability adjustment	—	—	—	—	—	—	(562)	(562)	$(562)
Changes in cumulative translation adjustment	—	—	—	—	—	—	(32,889)	(32,889)	(32,889)
Unrealized loss on interest rate swap (Note 10)	—	—	—	—	—	—	(11,614)	(11,614)	(11,614)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(5,049)	(5,049)	(5,049)
Net loss	—	—	—	—	—	(21,768)	—	(21,768)	(21,768)

Total comprehensive loss									$(71,882)

Balance, December 31, 2008	1,879	$671,501	78,431	$78	$3,029,694	$(393,590)	$(28,845)	$3,278,838

The accompanying notes are an integral part of these consolidated financial statements.

Inverness Medical Innovations, Inc. and subsidiaries

Consolidated statement of cash flows

	2008	2007	2006

	(in thousands)

Cash Flows from Operating Activities:
Net loss	$(21,768)	$(244,753)	$(16,842)
Adjustments to reconcile net loss to net cash provided by operating activities:
Interest expense related to amortization of original issue discounts and write-off of deferred financing costs	5,930	10,963	4,158
Non-cash income related to currency hedge	—	—	(217)
Non-cash stock-based compensation expense	26,405	52,210	5,455
Charge for in-process research and development	—	173,825	4,960
Impairment of inventory	4,193	—	707
Impairment of long-lived assets	20,031	3,872	8,866
Loss (gain) on sale of fixed assets	777	59	(1,528)
Equity earnings of unconsolidated entities	(1,050)	(4,372)	(336)
Interest in minority investments	167	1,401	(299)
Depreciation and amortization	267,927	101,113	39,362
Deferred and other non-cash income taxes	(41,756)	(27,892)	(409)
Other non-cash items	4,378	197	714
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(48,650)	47,018	(13,846)
Inventories, net	(49,226)	(1,463)	167
Prepaid expenses and other current assets	(7,373)	15,432	(86)
Accounts payable	16,467	(6,745)	210
Accrued expenses and other current liabilities	(32,008)	(33,893)	3,294
Other non-current liabilities	3,400	1,783	(60)

Net cash provided by operating activities	147,844	88,755	34,270

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(66,061)	(36,398)	(19,717)
Proceeds from sale of property, plant and equipment	1,070	264	2,244
Cash paid for acquisitions and transactional costs, net of cash acquired	(649,899)	(2,036,116)	(131,465)
Cash received, net of cash paid, from formation of joint venture	—	324,170	—
Cash received from (paid for) investments in minority interests and marketable securities	12,133	(10,177)	(25,817)
Increase in other assets	(10,575)	(28,273)	(4,077)

Net cash used in investing activities	(713,332)	(1,786,530)	(178,832)

Cash Flows from Financing Activities:
Decrease (increase) in restricted cash	139,204	(141,869)	—
Issuance costs associated with preferred stock	(350)	—	—
Cash paid for financing costs	(1,401)	(40,675)	(2,787)
Dividends to preferred stockholders	(56)	—	—
Proceeds from issuance of common stock, net of issuance costs	20,675	1,122,852	234,961
Net repayments on long-term debt	(13,787)	(22,326)	(20,000)
Net proceeds (repayments) from revolving lines-of-credit	137,242	1,114,171	(47,879)
Repayments of notes receivable	—	—	14,691
Tax benefit on exercised stock options	17,542	867	567
Principal payments of capital lease obligations	(1,300)	(636)	(546)

Net cash provided by financing activities	297,769	2,032,384	179,007

Foreign exchange effect on cash and cash equivalents	(5,689)	9,019	2,389

Net (decrease) increase in cash and cash equivalents	(273,408)	343,628	36,834
Cash and cash equivalents, beginning of period	414,732	71,104	34,270

Cash and cash equivalents, end of period	$141,324	$414,732	$71,104

The accompanying notes are an integral part of these consolidated financial statements.

Inverness Medical Innovations, Inc. and subsidiaries

Notes to consolidated financial statements

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations, Inc. and subsidiaries enable individuals to take charge of improving their health and quality of life at home. Our products and services, as well as our new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. In addition, we manufacture a variety of vitamins and nutritional supplements that we market under our brands and those of private label retailers in the consumer market primarily in the United States.

Our business is organized into four primary operating segments: (i) professional diagnostics, (ii) health management, (iii) consumer diagnostics and (iv) vitamins and nutritional supplements. The professional diagnostics segment includes an array of innovative rapid diagnostic test products and other in vitro diagnostic tests marketed to medical professionals and laboratories for detection of infectious diseases, cardiac conditions, oncology, drugs of abuse and pregnancy. The health management segment provides comprehensive, integrated programs and services focused on wellness, disease and condition management, productivity enhancement and informatics, all designed to reduce health-related costs and enhance the health and quality of life of the individuals we serve. The consumer diagnostics segment consists primarily of manufacturing operations related to our role as the exclusive manufacturer of products for SPD Swiss Precision Diagnostics, or SPD, our 50/50 joint venture with The Procter & Gamble Company, or P&G. SPD has significant operations in the worldwide over-the-counter pregnancy and fertility/ovulation test market. The vitamins and nutritional supplements segment includes branded and private label vitamins and nutritional supplements that are sold over-the-counter.

Acquisitions are an important part of our growth strategy. When we acquire businesses, we seek to complement existing products and services, enhance or expand our product lines and/or expand our customer base. We determine what we are willing to pay for each acquisition partially based on our expectation that we can cost effectively integrate the products and services of the acquired companies into our existing infrastructure. In addition, we utilize existing infrastructure of the acquired companies to cost effectively introduce our products to new geographic areas. All these factors contributed to the acquisition prices of acquired businesses that were in excess of the fair value of net assets acquired and the resultant goodwill (Note 4).

Following the completion of our 50/50 joint venture with P&G on May 17, 2007 (Note 13), we ceased to consolidate the operating results of our consumer diagnostics business, which represented $76.1 million of net product sales in 2007 (through the date the joint venture was formed) and $171.6 million of net product sales in 2006, and instead account for our 50% interest in the results of the joint venture under the equity method of accounting. In our capacity as the manufacturer of products for the joint venture, we supply product to the joint venture and record revenue on those sales. No gain on the proceeds that we received from P&G through the formation of our joint venture will be recognized in our financial statements until P&G’s option to require us to purchase its interest in the joint venture at market value expires after the fourth anniversary of the closing.

The consolidated financial statements include the accounts of Inverness Medical Innovations, Inc. and its subsidiaries. Intercompany transactions and balances are eliminated and net earnings are reduced by the portion of the net earnings of subsidiaries applicable to minority interests. Equity investments in which we exercise significant influence but do not control and are not the primary beneficiary are accounted for using the equity method. Investments in which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method. Certain amounts for prior periods have been reclassified to conform to the current period classification.

Notes to consolidated financial statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Use of estimates

To prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, our management must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from such estimates.

b.  Foreign currencies

We follow the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. In general, the functional currencies of our foreign subsidiaries are the local currencies. For purpose of consolidating the financial statements of our foreign subsidiaries, all assets and liabilities of the foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date while the stockholders’ equity accounts are translated at historical exchange rates. Translation gains and losses that result from the conversion of the balance sheets of the foreign subsidiaries into U.S. dollars are recorded to cumulative translation adjustment which is a component of accumulated other comprehensive income within stockholders’ equity (Note 18).

The revenue and expenses of our foreign subsidiaries are translated using the average rates of exchange in effect during each fiscal month during the year. Net realized and unrealized foreign currency exchange transaction losses of $0.9 million during 2008, losses of $1.6 million during 2007 and gains of $2.6 million during 2006, are included as a component of other income (expense), net in the accompanying consolidated statements of operations.

c.  Cash and cash equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of acquisition to be cash equivalents. Cash equivalents consisted of money market funds at December 31, 2008 and 2007.

d.  Restricted cash

We have restricted cash of $2.7 million and $141.9 million as of December 31, 2008 and 2007, respectively. Of the $141.9 million, $139.7 million represented a cash escrow established in connection with our February 2008 acquisition of BBI Holdings Plc, or BBI (Note 4).

e.  Marketable securities

We account for our investment in marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities classified as available-for-sale or trading are carried at estimated fair value, as determined by quoted market prices at the balance sheet date. Realized gains and losses on securities are included in earnings and are determined using the specific identification method. Unrealized holding gains and losses (except for other than temporary impairments) on securities classified as available for sale, are excluded from earnings and are reported in accumulated other comprehensive income, net of related tax effects. Unrealized gains and losses on actively-traded securities are included in earnings. Marketable securities that are held indefinitely are classified in our accompanying balance sheet as long-term marketable securities.

Notes to consolidated financial statements

f.  Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and made up of raw material, work-in-process and finished goods. The cost elements of work-in-process and finished goods inventory consist of raw material, direct labor and manufacturing overhead. Where finished goods inventory is purchased from third-party manufacturers, the costs of such finished goods inventory represent the costs to acquire such inventory.

g.  Property, plant and equipment

We record property, plant and equipment at historical cost or, in the case of a business combination, at fair value on the date of the business combination. Depreciation and amortization are computed using the straight-line method based on the following estimated useful lives of the related assets: machinery, laboratory equipment and tooling, 2-21 years; buildings, 20-50 years; leasehold improvements, lesser of remaining term of lease or estimated useful life of asset; computer software and equipment, 1-6 years and furniture and fixtures, 2-15 years. Land is not depreciated. Depreciation and amortization expense related to property, plant and equipment amounted to $51.8 million, $28.3 million and $17.6 million in 2008, 2007 and 2006, respectively. Expenditures for repairs and maintenance are expensed as incurred.

h.  Goodwill and other intangible assets with indefinite lives

We account for goodwill and other intangible assets with indefinite lives in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which establishes financial accounting and reporting standards for acquired goodwill and other intangible assets. Under the provisions of SFAS No. 142, goodwill and indefinite-lived intangible assets are required to be tested for impairment annually, in lieu of being amortized, using a fair value approach at the reporting unit level. Furthermore, testing for impairment is required on an interim basis if an event or circumstance indicates that it is more likely than not an impairment loss has been incurred. An impairment loss shall be recognized to the extent that the carrying amount of goodwill or any indefinite-lived intangible asset exceeds its implied fair value. Impairment losses shall be recognized in operating results.

Our valuation methodology for assessing impairment, using the discounted cash flows approach, requires management to make judgments and assumptions based on historical experience and projections of future operating performance. If these assumptions differ materially from future results, we may record impairment charges in the future. Our annual impairment review performed on September 30, 2008 did not indicate that goodwill or other indefinite-lived intangible assets related to our professional diagnostics, health management or our consumer diagnostics reporting units were impaired.

Despite current economic conditions and the fluctuation in our common stock price during the fourth quarter of 2008, we determined that, based on our 2008 financial performance, our unchanged expectations of future financial performance as used in our fair value analysis and the improvement in our common stock price subsequent to year end, a triggering event that would warrant further impairment testing had not occurred and therefore no updated testing was performed and no goodwill impairment was recorded during 2008. Should economic conditions deteriorate further or remain depressed for a prolonged period of time, estimates of future cash flows for each reporting unit may be insufficient to support carrying value and the goodwill assigned to it, requiring us to test for impairment. Impairment charges, if any, may be material to our results of operations and financial position.

i.  Impairment of other long-lived tangible and intangible assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we evaluate long-lived tangible and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present with respect

Notes to consolidated financial statements

to long-lived tangible and intangible assets used in operations and undiscounted future cash flows are not expected to be sufficient to recover the assets’ carrying amount, additional analysis is performed as appropriate and the carrying value of the long-lived asset is reduced to the estimated fair value, if this is lower, and an impairment loss would be charged to expense in the period the impairment is identified. We believe that the carrying values of our other long-lived tangible and intangible assets were realizable as of December 31, 2008.

j.  Business acquisitions

We account for acquired businesses using the purchase method of accounting as prescribed by SFAS No. 141, Business Combinations. Under the purchase method, the operating results of an acquired business are included in our consolidated financial statements starting from the consummation date of the acquisition. In addition, the assets acquired and liabilities assumed must be recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

We generally employ the income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Other significant estimates associated with the accounting for acquisitions include exit costs. We have undertaken certain restructurings of the acquired businesses to realize efficiencies and potential cost savings. Our restructuring activities include the elimination of duplicate facilities, reductions in staffing levels, and other costs associated with exiting certain activities of the businesses we acquire. Provided certain criteria are met, the estimated costs associated with these restructuring activities are treated as assumed liabilities, consistent with the guidance of Emerging Issue Task Force (“EITF”) Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. Our estimates and assumptions associated with these restructuring activities may change as we execute approved plans. Decreases to the estimated costs are generally recorded as an adjustment to goodwill. Increases to the estimates are generally recorded as an adjustment to goodwill during the purchase price allocation period (generally within one year of the acquisition date) and as operating expenses thereafter.

Any common stock issued in connection with our acquisitions is determined based on the average market price of our common stock pursuant to EITF Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.

Some of our acquisitions have involved an exchange of employee stock options and restricted stock awards. Accordingly, we have accounted for these exchanges within a purchase business combination under the guidance of SFAS No. 123-R, Share-Based Payments. In general, to the extent that the fair value of our awards approximate the fair value of the acquired-company awards, the fair value of the awards has been recognized as a component of the purchase price. The fair value of unvested or partially-vested awards is allocated between the vested and unvested portions of the awards. The fair value of the unvested portion is deducted from the purchase price and recognized as compensation cost as that portion vests.

Notes to consolidated financial statements

k.  Income taxes

We follow the provisions of SFAS No. 109, Accounting for Income Taxes, under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The provisions of SFAS No. 109 also require the recognition of future tax benefits such as net operating loss, or NOL, carryforwards, to the extent that the realization of such benefits is more likely than not. To the extent that it is not more likely than not that we will realize such benefits, we must establish a valuation allowance against the related deferred tax assets (Note 19).

We follow the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, (“FIN 48”). In accordance with FIN 48, we recognize some or all of the benefit of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position (Note 19).

l.  Revenue recognition

We primarily recognize revenue when the following four basic criteria have been met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collection is reasonably assured.

The majority of our revenue is derived from product revenue. We recognize revenue upon title transfer of the products to third-party customers, less a reserve for estimated product returns and allowances. Determination of the reserve for estimated product returns and allowances is based on our management’s analyses and judgments regarding certain conditions. Should future changes in conditions prove management’s conclusions and judgments on previous analyses to be incorrect, revenue recognized for any reporting period could be adversely affected.

Additionally, we generate services revenue in connection with contracts with leading healthcare organizations whereby we distribute clinical expertise through fee-based arrangements. Revenue for fee-based arrangements is recognized over the period in which the services are provided. Some contracts provide that a portion of our fees are at risk if our customers do not achieve certain financial cost savings over a period of time, typically one year. Revenue subject to refund is not recognized if (i) sufficient information is not available to calculate performance measurements, or (ii) interim performance measurements indicate that we are not meeting performance targets. If either of these two conditions exists, we record the amounts as other current liabilities in the consolidated balance sheet, deferring recognition of the revenue until we establish that we have met the performance criteria. If we do not meet the performance targets at the end of the contractual period we are obligated under the contract to refund some or all of the at risk fees.

In connection with the acquisition of the Determine business in June 2005 from Abbott Laboratories, we entered into a transition services agreement with Abbott, whereby Abbott would continue to distribute the acquired products until both parties agreed the transition was completed. During the transition period, we recognized revenue on sales of the products when title transferred from Abbott to third party customers.

We also receive license and royalty revenue from agreements with third-party licensees. Revenue from fixed fee license and royalty agreements are recognized on a straight-line basis over the obligation period of the related license agreements. License and royalty fees that the licensees calculate based on their sales, which we have the right to audit under most of our agreements, are generally recognized upon receipt of the license or royalty payments unless we are able to reasonably estimate the fees as they are earned. License and royalty fees that are determinable prior to the receipt thereof are recognized in the period they are earned.

Notes to consolidated financial statements

m.  Employee stock-based compensation arrangements

Effective January 1, 2006, we began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS No. 123-R, Share-Based Payment, as interpreted by SEC Staff Accounting Bulletin (“SAB”) No. 107. We adopted the modified prospective transition method provided for under SFAS No. 123-R, and consequently have not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock options now includes: (i) amortization related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) amortization related to all stock option awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R. In addition, we record expense over the offering period in connection with shares issued under our employee stock purchase plan. The compensation expense for stock-based compensation awards includes an estimate for forfeitures and is recognized over the expected term of the options using the straight-line method.

Our stock option plans provide for grants of options to employees to purchase common stock at the fair market value of such shares on the grant date of the award. The options generally vest over a four-year period, beginning on the date of grant, with a graded vesting schedule of 25% at the end of each of the four years. The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing method. We use historical data to estimate the expected price volatility and the expected forfeiture rate. The contractual term of our stock option awards is ten years. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant with a remaining term equal to the expected term of the option. We have not made any dividend payments nor do we have plans to pay dividends in the foreseeable future.

n.  Net (loss) income per common share

Net (loss) income per common share, computed in accordance with SFAS No. 128, Earnings per Share, is based upon the weighted average number of outstanding common shares and the dilutive effect of common share equivalents, such as options and warrants to purchase common stock, convertible preferred stock and convertible notes, if applicable, that are outstanding each year (Note 15).

o.  Other operating expenses

We expense advertising costs as incurred. In 2008, 2007 and 2006, advertising costs amounted to $15.7 million, $16.3 million and $23.0 million, respectively, and are included in sales and marketing expenses in the accompanying consolidated statements of operations.

Shipping and handling costs are included in cost of net revenue in the accompanying consolidated statements of operations. Additionally, to the extent that we charge our customers for shipping and handling costs, these costs are recorded as product revenues.

p.  Concentration of credit risk, off-balance sheet risks and other risks and uncertainties

Financial instruments that potentially subject us to concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. We invest our excess cash primarily in high quality securities and limit the amount of our credit exposure to any one financial institution. We do not require collateral or other securities to support customer receivables; however, we perform on-going credit evaluations of our customers and maintain allowances for potential credit losses.

At December 31, 2008 and 2007, we had one individual customer account receivable balance outstanding that represented 14% and 12% of the gross account receivable balance, respectively. During 2008 and 2007, we had one customer that represented 22% and 17% of our net revenue, respectively, and purchased our

Notes to consolidated financial statements

professional diagnostics products. During 2006, no customer represented greater than 10% of our net revenue.

We rely on a number of third parties to manufacture certain of our products. If any of our third-party manufacturers cannot, or will not, manufacture our products in the required volumes, on a cost-effective basis, in a timely manner, or at all, we will have to secure additional manufacturing capacity. Any interruption or delay in manufacturing could have a material adverse effect on our business and operating results.

q.  Financial instruments and fair value of financial instruments

Our primary financial instruments at December 31, 2008 and 2007 consisted of cash equivalents, marketable securities, accounts receivable, accounts payable, debt and our interest rate swap contract. The estimated fair value of these financial instruments approximates their carrying values at December 31, 2008 and 2007. The estimated fair values have been determined through information obtained from market sources. We account for our derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and related amendments, including SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.

r.  Recent accounting pronouncements

Recently issued standards

In June 2008, the FASB ratified EITF Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock, which addresses the accounting for certain instruments as derivatives under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Under this new pronouncement, specific guidance is provided regarding requirements for an entity to consider embedded features as indexed to the entity’s own stock. This Issue is effective for fiscal years beginning after December 15, 2008. We are currently in the process of evaluating the impact of adopting this pronouncement.

In May 2008, the FASB issued FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled In Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. This FSP should be applied retrospectively for all periods presented. We are currently in the process of evaluating the impact of adopting this pronouncement.

In April 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets. FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, as well as interim periods within those fiscal years. We are currently in the process of evaluating the impact of adopting this pronouncement.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133. This statement requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. It also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS No. 133 have been applied and the impact that hedges have on an entity’s financial position, financial performance and cash flows. This statement is effective for fiscal

Notes to consolidated financial statements

years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently in the process of evaluating the impact of adopting this pronouncement.

In December 2007, the FASB ratified the consensus reached by the EITF in EITF Issue No. 07-01, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property. The EITF concluded that a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. Revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, and other accounting literature. Payments to or from collaborators would be evaluated and presented based on the nature of the arrangement and its terms, the nature of the entity’s business, and whether those payments are within the scope of other accounting literature. The nature and purpose of collaborative arrangements are to be disclosed along with the accounting policies and the classification and amounts of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however required disclosure under EITF Issue No. 07-01 applies to the entire collaborative agreement. This Issue is effective for fiscal years beginning after December 15, 2008, and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. We are currently in the process of evaluating the impact of adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin (ARB) No. 51. This statement amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity and should therefore be reported as equity in the consolidated financial statements. The statement also establishes standards for presentation and disclosure of the non-controlling results on the consolidated income statement. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. We are currently in the process of evaluating the impact of adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 141-R, Business Combinations. This statement replaces SFAS No. 141, but retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting be used for all business combinations. This statement requires an acquirer to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their fair values as of the acquisition date. The statement requires acquisition costs and any restructuring costs associated with the business combination to be recognized separately from the fair value of the business combination. SFAS No. 141-R establishes requirements for recognizing and measuring goodwill acquired in the business combination or a gain from a bargain purchase as well as disclosure requirements designed to enable users to better interpret the results of the business combination. SFAS No. 141-R is effective for fiscal years beginning on or after December 15, 2008. Given our history of acquisition activity, we anticipate the adoption of SFAS No. 141-R to have a significant impact on our consolidated financial statements. Early adoption of this statement is not permitted. As of December, 31, 2008 there were $3.8 million in capitalized acquisition costs classified in other non-current assets. The capitalized costs will be written off in January 2009 when this statement becomes effective.

Recently adopted standards

Effective October 2008, we adopted FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP 157-3 clarifies the application of SFAS No. 157 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. The adoption of these provisions did not have a material impact on our consolidated financial statements.

Notes to consolidated financial statements

Effective January 1, 2008, we adopted EITF Issue No. 07-03, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. EITF 07-03 concludes that non-refundable advance payments for future research and development activities should be deferred and capitalized until the goods have been delivered or the related services have been performed. If an entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. The effect of applying this EITF is prospective for new contracts entered into on or after the date of adoption. The adoption of this EITF did not have a material impact on our consolidated financial statements.

Effective January 1, 2008, we adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB No. 115. This Statement provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. The standard also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. If the fair value option is elected, the effect of the first remeasurement to fair value is reported as a cumulative effect adjustment to the opening balance of retained earnings. The statement is to be applied prospectively upon adoption. The adoption of these provisions did not have a material impact on our consolidated financial statements.

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The standard applies whenever other standards require, (or permit), assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. The FASB has provided a one-year deferral for the implementation for other non-financial assets and liabilities. The adoption of these provisions did not have a material impact on our consolidated financial statements. For further information about the adoption of the required provisions of SFAS No. 157 see Note 7.

Notes to consolidated financial statements

3.	OTHER BALANCE SHEET INFORMATION

Components of selected captions in the consolidated balance sheets consist of (in thousands):

	December 31,
	2008	2007

Inventories, net:
Raw materials	$45,161	$45,111
Work-in-process	41,651	40,184
Finished goods	112,319	62,936

	$199,131	$148,231

Property, plant and equipment, net:
Machinery, laboratory equipment and tooling	$152,760	$134,776
Land and buildings	139,186	132,512
Leasehold improvements	22,158	29,032
Computer software and equipment	60,135	34,857
Furniture and fixtures	15,449	16,301

	389,688	347,478
Less: Accumulated depreciation and amortization	(105,205)	(79,598)

	$284,483	$267,880

Accrued expenses and other current liabilities:
Compensation and compensation-related	$60,495	$55,397
Advertising and marketing	7,433	6,308
Professional fees	8,517	23,436
Interest payable	4,459	2,436
Royalty obligations	13,821	8,221
Deferred revenue	21,977	5,337
Taxes payable	47,658	39,778
Acquisition-related obligations	29,107	22,375
Other	39,665	11,647

	$233,132	$174,935

4.	BUSINESS COMBINATIONS

a.  Acquisitions in 2008

i.  Acquisition of Matria

On May 9, 2008, we acquired Matria Healthcare Inc., or Matria, a national provider of health improvement, disease management and high-risk pregnancy management programs and services. The preliminary aggregate purchase price was $834.6 million, which consisted of $141.3 million in cash, Series B convertible preferred stock with a fair value of approximately $657.9 million, $17.3 million of fair value associated with Matria employee stock options exchanged as part of the transaction and $18.0 million for direct acquisition costs. In addition, we assumed and immediately repaid debt totaling approximately $279.2 million. The operating results of Matria are included in our health management reporting unit and business segment.

Notes to consolidated financial statements

A summary of the preliminary purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$109,106
Property, plant and equipment	24,460
Goodwill	836,178
Intangible assets	325,385
Other non-current assets	27,184

Total assets acquired	1,322,313

Current liabilities	358,270
Non-current liabilities	129,486

Total liabilities assumed	487,756

Net assets acquired	834,557
Less:
Acquisition costs	17,961
Fair value of Series B convertible preferred stock issued (1,787,834 shares)	657,923
Fair value of stock options exchanged (1,490,655 options)	17,334

Cash consideration	$141,339

We expect that all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$31,000	3 years
Database	25,000	10 years
Trade names	1,185	5 months
Customer relationships	253,000	13 years
Non-compete agreements	15,200	0.75-3 years

Total intangible assets with finite lives	$325,385

ii.  Acquisition of BBI

On February 12, 2008, we acquired BBI Holdings Plc, or BBI, a publicly-traded company headquartered in the United Kingdom that specializes in the development and manufacture of non-invasive lateral flow tests and gold reagents. The preliminary aggregate purchase price was $163.2 million, which consisted of $138.6 million in cash, including $14.7 million of cash paid for shares of BBI common stock which we owned prior to the acquisition date, common stock with an aggregate fair value of $14.4 million, $6.6 million for direct acquisition costs and $3.6 million of fair value associated with BBI employee stock options exchanged as part of the transaction. The operating results of BBI are included in our professional and consumer diagnostics reporting units and business segments.

Notes to consolidated financial statements

A summary of the preliminary purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$22,421
Property, plant and equipment	7,603
Goodwill	87,713
Intangible assets	90,201
Other non-current assets	3,001

Total assets acquired	210,939

Current liabilities	15,587
Non-current liabilities	32,141

Total liabilities assumed	47,728

Net assets acquired	163,211
Less:
Acquisition costs	6,581
Fair value of common stock issued (251,085 shares)	14,397
Fair value of stock options/awards exchanged (329,612 options/25,626 awards)	3,639

Cash consideration	$138,594

We expect that all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$28,043	15-20 years
Trade names and other intangible assets	16,180	10-25 years
Customer relationships	45,978	7-25 years

Total intangible assets with finite lives	$90,201

iii.  Acquisition of Panbio

On January 7, 2008, we acquired Panbio Limited, or Panbio, an Australian publicly-traded company headquartered in Brisbane, Australia, that develops and manufactures diagnostic tests for use in the diagnosis of a broad range of infectious diseases. The preliminary aggregate purchase price was $36.5 million, which consisted of $35.9 million in cash and $0.6 million for direct acquisition costs. In June 2008, we sold certain assets totaling $1.8 million related to a particular product line. The sale of these assets, at their acquisition date fair values, is reflected in the preliminary purchase price allocation. The operating results of Panbio are included in our professional diagnostics reporting unit and business segment.

Notes to consolidated financial statements

A summary of the preliminary purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$12,835
Property, plant and equipment	2,080
Goodwill	13,556
Intangible assets	17,717
Other non-current assets	246

Total assets acquired	46,434

Current liabilities	3,115
Non-current liabilities	6,810

Total liabilities assumed	9,925

Net assets acquired	36,509
Less:
Acquisition costs	566

Cash consideration	$35,943

We expect that all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$4,154	5-7 years
Trade name	2,382	10 years
Customer relationships	11,181	17-25 years

Total intangible assets with finite lives	$17,717

iv.	Other acquisitions in 2008

During 2008, we acquired the following assets and businesses for an aggregate preliminary purchase price of $49.2 million, in which we paid $42.0 million in cash, $1.7 million in direct acquisition costs, and accrued contingent consideration and milestone payments totaling $5.5 million:

➢	Certain assets from Mochida Pharmaceutical Co., Ltd, or Mochida. As part of the acquisition of certain assets, Mochida transferred the exclusive distribution rights in Japan for certain Osteomark products (Acquired April 2008)

➢	Privately-owned provider of care and health management services (Acquired July 2008)

➢	Vision Biotech Pty Ltd, or Vision, located in Cape Town, South Africa, a privately-owned distributor of rapid diagnostic products predominantly to the South African marketplace (Acquired September 2008)

➢	Global Diagnostics CC, or Global, located in Johannesburg, South Africa, a privately-owned contract manufacturer and distributor of high quality rapid diagnostic tests predominantly to the South African marketplace (Acquired September 2008)

➢	DiaTeam Diagnostika und Arzneimittel Großhandel GmbH, or DiaTeam, located in Linz, Austria, a privately-owned distributor of high quality rapid diagnostic tests predominantly to the Austrian marketplace (Acquired September 2008)

➢	Prodimol Biotecnologia S.A., or Prodimol, located in Brazil, a privately-owned distributor of high quality rapid diagnostic tests predominantly to the Brazilian marketplace (Acquired October 2008)

Notes to consolidated financial statements

➢	Ameditech, Inc., or Ameditech, located in San Diego, California, a leading manufacturer of high quality drugs of abuse diagnostic tests (Acquired December 2008)

A summary of the preliminary purchase price allocation for these acquisitions is as follows (in thousands):

Current assets	$10,966
Property, plant and equipment	655
Goodwill	16,238
Other non-current assets	173
Intangible assets	36,938

Total assets acquired	64,970

Current liabilities	5,838
Non-current liabilities	9,955

Total liabilities assumed	15,793

Net assets acquired	49,177
Less:
Acquisition costs	1,725
Accrued earned milestone and contingent consideration	5,466

Cash consideration	$41,986

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$2,866	6-10 years
Trade names	2,690	10 years
Customer relationships	29,477	3.5-14 years
Non-compete agreements	1,063	2-5 years
Manufacturing know-how	842	5 years

Total intangible assets	$36,938

Mochida, Vision, Global, DiaTeam, Prodimol and Ameditech are included in our professional diagnostics reporting unit and business segment; and the healthcare acquisition is included in our health management reporting unit and business segment. Goodwill has been recognized in the Vision, Global, DiaTeam, Prodimol and Ameditech transactions and amounted to approximately $16.2 million. Goodwill related to these acquisitions, excluding Ameditech, is not deductible for tax purposes.

b.  Acquisitions in 2007

i.  Acquisition of ParadigmHealth

On December 21, 2007, we acquired ParadigmHealth, Inc., or ParadigmHealth, a privately-owned leading provider of precise medical management to provide optimal health outcomes for acutely ill and clinically complex patients. The aggregate purchase price was $236.8 million, which consisted of $236.0 million in cash and $0.8 million for direct acquisition costs. The operating results of ParadigmHealth are included in our health management reporting unit and business segment.

Notes to consolidated financial statements

A summary of the purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$34,498
Property, plant and equipment	2,163
Goodwill	168,172
Intangible assets	61,449

Total assets acquired	266,282

Current liabilities	1,094
Non-current liabilities	28,397

Total liabilities assumed	29,491

Net assets acquired	236,791
Less:
Acquisition costs	844

Cash consideration	$235,947

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$6,900	5-10 years
Trademarks	249	9 months
Software	5,100	8 years
Non-compete agreements	2,700	2 years
Customer relationships	46,500	6-21 years

Total intangible assets with finite lives	$61,449

ii.  Acquisition of Redwood

On December 20, 2007, we acquired Redwood Toxicology Laboratories, Inc., or Redwood, a privately-owned drugs of abuse diagnostics and testing company. The aggregate purchase price was $53.8 million, which consisted of $53.3 million in cash and $0.5 million for direct acquisition costs. In addition, we assumed and paid debt of $47.7 million. The operating results of Redwood are included in our professional diagnostics reporting unit and business segment.

Notes to consolidated financial statements

A summary of the purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$11,234
Property, plant and equipment	5,653
Goodwill	21,471
Intangible assets	66,020
Other non-current assets	84

Total assets acquired	104,462

Current liabilities	2,947
Non-current liabilities	47,708

Total liabilities assumed	50,655

Net assets acquired	53,807
Less:
Acquisition costs	546

Cash consideration	$53,261

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Trademarks	$5,970	10 years
Non-compete agreements	2,800	2-5 years
Customer relationships	57,250	11-12.5 years

Total intangible assets with finite lives	$66,020

iii.  Acquisition of Alere

On November 16, 2007, we acquired Alere Medical, Inc., or Alere Medical, a privately-held leading provider of care and health management services. The aggregate purchase price was $311.3 million, which consisted of $128.6 million in cash, common stock with an aggregate fair value of $161.1 million, $1.0 million for direct acquisition costs and $20.6 million of fair value associated with Alere Medical employee stock options which were exchanged as part of the transaction. The operating results of Alere Medical are included in our health management reporting unit and business segment.

With respect to Alere Medical, the terms of the acquisition agreement provided for contingent consideration payable to each Alere Medical stockholder who owned shares of our common stock or retained the option to purchase shares of our common stock on the six-month anniversary of the closing of the acquisition. The contingent consideration, payable in cash or stock at our election, was equal to the number of such shares of our common stock or options to purchase our common stock held on the six-month anniversary multiplied by the amount that $58.31 exceeded the greater of the average price of our common stock for the ten business days preceding the six-month anniversary date, or 75% of $58.31. Accordingly, based on the price of our common stock for the ten business days preceding the six-month anniversary of the closing of the acquisition, we issued approximately 0.1 million shares of our common stock on May 30, 2008 to the Alere Medical stockholders based on the remaining outstanding shares at that time. Payment of this contingent consideration did not impact the purchase price for this acquisition.

Notes to consolidated financial statements

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$13,332
Property, plant and equipment	8,897
Goodwill	262,565
Intangible assets	55,500
Other non-current assets	5,523

Total assets acquired	345,817

Current liabilities	10,651
Non-current liabilities	23,880

Total liabilities assumed	34,531

Net assets acquired	311,286
Less:
Acquisition costs	959
Fair value of common stock issued (2,762,182 shares)	161,086
Fair value of stock options exchanged (380,894 options)	20,614

Cash consideration	$128,627

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$6,100	3-6 years
Trademarks	1,500	10 years
Customer relationships	46,300	9 years
Non-compete agreements	1,600	0.5-1 year

Total intangible assets with finite lives	$55,500

iv.  Acquisition of HemoSense

On November 6, 2007, we acquired HemoSense, Inc., or HemoSense, a publicly-traded developer and marketer of point-of-care testing products for therapeutic drug monitoring. The aggregate purchase price was $244.0 million, which consisted of common stock with an aggregate fair value of $226.4 million, $0.9 million for direct acquisition costs and $16.7 million of fair value associated with HemoSense employee stock options which were exchanged as part of the transaction. The operating results of HemoSense are included in our professional diagnostics reporting unit and business segment.

Notes to consolidated financial statements

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$23,399
Property, plant and equipment	1,936
Goodwill	137,791
Intangible assets	100,670
Other non-current assets	232

Total assets acquired	264,028

Current liabilities	15,232
Non-current liabilities	4,747

Total liabilities assumed	19,979

Net assets acquired	244,049
Less:
Acquisition costs	939
Fair value of common stock issued (3,691,369 shares)	226,415
Fair value of stock options exchanged (380,732 options)	16,695

Cash consideration	$—

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$24,130	1-10 years
Trademarks	7,100	10 years
Customer relationships	69,100	20 years
Non-compete agreements	300	1 year
Internally-developed software	40	10 years

Total intangible assets with finite lives	$100,670

v.  Acquisition of Cholestech

On September 12, 2007, we acquired Cholestech Corporation, or Cholestech, a publicly-traded leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and inflammatory disorders. The aggregate purchase price was $354.7 million, which consisted of common stock with an aggregate fair value of $329.8 million, $4.6 million for direct acquisition costs and $20.3 million of fair value associated with the Cholestech employee stock options and restricted stock awards which were exchanged as part of the transaction. The operating results of Cholestech are included in our cardiology reporting unit of our professional diagnostics business segment.

Notes to consolidated financial statements

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$83,377
Property, plant and equipment	6,643
Goodwill	143,611
Intangible assets	209,078
Other non-current assets	669

Total assets acquired	443,378

Current liabilities	17,685
Non-current liabilities	71,032

Total liabilities assumed	88,717

Net assets acquired	354,661
Less:
Acquisition costs	4,556
Fair value of common stock issued (6,840,361 shares)	329,774
Fair value of stock options/awards exchanged (733,077 options/awards)	20,331

Cash consideration	$—

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$83,833	13 years
Trademarks	20,590	10 years
Customer relationships	99,060	26 years
License agreement	355	7 years
Non-compete agreements	5,040	1.5-2 years
Internally-developed software	200	7 years

Total intangible assets with finite lives	$209,078

vi.  Acquisition of Biosite

On June 29, 2007, we completed our acquisition of Biosite Incorporated, or Biosite, a publicly-traded global medical diagnostic company utilizing a biotechnology approach to create products for the diagnosis of critical diseases and conditions. The aggregate purchase price was $1.8 billion, which consisted of $1.6 billion in cash, $68.9 million in estimated direct acquisition costs and $77.4 million of fair value associated with Biosite employee stock options which were exchanged as part of the transaction. In connection with our acquisition of Biosite, we also recorded $45.2 million of compensation expense associated with unvested stock options. The operating results of Biosite are included in our cardiology reporting unit of our professional diagnostics business segment.

Notes to consolidated financial statements

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$325,804
Property, plant and equipment	145,144
Goodwill	778,734
Intangible assets	663,891
In-process research and development	169,000
Other non-current assets	102,343

Total assets acquired	2,184,916

Current liabilities	128,971
Non-current liabilities	266,621

Total liabilities assumed	395,592

Net assets acquired	1,789,324
Less:
Acquisition costs	68,897
Cash settlement of vested stock options	51,503
Non-cash income tax benefits on stock options	2,574
Fair value of stock options exchanged (753,863 options)	25,879

Cash consideration	$1,640,471

As part of the purchase price allocation, IPR&D projects have been valued at $169.0 million. These are projects that have not yet achieved technological feasibility as of the date of our acquisition of Biosite.

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their and respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$237,691	5-19.5 years
Trademarks	78,100	10.5 years
Customer relationships	348,100	1.5-22.5 years

Total intangible assets with finite lives	$663,891

vii.  Acquisition of Instant

On March 12, 2007, we acquired 75% of the issued and outstanding capital stock of Instant Technologies, Inc., or Instant, a privately-owned distributor of rapid drugs of abuse diagnostic products used in the workplace, criminal justice and other testing markets. On December 28, 2007, we acquired the remaining 25% interest, bringing the aggregate purchase price to $60.8 million, which consisted of $38.9 million in cash, common stock with an aggregate fair value of $21.5 million and $0.3 million in direct acquisition costs. In addition, we assumed and paid debt of $4.9 million. The operating results of Instant are included in our professional diagnostics reporting unit and business segment.

Notes to consolidated financial statements

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$9,012
Property, plant and equipment	141
Goodwill	43,708
Intangible assets	28,520

Total assets acquired	81,381

Current liabilities	4,273
Non-current liabilities	16,334

Total liabilities assumed	20,607

Net assets acquired	60,774
Less:
Acquisition costs	348
Fair value of common stock issued (463,399 shares)	21,530

Cash consideration	$38,896

We expect that the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Trademarks	$3,170	5 years
Customer relationships	25,350	12 years

Total intangible assets with finite lives	$28,520

viii.  Other acquisitions in 2007

During the year ended December 31, 2007, we acquired the following businesses for an aggregate purchase price of $184.5 million, in which we paid $116.0 million in cash, issued 1.0 million shares of our common stock with an aggregate fair value of $54.1 million, issued notes payable totaling $9.6 million, incurred $4.5 million in direct acquisition costs and accrued milestone payments totaling $0.3 million:

➢	Matritech, Inc., or Matritech, located in Newton, Massachusetts and Freiburg, Germany, a biotechnology company principally engaged in the development, manufacturing, marketing, distribution and licensing of cancer diagnostic technologies and products (Acquired December 2007)

➢	Aska Diagnostic, Inc., or Aska, located in Tokyo, Japan, a distributor of professional diagnostics in Japan (Acquired December 2007)

➢	90.91% share in Biosystems S.A., or Biosystems, located in Cali and Bogota, Colombia, a distributor of diagnostics tests, instruments and reagents throughout Colombia (Acquired December 2007). In October 2008, we acquired the remaining 9.09% interest in Biosystems

➢	the assets of Akubio, a research company located in Cambridge, England (Acquired October 2007)

➢	Bio-Stat Healthcare Group, or Bio-Stat, located in Cheshire, United Kingdom, a privately-owned distributor of core laboratory and point-of-care diagnostic testing products to the U.K. marketplace (Acquired October 2007)

Notes to consolidated financial statements

➢ Spectral Diagnostics Private Limited and its affiliate Source Diagnostics (India) Private Limited, or Spectral/Source, located in New Delhi and Shimla, India, distributes professional diagnostics in India (Acquired July 2007)

➢	52.45% share in Diamics, Inc., or Diamics, located in Novato, California, a developer of molecular-based cancer screening and diagnostic systems (Acquired July 2007)

➢	Quality Assured Services, Inc., or QAS, located in Orlando, Florida, a privately-owned provider of diagnostic home tests and services in the U.S. marketplace (Acquired June 2007)

➢	Orange Medical, or Orange, located in Tilburg, The Netherlands, a manufacturer and marketer of rapid diagnostic products to the Benelux marketplace (Acquired May 2007)

➢	Promesan S.r.l., or Promesan, located in Milan, Italy, a distributor of point-of-care diagnostic testing products to the Italian marketplace (Acquired January 2007)

➢	First Check Diagnostics LLC, or First Check, located in Lake Forrest, California, a privately-held diagnostics company in the field of home testing for drugs of abuse, including marijuana, cocaine, methamphetamines and opiates (Acquired January 2007)

➢	the assets of Nihon Schering K.K., or NSKK, located in Japan, a diagnostic distribution business (Acquired January 2007)

➢	Gabmed GmbH, or Gabmed, located in Nettetal, Germany, a distributor of point-of-care diagnostic testing products in the German marketplace (Acquired January 2007)

➢	Med-Ox Chemicals Limited, or Med-Ox, located in Ottawa, Canada, a distributor of professional diagnostic testing products in the Canadian marketplace (Acquired January 2007)

A summary of the purchase price allocation for these acquisitions is as follows (in thousands):

Current assets	$38,518
Property, plant and equipment	4,145
Goodwill	110,255
Intangible assets	74,557
In-process research and development	4,826
Other non-current assets	838

Total assets acquired	233,139

Current liabilities	29,100
Non-current liabilities	19,584

Total liabilities assumed	48,684

Net assets acquired	184,455
Less:
Acquisition costs	4,488
Notes payable	9,551
Accrued earned milestones	259
Fair value of common stock issued (1,017,244 shares)	54,111

Cash consideration	$116,046

NSKK and Promesan are included in our professional and consumer diagnostics reporting units and business segments; Matritech, Aska, Biosystems, Bio-Stat, Akubio, Spectral/Source, Orange, Gabmed and Med-Ox are included in our professional diagnostics reporting unit and business segment; QAS is included in our health management reporting unit and business segment; and First Check is included in our consumer diagnostics reporting unit and business segment. Diamics is consolidated and included in our professional diagnostics reporting unit and business segment. Goodwill has been recognized in the Matritech, Aska, Biosystems,

Notes to consolidated financial statements

Bio-Stat, Spectral/Source, Diamics, QAS, Orange, Gabmed, Promesan, First Check and Med-Ox transactions and amounted to approximately $110.3 million. Goodwill related to these acquisitions, with the exception of Matritech and First Check, is not deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$4,234	7.0-13.5 years
Supplier relationships	3,882	15 years
Trademarks	9,278	2-10 years
License agreements	920	15 years
Customer relationships	53,294	10-20 years
Non-compete agreements	801	3-4 years
Internally-developed software	1,910	7 years

Total intangible assets with finite lives	74,319

Trademark	238	N/A

Total intangible assets with indefinite lives	238

Total intangible assets	$74,557

c.  Acquisitions in 2006

i.  Acquisition of the Innovacon business, including the ABON facility

On March 31, 2006, we acquired the assets of ACON Laboratories’ business of researching, developing, manufacturing, marketing and selling lateral flow immunoassay and directly-related products in the United States, Canada, Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand, or the Innovacon business. The preliminary aggregate purchase price was approximately $97.7 million which consisted of $55.1 million in cash, common stock with an aggregate fair value of $19.7 million, $12.9 million in estimated direct acquisition costs and an additional liability of $10.0 million which was paid in 2007, pursuant to the purchase agreement.

On May 15, 2006, as part of the Innovacon business we acquired a newly-constructed manufacturing facility in Hangzhou, China, pursuant to the terms of our acquisition agreement with ACON Laboratories, Inc. and its affiliates. In connection with the acquisition of the new facility, we acquired ABON BioPharm (Hangzhou) Co., Ltd, or ABON, the direct owner of the new factory and now our subsidiary. The preliminary aggregate purchase price was approximately $20.8 million which consisted of $8.8 million in cash and common stock with an aggregate fair value of $12.0 million. In addition, pursuant to the acquisition agreement, we made an additional payment of $4.1 million in cash as a result of the amount of cash acquired, net of indebtedness assumed, which increased the preliminary aggregate purchase price to $24.9 million.

This acquisition also had contingent payments due if the attainment of certain milestones were met. These milestones were achieved in 2008 resulting in an additional $6.0 million cash paid. We have made cash payments totaling $49.0 million and issued common stock with an aggregate fair value of $21.3 million as various milestones were achieved. This brings the aggregate purchase price for the Innovacon business, including the ABON facility to a total of $192.9 million. The operating results of the Innovacon business are included in our professional and consumer diagnostics reporting units and business segments.

Notes to consolidated financial statements

A summary of the purchase price allocation for this acquisition including the ABON facility discussed above is as follows (dollars in thousands):

Current assets	$25,914
Property, plant and equipment	10,274
Goodwill	120,920
Intangible assets	48,000

Total assets acquired	205,108

Current liabilities	4,081
Non-current liabilities	8,125

Total liabilities assumed	12,206

Net assets acquired	192,902
Less:
Acquisition costs	12,962
Fair value of common stock issued (1,871,250 shares)	53,052

Cash consideration	$126,888

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$16,200	7 years
Supplier relationships	3,300	1.8 years
Trademarks	800	10 years
Customer relationships	27,700	16.8-17.8 years

Total intangible assets with finite lives	$48,000

Additionally, in connection with the acquisition of the Innovacon business, we entered into an agreement for the purchase of ACON Laboratories’ lateral flow immunoassay sales and distribution business in all territories not included within the territories acquired in connection with our March 31, 2006 acquisition described above. Under the terms of this agreement, in the event that this business achieves a specified level of profitability, we will acquire this business in 2009 for a formulaic price based on the revenues and earnings of the business. Alternatively, we may elect not to complete the acquisition of the business in exchange for a payment equal to 15% of the purchase price that would have been due had we elected to complete the acquisition.

ii.  Acquisition of Clondiag

On February 28, 2006, we acquired 67.45% of CLONDIAG chip technologies GmbH, or Clondiag, a privately-held company located in Jena in Germany which is developing a multiplexing technology for nucleic acid and immunoassay-based diagnostics. Pursuant to the acquisition agreement, we purchased the remaining 32.55% on August 31, 2006. The aggregate purchase price was $23.1 million, which consisted of an initial cash payment of $11.9 million, common stock with an aggregate fair value of $5.8 million, a $5.3 million cash payment to acquire the remaining 32.55% stock ownership and $0.1 million in direct acquisition costs. Additionally, pursuant to the terms of the acquisition agreement, we have an obligation to settle existing employee bonus arrangements with the Clondiag employees totaling €1.1 million ($1.3 million). In

Notes to consolidated financial statements

connection with this obligation, we issued common stock with a fair value of $0.7 million to the employees of Clondiag and a cash payment of $0.5 million. As of December 31, 2008, our remaining obligation was $0.1 million. This obligation increased our aggregate purchase price to $24.4 million as of December 31, 2006 and resulted in additional goodwill.

In addition, the terms of the acquisition agreement provided for contingent consideration in the event that four specified products were developed on Clondiag’s platform technology during the three years following the acquisition date. This contingent consideration has been accounted for as an increase in the aggregate purchase price when the milestones are achieved. During 2007, we paid cash of $0.9 million and issued 56,079 shares of our common stock with a fair value of $1.5 million, in conjunction with Clondiag meeting one of the milestones mentioned above. During 2008, we paid cash of $2.6 million and issued 0.2 million shares of our common stock with a fair value of $4.5 million in conjunction with Clondiag meeting the final three milestones. Upon settlement of the third and fourth milestones, we recognized a $0.2 million foreign currency exchange gain which was included in the aggregate purchase price. The payments of the contingent consideration have increased our aggregate purchase price to $34.1 million. The operating expenses of Clondiag, which consist principally of research and development activities, have been included in our corporate and other business segment in 2006 and in our professional diagnostics segment in 2008 and 2007.

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$1,191
Property, plant and equipment	1,783
Goodwill	16,937
Intangible assets	11,310
In-process research and development	4,960
Other non-current assets	20

Total assets acquired	36,201

Current liabilities	1,296
Non-current liabilities	850

Total liabilities assumed	2,146

Net assets acquired	34,055
Less:
Acquisition costs	92
Realized foreign currency exchange gain	221
Accrued obligation cost	55
Fair value of common stock issued (467,415 shares)	12,457

Cash consideration	$21,230

We also evaluated certain in-process research and development projects and have expensed, as in-process research and development, those projects that have not yet attained technical feasibility. The amount expensed during the year ended December 31, 2006 was $5.0 million.

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable life

Core technology	$11,310	20 years

Total intangible assets with finite lives	$11,310

Notes to consolidated financial statements

d.  Restructuring plans related to business combinations

In connection with several of our acquisitions, we initiated integration plans to consolidate and restructure certain functions and operations, including the relocation and termination of certain personnel of these acquired entities and the closure of certain of the acquired entities’ leased facilities. These costs have been recognized as liabilities assumed, in connection with the acquisition of these entities in accordance with EITF Issue No. 95-3, and are subject to potential adjustments as certain exit activities are confirmed or refined. The following table summarizes the liabilities established for exit activities related to these acquisitions (in thousands):

	Severance	Facility	Total exit
	related	and other	activities

Balance at December 31, 2005	$1,489	$939	$2,428
Payments	(172)	(150)	(322)
Currency adjustments	177	—	177

Balance at December 31, 2006	1,494	789	2,283
Acquisitions	19,823	1,327	21,150
Payments	(6,763)	(218)	(6,981)
Currency adjustments	25	—	25

Balance at December 31, 2007	14,579	1,898	16,477
Acquisitions	19,561	3,897	23,458
Payments	(23,407)	(854)	(24,261)
Currency adjustments	(385)	(15)	(400)

Balance at December 31, 2008	$10,348	$4,926	$15,274

i.  2008 acquisitions

In connection with our acquisition of Matria, we implemented an integration plan to improve operating efficiencies and eliminate redundant costs resulting from the acquisition. The restructuring plan impacted all cost centers within the Matria organization, as activities were combined with our existing business operations. We recorded $15.2 million in exit costs, all of which relates to change in control and severance costs to involuntarily terminate employees. As of December 31, 2008, $4.0 million in severance costs remain unpaid.

In conjunction with our acquisition of Panbio, we formulated a restructuring plan to realize efficiencies and cost savings. In February 2008, we agreed upon a plan to close Panbio’s facility located in Columbia, Maryland. The manufacturing operation at the Maryland-based facility has been transferred to a third-party manufacturer and the sales and distribution of the products at this facility has been transferred to our newly-formed shared services center in Orlando, Florida. We recorded $0.6 million in exit costs, including $0.4 million related to facility and other exit costs and $0.2 million related to severance costs. As of December 31, 2008, $0.3 million in exit costs remain unpaid. See Note 23 for additional restructuring charges related to the Panbio facility closure and integration.

Although we believe our plan and estimated exit costs for our 2008 acquisitions are reasonable, actual spending for exit activities may differ from current estimated exit costs.

ii.  2007 acquisitions

In conjunction with our acquisition of Biosite, we implemented an integration plan to improve efficiencies and eliminate redundant costs resulting from the acquisition. The restructuring plan impacted all cost centers within the Biosite organization, as activities were combined with our existing business operations. Since the inception of the plan, we recorded $15.4 million in exit costs, of which $15.1 million relates to change in

Notes to consolidated financial statements

control and severance costs to involuntarily terminate employees and $0.3 million relates to facility and other exit costs. As of December 31, 2008, $1.3 million in exit costs remain unpaid.

During 2007, we formulated restructuring plans in connection with our acquisition of Cholestech, consistent with our acquisition strategy to realize operating efficiencies and cost savings. Additionally, in March 2008, we announced plans to close the Cholestech facility in Hayward, California. We are transitioning the manufacturing of the related products to our Biosite facility in San Diego, California and have transitioned the sales and distribution of the products to our newly-formed shared services center in Orlando, Florida. Since inception of the plans, we recorded $9.2 million in exit costs, of which $6.5 million relates to executive change in control agreements and severance costs to involuntarily terminate employees and $2.7 million relates to facility exit costs. As of December 31, 2008, $6.7 million in exit costs remain unpaid.

In conjunction with our acquisition of HemoSense, we formulated restructuring plans during 2007 to realize operating efficiencies and cost savings. Additionally, in March 2008, we announced plans to close the HemoSense facility in San Jose, California. We are transitioning the manufacturing of the related products to our Biosite facility in San Diego, California and have transitioned the sales and distribution of the products to our newly-formed shared services center in Orlando, Florida. Since inception of the plans, we recorded $1.5 million in exit costs, of which $1.3 million relates to severance costs to terminate employees and $0.2 million relates to facility and other exit costs. As of December 31, 2008, $0.5 million in exit costs remain unpaid.

See Note 23 for additional restructuring charges related to the Cholestech and HemoSense facility closures and integration.

In conjunction with our acquisition of Matritech, we formulated a plan to exit the leased facility of Matritech in Newton, Massachusetts and recorded $1.5 million in facility exit costs. As of December 31, 2008, $1.1 million of the facility exit costs remain unpaid.

In conjunction with our acquisition of Alere Medical and ParadigmHealth, we recorded $2.2 million related to executive change in control agreements and severance costs to involuntarily terminate employees. As of December 31, 2008, $0.9 million remains unpaid.

Although we believe our plans and estimated exit costs for our 2007 acquisitions are reasonable, actual spending for exit activities may differ from current estimated exit costs.

iii.  Other acquisitions

As a result of our acquisition of Ostex in 2003, we established a restructuring plan whereby we exited the facilities of Ostex in Seattle, Washington, and combined the activities of Ostex with our existing manufacturing and distribution facilities. Total severance costs associated with involuntarily terminated employees were $1.6 million, all of which has been paid as of December 31, 2006. Facility exit costs, including costs to vacate the Ostex facilities and lease commitments, were $2.4 million, of which $0.4 million remains unpaid as of December 31, 2008.

e.  Pro forma financial information

The following table presents selected unaudited financial information, including the assets of Instant, Biosite, Cholestech and Matria, as if the acquisitions of these entities had occurred on January 1, 2007. Pro forma results also reflect the impact of the formation of our consumer diagnostics business joint venture with P&G (Note 13(a)(i)) as if the joint venture had been formed on January 1, 2007. Pro forma results exclude

Notes to consolidated financial statements

adjustments for various other less significant acquisitions completed since January 1, 2007, as these acquisitions did not materially affect our results of operations.

The pro forma results are derived from the historical financial results of the acquired businesses for all periods presented and are not necessarily indicative of the results that would have occurred had the acquisitions been consummated on January 1, 2007 (in thousands, except pet share amount).

	2008	2007

	(unaudited)

Pro forma net revenue	$1,783,801	$1,362,196

Pro forma net loss available to common shareholders	$(47,793)	$(131,732)

Pro forma net loss per common share—basic and diluted(1)	$(0.61)	$(2.34)

(1)	Net loss per common share amounts are computed as described in Note 15.

5.	GOODWILL AND OTHER INTANGIBLE ASSETS

The following is a summary of goodwill and other intangible assets as of December 31, 2008 (in thousands, except useful life):

	Gross		Net
	carrying	Accumulated	carrying
	amount	amortization	value	Useful life

Amortized intangible assets:
Core technology and patents	$547,816	$88,509	$459,307	1-20 years

Other intangible assets:
Supplier relationships	17,167	10,477	6,690	1.8-15 years
Trademarks and trade names	151,245	27,612	123,633	2-25 years
License agreements	10,445	9,655	790	5-8.5 years
Customer relationships	1,151,893	175,150	976,743	1.5-26 years
Manufacturing know-how	7,208	3,825	3,383	5-15 years
Other	78,469	20,378	58,091	0.5-11 years

Total other intangible assets	1,416,427	247,097	1,169,330

Total intangible assets with finite lives	$1,964,243	$335,606	$1,628,637

Intangible assets with indefinite lives:
Goodwill	$3,046,083	$—	$3,046,083
Other intangible assets	42,984	—	42,984

Total intangible assets with indefinite lives	$3,089,067	$—	$3,089,067

Notes to consolidated financial statements

The following is a summary of goodwill and other intangible assets as of December 31, 2007 (in thousands, except useful life):

	Gross		Net
	carrying	Accumulated	carrying
	amount	amortization	value	Useful life

Amortized intangible assets:
Core technology and patents	$476,609	$44,026	$432,583	1-20 years

Other intangible assets:
Supplier relationships	18,307	9,101	9,206	1.8-15 years
Trademarks and trade names	137,352	11,964	125,388	5-25 years
License agreements	10,105	8,167	1,938	5-8.5 years
Customer relationships	770,230	46,516	723,714	1.5-26 years
Manufacturing know-how	3,616	3,558	58	1-15 years
Other	10,938	1,598	9,340	0.5-10 years

Total other intangible assets	950,548	80,904	869,644

Total intangible assets with finite lives	$1,427,157	$124,930	$1,302,227

Intangible assets with indefinite lives:
Goodwill	$2,148,850	$—	$2,148,850
Other intangible assets	43,097	—	43,097

Total intangible assets with indefinite lives	$2,191,947	$—	$2,191,947

We amortize intangible assets with finite lives using primarily the straight-line method over the above estimated useful lives of the respective intangible asset. We believe that the straight-line method is appropriate, as it approximates the pattern in which economic benefits are consumed in circumstances where such patterns can be reliably determined. In certain circumstances, such as certain customer relationship assets, accelerated amortization is recognized which reflect estimate of the cash flows. Amortization expense of intangible assets, which in the aggregate amounted to $214.1 million, $64.6 million and $21.8 million in 2008, 2007 and 2006, respectively, is included in cost of net revenue, research and development, sales and marketing and general and administrative in the accompanying consolidated statements of operations. During 2006, there was no amortization expense included in general and administrative on the accompanying consolidated statement of operations. The allocation of amortization expense to the expense categories is based on the intended usage and the expected benefits of the intangible assets in relation to the expense categories.

The following is a summary of estimated aggregate amortization expense of intangible assets for each of the five succeeding fiscal years as of December 31, 2008 (in thousands):

2009	$233,399
2010	$207,012
2011	$182,741
2012	$159,117
2013	$139,607

In accordance with SFAS No. 142, we perform annual impairment tests of the carrying value of our goodwill by reporting unit. Our annual impairment review on September 30, 2008 did not indicate that goodwill related to our professional diagnostics, health management and consumer diagnostics reporting units were impaired. For further discussion see Note 2(h).

We allocate goodwill by reporting unit based on the relative percentage of estimated future revenues generated for the respective reporting unit as of the acquisition date. Goodwill amounts allocated to our

Notes to consolidated financial statements

professional diagnostics, health management and consumer diagnostics reporting units are summarized as follows (in thousands):

	Professional	Health	Consumer
	diagnostics	management	diagnostics	Total

Goodwill at December 31, 2006	$353,361	$—	$86,008	$439,369
Acquisitions(1)	1,267,985	463,066	8,940	1,739,991
Other(2)(3)	13,254	—	(43,764)	(30,510)

Goodwill at December 31, 2007	1,634,600	463,066	51,184	2,148,850
Acquisitions(1)	93,473	817,113	1,497	912,083
Other(2)	(14,850)	—	—	(14,850)

Goodwill at December 31, 2008	$1,713,223	$1,280,179	$52,681	$3,046,083

(1)	Includes purchase accounting adjustments recorded to the acquired entities’ opening balance sheet and additional payments made for earn-outs and milestones achieved.

(2)	These amounts relate primarily to adjustments resulting from fluctuations in foreign currency exchange rates.

(3)	Includes amounts written off in connection with the formation of our 50/50 joint venture with P&G.

We generally expense costs incurred to internally-develop intangible assets, except for costs that are incurred to establish patents and trademarks, such as legal fees for initiating, filing and obtaining the patents and trademarks. As of December 31, 2008, we had approximately $7.8 million of costs capitalized, net of amortization, in connection with establishing patents and trademarks which are included in other intangible assets, net, in the accompanying consolidated balance sheets. Upon the successful registration of the patents and trademarks, we commence amortization of such intangible assets over their estimated useful lives. Costs incurred to maintain the patents and trademarks are expensed as incurred.

6.	LONG-TERM DEBT

We had the following long-term debt balances outstanding (in thousands):

	December 31,
	2008	2007

First Lien Credit Agreement—Term loan	$960,750	$970,500
First Lien Credit Agreement—Revolving line-of-credit	142,000	—
Second Lien Credit Agreement	250,000	250,000
3% Senior subordinated convertible notes	150,000	150,000
Lines-of-credit	3,503	3,730
Other	13,362	12,485

	1,519,615	1,386,715
Less: Current portion	(19,058)	(20,320)

	$1,500,557	$1,366,395

The following describes each of the above listed debt instruments:

a.  First lien credit agreement and second lien credit agreement

On June 26, 2007, in conjunction with our acquisition of Biosite, we entered into a First Lien Credit Agreement, or senior secured credit facility, and a Second Lien Credit Agreement, or junior secured credit facility, collectively, secured credit facility, with certain lenders, General Electric Capital Corporation as

Notes to consolidated financial statements

administrative agent and collateral agent, and certain other agents and arrangers, and certain related guaranty and security agreements. The senior secured credit facility initially provided for term loans in the aggregate amount of $900.0 million and, subject to our continued compliance with the senior secured credit facility, a $150.0 million revolving line-of-credit. The junior secured credit facility provides for term loans in the aggregate amount of $250.0 million. We may repay any future borrowings under the senior secured credit facility revolving line-of-credit at any time, but in no event later than June 26, 2013. We must repay the entire junior facility term loan on June 26, 2015. As of December 31, 2008, the term loans and the revolving line-of-credit under the senior secured credit facility bore interest at 3.89% and 3.64%, respectively. The term loan under the junior secured credit facility bore interest at 6.14%.

On November 15, 2007, we amended the senior secured credit facility, increasing the total amount of credit available to us to $1,125,000,000 resulting from the increase in the term loans to the aggregate amount of $975.0 million. Additionally, under the amendment, we must repay the senior secured credit facility term loans as follows: (a) in two initial installments in the amount of $2,250,000 each on September 30, 2007 and December 31, 2007 (each of which installment payment has been made), (b) in twenty-five consecutive quarterly installments, beginning on March 31, 2008 and continuing through March 31, 2014, in the amount of $2,437,500 each and (c) in a final installment on June 26, 2014 in an amount equal to the then outstanding principal balance of the senior secured credit facility term loans.

As of December 31, 2008, aggregate borrowings amounted to $142.0 million under the senior secured credit facility revolving line-of-credit and $1.2 billion under the term loans. Interest expense related to the secured credit facility for the year ended December 31, 2008, including amortized deferred financing costs, was $85.2 million. As of December 31, 2008, accrued interest related to the credit facilities amounted to $3.4 million. As of December 31, 2008, we were in compliance with all debt covenants related to the above debt, which consisted principally of maximum consolidated leverage and minimum interest coverage requirements.

In August 2007, we entered into interest rate swap contracts, with an effective date of September 28, 2007, that have a total notional value of $350.0 million and have a maturity date of September 28, 2010. These interest rate swap contracts pay us variable interest at the three-month LIBOR rate, and we pay the counterparties a fixed rate of 4.85%. These interest rate swap contracts were entered into to convert $350.0 million of the $1.2 billion variable rate term loan under the senior credit facility into fixed rate debt. Based on the terms of the interest rate swap contracts and the underlying debt, these interest rate swap contracts were determined to be effective, and thus qualify as a cash flow hedge under SFAS No. 133. As such, any changes in the fair market value of these interest rate swaps are recorded in accumulated other comprehensive income on the accompanying consolidated balance sheet until earnings are affected by the variability of cash flows. As of December 31, 2008 and 2007, we recorded cumulative changes of $21.1 million and $9.5 million, respectively, in accumulated other comprehensive income on the accompanying balance sheets.

In January 2009, we entered into interest rate swap contracts, with an effective date of January 14, 2009, that have a total notional value of $500.0 million and have a maturity date of January 5, 2011. These interest rate swap contracts pay us variable interest at the one-month LIBOR rate, and we pay the counterparties a fixed rate of 1.195%. These interest rate swap contracts were entered into to convert $500.0 million of the $1.2 billion variable rate term loan under the secured credit facility into fixed rate debt.

b.	3% Senior subordinated convertible notes, principal amount $150.0 million

On May 14, 2007, we sold $150.0 million principal amount of 3% senior subordinated convertible notes due 2016 (the “Convertible Notes”) in a private placement to qualified institutional buyers. At the initial conversion price of $52.30, the Convertible Notes were convertible into an aggregate 2,868,120 shares of our common stock. The conversion price was subject to adjustment one year from the date of sale. Based upon the daily volume-weighted price per share of our common stock for the thirty consecutive trading days ending May 9, 2008, the conversion price decreased from $52.30 to $43.98 in May 2008. The decrease in

Notes to consolidated financial statements

conversion price resulted in additional shares of our common stock becoming issuable upon conversion of our senior subordinated convertible notes. The senior subordinated convertible notes are now convertible into 3.4 million shares of our common stock at a conversion price of $43.98. Interest accrues at 3% per annum, compounded daily, on the outstanding principal amount and is payable in arrears on May 15th and November 15th, which started on November 15, 2007. Interest expense for the year ended December 31, 2008 and 2007, including amortized deferred costs, was $5.0 million and $3.1 million, respectively.

We evaluated the Convertible Notes agreement for potential embedded derivatives under SFAS No. 133 and related applicable accounting literature, including EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, and EITF Issue No. 05-4, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19.” The conversion feature and the make-whole provision were determined to not meet the embedded derivative criteria as set forth by SFAS No. 133. Therefore, no fair value has been recorded for these items.

c.	Prior senior credit facility

As of December 31, 2006, $44.8 million of borrowings were outstanding under our then senior credit facility dated June 30, 2005. On February 1, 2007, using a portion of the proceeds from our January 2007 sale of 6.9 million shares of common stock (Note 16), we paid the remaining principal balance outstanding and accrued interest under the June 2005 senior credit facility. We terminated our June 2005 senior credit facility in conjunction with our refinancing activities discussed above. We had no outstanding loans under the June 2005 senior credit facility at the time it was terminated.

Borrowings under the revolving lines-of-credit and term loan bore interest at either (i) the London Interbank Offered Rate (“LIBOR”), as defined in the agreement, plus applicable margins or, at our option or (ii) a floating Index Rate, as defined in the agreement, plus applicable margins. For the year ended December 31, 2007, interest expense, including amortization of deferred financing costs, under this senior credit facility was $4.7 million. Included in interest expense is the write-off of $2.6 million, in unamortized deferred financing costs.

For the year ended December 31, 2006, we recorded interest expense, including amortization of deferred financing costs, under these senior credit facilities in the aggregate amount of $8.9 million.

d.	Senior subordinated notes, 8.75%, principal amount $150.0 million

On June 26, 2007, we fully repaid our 8.75% senior subordinated notes due 2012 (the “Notes”). The total amount repaid, including principal of $150.0 million and a prepayment premium of $9.3 million, was $159.3 million. Accrued interest of $4.8 million was also paid as part of the final settlement of these Notes and unamortized deferred financing costs of $3.7 million were written off as a result of the repayment.

e.	Lines-of-credit

Some of our subsidiaries maintain a local line-of-credit for short-term advances. At December 31, 2008, a total of $3.5 million was borrowed against these local lines-of-credit.

f.	Other debt

Included in other above, for the year ended December 31, 2008, are borrowings by certain of our subsidiaries from various financial institutions. The borrowed funds are used to fund capital expenditure and working capital requirements. Interest expense on these borrowings was $1.4 million for the year ended December 31, 2008.

Notes to consolidated financial statements

g.	Maturities of long-term debt

The following is a summary of the maturities of long-term debt outstanding on December 31, 2008 (in thousands):

2009	$19,058
2010	15,372
2011	11,158
2012	10,177
2013	9,850
Thereafter	1,454,000

$1,519,615

7.	FAIR VALUE MEASUREMENTS

Effective January 1, 2008, we implemented SFAS No. 157, Fair Value Measurement, for our financial assets and liabilities that are re-measured and reported at fair value at each reporting period-end date, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, we have elected to defer implementation of SFAS No. 157 as it relates to our non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a non-recurring basis until January 1, 2009. We are evaluating the impact, if any, this Standard will have on our non-financial assets and liabilities. The adoption of SFAS No. 157 to our financial assets and liabilities and non-financial assets and liabilities that are re-measured and reported at fair value at least annually did not have an impact on our financial results.

Financial assets and liabilities recorded on the accompanying condensed consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1—Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives and most U.S. Government and agency securities).

Level 2—Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

➢	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);

➢	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and

➢	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

Level 3—Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability. We currently do not have any Level 3 financial assets or liabilities.

Notes to consolidated financial statements

The following table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value (in thousands):

		Quoted prices in	Significant other
	December 31,	active markets	observable inputs
Description	2008	(Level 1)	(Level 2)

Assets:
Marketable securities	$2,354	$2,354	$—
Strategic investments(1)	229	229	—

Total assets	$2,583	$2,583	$—

Liabilities:
Interest rate swap liability(2)	$21,132	$—	$21,132

Total liabilities	$21,132	$—	$21,132

(1)	Represents our investment in StatSure which is included in investments in unconsolidated entities on our accompanying consolidated balance sheets.

(2)	Included in other long-term liabilities in our accompanying consolidated balances sheets.

8.	CAPITAL LEASES

The following is a schedule of the future minimum lease payments under the capital leases, together with the present value of such payments as of December 31, 2008 (in thousands):

2009	$495
2010	362
2011	84
2012	10
2013	22

Total future minimum lease payments	973
Less: Imputed interest	(54)

Present value of future minimum lease payments	919
Less: Current portion	(451)

$468

At December 31, 2008, the capitalized amounts of the building, machinery and equipment and computer equipment under capital leases were as follows (in thousands):

Machinery, laboratory equipment and tooling	$1,077
Computer equipment	269
Furniture and fixtures	141

1,487
Less: Accumulated amortization	(514)

$973

The amortization expense of assets recorded under capital leases is included in depreciation and amortization expense of property, plant and equipment.

Notes to consolidated financial statements

9.	POSTRETIREMENT BENEFIT PLANS

a.  Employee savings plans

Our company and several of our U.S.-based subsidiaries sponsor various 401(k) savings plans, to which eligible domestic employees may voluntarily contribute a portion of their income, subject to statutory limitations. In addition to the participants’ own contributions to these 401(k) savings plans, we match such contributions up to a designated level. Total matching contributions related to employee savings plans were $4.6 million, $1.5 million and $0.8 million in 2008, 2007 and 2006, respectively.

b.  U.K. pension plans

Changes in benefit obligations, plan assets, funded status and amounts recognized on the balance sheet as of and for the years ended December 31, 2008 and 2007, for our Defined Benefit Plan, were as follows (in thousands):

	2008	2007

Change in projected benefit obligation
Benefit obligation at beginning of year	$12,627	$12,370
Interest cost	677	660
Actuarial loss (gain)	534	(470)
Benefits paid	(182)	(140)
Curtailment gain	(1,113)	—
Foreign exchange impact	(3,465)	207

Benefit obligation at end of year	$9,078	$12,627

Change in accumulated benefit obligation
Benefit obligation at beginning of year	$9,159	$8,959
Interest cost	677	660
Actuarial loss (gain)	534	(470)
Benefits paid	(182)	(140)
Curtailment gain	(1,113)	—
Foreign exchange impact	(2,508)	150

Benefit obligation at end of year	$6,567	$9,159

Change in plan assets
Fair value of plan assets at beginning of year	$9,143	$8,189
Actual return on plan assets	(1,543)	220
Employer contribution	835	750
Benefits paid	(182)	(150)
Foreign exchange impact	(2,325)	134

Fair value of plan assets at end of year	$5,928	$9,143

Funded status at end of year	$(3,150)	$(3,484)

The net amounts recognized in the accompanying consolidated balance sheets are as follows (in thousands):

	2008	2007

Accrued benefit asset (liability)	$(603)	$34
Long-term benefit liability	(5,498)	(4,594)
Intangible asset	2,951	1,076

Net amount recognized	$(3,150)	$(3,484)

Notes to consolidated financial statements

The measurement date used to determine plan assets and benefit obligations for the Defined Benefit Plan was December 31, 2008 and 2007.

The following table provides the weighted-average actuarial assumptions:

	2008	2007

Assumptions used to determine benefit obligations:
Discount rate	6.10%	5.80%
Rate of compensation increase	3.85%	4.15%
Assumptions used to determine net periodic benefit cost:
Discount rate	5.80%	5.25%
Expected return on plan assets	7.20%	7.30%
Rate of compensation increase	4.15%	3.80%

The actuarial assumptions are reviewed on an annual basis. The overall expected long-term rate of return on plan assets assumption was determined based on historical investment return rates on portfolios with a high proportion of equity securities.

The annual cost of the Defined Benefit Plan is as follows (in thousands):

	2008	2007	2006

Interest cost	$677	$660	$586
Expected return on plan assets	(634)	(620)	(461)
Amortization of net loss	(80)	(90)	(26)
Curtailment gain	(1,113)	—	—

Net periodic benefit cost (benefit)	$(1,150)	$(50)	$99

The plan assets of the Defined Benefit Plan comprise of a mix of stocks and fixed income securities and other investments. At December 31, 2008, these stocks and fixed income securities represented 63% and 37%, respectively, of the market value of the pension assets. We expect to contribute approximately 0.5 million British Pounds Sterling (or $0.6 million at December 31, 2008) to the Defined Benefit Plan in 2009. We expect benefits to be paid to plan participants of approximately $0.2 million per year for each of the next five years and for benefits totaling $0.2 million to be paid annually for the five years thereafter.

Unipath Limited, or Unipath contributed $1.0 million in 2008 and $1.2 million in 2007 and 2006 to a Defined Contribution Plan, which was recognized as an expense in the accompanying consolidated statement of operations.

10.	DERIVATIVE FINANCIAL INSTRUMENTS

We use derivative financial instruments (interest rate swap contracts) in the management of our interest rate exposure related to our senior credit facilities. We do not hold or issue derivative financial instruments for speculative purposes.

In August 2007, we entered into interest rate swap contracts, with an effective date of September 28, 2007, that have a total notional value of $350.0 million and have a maturity date of September 28, 2010. These interest rate swap contracts pay us variable interest at the three-month LIBOR rate, and we pay the counterparties a fixed rate of 4.85%. These interest rate swap contracts were entered into to convert $350.0 million of the $1.2 billion variable rate term loan under the senior credit facility into fixed rate debt. Based on the terms of the interest rate swap contracts and the underlying debt, these interest rate swap contracts were determined to be effective, and thus qualify as a cash flow hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As such, any changes in the fair value of these interest rate swaps are recorded in other comprehensive income on the accompanying consolidated balance

Notes to consolidated financial statements

sheet until earnings are affected by the variability of cash flows. As of December 31, 2008 and 2007, we recorded cumulative changes of $21.1 million and $9.5 million, respectively, in accumulated other comprehensive income on the accompanying balance sheets in connection with our interest rate swap contracts.

See Note 13(b) regarding our Chembio Diagnostics, Inc., or Chembio, warrants and Note 13(d) regarding StatSure Diagnostic Systems, Inc., or StatSure, warrants which are accounted for as derivative instruments.

11.	COMMITMENTS AND CONTINGENCIES

a.  Operating leases

We have operating lease commitments for certain of our facilities and equipment that expire on various dates through 2021. The following schedule outlines future minimum annual rental payments under these leases at December 31, 2008 (in thousands):

2009	$25,377
2010	19,159
2011	15,380
2012	11,011
2013	9,985
Thereafter	13,470

$94,382

Rent expense relating to operating leases was approximately $35.4 million, $17.4 million and $11.8 million during 2008, 2007 and 2006, respectively.

b.  Capital expenditure commitments

At December 31, 2008, we had total outstanding non-cancelable equipment purchase commitments of $17.5 million.

c.  Contingent consideration obligations

We have contingent consideration contractual terms related to our acquisitions of Alere Medical, Ameditech, Binax, Inc., or Binax, Bio-Stat, Clondiag, Diamics, First Check, Gabmed, Global, Matritech, Promesan, Spectral/Source, Vision and our most recently acquired healthcare business. With the exception of Alere Medical, the contingent considerations will be accounted for as increases in the aggregate purchase prices if and when the contingencies occur.

With respect to Alere Medical, the terms of the acquisition agreement provided for contingent consideration payable to each Alere Medical stockholder who owned shares of our common stock or retained the option to purchase shares of our common stock on the six-month anniversary of the closing of the acquisition. The contingent consideration, payable in cash or stock at our election, was equal to the number of such shares of our common stock or options to purchase our common stock held on the six-month anniversary multiplied by the amount that $58.31 exceeded the greater of the average price of our common stock for the ten business days preceding the six-month anniversary date, or 75% of $58.31. Accordingly, based on the price of our common stock for the ten business days preceding the six-month anniversary of the closing of the acquisition, we issued approximately 0.1 million shares of our common stock on May 30, 2008 to the Alere Medical stockholders based on the remaining outstanding shares at that time. Payment of this contingent consideration did not impact the purchase price for this acquisition.

With respect to Ameditech, the terms of the acquisition agreement require us to pay an earn-out upon successfully meeting certain revenue targets for the one year period ending on the first anniversary of the

Notes to consolidated financial statements

acquisition date and the one year period ending on the second anniversary of the acquisition date. The maximum amount of incremental consideration payable is $4.0 million.

With respect to Binax, the terms of the acquisition agreement provide for $11.0 million of contingent cash consideration payable to the Binax shareholders upon the successful completion of certain new product developments during the five years following the acquisition. As of December 31, 2008, the remaining contingent consideration to be earned is approximately $7.3 million.

With respect to Bio-Stat, the terms of the acquisition provided for contingent consideration payable in the form of loan notes to the Bio-Stat shareholders, if certain EBITDA (earnings before interest, taxes, depreciation and amortization) milestones were met for 2007. The EBITDA milestones were met in 2007 and loan notes totaling £3.4 million ($6.2 million) were issued during the third quarter of 2008. As of December 31, 2008, the loan notes remain outstanding with an approximate value of $4.9 million.

With respect to Clondiag, the terms of the acquisition agreement provided for $8.9 million of contingent consideration, consisting of approximately 0.2 million shares of our common stock and approximately $3.0 million of cash or stock in the event that four specified products were developed on Clondiag’s platform technology during the three years following the acquisition date. Successful completion of the second milestone occurred during the first quarter of 2008 for which we made a payment for $0.9 million and issued 56,080 shares of our common stock during the first quarter of 2008. Successful completion of the third and fourth milestones occurred during the third quarter of 2008 for which we made payment for $1.6 million and issued 0.1 million shares of our common stock during the fourth quarter of 2008. No further milestones exist.

With respect to Diamics, the terms of the acquisition agreement provide for contingent consideration payable upon the successful completion of certain milestones, including development of business plans and marketable products. As of December 31, 2008, the remaining contingent consideration to be earned is approximately $2.3 million.

With respect to First Check, the terms of the acquisition agreement required us to pay an earn-out to First Check equal to the incremental revenue growth of the acquired products for 2007 and for the first nine months of 2008, as compared to the immediately preceding comparable periods. The 2007 milestone, totaling $2.2 million, was met and accrued as of December 31, 2007 and was paid during the first quarter of 2008. The 2008 milestone, totaling $0.3 million, was met and accrued during the third quarter of 2008 and was paid in the fourth quarter of 2008. No further milestones exist.

With respect to Gabmed, the terms of the acquisition agreement provide for contingent consideration totaling up to €750,000 payable in up to five annual amounts beginning in 2007, upon successfully meeting certain revenue and EBIT (earnings before interest and taxes) milestones in each of the respective annual periods. The 2007 milestone, totaling €0.1 million ($0.2 million), was met and accrued as of June 30, 2008 and was paid during the third quarter of 2008.

With respect to Global, the terms of the acquisition agreement provided for contingent consideration payable upon successfully meeting certain revenue targets in 2008. As of December 31, 2008, the 2008 revenue targets were met resulting in accrued contingent consideration totaling $0.2 million. No further milestones exist.

With respect to Matritech, the terms of the acquisition agreement required us to pay an earn-out to the former Matritech shareholders upon successfully meeting certain revenue targets in 2008. As of December 31, 2008, the milestones were not achieved. No further milestones exits.

With respect to Promesan, the terms of the acquisition agreement provide for contingent consideration payable upon successfully meeting certain annual revenue targets. Total contingent consideration of up to €0.6 million is payable in three equal annual amounts of €0.2 million beginning in 2007 and ending in 2009. The 2007 milestone, totaling €0.2 million ($0.3 million), was met and accrued as of December 31, 2007 and

Notes to consolidated financial statements

was paid during the first quarter of 2008. The 2008 milestone, totaling €0.2 million ($0.3 million), was met and accrued as of December 31, 2008.

With respect to Spectral/Source, the terms of the acquisition agreement required us to pay an earn-out equal to two times the consolidated revenue of Spectral/Source less $4.0 million, if the consolidated profits before tax of Spectral/Source was at least $0.9 million on the one year anniversary (“milestone period”) following the acquisition date. If consolidated profits before tax of Spectral/Source for the milestone period were less than $0.9 million, then the amount of the payment would be equal to seven times Spectral/Source’s consolidated profits before tax less $4.0 million. The contingent consideration was payable 60% in cash and 40% in stock. The revenue and profit milestones were met and accrued during the fourth quarter of 2008 for which we made payment for $1.6 million and issued 53,372 shares of our common stock during the fourth quarter of 2008. No further milestones exist.

With respect to Vision, the terms of the acquisition agreement provide for incremental consideration payable to the former Vision shareholders. The maximum amount of incremental consideration payable is approximately $3.2 million, of which $1.0 million is guaranteed and accrued as of December 31, 2008. The remaining contingent consideration is payable upon the completion of certain milestones and successfully maintaining certain production levels and product costs during each of the two years following the acquisition date. As of December 31, 2008, no milestones have been met.

With respect to our most recently-acquired healthcare business, the terms of the acquisition agreement provide for contingent consideration payable upon successfully meeting certain revenue and EBITDA targets for the twelve months ending June 30, 2009 and December 31, 2010, respectively. We accrued a liability in the amount of $3.8 million to avoid recognition of negative goodwill, as a result of not recognizing additional purchase price consideration that is contingent on future events. As of December 31, 2008, the $3.8 million liability remains accrued.

d.  Legal proceedings

Estate of Melissa Prince Quisenberry v. Alere Medical, Inc., TA Associates, Inc., Covington Associates, et al.

On September 19, 2008, the Estate of Melissa Prince Quisenberry filed a class action complaint in the Superior Court of California on behalf of herself and others similarly situated against Alere Medical Inc., or Alere Medical, and Agora Parent, Inc., both of which are wholly owned subsidiaries; Ronald D. Geraty, MD, chief executive officer of Alere Medical and certain other individuals who were executive officers, directors and/or significant shareholders of Alere Medical; as well as certain other unaffiliated entities. Plaintiff and class owned common and/or preferred stock in Alere Medical and allege that the defendants forced them to tender their stock in connection with the March 14, 2007 sale of Alere Medical to an unaffiliated entity at a price which was substantially lower than the price at which we bought Alere Medical on October 24, 2007. Plaintiff also alleges that the individual defendants breached fiduciary duties of good faith, fair dealing, loyalty and candor; and that Alere Medical and certain unaffiliated entities aided, abetted and substantially participated in the breach of fiduciary duty. We believe that we have strong defenses to all of the allegations made by the class and we intend to defend the claims vigorously. However, an outcome against Alere Medical could potentially have a material adverse impact on our sales, operations or financial performance.

Healthways, Inc. and Robert Bosch North America Corp, v. Alere Medical, Inc.

Healthways, Inc. and Robert Bosch North America Corp. filed a complaint in U.S. District Court in the Northern District of Illinois on November 5, 2008 against Alere Medical, Inc. alleging infringement of 11 patents, licensed by Bosch from Healthways. Alere Medical answered the complaint and filed counterclaims seeking declarations that the patents are invalid and not infringed. The plaintiffs subsequently filed an amended complaint substituting Alere LLC, or Alere, our consolidated health management

Notes to consolidated financial statements

subsidiary, as the defendant in place of Alere Medical. We believe that we have strong defenses to Healthways’ allegations and we intend to defend them vigorously. However, a ruling against Alere could potentially have a material adverse impact on our sales, operations or financial performance or could limit our current or future business opportunities.

Claims in the ordinary course and other matters

We are not a party to any other pending legal proceedings that we currently believe could have a material adverse impact on our sales, operations or financial performance. However, because of the nature of our business, we may be subject at any particular time to commercial disputes, consumer product claims, negligence claims or various other lawsuits arising in the ordinary course of our business, including infringement, employment or investor matters, and we expect that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts.

As an example, as we have previously reported, in April 2008, Pyramid Holdings Inc., a purchaser in our November 2007 public offering of our common stock, filed a putative securities class action against us, Ron Zwanziger, our chairman, chief executive officer and president, and David Teitel, our chief financial officer, in the United States District Court for the District of Massachusetts, alleging that the prospectus supplement and registration statement with respect to the November 2007 public offering were inaccurate and misleading and omitted to state material facts. The plaintiffs have subsequently filed their amended class action complaint, adding as defendants each of our then current directors, a former director, and a former chief financial officer. We believe that the allegations are baseless, and we intend to defend against them vigorously.

Also, our subsidiary Alere Medical continues to defend infringement claims brought by Health Hero Network, Inc., which alleges to have patented certain processes related to home monitoring of patients.

While we believe that we have strong defenses to the claims brought by Pyramid Holdings and Health Hero and we intend to defend them vigorously, these, or other claims, could potentially have a negative impact on our sales, operations or financial performance or could limit our existing or future business opportunities.

In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties. These suits can be expensive and result in counterclaims challenging the validity of our patents and other rights.

12.  CO-DEVELOPMENT AGREEMENT WITH ITI SCOTLAND LIMITED

On February 25, 2005, we entered into a co-development agreement with ITI Scotland Limited, or ITI, whereby ITI agreed to provide us with £30.0 million over three years to partially fund research and development programs focused on identifying novel biomarkers and near-patient and home-use tests for cardiovascular and other diseases (“the programs”). We agreed to invest £37.5 million in the programs over three years from the date of the agreement. Through our subsidiary, Stirling Medical Innovations Limited, or Stirling, we established a new research center in Stirling, Scotland, where we consolidated many of our existing cardiology programs and will ultimately commercialize products arising from the programs. ITI and Stirling will have exclusive rights to the developed technology in their respective fields of use. As qualified expenditures were made under the co-development arrangement, we recognized the fee earned during the period as a reduction of our related expenses, subject to certain limitations. As of December 31, 2007, we had earned full funding under this arrangement in the amount of £30.0 million ($56.0 million) and as such, no funding was earned in 2008. For the fiscal years ended December 31, 2007 and 2006, we recognized $20.0 million and $18.4 million of reimbursements, respectively, of which $18.5 million and $16.6 million, respectively, offset our research and development spending and $1.5 million and $1.8 million, respectively, reduced our general, administrative and marketing spending incurred by Stirling. Though the funding

Notes to consolidated financial statements

arrangement has completed, Stirling continues to support ITI in exploiting the developed technology into their fields of interest.

13.	INVESTMENT IN UNCONSOLIDATED ENTITIES AND MARKETABLE SECURITIES

a.  Equity method investments

i.  Joint venture with P&G

In May 2007, we completed our 50/50 joint venture with P&G for the development, manufacturing, marketing and sale of existing and to-be-developed consumer diagnostics, outside the cardiology, diabetes and oral care fields. At the closing, we transferred our related consumer diagnostics assets totaling $63.6 million, other than our manufacturing and core intellectual property assets, to the joint venture, and P&G acquired its interest in the joint venture for a cash payment of approximately $325.0 million.

We also entered into an option agreement with P&G, pursuant to which P&G has the right, for a period of 60 days commencing on the fourth anniversary date of the agreement, to require us to acquire all of P&G’s interest in the joint venture at fair market value, and P&G has the right, upon certain material breaches by us of our obligations to the joint venture, to acquire all of our interest in the joint venture at fair market value. No gain on the proceeds that we received from P&G through the formation of the joint venture will be recognized in our financial statements until P&G’s option to require us to purchase its interest in the joint venture expires. The deferred gain recorded on our accompanying consolidated balance sheets as of December 31, 2008 and 2007 was $287.0 million and $293.1 million, respectively.

We also entered into a manufacturing agreement with P&G, whereby we will manufacture consumer diagnostics and sell these products to the joint venture entity. In our capacity as the manufacturer of products for the joint venture, we recorded $103.0 million and $65.0 million in manufacturing revenue for the year ended December 31, 2008 and 2007, respectively, which is included in net product sales in our accompanying consolidated statements of operations.

Furthermore, we entered into certain transition and long-term services agreements with the joint venture, pursuant to which we will provide certain operational support services to the joint venture. Revenue related to these service agreements for the year ended December 31, 2008 and 2007 was $2.4 million and $2.5 million, respectively, and is included in our services revenue on our consolidated statements of operations. Customer receivables associated with this revenue has been classified as other receivables within prepaid and other current assets on our accompanying consolidated balance sheets in the amount of $16.2 million and $29.5 million as of December 31, 2008 and 2007, respectively. In connection with the joint venture arrangement, the joint venture bears the collection risk associated with these receivables.

Upon completion of the arrangement to form the joint venture, we ceased to consolidate the operating results of our consumer diagnostics business related to the joint venture and instead account for our 50% interest in the results of the joint venture under the equity method of accounting in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. For the year ended December 31, 2008 and 2007, we recorded a loss of $0.9 million and earnings of $3.0 million, respectively, in equity earnings of unconsolidated entities, net of tax, in our accompanying consolidated statements of operations, which represented our share of the joint venture’s net income for the respective periods including restructuring related expenses. During 2008, the joint venture paid $11.2 million in cash to both of the parent companies, equally reducing the respective investments in the joint venture.

ii.  Vedalab S.A.

In November 2006, we acquired 40% of Vedalab S.A., or Vedalab, a French manufacturer and supplier of rapid diagnostic tests in the professional markets. The aggregate purchase price was $9.7 million which consisted of $7.6 million in cash, 49,787 shares of our common stock with an aggregate fair value of

Notes to consolidated financial statements

$2.0 million and $0.1 million in estimated direct acquisition costs. On the same date, we settled an on-going patent infringement claim with Vedalab. Under the terms of the settlement, Vedalab paid us $5.1 million and agreed to pay us royalties on future sales ranging from 5% to 10%, depending on the products being sold in exchange for a license under certain patents to manufacture its current products at its facility in Alencon, France. The payment of $5.1 million has been included as income in our financial results for the year ended December 31, 2006, of which $4.6 million relates to periods prior to 2006 and has been included in other income (expense), net and the remaining $0.5 million has been recorded as license and royalty revenue. We account for our 40% investment in Vedalab under the equity method of accounting in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. In January 2007, we received $0.7 million from Vedalab in the form of a dividend distribution. This was accounted for as a reduction in the value of our investment in accordance with APB Opinion No. 18. For the year ended December 31, 2008 and 2007, we recorded $0.5 million and $0.3 million, respectively, in equity earnings of unconsolidated entities, net of tax, in our accompanying consolidated statement of operations, which represented our minority share of Vedalab’s net income for the respective period.

iii.  TechLab, Inc.

In May 2006, we acquired 49% of TechLab, Inc., or TechLab, a privately-held developer, manufacturer and distributor of rapid non-invasive intestinal diagnostics tests in the areas of intestinal inflammation, antibiotic associated diarrhea and parasitology. The aggregate purchase price was $8.8 million which consisted of 303,417 shares of our common stock with an aggregate fair value of $8.6 million and $0.2 million in estimated direct acquisition costs. We account for our 49% investment in TechLab under the equity method of accounting, in accordance with APB Opinion No. 18. In 2008 and 2007, we received $1.4 million and $0.6 million, respectively, from TechLab in the form of dividend distributions. These were accounted for as a reduction in the value of our investment in accordance with APB Opinion No. 18. For the year ended December 31, 2008, 2007 and 2006, we recorded $1.5 million, $1.1 million and $0.6 million, respectively, in equity earnings of unconsolidated entities, net of tax, in our accompanying consolidated statement of operations, which represented our minority share of TechLab’s net income for the respective period.

b.  Investment in Chembio

In September 2006, we acquired 5% of Chembio, a developer and manufacturer of rapid diagnostic tests for infectious diseases, through the purchase of 40 shares of their preferred stock. The preferred stock pays a dividend of 7%, payable in cash or common stock. The aggregate purchase price of $2.0 million was paid in cash. In addition to the preferred stock, we received a warrant to purchase 625,000 shares of Chembio’s common stock at $0.80 per share. Chembio’s stock is publicly-traded. The warrant, accounted for as a derivative instrument, had a fair value of approximately $0.4 million at the date of issuance. The fair value of this warrant was estimated at the time of issuance using the Black-Scholes pricing model and assuming no dividend yield, expected volatility of 116%, risk-free rate of 4.9% and a contractual term of five years. In December 2007, we exercised our warrant and purchased 625,000 shares of Chembio’s common stock and recorded a $0.3 million loss in connection with our mark-to- market of this warrant, which we have included in other income (expense), net in our accompanying consolidated statement of operations for the year ended December 31, 2007. Furthermore, we converted our 40 shares of their preferred stock into common stock. At December 31, 2008 and 2007, we owned 5.4 million shares of common stock in Chembio with a fair market value of approximately $0.6 million and $1.3 million, respectively, and which are classified as marketable securities, non-current on our accompanying consolidated balance sheets. We recorded an unrealized holding loss of approximately $1.4 million and $0.6 million in accumulated other comprehensive income within stockholders’ equity on our accompanying consolidated balance sheets as of December 31, 2008 and 2007, respectively.

Notes to consolidated financial statements

c.  Investment in BBI

Our investment in BBI consisted of marketable equity securities purchased in May 2007. On receipt, the shares were recorded at their market value. At December 31, 2007, the fair market value of these securities, which have been included in marketable securities, long-term, on our accompanying consolidated balance sheet, was approximately $19.0 million, representing an unrealized holding gain of approximately $4.3 million which was recorded in accumulated other comprehensive income within stockholders’ equity on our accompanying consolidated balance sheets as of December 31, 2007. We acquired BBI in February 2008, at which time we recorded the original cost of this investment as part of our preliminary purchase price and reversed the $4.3 million unrealized holding gain from accumulated other comprehensive income.

d.  Investment in StatSure

In October 2007, we acquired 5% of StatSure, a developer and marketer of oral fluid collection devices for the drugs of abuse market, through the purchase of 1.4 million shares of their common stock. The aggregate purchase price of $0.5 million was paid in cash. In addition to the common stock, we received a warrant to purchase 1.1 million shares of StatSure’s common stock at $0.35 per share. StatSure’s stock is publicly-traded. The warrant, accounted for as a derivative instrument, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, had a fair value of approximately $0.3 million at the date of issuance. The fair value of this warrant was estimated at the time of issuance using the Black-Scholes pricing model and assuming no dividend yield, expected volatility of 150%, a risk-free rate of 3.9% and a contractual term of five years. We marked-to-market the warrant over the contractual term and recorded an unrealized loss of $0.3 million and an unrealized gain of $0.1 million in other income (expense), net in our accompanying consolidated statement of operations for the year ended December 31, 2008 and 2007, respectively. As of December 31, 2008, the warrant was valued at approximately $25,000.

14.  IN-PROCESS RESEARCH AND DEVELOPMENT

In connection with three of our acquisitions since 2006, we have acquired various IPR&D projects. Substantial additional research and development will be required prior to any of our acquired IPR&D programs and technology platforms reaching technological feasibility. In addition, once research is completed, each product candidate acquired will need to complete a series of clinical trials and receive FDA or other regulatory approvals prior to commercialization. Our current estimates of the time and investment required to develop these products and technologies may change depending on the different applications that we may choose to pursue. We cannot give assurances that these programs will ever reach technological feasibility or develop into products that can be marketed profitably. For example, we have discontinued funding certain of the programs listed below. In addition, we cannot guarantee that we will be able to develop and commercialize products before our competitors develop and commercialize products for the same indications.

Notes to consolidated financial statements

The following table sets forth IPR&D projects for companies and certain assets we have acquired since 2006 (in thousands):

				Discount Rate
Company/				Used in	Year of
Year Assets				Estimating	Expected
Acquired	Purchase Price	IPR&D(1)	Programs Acquired	Cash Flows(1)	Launch

Diamics/2007	$4,000	$682	PapMap (Pap Screening Methods)	63%	2009-2010
		1,049	C-Map (Automated Pap Screening)	63%	2009-2010
		3,094	POC (Point of Care Systems)	63%	2009-2010

		$4,825

Biosite/2007	$1,800,000	$13,000	Triage Sepsis Panel	15%	2008-2010
		156,000	Triage NGAL	15%	2008-2010

		$169,000

Clondiag/2006	$24,000	$1,800	CHF (Congestive Heart Failure)	37%	2008-2009
		2,500	ACS (Acute Coronary Syndrome)	37%	2009-2010
		660	HIV (Human Immuno-deficiency Virus)	37%	2008-2009

		$4,960

(1)	Management assumes responsibility for determining the valuation of the acquired IPR&D projects. The fair value assigned to IPR&D for each acquisition is estimated by discounting, to present value, the cash flows expected once the acquired projects have reached technological feasibility. The cash flows are probability adjusted to reflect the risks of advancement through the product approval process. In estimating the future cash flows, we also considered the tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D projects and adjusted future cash flows for a charge reflecting the contribution to value of these assets.

15.  NET LOSS PER COMMON SHARE

The following table sets forth the computation of basic and diluted net loss per common share (in thousands, except per share amounts):

	2008	2007	2006

Net loss per common share—basic and diluted:
Numerator:
Net loss	$(21,768)	$(244,753)	$(16,842)
Less: Preferred stock dividends	(13,989)	—	—

Net loss available to common stockholders	$(35,757)	$(244,753)	$(16,842)

Denominator:
Weighted average shares outstanding	77,778	51,510	34,109

Net loss per common share—basic and diluted	$(0.46)	$(4.75)	$(0.49)

We had the following potential dilutive securities outstanding on December 31, 2008: (a) options and warrants to purchase an aggregate of 10.6 million shares of our common stock at a weighted average exercise price of $32.15 per share, (b) 3.4 million shares related to the issuance of our $150.0 million, 3% senior subordinated convertible notes and (c) 1.9 million shares of our Series B convertible preferred stock, convertible under certain circumstances at $69.32 per share into 10.8 million shares of our common stock. Potential dilutive securities were not included in the computation of diluted net loss per common share in 2008 because the inclusion thereof would be antidilutive.

Notes to consolidated financial statements

We had the following potential dilutive securities outstanding on December 31, 2007: (a) options and warrants to purchase an aggregate of 8.3 million shares of our common stock at a weighted average exercise price of $30.82 per share and (b) 1.8 million shares related to the issuance of our $150.0 million, 3% senior subordinated convertible notes. Potential dilutive securities were not included in the computation of diluted loss per common share in 2007 because the inclusion thereof would be antidilutive.

We had the following potential dilutive securities outstanding on December 31, 2006: options and warrants to purchase an aggregate of 4.1 million shares of our common stock at a weighted average exercise price of $20.75 per share. Potential dilutive securities were not included in the computation of diluted loss per common share in 2006 because the inclusion thereof would be antidilutive.

16.  STOCKHOLDERS’ EQUITY

a.  Common stock

As of December 31, 2008, we had 150.0 million shares of common stock, $0.001 par value, authorized, of which approximately 78.4 million shares were issued and outstanding, 11.1 million shares were reserved for issuance upon grant and exercise of stock options under current stock option plans, 0.5 million shares were reserved for issuance under our employee stock purchase plan and 0.5 million shares were reserved for issuance upon exercise of outstanding warrants. In addition, we have potential dilutive securities consisting of our $150 million, 3% senior subordinated convertible notes, convertible into 3.4 million shares of our common stock (Note 6(b)) and 1.9 million shares of our Seried B convertible preferred stock, convertible under certain circumstances at $69.32 per share into 10.8 million shares of our common stock (Note 16(b)).

In November 2007, we sold an aggregate 13.6 million shares of our common stock at $61.49 per share through an underwritten public offering. Certain of our officers also sold a total of 165,698 shares of common stock in the offering. Proceeds to us from the offering were approximately $806.9 million, net of issuance costs of $31.8 million, which includes deductions for underwriting discounts and commissions and takes into effect the reimbursement by the underwriters of a portion of our offering expenses. The net proceeds were used to fund certain acquisitions with the remainder of the net proceeds retained for working capital and other general corporate purposes.

In January 2007, we sold an aggregate 6.9 million shares of our common stock at $39.65 per share through an underwritten public offering, inclusive of 0.9 million shares associated with the exercise of our underwriter’ option to purchase additional shares to cover over-allotments. Proceeds from the offering were approximately $261.3 million, net of issuance costs of $12.3 million, which included deductions for underwriting discounts and commissions and takes into effect the reimbursement by the underwriters of a portion of our offering expenses. Of this amount, we used $44.9 million to repay principal outstanding and accrued interest on our term loan under our senior credit facility, with the remainder of the net proceeds retained for working capital and other general corporate purposes.

b.  Preferred stock

As of December 31, 2008, we had 5.0 million shares of preferred stock, $0.001 par value, authorized, of which 2.3 million shares were designated as Series B Convertible Perpetual Preferred Stock, or Series B preferred stock. On May 8, 2008, in connection with our acquisition of Matria we issued 1.8 million shares of the Series B preferred stock with a fair value of approximately $657.9 million (Note 4(a)(i)).

Each share of Series B preferred stock, which has a liquidation preference of $400.00 per share, is convertible, at the option of the holder and only upon certain circumstances, into 5.7703 shares of our common stock, plus cash in lieu of fractional shares. The initial conversion price is $69.32 per share, subject to adjustment upon the occurrence of certain events, but will not be adjusted for accumulated and unpaid dividends. Upon a conversion of shares of the Series B preferred stock, we may, at our option, satisfy the

Notes to consolidated financial statements

entire conversion obligation in cash or through a combination of cash and common stock. There were no conversions as of December 31, 2008.

Generally, the shares of Series B preferred stock are convertible, at the option of the holder, if during any calendar quarter beginning with the second calendar quarter after the issuance date of the Series B preferred stock, if the closing sale price of our common stock for each of 20 or more trading days within any period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of common stock in effect on the last trading day of the immediately preceding calendar quarter. In addition, the shares of Series B preferred stock are convertible, at the option of the holder, in certain other circumstances, including those relating to the trading price of the Series B preferred stock and upon the occurrence of certain fundamental changes or major corporate transactions. We also have the right, under certain circumstances relating to the trading price of our common stock, to force conversion of the Series B preferred stock. Depending on the timing of any such forced conversion, we may have to make certain payments relating to foregone dividends, which payments we can make, at our option, in the form of cash, shares of our common stock, or a combination of cash and shares of our common stock.

Each share of Series B preferred stock accrues dividends at $12.00, or 3%, per annum, payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing following the first full calendar quarter after the issuance date. Dividends on the Series B preferred stock are cumulative from the date of issuance. For the year ended December 31, 2008, Series B preferred stock dividends amounted to $14.0 million, which reduced earnings available to common stockholders for purposes of calculating net loss per common share in 2008 (Note 15). Accrued dividends are payable only if declared by our board of directors and, upon conversion by the Series B preferred stockholder, holders will not receive any cash payment representing accumulated dividends. If our board of directors declares a dividend payable, we have the right to pay the dividends in cash, shares of common stock, additional shares of Series B preferred stock or a similar convertible preferred stock or any combination thereof.

On September 15, 2008, the board of directors declared a dividend of $4.77 per share on the Series B preferred stock. The dividend was paid in shares of Series B preferred stock in an amount per share of Series B preferred stock equal to the quotient of (a) $4.77 divided by (b) 97% of the average of the volume-weighted average price per share of the Series B preferred stock on the American Stock Exchange for each of the five consecutive trading days ending on the second trading day immediately prior to the record date of the dividend. We paid cash in lieu of any fractional shares resulting from the dividend. The dividend totaling $8.5 million was paid on October 15, 2008 to holders of record of Series B preferred stock at the close of business on October 1, 2008. This was the first dividend declared and paid on the Series B preferred stock, and such payment covered the amount of all dividends accrued from May 9, 2008, the original issuance date of the Series B preferred stock, through September 30, 2008.

On December 10, 2008, the board of directors declared a dividend of $3.00 per share on the Series B preferred stock. The dividend was paid in shares of Series B preferred stock in an amount per share of Series B preferred stock equal to the quotient of (a) $3.00 divided by (b) 97% of the average of the volume-weighted average price per share of the Series B preferred stock on the American Stock Exchange for each of the five consecutive trading days ending on the second trading day immediately prior to the record date of the dividend. We paid cash in lieu of any fractional shares resulting from the dividend. The dividend totaling $5.5 million was paid on January 15, 2009 to holders of record of Series B preferred stock at the close of business on January 2, 2009. Such payment covered the amount of all dividends accrued from October 1, 2008 through December 31, 2008. As of December 31, 2008, 1.9 million shares of Series B preferred stock are issued and outstanding.

The holders of Series B preferred stock have liquidation preferences over the holders of the Company’s common stock and other classes of stock, if any, outstanding at the time of liquidation. Upon liquidation, the holders of outstanding Series B preferred stock would receive an amount equal to $400.00 per share of

Notes to consolidated financial statements

Series B preferred stock, plus any accumulated and unpaid dividends. As of December 31, 2008, the liquidation preference of the outstanding Series B preferred stock was $751.5 million. The holders of the Series B preferred stock have no voting rights, except with respect to matters affecting the Series B preferred stock (including the creation of a senior preferred stock).

We evaluated the terms and provisions of our Series B preferred stock to determine if it qualified for derivative accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Based on our evaluation, these securities do not qualify for derivative accounting under SFAS No. 133.

c.  Stock options and awards

In 2001, we adopted the 2001 Stock Option and Incentive Plan (as amended, the “2001 Plan”) which currently allows for the issuance of up to 11.1 million shares of common stock and other awards. The 2001 Plan is administered by the Compensation Committee of the Board of Directors in order to select the individuals eligible to receive awards, determine or modify the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the 2001 Plan. The key terms of the 2001 Plan permit the granting of incentive or nonqualified stock options with a term of up to ten years and the granting of stock appreciation rights, restricted stock awards, unrestricted stock awards, performance share awards and dividend equivalent rights. The 2001 Plan also provides for option grants to non-employee directors and automatic vesting acceleration of all options and stock appreciation rights upon a change in control, as defined by the 2001 Plan. As of December 31, 2008 and 2007, there were 0.8 million and 2.3 million, respectively, shares available for future grant under the 2001 plan.

In August 2001, we sold to our chief executive officer 1.2 million shares of restricted common stock at a price of $9.13 per share. Two-thirds of the restricted stock, or 0.8 million shares, vested ratably over 36 months; the remaining one-third, or 0.4 million shares, vested ratably over 48 months. Except for the par value of the common stock, which was paid in cash, the chief executive officer purchased the restricted stock with a five-year promissory note, which, for accounting purposes, was treated as a non-recourse note. The total interest under the promissory note was fully recourse to our chief executive officer. The note was due and payable on August 16, 2006 and bore interest at an annual rate of 4.99%. Interest income recorded under this note amounted to $0.3 million for the year ended December 31, 2006. In August, 2006 the note and accrued interest were paid in full (Note 21).

In August 2001, we granted two non-qualified stock options to purchase an aggregate of 0.8 million shares of common stock at an exercise price of $6.20 per share to two other key executive officers. These options were set to expire on January 31, 2002. In December 2001, the executive officers exercised these options (one fully; one partially) by paying cash in the amount of par value and delivering promissory notes for the difference, as permitted pursuant to the terms of the original grant. For accounting purposes, the promissory notes were treated as non-recourse notes. The notes were due and payable in December 2006 and bore interest at an annual rate of 3.97%, the applicable federal rate for a five-year note in effect during the month of exercise. The notes and accrued interest were paid in full in December 2006 (Note 21). Interest income recorded under these notes amounted to $0.2 million for the year ended December 31, 2006.

Notes to consolidated financial statements

The following summarizes all stock option activity during the year ended December 31 (in thousands, except exercise price):

	2008		2007		2006
		Weighted		Weighted		Weighted
		average		average		average
	Options	exercise price	Options	exercise price	Options	exercise price

Outstanding at January 1	7,836	$31.42	3,775	$21.11	3,902	$18.82
Exchanged	1,820	$30.52	3,606	$23.48	—	$—
Granted	1,787	$34.13	2,807	$49.53	666	$31.88
Exercised	(836)	$16.84	(2,204)	$23.70	(510)	$17.30
Canceled/expired/forfeited	(452)	$37.75	(148)	$33.33	(283)	$21.81

Outstanding at December 31	10,155	$32.65	7,836	$31.42	3,775	$21.11

Exercisable at December 31	5,866	$27.08	3,887	$20.03	2,408	$17.16

The aggregate intrinsic value of the options outstanding at December 31, 2008 was $9.7 million. The aggregate intrinsic value of the options exercisable at December 31, 2008 was $9.6 million. The aggregate intrinsic value of stock options exercised during 2008, 2007 and 2006 was $18.2 million, $62.5 million and $7.4 million, respectively. Based on equity awards outstanding as of December 31, 2008, there was $62.6 million of unrecognized compensation costs related to unvested share-based compensation arrangements that are expected to vest. Such costs are expected to be recognized over a weighted average period of 1.5 years.

d.  Warrants

The following is a summary of all warrant activity during the three years ended December 31:

			Weighted
	Number of		average
	shares	Exercise price	exercise price

	(in thousands)

Warrants outstanding and exercisable, December 31, 2005	758	$3.81-$24.00	$16.47
Exercised	(452)	$3.88-$18.12	$16.51

Warrants outstanding and exercisable, December 31, 2006	306	$3.81-$24.00	$16.42
Exchanged	285	$14.52-$29.78	$28.98
Exercised	(122)	$13.54-$29.78	$19.31

Warrants outstanding and exercisable, December 31, 2007	469	$3.81-$29.78	$20.80
Exercised	(12)	$13.54-$20.06	$19.64

Warrants outstanding and exercisable, December 31, 2008	457	$3.81-$29.78	$20.83

Notes to consolidated financial statements

The following represents additional information related to warrants outstanding and exercisable at December 31, 2008:

	Outstanding and exercisable
		Weighted
		average	Weighted
	Number of	remaining	average
Exercise Price	shares	contract life	exercise price

	(in thousands)	(in years)

$3.81-$3.93	4	1.48	$3.87
$4.48-$4.57	1	1.54	$4.54
$5.44-$5.57	4	1.58	$5.53
$7.37-$7.55	2	1.66	$7.48
$13.54-$18.12	219	2.97-3.72	$14.41
$20.06-$29.78	152	6.78	$29.66
$24.00	75	6.25	$24.00

	457	5.03	$20.83

The majority of the warrants included in the table above were issued in connection with debt and equity financings, or amendments thereto, of which warrants to purchase an aggregate of 0.3 million shares of our common stock were issued to officers and directors of our company or entities controlled by these officers and directors and were outstanding at December 31, 2008. The value of warrants issued in connection with debt financings yielded original issue discounts and additional interest expense of $0.5 million in 2006. No such expense was incurred during 2008 and 2007. All outstanding warrants have been classified in equity, pursuant to provision EITF No. 00-19.

e.  Employee stock purchase plan

In 2001, we adopted the 2001 Employee Stock Purchase Plan under which eligible employees are allowed to purchase shares of our common stock at a discount through periodic payroll deductions. Purchases may occur at the end of every six month offering period at a purchase price equal to 85% of the market value of our common stock at either the beginning or end of the offering period, whichever is lower. We may issue up to 1.0 million shares of common stock under this plan. At December 31, 2008, 0.5 million shares had been issued under this plan.

17.	STOCK-BASED COMPENSATION

In accordance with SFAS No. 123-R, our results of operations for the year ended December 31, 2008, 2007 and 2006 reflected compensation expense for new stock options granted since January 1, 2006, and vested under our stock incentive plan and employee stock purchase plan and the unvested portion of previous stock option grants which vested during the years ended December 31, 2008, 2007 and 2006. Stock-based compensation expense in the amount of $26.4 million ($20.7 million, net of tax), $57.5 million ($52.7 million, net of tax) and $5.5 million ($4.9 million, net of tax), was reflected in our consolidated

Notes to consolidated financial statements

statements of operations for the year ended December 31, 2008, 2007 and 2006, respectively, as follows (in thousands):

	2008	2007	2006

Cost of net revenue	$1,504	$608	$391
Research and development	4,627	2,215	1,390
Sales and marketing	4,264	1,699	682
General and administrative	16,010	52,958	2,992

	$26,405	$57,480	$5,455

Included in the amount above for general and administrative expense for the year ended December 31, 2007, is $45.2 million related to our assumption of Biosite options. The expense relates to the acceleration of unvested Biosite employee options. See Note 4(b) regarding our acquisition of Biosite.

In accordance with SFAS No. 123-R, for the year ended December 31, 2008, 2007 and 2006, the presentation of our cash flows reports the excess tax benefits from the exercise of stock options as financing cash flows. For the year ended December 31, 2008, 2007 and 2006, excess tax benefits generated from option exercises amounted to $17.5 million, $0.9 million and $0.6 million, respectively.

The following assumptions were used to estimate the fair value of options granted during the year ended December 31, 2008, 2007 and 2006 using the Black-Scholes option-pricing model:

	2008	2007	2006

Risk-free interest rate	2.39-3.14%	3.15-5.00%	4.00-4.67%
Expected dividend yield	—	—	—
Expected life	5.19 years	6.25 years	6.25 years
Expected volatility	37-43%	44%	41%

The weighted average fair value under the Black-Scholes option pricing model of options granted to employees during 2008, 2007 and 2006 was $10.66, $24.05 and $15.29, respectively. All options granted during these periods were granted at fair market value on date of grants.

For the year ended December 31, 2008, in accordance with SFAS 123-R, we recorded compensation expense of $2.8 million related to our Employee Stock Purchase Plan. The fair value of the option component of the Employee Stock Purchase Plan shares was estimated at the date of grant using the Black-Scholes pricing model and assumed an expected volatility of 43.31% to 53.87%, a risk-free interest rate range of 2.13% to 3.32% and an expected life of 181 and 184 days. The charge is included in general and administrative in the table above.

For the year ended December 31, 2007, in accordance with SFAS 123-R, we recorded compensation expense of $1.5 million related to our Employee Stock Purchase Plan. The fair value of the option component of the Employee Stock Purchase Plan shares was estimated at the date of grant using the Black-Scholes pricing model and assumed an expected volatility of 32.64% to 69.49%, a risk-free interest rate range of 4.17% to 4.94% and an expected life of 181 and 184 days. The charge is included in general and administrative in the table above.

For the year ended December 31, 2006, in accordance with SFAS 123-R, we recorded compensation expense of $0.3 million related to our Employee Stock Purchase Plan. The fair value of the option component of the Employee Stock Purchase Plan shares were estimated at the date of grant using the Black-Scholes pricing model and assumed an expected volatility of 33%, a risk-free interest rate range of 4.55% to 4.99% and an expected life of 0.5 years. The charge is included in general and administrative in the table above.

Notes to consolidated financial statements

18.  OTHER COMPREHENSIVE INCOME

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income. In general, comprehensive income combines net income and other changes in equity during the year from non-owner sources. Accumulated other comprehensive income is recorded as a component of stockholders’ equity. The following is a summary of the components of and changes in accumulated other comprehensive income as of December 31, 2008 and in each of the three years then ended (in thousands):

	Cumulative	Pension		Accumulated
	translation	liability		other
	adjustment	adjustment		comprehensive
	(note 2(b))	(note 9(b))	Other(1)	income (loss)(2)

Balance at December 31, 2005	$7,052	$—	$—	$7,052
Period change	10,823	(3,738)	44	7,129

Balance at December 31, 2006	17,875	(3,738)	44	14,181
Period change	12,758	341	(6,011)	7,088

Balance at December 31, 2007	30,633	(3,397)	(5,967)	21,269
Period change	(32,889)	(562)	(16,663)	(50,114)

Balance at December 31, 2008	$(2,256)	$(3,959)	$(22,630)	$(28,845)

(1)	Other represents (realization of) unrealized gains on available-for-sale securities and interest rate swap.

(2)	All of the components of accumulated other comprehensive income relate to our foreign subsidiaries, except item (1) above. No adjustments for income taxes were recorded against other comprehensive income, as we intend to permanently invest in our foreign subsidiaries in the foreseeable future.

19.  INCOME TAXES

Our income tax (benefit) provision in 2008, 2007 and 2006 mainly represents those recorded by us and certain of our U.S. subsidiaries and by our foreign subsidiaries Unipath in the United Kingdom, Inverness Medical France, and Inverness Medical Switzerland. Loss before (benefit) provision for income taxes consists of the following (in thousands):

	2008	2007	2006

United States	$(52,935)	$(235,862)	$(5,089)
Foreign	13,431	(14,242)	(6,362)

	$(39,504)	$(250,104)	$(11,451)

Our primary temporary differences that give rise to the deferred tax asset and liability are NOL carryforwards, nondeductible reserves, accruals and differences in bases of the tangible and intangible assets, and the gain on the joint venture transaction. The income tax effects of these temporary differences are as follows (in thousands):

	2008	2007

NOL and capital loss carryforwards	$102,484	$141,620
Tax credit carryforwards	15,884	18,236
Nondeductible reserves	9,488	5,327
Nondeductible accruals	67,142	41,318
Difference between book and tax bases of tangible assets	3,133	2,328
Difference between book and tax bases of intangible assets	35,986	35,042

Notes to consolidated financial statements

	2008	2007

Gain on joint venture	$33,264	$37,300
All other	1,162	26

Gross deferred tax asset	268,543	281,197
Less: Valuation allowance	(12,740)	(18,899)

Total deferred tax assets	255,803	262,298

Deferred tax liabilities:
Difference between book and tax bases of tangible assets	10,824	6,249
Difference between book and tax bases of intangible assets	588,766	524,603
Other	366	23,973

Total deferred tax liability	599,956	554,825

Net deferred tax liability	$344,153	$292,527

Reported as:
Deferred tax assets, current portion	$104,311	$18,170
Deferred tax assets, long-term	14,323	15,799
Deferred tax liabilities, current portion	—	(368)
Deferred tax liabilities, long-term	(462,787)	(326,128)

Net deferred tax liability	$(344,153)	$(292,527)

As of December 31, 2008, we had approximately $256.6 million of domestic NOL carryforwards and $15.9 million of foreign NOL and foreign capital loss carryforwards, which either expire on various dates through 2027 or can be carried forward indefinitely. These loss carryforwards are available to reduce future federal and foreign taxable income, if any. These loss carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. The domestic NOL carryforwards include approximately $199.2 million of pre-acquisition losses at Matria, Alere Medical, ParadigmHealth, Biosite, Cholestech, Diamics, HemoSense, IMN, Ischemia and Ostex. Also included in our domestic NOL carryforwards at December 31, 2008 was approximately $17.5 million resulting from the exercise of employee stock options, the tax benefit of which was recognized as a credit to additional paid-in capital rather than a reduction of income tax. Our domestic NOL’s are subject to the Internal Revenue Service Code Section 382 limitation. Section 382 imposes an annual limitation on the use of these losses to an amount equal to the value of the company at the time of the ownership change multiplied by the long-term tax exempt rate. The Section 382 limited amount for 2009 is approximately $167.0 million.

We have recorded a valuation allowance of $12.7 million as of December 31, 2008 due to uncertainties related to the future benefits, if any, from our deferred tax assets related primarily to our foreign businesses and certain U.S. net operating losses and tax credits. This is a reduction of $6.2 million from the valuation allowance of $18.9 million as of December 31, 2007. The decrease is primarily related to the recognition of foreign NOLs. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance or reduce our current valuation allowance which could materially impact our tax provision.

In accordance with SFAS No. 109, the accounting for the tax benefits of acquired deductible temporary differences and NOL carryforwards, which are not recognized at the acquisition date because a valuation allowance is established and which are recognized subsequent to the acquisitions, will be applied first to reduce to zero any goodwill and other non-current intangible assets related to the acquisitions. Any remaining benefits would be recognized as a reduction of income tax expense. As of December 31, 2008,

Notes to consolidated financial statements

$3.7 million of deferred tax assets with a valuation allowance pertains to acquired companies, the future benefits of which will be applied to reduce our income tax expense as required under SFAS No. 141-R, Business Combinations, adopted January 1, 2009.

Our China-based manufacturing subsidiaries qualify for a reduced income tax rate in 2008 and an income tax holiday for 2007. The general income tax rate is 25%. The income tax rate for ABON is 12.5% for 2008, 2009 and 2010, and for IM Shanghai it is 9% for 2008, 10% for 2009, 11% for 2010 and 24% for 2011. The reduced rates for 2008, 2009, 2010 and 2011 are grandfathered in the China Tax Reform Act. A tax rate of 15% or 25% will apply to 2011 and future years. The tax rate of 15% applies to companies with high technology status. We are in the process of applying for high technology status. The reduced tax rate produced a tax expense of approximately $1.0 million. In the absence of the reduced tax rate for 2008 a tax rate of 25% would apply which would have resulted in a tax expense of approximately $2.0 million in 2008. The earnings per common share effect of the reduced tax rate is $0.01 for 2008. The tax holiday provided an income tax rate of 0% in 2007. In the absence of the tax holiday, a tax rate of 33% would apply, which would have resulted in a tax expense of approximately $3.8 million in 2007. The earnings per share common effect of the tax holiday is $0.07 for 2007.

The estimated amount of undistributed earnings of our foreign subsidiaries is $86.1 million at December 31, 2008. No amount for U.S. income tax has been provided on undistributed earnings of our foreign subsidiaries because we consider such earnings to be indefinitely reinvested. In the event of distribution of those earnings in the form of dividends or otherwise, we would be subject to both U.S. income taxes, subject to an adjustment, if any, for foreign tax credits, and foreign withholding taxes payable to certain foreign tax authorities. Determination of the amount of U.S. income tax liability that would be incurred is not practicable because of the complexities associated with this hypothetical calculation, however, unrecognized foreign tax credit carryforwards may be available to reduce some portion of the U.S. tax liability, if any.

The following table presents the components of our (benefit) provision for income taxes (in thousands):

	2008	2007	2006

Current:
Federal	$7,433	$2,434	$—
State	7,250	2,073	423
Foreign	10,387	22,406	5,315

	25,070	26,913	5,738

Deferred:
Federal	(5,897)	(4,961)	3,152
State	(4,237)	(1,523)	289
Foreign	(31,622)	(21,408)	(3,452)

	(41,756)	(27,892)	(11)

Total tax (benefit) provision	$(16,686)	$(979)	$5,727

Notes to consolidated financial statements

The following table presents a reconciliation from the U.S. statutory tax rate to our effective tax rate:

	2008	2007	2006

Statutory rate	35%	35%	35%
Effect of Biosite in-process R&D write-off	—	(24)	—
Effect of Diamics in-process R&D write-off	—	(1)	—
Effect of Biosite compensation charges and other non-cash compensation	—	(6)	—
Effect of losses and expenses not benefited	—	—	(28)
Stock-based compensation	(10)	—	—
Rate differential on foreign earnings	3	—	(2)
Research and development benefit	6	1	14
State income taxes, net of federal benefit	2	(1)	(4)
Deferred tax on indefinite-lived assets	—	—	(31)
Accrual to return reconciliation	—	—	(9)
Other permanent items and FIN 48	(4)	1	—
Change in valuation allowance	11	(4)	(27)

Effective tax rate	43%	1%	(52)%

We adopted FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 on January 1, 2007. During the year ended December 31, 2008, we increased the liability for income taxes associated with uncertain tax positions by $2.4 million for a total of $11.1 million at December 31, 2008. The primary reason for the increase is due to our acquisitions of Clondiag and Matria, where we increased the liability for income taxes associated with uncertain tax positions by $1.8 million. Any future recognition of the Clondiag or Matria tax benefit is generally recorded to income due to the adoption of SFAS No. 141-R, Business Combinations, effective January 1, 2009. In addition, consistent with the provisions of FIN 48, we classified $11.1 million of income tax liabilities as non-current income tax liabilities because a payment of cash is not anticipated within one year of the balance sheet date. These non-current income tax liabilities are recorded in other long-term liabilities in our consolidated balance sheet at December 31, 2008. We anticipate an increase every quarter to the total amount of unrecognized tax benefits. We do not anticipate a significant increase or decrease of the total amount of unrecognized tax benefits within twelve months of the reporting date.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Amount

Balances as of January 1, 2007	$2,248
Additions for tax positions taken during prior years	53
Additions for tax positions in current year acquisitions	6,229
Additions for tax positions taken during current year	235
Expiration of statutes of limitations or closure of tax audits	—

Balances as of December 31, 2007	8,765
Additions for tax positions taken during prior years	63
Additions for tax positions in current and prior year acquisitions	2,296
Additions for tax positions taken during current year	143
Expiration of statutes of limitations or closure of tax audits	(134)

Balance as of December 31, 2008	$11,133

Notes to consolidated financial statements

Interest and penalties related to income tax liabilities are included in income tax expense. The interest and penalties recorded in 2008 amounted to $0.4 million. The balance of accrued interest and penalties recorded on the consolidated balance sheet at December 31, 2008 was $0.8 million.

With limited exceptions, we are subject to U.S. federal, state and local or non-U.S. income tax audits by tax authorities for 2002 through 2007. We are currently under income tax examination by the IRS and a number of state and foreign tax authorities and anticipate these audits will be completed by the end of 2009. We cannot currently estimate the impact of these audits due to the uncertainties associated with tax examinations.

20.	FINANCIAL INFORMATION BY SEGMENT

Under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision-making group is composed of the chief executive officer and members of senior management. Our reportable operating segments are Professional Diagnostics, Health Management, Consumer Diagnostics, Vitamins and Nutritional Supplements, and Corporate and Other. Our operating results include license and royalty revenue which are allocated to Professional Diagnostics and Consumer Diagnostics on the basis of the original license or royalty agreement.

Included in the operating results of Professional Diagnostics in 2008 are expenses related to our research and development activities in the area of cardiology, as a result of our recent cardiology-related acquisitions, which amounted to $37.0 million.

Included in the operating results of Professional Diagnostics in 2007 are expenses related to our research and development activities in the area of cardiology, as a result of our 2007 cardiology-related acquisitions, which amounted to $26.5 million, net of $18.5 million of reimbursements received from ITI as part of the co-development arrangement that we entered into in February 2005.

Included in the operating results of Corporate and Other in 2006 are expenses related to our research and development activities in the area of cardiology, which amounted to $30.2 million, net of $16.6 million of reimbursements received from ITI as part of the co-development arrangement mentioned above.

Operating loss of $250.7 million for the year ended December 31, 2007 in our Corporate and Other segment includes the write-off of $173.8 million of IPR&D incurred in connection with our acquisitions of Biosite and Diamics and $45.2 million of stock-based compensation related to employee stock options assumed in the acquisition of Biosite. Total assets related to our cardiology research operations in Scotland and Germany, which are included in Professional Diagnostics in 2008 and 2007 and included in Corporate and Other in 2006 in the tables below, amounted to $37.9 million at December 31, 2008, $39.4 million at December 31, 2007 and $18.4 million at December 31, 2006.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance of our operating segments based on revenue and operating

Notes to consolidated financial statements

income (loss). Revenues are attributed to geographic areas based on where the customer is located. Segment information for 2008, 2007 and 2006 are as follows (in thousands):

				Vitamins and	Corporate
	Professional	Health	Consumer	nutritional	and
2008	diagnostics	management	diagnostics	supplements	other	Total

Net revenue to external customers	$1,051,301	$392,399	$138,853	$88,873	$—	$1,671,426
Operating income (loss)	$97,994	$11,241	$9,505	$(840)	$(54,048)	$63,852
Depreciation and amortization	$171,980	$85,990	$6,809	$2,286	$862	$267,927
Restructuring charge	$36,196	$—	$238	$—	$—	$36,434
Stock-based compensation	$—	$—	$—	$—	$26,405	$26,405
Assets	$3,687,685	$1,850,236	$223,383	$65.263	$128,793	$5,955,360
Expenditures for property, plant and equipment	$46,859	$7,935	$1,917	$362	$8,988	$66,061

				Vitamins and	Corporate
	Professional	Health	Consumer	nutritional	and
2007	diagnostics	management	diagnostics	supplements	other	Total

Net revenue to external customers	$582,250	$23,374	$161,092	$72,824	$—	$839,540
Operating income (loss)	$61,067	$(498)	$15,332	$(1,061)	$(250,693)	$(175,853)
Depreciation and amortization	$82,797	$4,487	$9,106	$2,917	$1,806	$101,113
Restructuring charge	$3,965	$—	$2,737	$—	$—	$6,702
Stock-based compensation	$—	$—	$—	$—	$57,480	$57,480
Assets	$3,748,931	$635,415	$309,175	$49,655	$137,583	$4,880,759
Expenditures for property, plant and equipment	$30,581	$2,257	$1,366	$872	$1,559	$36,635

				Vitamins and	Corporate
	Professional	Health	Consumer	nutritional	and
2006	diagnostics	management	diagnostics	supplements	other	Total

Net revenue to external customers	$310,632	$—	$176,771	$82,051	$—	$569,454
Operating income (loss)	$42,554	$—	$26,975	$(3,013)	$(60,145)	$6,371
Depreciation and amortization	$27,030	$—	$5,062	$3,270	$4,000	$39,362
Restructuring charge	$7,625	$—	$2,921	$—	$2,587	$13,133
Stock-based compensation	$—	$—	$—	$—	$5,455	$5,455
Assets	$625,560	$—	$314,815	$49,896	$95,500	$1,085,771
Expenditures for property, plant and equipment	$9,905	$—	$1,807	$475	$7,530	$19,717

Notes to consolidated financial statements

	2008	2007	2006

Revenue by Geographic Area:
United States	$1,209,166	$529,870	$335,405
Europe	285,696	198,525	136,971
Other	176,564	111,145	97,078

	$1,671,426	$839,540	$569,454

	2008	2007

Long-lived Tangible Assets by Geographic Area:
United States	$222,450	$198,225
United Kingdom	12,113	36,204
China	19,491	17,975
Other	30,429	15,476

	$284,483	$267,880

21.	RELATED PARTY TRANSACTIONS

In November 2008, the Zwanziger Family Trust, a trust established for the benefit of the children of Ron Zwanziger, our Chairman, Chief Executive Officer and President, and the trustee of which is Mr. Zwanziger’s sister, purchased certain of our securities from third parties in market transactions. The purchase consisted of approximately $1.0 million of each of the following securities: our common stock, our Series B Preferred Stock, our Convertible Notes, interests in our First Lien Credit Agreement and interests in our Second Lien Credit Agreement. To the extent we make principal and interest payments under the Convertible Notes and the credit facilities in accordance with their terms, the Zwanziger Family Trust, as a holder of Convertible Notes and as a lender under the credit facilities, will receive its proportionate share. In connection with its purchases of interests under our First Lien Credit Agreement and Second Lien Credit Agreement, the Trust agreed that, whenever the consent or vote of the lenders is required under the credit facilities, it will vote the outstanding principal amount of its holdings in the same proportion as the votes cast by the other lenders under these credit facilities.

In May 2007, we completed our 50/50 joint venture with P&G for the development, manufacturing, marketing and sale of existing and to-be-developed consumer diagnostics, outside the cardiology, diabetes and oral care fields. At December 31, 2008 and 2007, we had a net receivable from the joint venture of $12.0 million and a net payable to the joint venture of $10.8 million, respectively. Additionally, customer receivables associated with revenue earned after the joint venture was completed have been classified as other receivables within prepaid and other current assets on our accompanying consolidated balance sheets in the amount of $16.2 million and $29.5 million as of December 31, 2008 and 2007, respectively. In connection with the joint venture arrangement, the joint venture bears the collection risk associated with these receivables. Sales to the joint venture under our manufacturing agreement totaled $103.0 million and $65.0 million during the year ended December 31, 2008 and 2007, respectively, and are included in net product sales in our accompanying statements of operations. Under the terms of our product supply agreement, SPD purchases products from our manufacturing facilities in the U.K. and China. SPD in turn sells a portion of those tests back to Inverness for final assembly and packaging. Once packaged, the tests are sold to P&G for distribution to third party customers in North America. As a result of these related transactions we have recorded $15.6 million of trade receivables which are included in accounts receivable on our consolidated balance sheet as of December 31, 2008 and $18.9 million of trade accounts payable which are included in accounts payable on our consolidated balance sheet as of December 31, 2008. During 2008,

Notes to consolidated financial statements

the joint venture paid $11.2 million in cash to both of the parent companies, equally reducing the respective investments in the joint venture.

On March 22, 2007, we entered into a convertible loan agreement with BBI whereby we loaned them £7.5 million ($14.7 million as of the transaction date). Under the terms of the agreement, the loan amount would simultaneously convert into shares of BBI common stock per the prescribed conversion formula defined in the loan agreement, in the event the BBI consummated a specific target acquisition on or before September 30, 2007. On May 15, 2007, BBI consummated a specific target acquisition and the loan converted into 5,208,333 shares of BBI’s common stock which is included in investments in unconsolidated entities on our accompanying consolidated balance sheet at December 31, 2007. In February 2008, we acquired the remaining outstanding shares of BBI common stock in connection with our acquisition of BBI (Note 4).

In December 2006, one of our key executive officers, paid us $1,606,831 in full satisfaction of his obligations to us, including principal and accrued interest, under a previously disclosed, five-year promissory note dated August 16, 2001. The promissory note was provided to us in connection with his purchase of 250,000 shares of our common stock in August, 2001 (Note 16).

In December 2006, one of our key executive officers, paid us $2,571,320 in full satisfaction of his obligations to us, including principal and accrued interest, under a previously disclosed, five-year promissory note dated August 16, 2001. The promissory note was provided to us in connection with his purchase of 399,381 shares of our common stock in August, 2001 (Note 16).

In August 2006, our Chairman, Chief Executive Officer and President, paid us $11,197,096 in full satisfaction of his obligations to us, including principal and accrued interest, under a previously disclosed, five-year promissory note dated August 16, 2001. The promissory note was provided to us in connection with his purchase of 1,168,191 shares of our common stock in August, 2001 (Note 16).

In June 2006, we issued 25,000 shares of our common stock as consideration for the acquisition of all of the capital stock of Innovative Medical Devices BVBA. The seller of the capital stock of Innovative Medical Devices BVBA is the spouse of the Chief Executive Officer, SPD Swiss Precision Diagnostics, our 50/50 joint venture with P&G.

22.	VALUATION AND QUALIFYING ACCOUNTS

We have established reserves against accounts receivable for doubtful accounts, product returns, discounts and other allowances. The activity in the table below includes all accounts receivable reserves. Provisions for doubtful accounts are recorded as a component of general and administrative expenses. Provisions for returns, discounts and other allowances are charged against net product sales. The following table sets forth activities in our accounts receivable reserve accounts (in thousands):

			Amounts
	Balance at		charged	Balance at
	beginning of		against	end of
	period	Provision	reserves	period

Year ended December 31, 2006	$9,748	$22,914	$(24,261)	$8,401
Year ended December 31, 2007	$8,401	$28,352	$(24,586)	$12,167
Year ended December 31, 2008	$12,167	$20,810	$(20,142)	$12,835

We have established reserves against obsolete and slow-moving inventories. The activity in the table below includes all inventory reserves. Provisions for obsolete and slow-moving inventories are recorded as a

Notes to consolidated financial statements

component of cost of net product sales. The following table sets forth activities in our inventory reserve accounts (in thousands):

			Amounts
	Balance at		charged	Balance at
	beginning of		against	end of
	period	Provision	reserves	period

Year ended December 31, 2006	$7,742	$6,661	$(6,184)	$8,219
Year ended December 31, 2007	$8,219	$8,067	$(8,164)	$8,122
Year ended December 31, 2008	$8,122	$9,194	$(6,478)	$10,838

23.	RESTRUCTURING ACTIVITIES

The following table sets forth the aggregate charges associated with restructuring plans recorded in operating income (loss) for the years ended December 31, (in thousands):

	2008	2007	2006

Fixed asset and inventory write-off	$18,837	$3,870	$6,989
Severance	8,357	1,989	2,886
Intangible asset write-off	5,103	—	2,722
Facility and other exit costs	4,137	843	536

	$36,434	$6,702	$13,133

a.  2008 Restructuring plans

In May 2008, we decided to close our facility located in Bedford, England, and initiated steps to cease operations at this facility and transition the manufacturing operations principally to our manufacturing facilities in Shanghai and Hangzhou, China. Based upon this decision, we recorded $12.6 million in restructuring charges during the year ended December 31, 2008, including $6.9 million related to the acceleration of facility restoration costs, $4.8 million of fixed asset impairments, $1.1 million in severance costs, $0.7 million in early termination lease penalties and $0.9 million related to a pension plan curtailment gain associated with the Bedford employees being terminated. Of these restructuring charges, $5.7 million was charged to our professional diagnostics business segment as follows: $3.5 million to cost of net product sales, $0.2 million to research and development expense, $0.2 million to sales and marketing expense and $1.8 million to general and administrative expense. We also recorded $6.7 million related to the accelerated present value accretion of our lease restoration costs due to the early termination of our facility lease to interest expense.

In addition to the restructuring charges discussed above, $14.5 million of charges associated with the Bedford facility closure were borne by SPD our consumer diagnostics joint venture with P&G, during the year ended December 31, 2008. Included in these charges were $8.4 million of fixed asset impairments, $3.2 million in early termination lease penalties, $2.6 million in severance and retention costs, $0.2 million facility exit costs and $0.1 million related to the acceleration of facility restoration costs. Of these restructuring charges, 50%, or $7.2 million, has been included in equity earnings of unconsolidated entities, net of tax, in our consolidated statements of operations for the year ended December 31, 2008. Of the total exit costs incurred by SPD and us under this plan, including severance related costs, lease penalties and restoration costs, $10.1 million remains unpaid as of December 31, 2008. We anticipate incurring additional costs of approximately $30.1 million related to the closure of this facility, including, but not limited to, severance and retention costs, rent obligations and incremental interest expense associated with our lease obligations which will terminate the end of 2011. Of these additional anticipated costs, approximately $20.5 million will be

Notes to consolidated financial statements

borne by SPD and $9.6 million will be borne by us. We expect the majority of these costs to be incurred by the end of 2009, which is our anticipated facility closure date.

In February 2008, we decided to cease research and development activities for one of the products in development at our Bedford, England facility, based upon comparison of the product under development with existing products acquired in the HemoSense acquisition. During the year ended December 31, 2008, we recorded restructuring charges of $9.4 million, of which $6.8 million related to the impairment of fixed assets, $1.9 million related to the write-off of inventory, $0.5 million related to contractual obligations with suppliers and $0.2 million related to severance costs to involuntarily terminate employees working on the development of this product. The $9.4 million was included in our professional diagnostics business segment and included $6.0 million charged to cost of net product sales, $3.3 million charged to research and development expense and $0.1 million charged to sales and marketing expense. Of the $0.7 million in contractual obligations and severance costs, all has been paid as of December 31, 2008. We do not expect to incur significant additional charges under this plan.

In April 2008, we initiated cost reduction efforts at our facilities in Stirling, Scotland, consolidating our business activities into one facility and with our Biosite operations. As a result of these efforts, we recorded $3.3 million in restructuring charges for the year ended December 31, 2008, consisting of $2.0 million in fixed asset impairments, $1.0 million in severance costs and $0.3 million in facility exit costs. These charges are included in our professional diagnostics business segment as follows: $3.2 million to research and development expense and $0.1 million to general and administrative expense. Of the $1.3 million in severance and facility exit costs, $0.1 million remains unpaid at December 31, 2008. We do not expect to incur significant additional charges under this plan.

On March 18, 2008, we announced our plans to close our BioStar Inc., or BioStar, facility in Louisville, Colorado, and exit production of the BioStar OIA product line, along with our plans to close two of our newly-acquired facilities in the San Francisco, California area, relating to Cholestech and HemoSense and one of our newly-acquired facility in Columbia, Maryland, relating to Panbio. The Cholestech operation, which was acquired in September 2007 and manufactures and distributes the Cholestech LDX system, a point-of-care monitor of blood cholesterol and related lipids used to test patients at risk of, or suffering from, heart disease and related conditions, will move to our Biosite facility in San Diego, California by the middle of 2009. The HemoSense operation, which was acquired in November 2007 and manufactures and distributes the INRatio System, an easy-to-use, hand-held blood coagulation monitoring system for use by patients and healthcare professionals in the management of warfarin, a commonly prescribed medication used to prevent blood clots, has substantially moved to our Biosite facility as of December 31, 2008. The Panbio distribution facility, which was acquired in January 2008, has been transferred to our distribution center in Freehold, New Jersey as of December 31, 2008.

BioStar manufacturing ceased at the end of June 2008, with BioStar OIA products available for purchase through the end of the first quarter of 2009. During the year ended December 31, 2008, we incurred $10.6 million in restructuring charges related to this plan, which consisted of $5.1 million of intangible assets impairment, $1.4 million in severance-related costs, $0.6 million in fixed asset impairments, $1.2 million in facility exit costs and $2.3 million related to the write-off of inventory. Of the $10.6 million, which is included in our professional diagnostics business segment, $7.1 million was charged to cost of net product sales, $2.0 million was charged to sales and marketing expense and $1.5 million was charged to general and administrative. We expect to incur an additional $0.1 million in charges under this plan during the first half of 2009, primarily related to severance and facility exit costs. As of December 31, 2008, $0.4 million in severance and facility exit costs remain unpaid.

As a result of our plans to transition the businesses of Cholestech and HemoSense to Biosite and Panbio to Orlando, Florida and close these facilities, we incurred $3.8 million in restructuring charges during the year ended December 31, 2008, of which $2.7 million relates to severance and retention costs, $0.4 million in fixed asset impairments, $0.5 million in transition costs and $0.2 million in present value accretion of facility

Notes to consolidated financial statements

lease costs related to these plans. Of the $3.8 million included in our professional diagnostics business segment, $1.2 million was charged to cost of net product sales, $0.5 million was charged to research and development expense, $0.3 million was charged to sales and marketing expense and $1.6 million was charged to general and administrative expense. We also recorded $0.2 million related to the present value accretion of our facility lease costs due to the early termination of our facility lease to interest expense. Of the $3.4 million in exit costs, $2.5 million remains unpaid as of December 31, 2008.

We anticipate incurring an additional $2.3 million in restructuring charges under our Cholestech and HemoSense plans, primarily related to severance, retention and outplacement benefits, along with other costs to transition the Cholestech and HemoSense operations to our Biosite facility. See Note 4(d) for further information and costs related to these plans.

In addition to transitioning the businesses of Cholestech and HemoSense to Biosite, we also made the decision to close our Innovacon facility in San Diego, California and move the operating activities to Biosite; the Innovacon business is the rapid diagnostics business that we acquired from ACON Laboratories, Inc. During the year ended December 31, 2008, we recorded $0.6 million in restructuring charges, of which $0.5 million relates to facility lease and exit costs and $0.1 million relates to impairment of fixed assets. These charges are included in our professional diagnostics business segment and were charged to general and administrative. As of December 31, 2008, $0.2 million in restructuring costs remain unpaid. We vacated the facility in August 2008 and do not anticipate incurring additional costs under this plan.

b.  2007 restructuring plans

During 2007, we committed to several plans to restructure and integrate our world-wide sales, marketing, order management and fulfillment operations, as well as evaluate certain research and development projects. The objectives of the plans were to eliminate redundant costs, improve customer responsiveness and improve efficiencies in operations. As a result of these restructuring plans, we recorded $3.0 million in restructuring charges during the year ended December 31, 2008. The $3.0 million charge included $2.6 million related to severance charges and outplacement services and $0.4 million related to facility exit costs. These restructuring charges consisted of $0.1 million charged to cost of net revenue, $1.6 million charged to sales and marketing expenses and $1.3 million charged to general and administrative expenses, all of which were included in our professional diagnostics business segments. Since inception of the plan we have recorded $8.2 million in restructuring charges, including $3.8 million related to severance charges and outplacement services, $0.4 million related to facility exit costs and $4.0 million related to impairment charges on fixed assets. Of the $8.2 million recorded, $1.8 million and $6.4 million were included in our consumer diagnostics and professional diagnostics business segment, respectively. As of December 31, 2008, $1.2 million of severance-related charges and facility exit costs remain unpaid. We do not anticipate incurring additional charges related to this plan.

In addition, we recorded restructuring charges associated with the formation of our joint venture with P&G. In connection with the joint venture, we committed to a plan to close one of our sales offices in Germany and in Sweden, as well as evaluate redundancies in all departments of the consumer diagnostics business segment that are impacted by the formation of the joint venture. For the year ended December 31, 2008, we recorded $0.2 million in severance costs related to this plan, which was primarily charged to general and administrative expenses. We have recorded $1.4 million in restructuring charges since inception of the plan, of which $1.0 million relates to severance costs and $0.4 million relates to facility and other exit costs. Of the total $1.4 million in severance and exit costs, $0.1 million remains unpaid as of December 31, 2008. We do not anticipate incurring additional charges related to this plan.

c.  2006 restructuring plans

In May 2006, we committed to a plan to cease operations at our ABI manufacturing facility in San Diego, California and to write off certain excess manufacturing equipment at other impacted facilities. Additionally,

Notes to consolidated financial statements

in June 2006, we committed to a plan to reorganize the sales and marketing and customer service functions in certain of our U.S. professional diagnostics companies. For the year ended December 31, 2007, we recorded $0.4 million in net restructuring charges under these plans, which primarily relates to $0.6 million in facility exit costs, offset by a $0.2 million adjustment due to the finalization of fixed asset write-offs. Of the $0.4 million net charge, the $0.2 million adjustment was recorded to cost of net revenue, and was included in our consumer diagnostics segment, and $0.6 million was charged to general and administrative expense, and was included in our professional diagnostics business segment.

Net restructuring charges since the commitment date consist of $6.7 million related to impairment of fixed assets and inventory, $2.7 million related to an impairment charge on an intangible asset, $2.5 million related to severance, and $0.6 million related to facility closing costs. Of the $12.5 million recorded in operating income, $8.2 million, $1.7 million and $2.6 million were included in our professional diagnostics, consumer diagnostics, and corporate and other business segments, respectively. As of December 31, 2008, $0.1 million of the severance related charges remains unpaid.

d.  2005 restructuring plan

In May 2005, we committed to a plan to cease operations at our facility in Galway, Ireland. During the year ended December 31, 2006, we recorded a net restructuring gain of $3.2 million, of which $0.4 million related to charges for severance, early retirement and outplacement services, $0.1 million related to an impairment charge of fixed assets, $0.6 million related to facility closing costs and $4.3 million related to foreign exchange gains as a result of recording a cumulative translation adjustment to other income relating primarily to this plan of termination. The charges for the year ended December 31, 2006 consisted of $0.7 million charged to cost of goods sold, $0.4 million charged to general and administrative and $4.3 million in gains recorded to other expense. Of the net restructuring gain of $3.2 million included in our net loss for the year ended December 31, 2006, the $1.1 million loss and the $4.3 million gain were included in our consumer diagnostics and corporate and other business segments, respectively. Additionally, during the year ended December 31, 2006, we recorded a $1.4 million gain on the sale of our CDIL facility in Ireland which has been recorded in loss on dispositions, net in our consolidated statements of operations and was included in our corporate and other business segment for these periods (Note 25).

Net restructuring charges since the commitment date consist of $2.6 million related to severance, early retirement and outplacement services, $2.4 million related to impairment of fixed assets and inventory and $1.2 million related to facility closing costs, offset by $4.3 million related to net foreign exchange gains relating primarily to this plan of termination and a $1.4 million gain on the sale of the manufacturing facility. Of the total $6.2 million restructuring charges recorded in operating income, $0.3 million and $5.9 million were included in our professional diagnostics and consumer diagnostics business segments, respectively. The $4.3 million and $1.4 million gains were included in our corporate and other business segment. The plan of termination was substantially complete as of December 31, 2006 and all costs related to severance, early retirement, outplacement services and facility closing costs have been paid as of December 31, 2006.

Notes to consolidated financial statements

e.  Restructuring reserves

The following table summarizes our liabilities related to the restructuring activities associated with the plans discussed above (in thousands):

	Balance at	Additions			Balance at
	beginning	to the	Amounts		end of
	of period	reserve	paid	Other (1)	period

Year ended December 31, 2006	$949	$3,422	$(2,820)	$14	$1,565
Year ended December 31, 2007	$1,565	$2,828	$(3,264)	$(6)	$1,123
Year ended December 31, 2008	$1,123	$25,642	$(9,148)	$(2,823)	$14,794

(1)	Represents foreign currency translation adjustment.

24	SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest and income taxes:

During fiscal 2008, 2007 and 2006, we made cash payments for interest totaling $88.6 million, $65.0 million and $22.7 million, respectively.

During fiscal 2008, 2007 and 2006, total net cash paid (received) for income taxes was $5.5 million, $(31.5) million and $8.8 million, respectively.

Non-cash investing activities:

During fiscal 2008, 2007 and 2006, we issued shares of our common stock and exchanged employee stock options in connection with several of our acquisitions (dollars in thousands):

				Employee stock options/
				restricted stock awards
		Common stock issued		exchanged
		Number of	Fair value of	Number of	Fair value of
Company acquired	Date of acquisition	shares	shares	shares	shares

Matria Healthcare, Inc.	May 9, 2008	—	$—	1,490,655	$17,334
BBI Holdings Plc	February 12, 2008	251,085	$14,397	355,238	$3,639
Matritech, Inc.	December 12, 2007	616,671	$35,592	—	$—
Biosystems S.A.	December 11, 2007	33,373	$1,948	—	$—
Alere Medical, Inc.	November 16, 2007	2,762,182	$161,086	380,894	$20,614
HemoSense, Inc.	November 6, 2007	3,691,369	$226,415	380,732	$16,695
Cholestech Corporation	September 12, 2007	6,840,361	$329,774	733,077	$20,331
Spectral Diagnostics Private Limited(1)	July 27, 2007	93,558	$3,737	—	$—
Biosite Incorporated(2)	June 29, 2007	—	$—	753,863	$28,453
Quality Assured Services, Inc.	June 7, 2007	273,642	$12,834	—	$—
Instant Technologies, Inc.	December 28, 2007	463,399	$21,530	—	$—
ABON BioPharm (Hangzhou) Co. Ltd. and ACON Laboratories	May 15, 2006	1,871,250	$53,052	—	$—
CLONDIAG chip technologies GmbH	February 28, 2006	467,715	$12,457	—	$—

Notes to consolidated financial statements

(1)	The acquisition of Spectral Diagnostics Private Limited also included its affiliate Source Diagnostics (India) Private Limited.

(2)	The value includes $2.6 million associated with net operating loss, or NOL, carryforwards related to stock options issued to Biosite Incorporated employees.

Non-cash financing activities:

During 2008 and 2007, we recorded non-cash charges to accumulated other comprehensive income of $11.6 million and $9.5 million, respectively, representing the change in fair market value of our interest rate swap agreement.

25.	LOSS ON DISPOSITIONS, NET

During 2006, we recorded a net loss on dispositions of $3.5 million. Included in this net loss is a $4.9 million charge associated with management’s decision to dispose of our Scandinavian Micro Biodevices ApS, or SMB, research operation, which was part of our professional diagnostics and corporate and other business segments, of which $2.0 million is related to impaired assets, primarily goodwill associated with SMB, and a $2.9 million loss on the sale of SMB. The sale of this operation was completed in the fourth quarter of 2006. The net loss on dispositions also includes an offsetting $1.4 million gain on the sale of an idle manufacturing facility in Galway, Ireland, as a result of our 2005 restructuring plan. This facility was associated with our consumer diagnostics business segment.

26.  GUARANTOR FINANCIAL INFORMATION

The Company intends to file a universal shelf registration statement on Form S-3 (the “Shelf Registration Statement”) pursuant to which it may offer or sell, on a delayed or continuous basis pursuant to Rule 415, as amended, under the Securities Act of 1933, securities, including debt securities guaranteed by certain of its consolidated subsidiaries (the “Guarantor Subsidiaries”). The guarantees would be full and unconditional and joint and several. The following supplemental financial information sets forth, on a consolidating basis, audited balance sheets as of December 31, 2008, and 2007, and the related audited statements of operations and cash flows for each of the three years in the period ended December 31, 2008 for the Company (the “Issuer”), the Guarantor Subsidiaries and the Company’s other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company and the Guarantor Subsidiaries in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting. There can be no assurance that the Company will offer or sell debt securities under the Shelf Registration Statement.

The Company has extensive transactions and relationships between various members of the consolidated group. These transactions and relationships include intercompany pricing agreements, intellectual property royalty agreements and general and administrative and research and development cost-sharing agreements. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Notes to consolidated financial statements

Consolidating statement of operations

For the year ended December 31, 2008

		Guarantor	Non-guarantor
	Issuer	subsidiaries	subsidiaries	Eliminations	Consolidated

	(in thousands)

Net product sales	$—	$869,774	$486,275	$(115,911)	$1,240,138
Services revenue	—	402,758	2,704	—	405,462

Net product sales and services revenue	—	1,272,532	488,979	(115,911)	1,645,600
License and royalty revenue	—	15,536	10,290	—	25,826

Net revenue	—	1,288,068	499,269	(115,911)	1,671,426

Cost of net product sales	2,541	447,914	286,739	(112,540)	624,654
Cost of services revenue	77	176,421	600	—	177,098
Cost of license and royalty revenue	—	4,978	6,438	(2,301)	9,115

Cost of net revenue	2,618	629,313	293,777	(114,841)	810,867

Gross profit	(2,618)	658,755	205,492	(1,070)	860,559

Operating expenses:
Research and development	27,709	50,631	33,488	—	111,828
Sales and marketing	37,183	258,580	90,389	132	386,284
General and administrative	59,784	170,401	68,410	—	298,595

Total operating expenses	124,676	479,612	192,287	132	796,707

Operating (loss) income	(127,294)	179,143	13,205	(1,202)	63,852
Interest expense, including amortization of deferred financing costs	(90,328)	(72,447)	(15,986)	77,617	(101,144)
Other income (expense), net	78,604	(15,854)	12,655	(77,617)	(2,212)

(Loss) income before (benefit) provision for income taxes	(139,018)	90,842	9,874	(1,202)	(39,504)
(Benefit) provision for income taxes	(63,152)	46,759	(293)	—	(16,686)
Equity in earnings of subsidiaries, net of tax	52,576	—	—	(52,576)	—
Equity earnings of unconsolidated entities, net of tax	1,522	(23)	(379)	(70)	1,050

Net (loss) income	(21,768)	44,060	9,788	(53,848)	(21,768)
Preferred stock dividends	(13,989)	—	—	—	(13,989)

Net (loss) income available to common stockholders	$(35,757)	$44,060	$9,788	$(53,848)	$(35,757)

Notes to consolidated financial statements

Consolidating statement of operations

For the year ended December 31, 2007

		Guarantor	Non-guarantor
	Issuer	subsidiaries	subsidiaries	Eliminations	Consolidated

	(in thousands)

Net product sales	$10,494	$552,754	$320,831	$(83,164)	$800,915
Services revenue	—	14,164	2,482	—	16,646

Net product sales and services revenue	10,494	566,918	323,313	(83,164)	817,561
License and royalty revenue	—	14,047	17,962	(10,030)	21,979

Net revenue	10,494	580,965	341,275	(93,194)	839,540

Cost of net product sales	27,208	294,317	203,196	(93,318)	431,403
Cost of services revenue	—	5,261	—	—	5,261
Cost of license and royalty revenue	—	1,380	7,769	—	9,149

Cost of net revenue	27,208	300,958	210,965	(93,318)	445,813

Gross profit	(16,714)	280,007	130,310	124	393,727

Operating expenses:
Research and development	6,614	27,910	35,023	—	69,547
Purchase of in-process research and development	169,000	—	4,825	—	173,825
Sales and marketing	25,395	98,116	44,259	—	167,770
General and administrative	78,499	42,518	37,421	—	158,438

Total operating expenses	279,508	168,544	121,528	—	569,580

Operating (loss) income	(296,222)	111,463	8,782	124	(175,853)
Interest expense, including amortization and write-off of deferred financing costs	(77,201)	(49,960)	(21,069)	65,205	(83,025)
Other income (expense), net	71,426	4,461	(695)	(66,418)	8,774

(Loss) income before (benefit) provision for income taxes	(301,997)	65,964	(12,982)	(1,089)	(250,104)
(Benefit) provision for income taxes	(12,949)	9,701	2,269	—	(979)
Equity in earnings of subsidiaries, net of tax	43,226	—	—	(43,226)	—
Equity earnings of unconsolidated entities, net of tax	1,069	—	3,348	(45)	4,372

Net (loss) income	$(244,753)	$56,263	$(11,903)	$(44,360)	$(244,753)

Notes to consolidated financial statements

Consolidating statement of operations

For the year ended December 31, 2006

		Guarantor	Non-guarantor
	Issuer	subsidiaries	subsidiaries	Eliminations	Consolidated

	(in thousands)

Net product sales	$23,100	$334,471	$272,028	$(77,469)	$552,130
Services revenue	—	—	—	—	—

Net product sales and services revenue	23,100	334,471	272,028	(77,469)	552,130
License and royalty revenue	—	306	17,018	—	17,324

Net revenue	23,100	334,777	289,046	(77,469)	569,454

Cost of net product sales	22,395	231,948	160,564	(80,108)	334,799
Cost of license and royalty revenue	—	481	4,951	—	5,432

Cost of net revenue	22,395	232,429	165,515	(80,108)	340,231

Gross profit	705	102,348	123,531	2,639	229,223
Operating expenses:
Research and development	1,750	7,705	39,251	—	48,706
Purchase of in-process research and development	—	—	4,960	—	4,960
Sales and marketing	4,096	48,684	41,665	—	94,445
General and administrative	21,345	18,999	30,899	—	71,243
Loss on dispositions, net	—	—	3,498	—	3,498

Operating (loss) income	(26,486)	26,960	3,258	2,639	6,371
Interest expense, including amortization of original issue discounts and write-off of deferred financing costs	(16,895)	(6,206)	(20,461)	16,992	(26,570)
Other income (expense), net	12,852	4,686	8,323	(17,113)	8,748

(Loss) income before provision for income taxes	(30,529)	25,440	(8,880)	2,518	(11,451)
Provision for income taxes	1,390	2,012	1,935	390	5,727
Equity in earnings of subsidiaries, net of tax	14,716	—	—	(14,716)	—
Equity earnings of unconsolidated entities, net of tax	361	—	(25)	—	336

Net (loss) income	$(16,842)	$23,428	$(10,840)	$(12,588)	$(16,842)

Notes to consolidated financial statements

Consolidating balance sheet

December 31, 2008

		Guarantor	Non-guarantor
	Issuer	subsidiaries	subsidiaries	Eliminations	Consolidated

	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$1,743	$69,798	$69,783	$—	$141,324
Restricted cash	—	1,160	1,588	—	2,748
Marketable securities	—	1,347	416	—	1,763
Accounts receivable, net of allowances	—	199,385	97,459	(16,236)	280,608
Inventories, net	—	131,918	71,478	(4,265)	199,131
Deferred tax assets	80,926	22,334	1,051	—	104,311
Income tax receivable	—	2,792	3,614	—	6,406
Receivable from joint venture, net	—	—	15,227	(3,209)	12,018
Prepaid expenses and other current assets	10,887	20,181	26,930	16,236	74,234
Intercompany receivables	455,746	248,177	75,686	(779,609)	—

Total current assets	549,302	697,092	363,232	(787,083)	822,543
Property, plant and equipment, net	2,395	221,345	62,422	(1,679)	284,483
Goodwill	2,020,528	599,517	427,251	(1,213)	3,046,083
Other intangible assets with indefinite lives	—	21,195	21,789	—	42,984
Core technology and patents, net	43,700	331,892	83,715	—	459,307
Other intangible assets, net	277,389	772,457	119,484	—	1,169,330
Deferred financing costs, net, and other non-current assets	36,876	6,872	3,136	—	46,884
Investments in unconsolidated entities	872,848	751	57,681	(862,448)	68,832
Marketable securities	591	—	—	—	591
Deferred tax assets	(1,742)	—	16,065	—	14,323
Intercompany notes receivable	1,633,174	(50,660)	2,454	(1,584,968)	—

Total assets	$5,435,061	$2,600,461	$1,157,229	$(3,237,391)	$5,955,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,750	$2,870	$6,438	$—	$19,058
Current portion of capital lease obligations	—	265	186	—	451
Accounts payable	4,173	72,627	35,904	—	112,704
Accrued expenses and other current liabilities	(120,656)	263,380	93,617	(3,209)	233,132
Intercompany payables	155,443	198,939	425,229	(779,611)	—

Total current liabilities	48,710	538,081	561,374	(782,820)	365,345

Long-term liabilities:
Long-term debt, net of current portion	1,493,000	2,302	5,255	—	1,500,557
Capital lease obligations, net of current portion	—	66	402	—	468
Deferred tax liabilities	(36,399)	459,501	39,685	—	462,787
Deferred gain on joint venture	16,310	—	270,720	—	287,030
Other long-term liabilities	26,830	17,864	15,641	—	60,335
Intercompany notes payable	607,772	853,470	119,594	(1,580,836)	—

Total long-term liabilities	2,107,513	1,333,203	451,297	(1,580,836)	2,311,177

Stockholders’ equity	3,278,838	729,177	144,558	(873,735)	3,278,838

Total liabilities and stockholders’ equity	$5,435,061	$2,600,461	$1,157,229	$(3,237,391)	$5,955,360

Notes to consolidated financial statements

Consolidating balance sheet

December 31, 2007

		Guarantor	Non-guarantor
	Issuer	subsidiaries	subsidiaries	Eliminations	Consolidated

	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$228,178	$127,626	$58,928	$—	$414,732
Restricted cash	—	15	141,854	—	141,869
Marketable securities	—	2,551	—	—	2,551
Accounts receivable, net of allowances	—	123,951	68,880	(29,451)	163,380
Inventories, net	59	96,046	55,629	(3,503)	148,231
Deferred tax assets	7,725	4,496	5,949	—	18,170
Income tax receivable	—	2,302	2,954	—	5,256
Receivable from joint venture, net	—	—	1,856	(1,856)	—
Prepaid expenses and other current assets	4,864	11,046	13,424	29,451	58,785
Intercompany receivables	170,353	22,815	64,500	(257,668)	—

Total current assets	411,179	390,848	413,974	(263,027)	952,974
Property, plant and equipment, net	2,028	197,237	68,615	—	267,880
Goodwill	1,721,706	132,849	298,943	(4,648)	2,148,850
Other intangible assets with indefinite lives	—	21,120	21,977	—	43,097
Core technology and patents, net	356,355	19,531	56,697	—	432,583
Other intangible assets, net	747,300	63,211	59,133	—	869,644
Deferred financing costs, net, and other non-current assets	40,111	6,850	4,786	—	51,747
Investments in unconsolidated entities	(327,854)	(615)	53,070	353,152	77,753
Marketable securities	1,389	—	19,043	—	20,432
Deferred tax assets	509	(546)	15,836	—	15,799
Intercompany notes receivable	2,096,757	(286,692)	—	(1,810,065)	—

Total assets	$5,049,480	$543,793	$1,012,074	$(1,724,588)	$4,880,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,750	$6,526	$4,044	$—	$20,320
Current portion of capital lease obligations	—	680	96	—	776
Accounts payable	4,257	33,316	31,991	2,497	72,061
Accrued expenses and other current liabilities	37,196	74,455	65,781	(2,497)	174,935
Payable to joint venture, net	—	6,476	6,196	(1,856)	10,816
Intercompany payables	46,647	82,455	128,567	(257,669)	—

Total current liabilities	97,850	203,908	236,675	(259,525)	278,908

Long-term liabilities:
Long-term debt, net of current portion	1,360,750	5,175	470	—	1,366,395
Capital lease obligations, net of current portion	—	184	174	—	358
Deferred tax liabilities	287,015	23,524	15,589	—	326,128
Deferred gain on joint venture	16,311	—	276,767	—	293,078
Other long-term liabilities	10,057	6,439	12,729	—	29,225
Intercompany notes payable	690,830	794,968	324,264	(1,810,062)	—

Total long-term liabilities	2,364,963	830,290	629,993	(1,810,062)	2,015,184

Stockholders’ equity	2,586,667	(490,405)	145,406	344,999	2,586,667

Total liabilities and stockholders’ equity	$5,049,480	$543,793	$1,012,074	$(1,724,588)	$4,880,759

Notes to consolidated financial statements

Consolidating statement of cash flows

For the year ended December 31, 2008

		Guarantor	Non-guarantor
	Issuer	subsidiaries	subsidiaries	Eliminations	Consolidated

	(in thousands)

Cash Flows from Operating Activities:
Net (loss) income	$(21,768)	$89,569	$9,755	$(99,324)	$(21,768)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of tax	(53,576)	—	—	53,576	—
Interest expense related to amortization of deferred financing costs	5,930	—	—	—	5,930
Non-cash stock-based compensation expense	26,405	—	—	—	26,405
Impairment of inventory	—	2,300	1,893	—	4,193
Impairment of long-lived assets	—	6,117	13,914	—	20,031
(Gain) loss on sale of fixed assets	(1)	255	523	—	777
Equity earnings of unconsolidated entities, net of tax	(1,522)	23	379	70	(1,050)
Interest in minority investments	—	—	167	—	167
Depreciation and amortization	48,754	176,236	42,937	—	267,927
Deferred and other non-cash income taxes	(957)	(25,497)	(15,302)	—	(41,756)
Other non-cash items	2,714	1,680	(16)	—	4,378
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	1,000	(37,182)	(12,468)	—	(48,650)
Inventories, net	—	(80,371)	(12,854)	43,999	(49,226)
Prepaid expenses and other current assets	616	11,659	(24,759)	5,111	(7,373)
Accounts payable	(84)	18,958	(2,407)	—	16,467
Accrued expenses and other current liabilities	(154,680)	112,386	15,397	(5,111)	(32,008)
Other non-current liabilities	(1,104)	139	4,365	—	3,400
Intercompany payable (receivable)	224,207	(282,185)	54,037	3,941	—

Net cash provided by (used in) operating activities	75,934	(5,913)	75,561	2,262	147,844

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,009)	(42,511)	(24,220)	1,679	(66,061)
Proceeds from sale of property, plant and equipment	—	96	974	—	1,070
Cash paid for acquisitions and transactional costs, net of cash acquired	(470,393)	10,185	(189,691)	—	(649,899)
Cash received from (paid for) investments in minority interests and marketable securities	1,372	(1,113)	11,874	—	12,133
Increase in other assets	(1,000)	(5,007)	(4,568)	—	(10,575)

Net cash (used in) provided by investing activities	(471,030)	(38,350)	(205,631)	1,679	(713,332)

Cash Flows from Financing Activities:
(Increase) decrease in restricted cash	—	(1,145)	140,349	—	139,204
Issuance costs associated with preferred stock	(350)	—	—	—	(350)
Cash paid for financing costs	(1,401)	—	—	—	(1,401)
Dividends to preferred stockholders	(56)	—	—	—	(56)
Proceeds from issuance of common stock, net of issuance costs	20,675	—	—	—	20,675
Net repayments on long-term debt	(9,750)	(4,037)	—	—	(13,787)
Net proceeds (repayments) from revolving lines-of-credit	142,000	(2,320)	(2,438)	—	137,242
Tax benefit on exercised stock options	17,542	—	—	—	17,542
Principal payments of capital lease obligations	—	(704)	(596)	—	(1,300)

Net cash provided by (used in) financing activities	168,660	(8,206)	137,315	—	297,769

Foreign exchange effect on cash and cash equivalents	—	(866)	(882)	(3,941)	(5,689)

Net (decrease) increase in cash and cash equivalents	(226,436)	(53,335)	6,363	—	(273,408)
Cash and cash equivalents, beginning of period	228,178	123,133	63,421	—	414,732

Cash and cash equivalents, end of period	$1,742	$69,798	$69,784	$—	$141,324

Notes to consolidated financial statements

Consolidating statement of cash flows

For the year ended December 31, 2007

		Guarantor	Non-guarantor
	Issuer	subsidiaries	subsidiaries	Eliminations	Consolidated

	(in thousands)

Cash Flows from Operating Activities:
Net (loss) income	$(244,753)	$58,237	$(12,222)	$(46,015)	$(244,753)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of tax	(44,881)	—	—	44,881	—
Interest expense related to amortization and write-off of deferred financing costs	6,884	2,122	1,957	—	10,963
Non-cash stock-based compensation expense	52,210	—	—	—	52,210
Charge for in-process research and development	4,825	169,000	—	—	173,825
Impairment of long-lived assets	—	108	3,764	—	3,872
Loss (gain) on sale of fixed assets	—	116	(57)	—	59
Equity earnings of unconsolidated entities, net of tax	(1,069)	—	(3,348)	45	(4,372)
Interest in minority investments	(243)	—	476	1,168	1,401
Depreciation and amortization	43,718	31,305	26,090	—	101,113
Deferred and other non-cash income taxes	(34,636)	3,050	3,694	—	(27,892)
Other non-cash items	197	—	—	—	197
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	—	23,988	(6,421)	29,451	47,018
Inventories, net	—	7,588	(8,972)	(79)	(1,463)
Prepaid expenses and other current assets	(2,669)	45,520	176	(27,595)	15,432
Accounts payable	2,198	(13,290)	4,347	—	(6,745)
Accrued expenses and other current liabilities	16,714	(34,805)	(13,946)	(1,856)	(33,893)
Other non-current liabilities	407	220	1,156	—	1,783
Intercompany payable (receivable)	1,385,254	(1,385,378)	5,391	(5,267)	—

Net cash provided by (used in) operating activities	1,184,156	(1,092,219)	2,085	(5,267)	88,755

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,538)	(12,845)	(22,015)	—	(36,398)
Proceeds from sale of property, plant and equipment	—	171	93	—	264
Cash paid for acquisitions and transactional costs, net of cash acquired	(2,147,492)	179,154	(67,778)	—	(2,036,116)
Cash received, net of cash paid, from formation of joint venture	30,881	—	293,289	—	324,170
Cash (paid for) received from investments in minority interests and marketable securities	(1,471)	1,550	(10,256)	—	(10,177)
(Increase) decrease in other assets	(26,362)	3,416	(5,327)	—	(28,273)

Net cash (used in) provided by investing activities	(2,145,982)	171,446	188,006	—	(1,786,530)

Cash Flows from Financing Activities:
Increase in restricted cash	—	(15)	(141,854)	—	(141,869)
Cash paid for financing costs	(40,347)	(164)	(164)	—	(40,675)
Proceeds from issuance of common stock, net of issuance costs	1,122,852	—	—	—	1,122,852
Net repayments on long-term debt	—	—	(22,326)	—	(22,326)
Net proceeds (repayments) from revolving lines-of-credit	1,166,601	(47,703)	(4,727)	—	1,114,171
Tax benefit on exercised stock options	867	—	—	—	867
Principal payments of capital lease obligations	—	(554)	(82)	—	(636)
Intercompany notes (receivable) payable	(1,245,000)	1,245,000	—	—	—

Net cash provided by (used in) financing activities	1,004,973	1,196,564	(169,153)	—	2,032,384

Foreign exchange effect on cash and cash equivalents	—	761	2,991	5,267	9,019

Net increase in cash and cash equivalents	43,147	276,552	23,929	—	343,628
Cash and cash equivalents, beginning of period	16,031	20,074	34,999	—	71,104

Cash and cash equivalents, end of period	$59,178	$296,626	$58,928	$—	$414,732

Notes to consolidated financial statements

Consolidating statement of cash flows

For the year ended December 31, 2006

		Guarantor	Non-guarantor
	Issuer	subsidiaries	subsidiaries	Eliminations	Consolidated

	(in thousands)

Cash Flows from Operating Activities:
Net (loss) income	$(16,842)	$23,428	$(10,840)	$(12,588)	$(16,842)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Equity in earnings of subsidiaries, net of tax	(14,716)	—	—	14,716	—
Interest expense related to amortization of original issue discounts and write-off of deferred financing costs	1,937	1,213	1,008	—	4,158
Non-cash income related to currency hedge	(217)	—	—	—	(217)
Non-cash stock-based compensation expense	5,455	—	—	—	5,455
Charge for in-process research and development	—	—	4,960	—	4,960
Impairment of inventory	—	707	—	—	707
Impairment of long-lived assets	—	4,939	3,927	—	8,866
Loss (gain) on sale of fixed assets	—	9	(1,537)	—	(1,528)
Equity earnings of unconsolidated entities, net of tax	(361)	—	25	—	(336)
Interest in minority investments	(274)	—	(25)	—	(299)
Depreciation and amortization	4,989	13,378	20,995	—	39,362
Deferred and other non-cash income taxes	84	2,186	(2,551)	(128)	(409)
Other non-cash items	159	—	555	—	714
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(194)	(8,931)	(4,721)	—	(13,846)
Inventories, net	1,534	5,533	(4,382)	(2,518)	167
Prepaid expenses and other current assets	(10)	740	(816)	—	(86)
Accounts payable	3,757	(5,652)	2,105	—	210
Accrued expenses and other current liabilities	2,510	(4,962)	5,228	518	3,294
Other non-current liabilities	—	28	(88)	—	(60)
Intercompany (receivable) payable	(12,998)	(15,288)	28,409	(123)	—

Net cash (used in) provided by operating activities	(25,187)	17,328	42,252	(123)	34,270

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(558)	(3,332)	(15,827)	—	(19,717)
Proceeds from sale of property, plant and equipment	—	15	2,229	—	2,244
Cash paid for acquisitions and transactional costs, net of cash acquired	(70,603)	(109)	(60,753)	—	(131,465)
Cash paid for investments in minority interests and marketable securities	(14,455)	—	(11,362)	—	(25,817)
Increase in other assets	(933)	(133)	(3,011)	—	(4,077)

Net cash used in investing activities	(86,549)	(3,559)	(88,724)	—	(178,832)

Cash Flows from Financing Activities:
Cash paid for financing costs	(79)	(1,358)	(1,350)	—	(2,787)
Proceeds from issuance of common stock, net of issuance costs	234,961	—	—	—	234,961
Net repayments on long-term debt	(20,000)	—	—	—	(20,000)
Net repayments from revolving lines-of-credit	—	(15,225)	(32,654)	—	(47,879)
Repayments of notes receivable	14,691	—	—	—	14,691
Tax benefit on exercised stock options	567	—	—	—	567
Principal payments of capital lease obligations	—	(511)	(35)	—	(546)
Intercompany notes (receivable) payable	(103,247)	15,000	88,247	—	—

Net cash provided by (used in) financing activities	126,893	(2,094)	54,208	—	179,007

Foreign exchange effect on cash and cash equivalents	(3)	—	2,269	123	2,389

Net increase in cash and cash equivalents	15,154	11,675	10,005	—	36,834
Cash and cash equivalents, beginning of period	1,196	8,080	24,994	—	34,270

Cash and cash equivalents, end of period	$16,350	$19,755	$34,999	$—	$71,104

Prospectus

Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Depositary Shares
Debt Securities
Subsidiary Guarantees of Debt Securities
Units

This prospectus provides you with a general description of securities that we may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities.

The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the New York Stock Exchange under the symbol “IMA.” On April 9, 2009 the last reported sale price of our common stock on the New York Stock Exchange was $28.56.

Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2009.

ABOUT THIS PROSPECTUS

This document is called a “prospectus,” and it provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed a registration statement with the Securities and Exchange Commission, or the “SEC,” using a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street address are provided under the heading “Where You Can Find More Information.”

When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus and related prospectus supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of the relevant document.

This prospectus contains forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements on page 4 of this prospectus. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on our forward-looking statements.

Unless otherwise stated or unless the context otherwise requires, all references to “we,” “us,” “our,” “our Company” or “the Company” in this prospectus refer collectively to Inverness Medical Innovations, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

ABOUT INVERNESS MEDICAL INNOVATIONS, INC.

Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life at home by developing new capabilities in near-patient diagnosis, monitoring and health management. Our global leading products and services, as well as our new product development efforts, focus on cardiology, women’s health, infectious disease, oncology and drugs of abuse. Our business is organized into four major reportable segments: professional diagnostics, health management, consumer diagnostics and vitamins and nutritional supplements. Through our professional diagnostics segment, we develop, manufacture and market an extensive array of innovative rapid diagnostic test products and other in vitro diagnostic tests to medical professionals and laboratories for detection of infectious diseases, cardiac conditions, drugs of abuse and pregnancy. Our health management segment provides comprehensive, integrated programs and services focused on wellness, disease and condition management, productivity enhancement and informatics, all designed to reduce health-related costs and enhance the health and quality of life of the individuals we serve. Our consumer diagnostic segment consists primarily of manufacturing operations related to our role as the exclusive manufacturer of products for SPD Swiss Precision Diagnostics, or Swiss Precision, our 50/50 joint venture with The Procter & Gamble Company. Swiss Precision holds a leadership position in the worldwide over-the-counter pregnancy and fertility/ovulation test market. We also manufacture and market a variety of vitamins and nutritional supplements under our brands and those of private label retailers primarily in the U.S. consumer market. We have grown our businesses by leveraging our strong intellectual property portfolio and making selected strategic acquisitions. Our products are sold in approximately 90 countries through our direct sales force and an extensive network of independent global distributors.

Inverness Medical Innovations, Inc. is a Delaware corporation. Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 and our telephone number is (781) 647-3900. Our website is www.invernessmedical.com. The information found on our website is not part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND RELATED MATTERS

The following table presents our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preference dividends for the periods indicated. For this purpose, “earnings” consist of pre-tax income before adjustment for income from equity investees plus fixed charges (excluding capitalized interest). “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. “Preference dividends” equal the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. Due to the net losses for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, there were insufficient earnings of $38.1 million, $248.9 million, $11.8 million, $12.4 million and $14.3 million, respectively, to cover fixed charges, and $61.4 million, $248.9 million, $11.8 million, $12.4 million and $15.6 million, respectively, to cover fixed charges and preference dividends.

	Year Ended December 31,
	2008		2007	2006		2005		2004

Ratio of earnings to fixed charges	0.7	x	—	0.6	x	0.5	x	0.4	x
Ratio of earnings to combined fixed charges and preference dividends	0.5	x	—	0.6	x	0.5	x	0.4	x

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. There may be events in the future that we are unable to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus. These differences may be the result of various factors, including those factors identified from time to time in our periodic filings with the SEC or in a prospectus supplement. Some important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

•	our inability to predict the effects of the current national and worldwide financial and economic crisis, including disruptions in the capital and credit markets;

•	our inability to predict the effects of anticipated United States national healthcare reform legislation and similar initiatives in other countries;

•	economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•	competitive factors, including technological advances achieved and patents attained by competitors and general competition;

•	domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

•	government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing;

•	manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products, including our ability to successfully maintain relationships with suppliers, or to put in place alternative suppliers on terms that are acceptable to us;

•	difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals or clearances in the United States and abroad and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights that can preclude or delay commercialization of a product;

•	significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims;

•	product efficacy or safety concerns resulting in product recalls or declining sales;

•	the impact of business combinations and organizational restructurings consistent with evolving business strategies;

•	our ability to satisfy the financial covenants and other conditions contained in the agreements governing our indebtedness;

•	our ability to effectively manage the integration of our acquisitions into our operations;

•	our ability to obtain required financing on terms that are acceptable to us; and

•	the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC.

The foregoing list provides many, but not all, of the factors that could impact our ability to achieve the results described in any forward-looking statement. Readers should not place undue reliance on our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described above and elsewhere in this prospectus could seriously harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statement as a result of future events or developments.

HOW WE INTEND TO USE THE PROCEEDS

We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include:

•	the repayment of debt;

•	the repurchase of our capital stock;

•	the financing of potential acquisitions and investments;

•	working capital; and

•	other purposes described in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as described in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

Please note that in the sections entitled “Description of Common Stock We May Offer,” “Description of Preferred Stock We May Offer,” “Description of Warrants We May Offer,” “Description of Stock Purchase Contracts We May Offer,” “Description of Depositary Shares We May Offer,” “Description of Debt Securities and Subsidiary Guarantees We May Offer,” and “Description of Units We May Offer,” references to “we,” “our” and “us” refer only to Inverness Medical Innovations, Inc. and not to any of its consolidated subsidiaries.

The following summary description of our common stock is based on the provisions of our Restated Certificate of Incorporation, as amended, which we refer to as our certificate of incorporation, and amended and restated by-laws, which we refer to as our by-laws, and the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL. This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the DGCL. For information on how to obtain copies of our certificate of incorporation and by-laws, see “Where You Can Find More Information.”

We may offer common stock. We may also offer common stock issuable upon the conversion of debt securities or preferred stock, the exercise of warrants and pursuant to stock purchase contracts.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 2,300,000 shares have been designated as Series B Convertible Perpetual Preferred Stock, or Series B preferred stock. As of April 9, 2009, we had 78,716,338 shares of common stock and 1,878,731 shares of Series B preferred stock issued and outstanding.

Common Stock

Voting Rights.  The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends.  Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. We may pay dividends consisting of shares of common stock to holders of shares of common stock.

Other Rights.  Upon the liquidation, dissolution or winding up of our Company, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

Our certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. Our board of directors has designated 2,300,000 shares of preferred stock as Series B preferred stock.

Indemnification Matters

Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for us or on our behalf. Our by-laws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors’ and officers’ insurance against certain liabilities. We believe that the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors’ and officers’ insurance will assist us in attracting and retaining qualified individuals to serve as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to our directors or officers, or persons controlling our Company as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and By-laws That May Have Anti-Takeover Effects

Certain provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers that stockholders may believe to be in their best interests.

These provisions also could have the effect of discouraging open market purchases of our common stock because these provisions may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

Classified Board of Directors.  Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

Director Vacancies and Removal.  Our certificate of incorporation provides that the affirmative vote of a majority of the remaining directors is necessary to fill vacancies in our board of directors, except for any directorship that is to be filled exclusively by holders of preferred stock. Our certificate of incorporation provides that directors, other than those elected exclusively by the holders of preferred stock, may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.

No Common Stockholder Action by Written Consent.  Our certificate of incorporation provides that any action required or permitted to be taken by the holders of our common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

Special Meetings of Stockholders.  Our certificate of incorporation and by-laws provide that only our board of directors may call a special meeting of stockholders. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

Advance Notice of Director Nominations and Stockholder Proposals.   Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. A stockholder’s notice of a director nomination or proposal will be timely if delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.

Amendment of the Certificate of Incorporation.  As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to common stockholder action by written consent, directors (other than those provisions contained in any certificate of designation relating to preferred stock), limitation of liability and the amendment of our certificate of incorporation must be approved by not less than seventy-five percent of the outstanding shares entitled to vote with respect to such amendment.

Amendment of By-laws.  Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Statutory Business Combination Provision

We are subject to Section 203 of the DGCL, which prohibits a publicly-held Delaware corporation from completing a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:

•	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation’s outstanding voting stock.

The term “business combination” includes mergers, consolidations, asset sales involving 10% or more of a corporation’s assets and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion.

Trading on the New York Stock Exchange

Our common stock is listed on the New York Stock Exchange under the symbol “IMA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section outlines some of the provisions of the preferred stock we may offer. This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to our certificate of incorporation, by-laws and the applicable provisions of the DGCL. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. Any series of preferred stock we issue will be governed by our certificate of incorporation (as amended and in effect as of the date of such issuance) and by the certificate of amendment related to that series. We will file the certificate of amendment with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series of authorized preferred stock.

Authorized Preferred Stock

Our certificate of incorporation provides that we may issue up to 5,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. We have designated 2,300,000 shares of preferred stock as Series B preferred stock, of which 1,878,731 shares were outstanding as of April 9, 2009.

The prospectus supplement relating to any series of preferred stock that we may offer will contain the specific terms of the preferred stock.

DESCRIPTION OF WARRANTS WE MAY OFFER

This section outlines some of the provisions of each warrant agreement pursuant to which warrants may be issued, the warrants or rights of warrant holders, and any warrant certificates. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to any warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

We may issue warrants. We may issue these securities in such amounts or in as many distinct series as we wish. This section summarizes the terms of these securities that apply generally. Most of the financial and other specific terms of any such series of securities will be described in the applicable prospectus supplement. Those terms may vary from the terms described here.

When we refer to a series of securities in this section, we mean all securities issued as part of the same series under any applicable indenture, agreement or other instrument. When we refer to the applicable prospectus supplement, we mean the prospectus supplement describing the specific terms of the security you purchase. The terms used in the applicable prospectus supplement generally will have the meanings described in this prospectus, unless otherwise specified in the applicable prospectus supplement.

Warrants

We may issue warrants, options or similar instruments for the purchase of our common stock, preferred stock, depositary shares, debt securities or units. We refer to these collectively as “warrants.” Warrants may be issued independently or together with common stock, preferred stock, depositary shares, debt securities or units, and may be attached to or separate from those securities.

Agreements

Each series of warrants may be evidenced by certificates and may be issued under a separate indenture, agreement or other instrument to be entered into between us and a bank, trust company or other institution that we select as agent with respect to such series. The warrant agent will act as our agent in connection with the warrant agreement or any warrant certificates and will not assume any obligation or relationship of agency or trust for or with any warrant holders. Copies of the forms of agreements and the forms of certificates representing the warrants will be filed with the SEC near the date of filing of the applicable prospectus supplement with the SEC. Because the following is a summary of certain provisions of the forms of agreements and certificates, it does not contain all information that may be important to you. You should read all the provisions of the agreements and the certificates once they are available.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under warrant agreements will not have the protections of the Trust Indenture Act with respect to their warrants.

General Terms of Warrants

The prospectus supplement relating to a series of warrants will identify the name and address of the warrant agent, if any. The prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including:

•	the offering price;

•	the designation and terms of any securities with which the warrants are issued and in that event the number of warrants issued with each security or each principal amount of security;

•	the dates on which the right to exercise the warrants will commence and expire, and the price at which the warrants are exercisable;

•	the amount of warrants then outstanding;

•	material U.S. federal income tax consequences of holding or exercising these securities; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new certificates of different denominations and may be presented for transfer of registration and, if exercisable for other securities or other property, may be exercised at the warrant agent’s corporate trust office or any other office indicated in the prospectus supplement. If the warrants are not separately transferable from any securities with which they were issued, an exchange may take place only if the certificates representing the related securities are also exchanged. Prior to exercise of any warrant exercisable for other securities or other property, warrant holders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Modification Without Consent.  We and the applicable warrant agent may amend any warrant or warrant agreement without the consent of any holder to:

•	cure any ambiguity;

•	correct or supplement any defective or inconsistent provision; or

•	make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only warrants to be issued after the changes take effect. We may also make changes that do not adversely affect a particular warrant in any material respect, even if they adversely affect other warrants in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected warrant; we need only obtain any required approvals from the holders of the affected warrants.

Modification With Consent.  We and any agent for any series of warrants may also amend any agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the warrants of any series affected by such amendment. However, no such amendment that:

•	increases the exercise price of such warrant;

•	shortens the time period during which any such warrant may be exercised;

•	reduces the number of securities the consent of holders of which is required for amending the agreement or the related warrants; or

•	otherwise adversely affects the exercise rights of warrant holders in any material respect;

may be made without the consent of each holder affected by that amendment.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

This section outlines some of the provisions of the stock purchase contracts, the stock purchase contract agreement and the pledge agreement. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the stock purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

Unless otherwise specified in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other security or property at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock, depositary shares or other security or property. The consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security or property or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security or property. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depositary shares or other security or property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the stock purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to us or the stock purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the stock purchase contract agreement.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank, trust company or other institution acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its interest in a fractional share, or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related prospectus supplement.

No depositary agreement will be qualified as an indenture, and no depositary will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of depositary shares issued under depositary agreements will not have the protections of the Trust Indenture Act with respect to their depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from the sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Stock

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. No amendment, however, may impair the right of any depositary shareholder to receive any money or other property to which he may be entitled under the terms of the deposit agreement at the times and in the manner and amount provided for therein. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all outstanding depositary shares have been converted (if convertible) into shares of common stock or another series of preferred stock; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party’s gross negligence or willful misconduct. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF DEBT SECURITIES AND SUBSIDIARY GUARANTEES WE MAY OFFER

This section outlines some of the provisions of the debt securities and any related subsidiary guarantees we may issue and the indenture and supplemental indentures pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of indenture and the applicable supplemental indenture with respect to the debt securities of any particular series and any related subsidiary guarantees. The specific terms of any series of debt securities and any related subsidiary guarantees will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of debt securities and any related subsidiary guarantees may differ from the general description of terms presented below.

We may issue secured or unsecured debt securities. Our debt securities and any related subsidiary guarantees will be issued under an indenture to be entered into between us and a trustee to be designated by us, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our debt securities may be convertible into our common stock or other of our securities.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Unless otherwise specified in a supplement to this prospectus, the debt securities and any related subsidiary guarantees will be the direct, unsecured obligations of the issuers thereof and will rank equally with all of the issuers’ other unsecured and unsubordinated indebtedness. The holders of our debt securities will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries, except to the extent our subsidiaries guarantee our obligations under that series of debt securities.

The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally, by some or all of our direct and indirect wholly owned domestic subsidiaries. The obligations of each subsidiary guarantor, if any, under its guarantee, if any, will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. In the event that any series of debt securities and any related subsidiary guarantees will be subordinated to other indebtedness that we or our subsidiary guarantors have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to such debt securities and related subsidiary guarantees.

We have described select portions of the indenture below. This description may not contain all of the information that is important to you. The form of indenture has been included as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.

General

The terms of each series of debt securities and any related subsidiary guarantees will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. (Section 2.02)

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. When we offer a particular series of debt securities, we will identify the title of the debt securities, the trustee or trustees (to which we refer in this description collectively as the trustee), any subsidiary guarantors and the aggregate principal amount of the debt securities we are offering, and we will describe the following terms of the debt securities, if applicable:

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine the rate or rates (including any rate or rates determined by reference to any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

•	the terms and conditions on which we may redeem the debt securities;

•	any obligations we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the date or dates on which or period or periods within which, the price or prices at which and the other detailed terms and provisions upon which the debt securities will be redeemed or purchased pursuant to such obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether the debt securities will be issued as bearer or fully registered securities and, if they are to be issued as fully registered securities, whether they will be in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon acceleration or declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

•	if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the terms, if any, of subordination of the debt securities;

•	the terms, if any, of any guarantee of the payment of principal of and interest on the debt securities by any of our subsidiaries (including the identity of any guarantor), whether any such guarantee shall be made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee;

•	any provisions relating to any security provided for the debt securities or any subsidiary guarantees (including any security to be provided by any subsidiary guarantor);

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any provisions relating to conversion of any debt securities into equity interests, including the conversion price and the conversion period, whether conversion will be mandatory, at the option of the holders of the debt securities or at our option, events requiring an adjustment of the conversion price, and provisions affecting conversion if the debt securities are redeemed;

•	any exchange features of the debt securities;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•	any addition to or change in the provisions relating to satisfaction and discharge of the indenture described in this prospectus with respect to the debt securities, or in the provisions relating to legal defeasance or covenant defeasance under the indenture described in this prospectus with respect to the debt securities;

•	any addition to or change in the provisions relating to modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	any other terms or provisions of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any registrars, paying agents, service agents, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.02)

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any series of debt securities in the applicable prospectus supplement.

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

One or more series of debt securities may be sold at a discount to their stated principal amount or may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

When we determine to issue debt securities, we will instruct the trustee to authenticate for issuance such debt securities in a principal amount that we will provide in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. Our instructions may authorize the trustee to authenticate and deliver such debt securities upon our oral instructions or the oral instructions of our authorized agent or agents. (Section 2.03)

Transfer and Exchange

We expect most debt securities to be issued in denominations of $1,000 and integral multiples thereof. Each debt security will be represented by either one or more global securities deposited with and registered in the name of a depositary to be designated by us in the applicable prospectus supplement, or a nominee (we refer to any debt security represented by a global security as a “book-entry debt security”), or by a certificate issued in definitive registered or bearer form (we refer to any fully registered debt security represented by a certificate as a “registered certificated debt security”), as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange registered certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of registered certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.07)

You may effect the transfer of registered certificated debt securities, and the right to receive the principal of and interest on those registered certificated debt securities, only by surrendering the certificate representing those registered certificated debt securities and the issuance by us or the trustee of a certificate to the new holder. (Section 2.07)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued to the depositary in registered certificated form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement. (Section 2.14)

No Protection in the Event of a Change of Control or a Highly Leveraged Transaction

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to the particular debt securities being issued.

Subordination

Debt securities of a series, and any related subsidiary guarantees, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as will be defined in the applicable prospectus supplement) to the extent set forth in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, lease, transfer, convey, or otherwise dispose of or assign all or substantially all of our properties and assets to, any entity or enter into a plan of liquidation unless:

•	we are the resulting or surviving corporation in such consolidation or merger or the successor entity in the transaction (if other than us)(or, in the case of a plan of liquidation, any entity to which our properties or assets are transferred), is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our other subsidiaries. (Section 5.01)

Events of Default

An “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 consecutive days;

•	default in the payment of principal of any debt security of that series when and as due and payable;

•	default on any obligation to deposit any sinking fund payment when and due and payable in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture or any debt security (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization with respect to us; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.01)

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute a default under certain of our other indebtedness outstanding from time to time, as may be provided in the terms governing that other indebtedness.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. (Section 6.02)

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived (and certain other conditions have been satisfied) as provided in the indenture. (Section 6.02) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives reasonable security or indemnity satisfactory to it against any cost, expense or liability. (Section 7.02(f)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.05)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or such debt securities for any remedy under the indenture, unless the trustee for such debt securities:

•	has failed to act for a period of 60 days after receiving notice of a continuing event of default with respect to such debt securities from such holder and a request to act by holders of not less than 25% in principal amount of the outstanding debt securities of that series;

•	has been offered indemnity satisfactory to it in its reasonable judgment; and

•	has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request. (Section 6.06)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.07)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers’ certificate as to compliance with the indenture. (Section 4.04) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of the principal of or interest on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.05)

Modification and Waiver

Generally, we may amend the indenture with the consent of, and our compliance with provisions of the indenture may be waved by, the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or waiver. However, we may not make any or amendment without the consent of, and our compliance with provisions of the indenture requires the waiver of, each holder of the affected debt securities if that amendment or waiver would:

•	reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a redemption payment, or change any of the other redemption provisions, with respect to any debt security, except as specifically set forth in the applicable resolution of our board of directors, the officers’ certificate or the supplemental indenture establishing the terms and conditions of such debt securities;

•	make the principal of or interest on any debt security payable in a currency other than that stated in the debt security;

•	waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment, and certain waivers or amendments;

•	if the debt securities of that series are entitled to the benefit of any guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders; or

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver. (Section 9.02)

In addition, the indenture permits us and the trustee to make certain routine amendments to the indenture without the consent of any holder of debt securities. (Section 9.01)

Discharge

Our obligations under the indenture will be discharged as to a series of debt securities when all of the debt securities of that series have been delivered to the trustee for cancellation or, alternatively, when the following conditions are met:

•	all of the debt securities of that series that have not been delivered for cancellation have become due and payable, whether by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year;

•	we have deposited with the trustee in trust for the benefit of the holders of such debt securities funds in an amount sufficient to pay all of our indebtedness owing on such debt securities; and

•	we or any guarantor of such debt securities have paid all other amounts due and payable by us under the indenture;

•	we have instructed the trustee to apply the deposited money toward the payment of such debt securities at maturity or on the date of redemption, as the case may be. (Section 8.01)

Legal Defeasance and Covenant Defeasance

The indenture provides that, upon the satisfaction of certain conditions specified in the indenture:

•	we and each guarantor, if any, may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (we refer to this below as “legal defeasance”); or

•	we and each guarantor, if any, may omit to comply with the covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default with respect to the debt securities of that series (we refer to this below as “covenant defeasance”). (Section 8.02)

The conditions to the legal defeasance or covenant defeasance of a series of debt securities as described above include:

•	depositing with the trustee money and/or non-callable obligations guaranteed by the U.S. government (which we refer to below as “U.S. government obligations”) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated

maturity of those payments in accordance with the terms of the indenture and those debt securities;

•	in the case of legal defeasance, delivering to the trustee an opinion of counsel confirming that we have received an Internal Revenue Service tax ruling or that there has been a change in applicable United States federal income tax law, in either case to the effect that, and based thereon, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related legal defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been in the case if the deposit and related legal defeasance had not occurred;

•	in the case of covenant defeasance, delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred;

•	there being no continuing default with respect to the debt securities of that series on the date of deposit of the money and/or U.S. government obligations referred to above (other than a default resulting from the borrowing of funds to be applied to that deposit);

•	the defeasance not resulting in a breach or violation of, or default under, any of our or our subsidiaries’ material agreements (other than any such default resulting solely from the borrowing of funds to be applied to the deposit referred to above and the grant of any lien on that deposit in favor of the trustee and/or the holders of the debt securities of that series); and

•	delivering to the trustee a certificate stating that the deposit was not made with the intent of preferring the holders of the debt securities of that series over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors. (Section 8.03)

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. (Section 7.01)

The indenture and provisions of the Trust Indenture Act that are incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Section 7.10)

Governing Law

The indenture, the debt securities and any subsidiary guarantees will be governed by and construed in accordance with the internal laws of the State of New York. (Section 10.08)

DESCRIPTION OF UNITS WE MAY OFFER

This section outlines some of the provisions of the units and the unit agreements. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

We may issue units comprised of shares of common stock, shares of preferred stock, warrants, stock purchase contracts, debt securities, subsidiary guarantees of debt securities and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or for specified periods.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement;

•	the price or prices at which such units will be issued;

•	the applicable U.S. federal income tax considerations relating to the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock We May Offer,” “Description of Preferred Stock We May Offer,” “Description of Warrants We May Offer,” “Description of Stock Purchase Contracts We May Offer” and “Description of Debt Securities and Subsidiary Guarantees We May Offer” will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank, trust company or other institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Modification Without Consent.  We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent.  We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act.  No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Form, Exchange and Transfer

We will issue each unit in global — i.e., book-entry — form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them:

•	The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•	Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•	Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•	If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

•	Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

HOW WE PLAN TO OFFER AND SELL THE SECURITIES

We may sell the securities in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	to dealers;

•	through a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

•	through underwriting syndicates led by one or more managing underwriters; and

•	through one or more underwriters acting alone.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The applicable prospectus supplement will, where applicable:

•	identify any such underwriter or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

•	identify the amounts underwritten;

•	identify the nature of the underwriter’s obligation to take the securities;

•	and any other material terms of the offering, including any over-allotment option.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock and the Series B preferred stock, which are listed on the New York Stock Exchange. Common stock and Series B preferred stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to the New York Stock Exchange’s approval of the listing of the additional shares. We may elect to list other securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of securities.

Until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contribution from us with respect to such liabilities.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our customers in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We do not incorporate the contents of our website into this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. The following documents are incorporated by reference into this prospectus:

•	Our annual report on Form 10-K/A for the fiscal year ended December 31, 2008, filed with the SEC on April 10, 2009;

•	Our current report on Form 8-K dated February 6, 2009, filed with the SEC on February 9, 2009;

•	Our current report on Form 8-K dated March 16, 2009, filed with the SEC on March 20, 2009;

•	Our current report on Form 8-K dated April 1, 2009, filed with the SEC on April 1, 2009;

•	Our current report on Form 8-K dated April 30, 2009, filed with the SEC on April 30, 2009;

•	Our definitive proxy statement filed with the SEC on April 30, 2009;

•	The description of our common stock contained in the Registration Statement on Form 8-A, which was filed on January 5, 2009, and all amendments and reports updating such description; and

•	The description of our Series B convertible perpetual preferred stock contained in the Registration Statement on Form 8-A, which was filed on January 5, 2009, and all amendments and reports updating such description.

The following historical audited financial statements of Matria included in Matria’s annual report on Form 10-K filed on March 3, 2008, and as amended, are hereby incorporated by reference:

•	Reports of independent registered public accounting firm on consolidated financial statements dated February 29, 2008;

•	Consolidated balance sheet as of December 31, 2007;

•	Consolidated statement of operations for the year ended December 31, 2007;

•	Consolidated statement of shareholders’ equity and comprehensive earnings (loss) for the year ended December 31, 2007;

•	Consolidated statement of cash flows for the year ended December 31, 2007; and

•	Notes to consolidated financial statements.

The following historical unaudited financial statements of Matria included in Matria’s quarterly report on Form 10-Q filed on May 6, 2008 are hereby incorporated by reference:

•	Consolidated condensed balance sheets as of March 31, 2008 and December 31, 2007;

•	Consolidated condensed statements of operations for the three months ended March 31, 2008 and 2007;

•	Consolidated condensed statements of cash flows for the three months ended March 31, 2008 and 2007; and

•	Notes to consolidated condensed financial statements.

The following historical audited financial statements of Biosite included in Biosite’s annual report on Form 10-K filed on February 26, 2007 are hereby incorporated by reference:

•	Report of independent registered public accounting firm dated February 23, 2007;

•	Consolidated balance sheets as of December 31, 2006 and 2005;

•	Consolidated statements of income for the years ended December 31, 2006, 2005 and 2004;

•	Consolidated statements of stockholders’ equity for the years ended December 31, 2006, 2005 and 2004;

•	Consolidated statements of cash flows for the years ended December 31, 2006, 2005 and 2004; and

•	Notes to consolidated financial statements.

The following historical unaudited financial statements of Biosite included in Biosite’s quarterly report on Form 10-Q filed on May 9, 2007 are hereby incorporated by reference:

•	Condensed consolidated balance sheets as of March 31, 2007 and December 31, 2006;

•	Condensed consolidated statements of income for the three months ended March 31, 2007 and 2006;

•	Condensed consolidated statements of cash flows for the three months ended March 31, 2007 and 2006; and

•	Notes to condensed consolidated financial statements.

In addition, we incorporate by reference all documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (excluding (a) any information furnished pursuant to Item 2.02 or Item 7.01, (b) exhibits furnished pursuant to Item 9.01 in connection with disclosures made pursuant to Item 2.02 or Item 7.01, and (c) any information furnished pursuant to Item 8.01 solely for purposes of satisfying the requirements of Regulation FD under the Securities Exchange Act of 1934, as amended), as well as proxy statements. These documents will become a part of this prospectus from the date that the documents are filed with the SEC.

Upon oral or written request and at no cost to the requester, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, Attn: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (781) 647-3900.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Inverness Medical Innovations, Inc., that file electronically with the SEC. You may access the SEC’s website at http://www.sec.gov.

EXPERTS

The consolidated financial statements of our company as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference in the prospectus constituting a part of this registration statement on Form S-3 have been audited by BDO Seidman, LLP, our independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Biosite Incorporated as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, incorporated by reference in the Current Report on Form 8-K filed with the SEC on July 2, 2007, as amended on July 20, 2007, that is referenced in the prospectus constituting a part of this registration statement on Form S-3, have been audited by Ernst & Young LLP, Biosite Incorporated’s independent registered public accounting firm, as set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Matria Healthcare, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to this prospectus will be passed upon for us by Foley Hoag LLP.

$400,000,000

Inverness Medical Innovations, Inc.

    9.00% Senior Subordinated Notes due 2016

PROSPECTUS SUPPLEMENT
May 7, 2009

Joint Book-Running Managers
UBS Investment Bank

Goldman, Sachs & Co.

Banc of America Securities LLC

Co-Managers
Canaccord Adams

Leerink Swann

Stifel Nicolaus